UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant   [X]
Filed by a Party other than the Registrant   [_]

Check the appropriate box:

[ x ]    Preliminary Proxy Statement
[   ]    Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(c)(2))
[   ]    Definitive Proxy Statement
[   ]    Definitive Additional Materials
[   ]    Soliciting Material Pursuant to §240.14a-12

Johnson Outdoors Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ ]	No fee required.

[ x ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)	Title of each class of securities to which transaction applies:

Johnson Outdoors Inc. Class A common stock, par value $0.05 per share (“Class A common stock”); Johnson Outdoors Inc. Class B common stock, par value $0.05 per share (“Class B common stock” and, together with Class A common stock, “Common Stock”); options to purchase shares of Common Stock

2)	Aggregate number of securities to which transaction applies:*

* Pursuant to the Agreement and Plan of Merger, dated as of October 28, 2004, by and between JO Acquisition Corp. (the “Purchaser”) and Johnson Outdoors Inc. (the “Company”) providing for the merger of the Purchaser with and into the Company (the “Merger”), shares of Common Stock held by the Purchaser at the effective time of the Merger (“Purchaser-Held Shares”) are to be cancelled without any consideration payable therefor. In addition, options to purchase shares of Common Stock held by Helen P. Johnson-Leipold and the estate of Samuel C. Johnson (the “Rollover Stock Options”) are to be converted at the effective time of the Merger into options to acquire shares of common stock of the surviving corporation in the Merger. The aggregate number of securities to which the transaction applies excludes both the anticipated number of Purchaser-Held Shares and the Rollover Stock Options.

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The proposed maximum aggregate value of the transaction, for purposes only of calculating the filing fee, is $87,730,866, which is the sum of (a) the product of (i) the 4,210,134 shares of Common Stock that are proposed to be converted into the right to receive the merger consideration, multiplied by (ii) the merger consideration of $20.10 per share of Common Stock, plus (b) the product of (i) 274,971, the number of shares of Common Stock underlying options to purchase such shares at a per-share exercise price of less than $20.10, multiplied by (ii) the amount by which the per-share merger consideration of $20.10 exceeds the $8.80 per share weighted average exercise price of such options. The filing fee equals the proposed maximum aggregate value of the transaction multiplied by .0001267.

4)	Proposed maximum aggregate value of transaction: $87,730,866

5)	Total fee paid: $11,116

[ ]	Fee paid previously with preliminary materials:

[ ]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

PRELIMINARY COPIES

JOHNSON OUTDOORS INC.
555 MAIN STREET
RACINE, WISCONSIN 53403

________________, 200___

To the shareholders of Johnson Outdoors Inc.:

        You are cordially invited to attend a special meeting of the shareholders of Johnson Outdoors Inc. to be held on __________________, 200__ at ___________ a.m., Central time, at the ______________________ located at ____________.

        At the special meeting, you will be asked to consider and vote upon a proposal to approve a merger agreement between Johnson Outdoors and JO Acquisition Corp. You will also be asked at the special meeting to consider and vote upon a proposal to adjourn the special meeting if necessary to permit further solicitation of proxies in the event there are not sufficient votes at the time of the special meeting to approve the merger agreement.

        The merger agreement provides for the merger of JO Acquisition Corp. with and into Johnson Outdoors, with Johnson Outdoors continuing as the surviving corporation in the merger. JO Acquisition Corp. was formed by our Chairman and Chief Executive Officer, Helen P. Johnson-Leipold, solely for the purpose of acquiring all of the outstanding shares of our common stock not already owned or controlled by members of the family of the late Samuel C. Johnson. Prior to the merger, members of the Johnson family, including Ms. Johnson-Leipold, and several entities through which Johnson family members hold shares of our common stock will contribute to JO Acquisition Corp. the shares of our common stock that they beneficially own. These individuals and entities are referred to in this letter and in the accompanying proxy statement as the participating shareholders. JO Acquisition Corp. has also informed Johnson Outdoors that it may provide an opportunity to certain other descendants of Herbert F. Johnson and members of the extended Johnson family to exchange all or some portion of their respective shares of Johnson Outdoors common stock for equity securities of JO Acquisition Corp.

        If the merger is completed, each share of Johnson Outdoors common stock outstanding at the effective time of the merger, other than the shares contributed to JO Acquisition Corp. by the participating shareholders, any other shares held by JO Acquisition Corp. or the participating shareholders and shares as to which a dissenting shareholder has perfected dissenters’ rights under Wisconsin law, will be canceled and converted into the right to receive $20.10 in cash. As a result of the merger, Johnson Outdoors will be wholly owned by members of the Johnson family and entities controlled by them.

        To evaluate the proposed acquisition by members of the Johnson family of all of the outstanding shares of our common stock not already owned or controlled by them, our board of directors formed a special committee consisting of three independent directors, John M. Fahey, Jr., Terry E. London and Thomas F. Pyle, Jr. In its evaluation of the merger and the merger agreement, the special committee considered the opinion of its financial advisor, William Blair & Company, L.L.C., to the effect that, as of the date of the opinion and based on and subject to the assumptions, limitations and qualifications set forth in the opinion, the cash consideration of $20.10 per share to be paid in the merger to shareholders of Johnson Outdoors other than the participating shareholders and JO Acquisition Corp. was fair, from a financial point of view, to such shareholders. The William Blair fairness opinion is attached as Annex D to the enclosed proxy statement. Our board of directors, acting on the unanimous recommendation of the special committee, has approved and adopted the merger agreement.

        Both the special committee and our board of directors have determined that the merger and the merger agreement are fair to and in the best interests of our unaffiliated shareholders. Therefore, acting on the recommendation of the special committee, our board of directors recommends that you vote “FOR” the approval of the merger agreement. Our board of directors also recommends that you vote “FOR” the proposal to adjourn the special meeting if necessary to permit further solicitation of proxies in the event there are not sufficient votes at the time of the special meeting to approve the merger agreement. The term “unaffiliated shareholders,” as used in this letter and in the accompanying proxy statement, refers to shareholders that are not affiliated with Johnson Outdoors and, therefore, excludes the participating shareholders, JO Acquisition Corp., our directors and executive officers and any other person who controls, is controlled by or is under common control with Johnson Outdoors.

        The merger cannot occur unless the merger agreement is approved by the affirmative vote of

•	at least 80% of the votes entitled to be cast by the outstanding shares of our Class A common stock and Class B common stock, voting together as a single voting group;

•	at least a majority of the votes entitled to be cast by the outstanding shares of our Class A common stock, voting as a separate voting group;

•	at least a majority of the votes entitled to be cast by the outstanding shares of our Class B common stock, voting as a separate voting group; and

•	at least 66 2/3% of the votes entitled to be cast by the holders of the outstanding shares of our Class A common stock and Class B common stock not beneficially owned by JO Acquisition Corp. or any of the participating shareholders or any affiliate or associate of JO Acquisition Corp. or any of the participating shareholders, voting together as a single voting group.

When the Class A common stock and Class B common stock are voted together as a single voting group, each Class B share entitles its holder to ten votes, and each Class A share entitles its holder to one vote. The participating shareholders own approximately 45.4% of our outstanding Class A common stock and 95.9% of our outstanding Class B common stock, representing approximately 76.5% of the votes entitled to be cast when our Class A and Class B shares vote together as a single voting group. The participating shareholders have agreed to vote in favor of approval of the merger agreement. Our directors and executive officers other than Ms. Johnson-Leipold own approximately 0.4% of our outstanding Class A common stock, representing approximately 0.3% of the votes entitled to be cast when our Class A and Class B shares vote together as a single voting group, and have indicated to us their intention to vote in favor of approval of the merger agreement.

        Regardless of the number of shares you own, your vote is very important. Whether or not you plan to attend the meeting, please complete, sign, date and return the enclosed proxy card or complete your proxy by following the instructions supplied on the proxy card for voting by telephone or via the Internet (or, if your shares are held in “street name” by a broker, nominee, fiduciary or other custodian, follow the directions given by the broker, nominee, fiduciary or other custodian regarding how to instruct it to vote your shares). You retain the right to revoke the proxy at any time before it is actually voted by giving notice in writing to the Secretary of Johnson Outdoors Inc., by giving notice in open meeting at the special meeting or by submitting a duly executed proxy bearing a later date. If you have instructed a broker, nominee, fiduciary or other custodian to vote your shares, you must follow directions received from the broker, nominee, fiduciary or other custodian to change or revoke your voting instructions.

        The enclosed proxy statement provides you with detailed information about the proposed merger, the merger agreement and the special meeting. We urge you to read the entire document carefully, including information incorporated by reference and included in annexes. If you have any questions or require assistance in voting your shares, please call Innisfree M&A Incorporated, our proxy solicitor for the special meeting, toll-free at [•].

Alisa Swire Secretary

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of this transaction or passed upon the merits or fairness of this transaction or the adequacy or accuracy of the disclosure in the enclosed proxy statement. Any representation to the contrary is a criminal offense.

_________________

The enclosed proxy statement is dated ___________________, 200__ and is first being mailed to shareholders on or about ____________________, 200__.

JOHNSON OUTDOORS INC.
555 MAIN STREET
RACINE, WISCONSIN 53403

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD _____________________, 200__

To the shareholders of Johnson Outdoors Inc.:

        We will hold a special meeting of shareholders of Johnson Outdoors Inc. on _______________________, 200__ at a.m., Central time, at the ___________________ located at _______, Wisconsin. The purpose of the meeting is:

1.	to consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of October 28, 2004, by and between JO Acquisition Corp. and Johnson Outdoors Inc.;

2.	to consider and vote upon a proposal to adjourn the special meeting if necessary to permit further solicitation of proxies in the event there are not sufficient votes at the time of the special meeting to approve the Agreement and Plan of Merger referred to in Item 1; and

3.	to transact such other business as may properly come before the special meeting or any adjournments or postponements of the special meeting.

        We have described the merger agreement and the related merger in the accompanying proxy statement, which you should read in its entirety before voting. A copy of the merger agreement is attached as Annex A to the proxy statement. The record date to determine who is entitled to vote at the special meeting is , 200   . Only holders of Johnson Outdoors Inc. common stock at the close of business on the record date are entitled to notice of, and to vote at, the special meeting.

        Your vote is important. To make sure your shares are represented at the special meeting, you should, as soon as possible, complete, sign, date and return the enclosed proxy card or complete your proxy by following the instructions supplied on the proxy card for voting by telephone or via the Internet (or, if your shares are held in “street name” by a broker, nominee, fiduciary or other custodian, follow the directions given by the broker, nominee, fiduciary or other custodian regarding how to instruct it to vote your shares). You retain the right to revoke the proxy at any time before it is actually voted by giving notice in writing to the Secretary of Johnson Outdoors Inc., by giving notice in open meeting at the special meeting or by submitting a duly executed proxy bearing a later date. If you have instructed a broker, nominee, fiduciary or other custodian to vote your shares, you must follow directions received from the broker, nominee, fiduciary or other custodian to change or revoke your voting instructions.

By Order of the Board of Directors,
Alisa Swire
Secretary

Racine, Wisconsin
__________________, 200__

Whether or not you plan to attend the special meeting in person, please complete, sign, date and return the enclosed proxy in the accompanying self-addressed postage pre-paid envelope (or, if your shares are held in "street name" by a broker, nominee, fiduciary or other custodian, follow the directions given by the broker, nominee, fiduciary or other custodian regarding how to instruct it to vote your shares) as soon as possible.

i

Certain Effects of the Merger	52
Interests of Certain Persons in the Merger	54
Certain Risks in the Event of Bankruptcy	57
Merger Financing	57
Plans for Johnson Outdoors if the Merger is Not Completed	59
Estimated Fees and Expenses of the Merger	59
Regulatory Approvals and Requirements	59
Litigation Related to the Merger	60
Federal Income Tax Consequences	60
Dissenters' Rights	63
THE MERGER AGREEMENT	65
Structure of the Merger	65
When the Merger Becomes Effective	65
Effect of the Merger on the Capital Stock of Johnson Outdoors and JO Acquisition Corp.	65
Payment for Johnson Outdoors Common Stock in the Merger	65
Treatment of Stock Options	66
Treatment of Other Equity-Based Compensation Arrangements	67
Material Adverse Effect	69
Conduct of Business Prior to the Effective Time of the Merger	69
Proxy Statement; Special Meeting	70
Changes to Recommendations of the Special Committee and the Board of Directors	70
No Solicitation of Transactions	71
Indemnification and Directors' and Officers' Insurance	72
Limitation of Liability for Breaches of Covenants by Johnson Outdoors	74
Conditions to Completion of the Merger	74
Termination of the Merger Agreement	75
Expenses	76
Modification or Amendment of the Merger Agreement	77
CONTRIBUTION AND VOTING AGREEMENTS	77
Contribution Agreement	77
Voting Agreement	77
SELECTED HISTORICAL FINANCIAL DATA	79
MARKET PRICE AND DIVIDEND INFORMATION	82
RECENT TRANSACTIONS	84
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS	84
FUTURE SHAREHOLDER PROPOSALS	88
WHERE YOU CAN FIND MORE INFORMATION	88
Annex A - Agreement and Plan of Merger	A-1
Annex B - Contribution Agreement	B-1
Annex C - Voting Agreement	C-1
Annex D - Opinion of William Blair & Company, L.L.C	D-1
Annex E - Subchapter XIII of the Wisconsin Business Corporation Law	E-1
Annex F - Directors and Executive Officers of Johnson Bank	F-1

ii

SUMMARY TERM SHEET

        You are being asked to consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of October 28, 2004, by and between JO Acquisition Corp. and Johnson Outdoors, which is referred to in this proxy statement as the merger agreement. The merger agreement provides for the merger of JO Acquisition Corp. with and into Johnson Outdoors. Johnson Outdoors would be the surviving corporation in the merger, and, immediately following the merger, members of the family of the late Samuel C. Johnson and affiliated entities would have direct or indirect ownership of all of the outstanding capital stock of Johnson Outdoors. This summary term sheet briefly describes the most material terms of the proposed merger and may not contain all of the information that is important to you. Johnson Outdoors urges you to read carefully the entire proxy statement, including the information incorporated by reference and the annexes. You may obtain without charge copies of documents incorporated by reference into this proxy statement by following the instructions under “WHERE YOU CAN FIND MORE INFORMATION,” beginning on page [•].

Parties Involved in the Proposed Transaction (page [•])

•	Johnson Outdoors Inc. – Johnson Outdoors is a Wisconsin corporation engaged in the business of designing, manufacturing and marketing outdoor recreation products. Since its initial public offering in 1987, members of the Samuel C. Johnson family and related entities have owned a controlling equity interest in Johnson Outdoors.

•	Participating Shareholders – The participating shareholders consist of members of the family of the late Samuel C. Johnson, together with Johnson Bank and entities through which such family members hold shares of Johnson Outdoors common stock. The participating shareholders include Helen P. Johnson-Leipold, Johnson Outdoors’Chairman and Chief Executive Officer, Imogene P. Johnson, S. Curtis Johnson, Dr. H. Fisk Johnson, Winifred J. Marquart, JWA Consolidated, Inc., Samuel C. Johnson 1988 Trust Number One u/a September 14, 1988 and Johnson Bank.

•	JO Acquisition Corp. – JO Acquisition Corp. is a recently-formed Wisconsin corporation established by Ms. Johnson-Leipold for the sole purpose of effecting the merger. Prior to the merger, the participating shareholders will contribute to JO Acquisition Corp. shares of Johnson Outdoors common stock beneficially owned by them pursuant to the terms of a contribution agreement among JO Acquisition Corp. and the participating shareholders. The contribution agreement is attached to this proxy statement as Annex B. JO Acquisition Corp. has also informed Johnson Outdoors that it may provide an opportunity to certain other descendants of Herbert F. Johnson and members of the extended Johnson family to exchange all or some portion of their respective shares of Johnson Outdoors common stock for equity securities of JO Acquisition Corp. pursuant to the contribution agreement. No merger consideration will be paid for shares that are exchanged for equity securities of JO Acquisition Corp. As a result of the merger, the participating shareholders and any other persons who exchange Johnson Outdoors’ shares for equity of JO Acquisition Corp. will collectively acquire 100% ownership of Johnson Outdoors.

The Special Meeting (page [•])

•	Matters to be Considered (page [•]) – At the special meeting, shareholders will, among other things, consider and vote upon a proposal to approve the merger agreement.

•	Date, Time, Place (page [•]) - The special meeting will be held on _____________________, 200__ at _______ a.m., Central time, at the _____________________ located at _______, Wisconsin.

•	Record Date (page [•]) – Johnson Outdoors has fixed _____________________, 200__ as the record date for the special meeting. Only holders of record of Johnson Outdoors common stock as of the close of business on the record date are entitled to notice of, and to vote at, the special meeting and any adjournment or postponement thereof.

•	Required Vote and Voting Rights (pages [•] and [•]) –Shareholder approval of the merger agreement requires the affirmative vote of

•	at least 80% of the votes entitled to be cast at the special meeting by shares of Johnson Outdoors Class A common stock and Class B common stock, voting together as a single voting group;

•	at least a majority of the votes entitled to be cast at the special meeting by shares of the Class A common stock, voting as a separate voting group;

•	at least a majority of the votes entitled to be cast at the special meeting by shares of the Class B common stock, voting as a separate voting group; and

•	at least 66 2/3% of the votes entitled to be cast at the special meeting by the holders of the outstanding shares of Class A common stock and Class B common stock not beneficially owned by JO Acquisition Corp. or any of the participating shareholders or any affiliate or associate of JO Acquisition Corp. or any of the participating shareholders, voting together as a single voting group.

When the Class A common stock and Class B common stock vote together as a single voting group, each share of Class A common stock entitles the holder thereof to one vote and each share of Class B common stock entitles the holder thereof to 10 votes. When the Class A common stock or Class B common stock votes as a separate voting group, each share of Class A common stock or Class B common stock, as the case may be, entitles the holder thereof to one vote.

•	How Shares are Voted (page [•]) – You may vote by attending the special meeting and voting in person by ballot, by completing the enclosed proxy card and then signing, dating and returning it in the postage pre-paid envelope provided or by completing your proxy by following the instructions supplied on the proxy card for voting by telephone or via the Internet. Submitting a proxy now will not limit your right to vote at the special meeting if you decide to attend in person. If your shares are held of record in “street name” by a broker, nominee, fiduciary or other custodian and you wish to vote in person at the special meeting, you must obtain from the record holder a proxy issued in your name. LaSalle Bank will provide Johnson Outdoors 401(k) plan participants who hold shares of Johnson Outdoors common stock through the plan with forms on which participants may communicate their voting instructions with respect to those shares.

•	Revocation of Proxies (page [•]) – You may revoke your proxy at any time before it is actually voted by giving notice in writing to the Secretary of Johnson Outdoors, by giving notice in open meeting at the special meeting or by submitting a duly executed proxy bearing a later date. Attendance at the special meeting will not, by itself, revoke a proxy. If you have given voting instructions to a broker, nominee, fiduciary or other custodian that holds your shares in “street name,” you may revoke those instructions by following the directions given by the broker, nominee, fiduciary or other custodian.

Structure of the Transaction (page [•])

        The proposed transaction is a merger of JO Acquisition Corp. with and into Johnson Outdoors, which will be the surviving corporation in the merger.

        The principal steps that will accomplish the transaction are as follows:

•	Debt Financing. General Electric Capital Corporation, or GE Capital, has committed, subject to specified terms and conditions, to provide JO Acquisition Corp. with secured debt financing for the merger and related fees and expenses, the refinancing of existing Johnson Outdoors indebtedness, and other corporate purposes.

•	Contribution of Shares. Immediately prior to the merger, the participating shareholders will contribute or cause to be contributed to JO Acquisition Corp. shares of Johnson Outdoors common stock beneficially owned by them, in exchange for shares of common stock of JO Acquisition Corp., in accordance with a contribution agreement among the participating shareholders and JO Acquisition Corp.

•	The Merger. Following the finalization of the financing described above and the satisfaction or waiver of other conditions to the merger, the following will occur in connection with the merger:

•	all shares of Johnson Outdoors common stock that are held (1) in the treasury of Johnson Outdoors, (2) by any wholly-owned subsidiary of Johnson Outdoors, (3) by JO Acquisition Corp. or (4) by any of the participating shareholders will be canceled and retired without any consideration payable therefor;

•	each other share of Johnson Outdoors common stock issued and outstanding immediately before the merger becomes effective (other than any share as to which a dissenting shareholder has perfected dissenters’ rights under Wisconsin law) will be converted into the right to receive $20.10 in cash without interest;

•	each share of JO Acquisition Corp. common stock will be converted into a specified number of shares of common stock of Johnson Outdoors, as the surviving corporation in the merger; and

•	each holder of a vested or unvested stock option at the effective time of the merger issued under a Johnson Outdoors stock option plan, other than stock options held by Ms. Johnson-Leipold and the estate of Samuel C. Johnson (which will be converted into options to acquire an equivalent amount of shares of the surviving corporation in the merger), will have the right to receive cash in respect of such stock option in an amount equal to the product of (1) the excess, if any, of the per-share merger consideration of $20.10 over the per-share exercise price of such stock option, multiplied by (2) the number of shares subject to such stock option (which amount will be payable without interest, net of any withholding tax and subject to the option holder’s having executed a written consent on a form provided by Johnson Outdoors to the effect that the cash payment is in full consideration for the cancellation of such stock option).

Purpose of the Merger (page [•])

        Johnson Outdoors’ purpose in undertaking the merger is to allow its unaffiliated public shareholders to realize the value of their investment in Johnson Outdoors in cash at a price that represents a premium to the market price of Johnson Outdoors common stock before the public announcement of the initial proposal by members of the Johnson family to acquire 100% ownership of Johnson Outdoors.

        For the participating shareholders and JO Acquisition Corp., the purposes of the merger are:

•	to return Johnson Outdoors' business to private ownership and operate it as a private company, consistent with the other Johnson family enterprises;

•	to afford Johnson Outdoors greater operating flexibility as a privately-held company, allowing management to concentrate on long-term growth and to reduce its focus on the quarter-to-quarter performance often emphasized by the public markets;

•	to enable Johnson Outdoors to use in its operations those resources that would otherwise be expended in complying with requirements applicable to public companies; and

•	to allow the participating shareholders to benefit from any future earnings and growth of Johnson Outdoors after its common stock ceases to be publicly traded.

Certain Effects of the Merger (page [•])

        Among other results of the merger, the shareholders of Johnson Outdoors (other than the participating shareholders) will no longer have any interest in, and will no longer be shareholders of, Johnson Outdoors and will not participate in any future earnings or growth of Johnson Outdoors, and the participating shareholders will own, directly or indirectly, all of the outstanding shares of Johnson Outdoors. Following the merger, Johnson Outdoors common stock will no longer be publicly traded, and Johnson Outdoors will no longer file periodic reports with the Securities and Exchange Commission, or SEC.

Johnson Outdoors’ Position as to the Fairness of the Merger; Recommendations of the Special Committee and the Board of Directors (pages [•] and [•])

        Because certain members of Johnson Outdoors’ board of directors have actual or potential conflicts of interest in evaluating the merger, the board of directors appointed a special committee of independent directors, consisting of Thomas F. Pyle, Jr., Terry E. London and John M. Fahey, Jr., to evaluate the merger and make recommendations to the board of directors with respect to the merger agreement. In view of their potential conflicts of interest with respect to the merger, Ms. Johnson-Leipold and Gregory E. Lawton, the other current directors of Johnson Outdoors, recused themselves from the board of directors’ deliberations with respect to the merger and the merger agreement and abstained from voting on the related resolutions, including the recommendations to Johnson Outdoors shareholders described in this proxy statement.

        Both the special committee and the board of directors of Johnson Outdoors, after careful consideration of numerous factors, have determined that the merger agreement and the merger are fair to and in the best interests of the unaffiliated shareholders of Johnson Outdoors. The term “unaffiliated shareholders,” as used in this proxy statement, refers to shareholders that are not affiliated with Johnson Outdoors and, therefore, excludes the participating shareholders, JO Acquisition Corp., directors and executive officers of Johnson Outdoors and any other person who controls, is controlled by or is under common control with Johnson Outdoors.

        Acting on the recommendation of the special committee, the board of directors has approved and adopted the merger agreement and approved the merger. The board of directors, based in part on the unanimous recommendation of the special committee, recommends that the Johnson Outdoors shareholders vote FOR the approval of the merger agreement.

Opinion of Financial Advisor to the Special Committee (page [•])

        William Blair & Company, L.L.C. has delivered an opinion to the special committee to the effect that, as of October 28, 2004 and based on and subject to the assumptions, limitations and qualifications set forth in the opinion, the cash consideration of $20.10 per share to be paid in the merger to the shareholders of Johnson Outdoors other than the participating shareholders and JO Acquisition Corp. was fair, from a financial point of view, to such shareholders. The full text of William Blair’s written opinion is included in this proxy statement as Annex D. You should read the opinion carefully in its entirety.

        In connection with the special committee’s engagement of William Blair as its financial advisor, Johnson Outdoors agreed to pay William Blair fees of $800,000, none of which is contingent on completion of the merger. Johnson Outdoors also agreed to reimburse William Blair for its out-of-pocket expenses incurred with its engagement as the special committee’s financial advisor.

Position of the Participating Shareholders and JO Acquisition Corp. as to the Fairness of the Merger (page [•])

        JO Acquisition Corp. and the participating shareholders believe that the merger is substantively and procedurally fair to the unaffiliated shareholders of Johnson Outdoors. In arriving at their position as to the fairness of the merger, JO Acquisition Corp. and the participating shareholders considered the factors considered by the special committee of the board of directors discussed in the section entitled “SPECIAL FACTORS—Recommendations of the Special Committee and the Board of Directors; Reasons for Recommending the Approval of the Merger Agreement,” as well as the other factors discussed in the section entitled “SPECIAL FACTORS— Position of the Participating Shareholders and JO Acquisition Corp. as to the Fairness of the Merger.”

Interests of Certain Persons in the Merger (page [•])

        In considering the recommendations of the board of directors, you should be aware that certain of Johnson Outdoors’ executive officers and directors have interests in the transaction that are different from, or are in addition to, the interests of Johnson Outdoors’ shareholders generally. The special committee and the board of directors were aware of these potential or actual conflicts of interest and considered them along with other matters when they determined to recommend the merger. These interests, which are discussed in detail in the section entitled “SPECIAL FACTORS— Interests of Certain Persons in the Merger,” include the following:

•	Ms. Johnson-Leipold is Johnson Outdoors’ Chairman and Chief Executive Officer and is the President and Chief Executive Officer of JO Acquisition Corp. Upon consummation of the merger, it is anticipated that Ms. Johnson-Leipold will continue in the position of Chairman and Chief Executive Officer of Johnson Outdoors, as the surviving corporation in the merger;

•	the participating shareholders will contribute 3,448,113 shares of our Class A common stock and 1,171,294 shares of our Class B common stock to JO Acquisition Corp. immediately prior to the merger pursuant to the terms of the contribution agreement in consideration for an equal number of shares of common stock of JO Acquisition Corp., except that an aggregate of 450,000 of these Class A shares may instead be transferred to third parties by the Samuel C. Johnson Trust Number One u/a September 14, 1988 in satisfaction of pecuniary bequests existing on October 28, 2004, subject to the requirement that, contemporaneously with any such transfer, an amount in cash equal to the product of the number of Class A shares so transferred multiplied by the merger consideration of $20.10 is contributed to JO Acquisition Corp.;

•	upon consummation of the merger, the Johnson Outdoors stock options held by Ms. Johnson-Leipold and the estate of Samuel C. Johnson will be converted at the effective time of the merger into options to acquire an equivalent amount of shares of common stock of Johnson Outdoors, as the surviving corporation in the merger;

•	like other holders of Johnson Outdoors stock options other than Ms. Johnson-Leipold and the estate of Samuel C. Johnson (the stock options of which will be converted into options to acquire an equivalent amount of shares of the surviving corporation in the merger), each member of management and the board of directors (other than Ms. Johnson-Leipold) who holds a vested or unvested stock option at the effective time of the merger issued under a Johnson Outdoors stock option plan will have the right to receive cash in respect of such stock option in an amount equal to the product of (1) the excess, if any, of the per-share merger consideration of $20.10 over the per-share exercise price of such stock option, multiplied by (2) the number of shares subject to such stock option;

•	it is expected that the executive officers of Johnson Outdoors immediately prior to the effective time of the merger will remain executive officers of the surviving corporation and will continue their employment on the terms in effect immediately prior to the effective time;

•	the merger agreement provides that indemnification and insurance arrangements will be maintained for Johnson Outdoors’ directors and officers; and

•	the chairman of the special committee will receive $45,000 and each other member of the special committee will receive $35,000 in consideration of each member’s service on the special committee, in each case without regard to whether the special committee recommends approval of the merger agreement or whether the merger is consummated.

Merger Financing (page [•])

        JO Acquisition Corp. has received a commitment letter from GE Capital, pursuant to which GE Capital has committed, subject to certain specified conditions discussed elsewhere in this proxy statement, to enter into definitive agreements to provide financing of up to $142.0 million and €27.0 million . The financing arrangement is expected to consist of a five-year senior secured North American revolving credit facility of up to $85.0 million (including a foreign subfacility of up to $5.0 million, which is to be supported by a guarantee of the Export-Import Bank of the United States), a five-year senior secured North American term loan of up to $7.0 million, a five-year senior secured European term loan of up to €27.0 million and a 66-month senior secured second lien term loan of up to $50 million. Subject to certain limitations, including the absence of adverse tax consequences, the debt financing will be secured by substantially all of the assets of the surviving corporation in the merger and its North American subsidiaries, by a pledge of all of the capital stock of its North American and first-tier foreign subsidiaries and by certain specified assets of its European subsidiaries. The proceeds of the debt financing will be used, together with the available cash of Johnson Outdoors, to pay the merger consideration, to pay related fees and expenses, to refinance certain existing indebtedness of Johnson Outdoors and to provide for a portion of the ongoing working capital needs of the surviving corporation and its subsidiaries.

No Solicitation of Transactions (page [•])

        The merger agreement contains restrictions on Johnson Outdoors’ ability to solicit or initiate any inquiries, proposals or offers with respect to any competing transaction. Johnson Outdoors, the board of directors and/or the special committee may, however, if specified conditions are satisfied and the board of directors or special committee, as the case may be, determines in good faith that the failure to take such action would be inconsistent with its fiduciary obligations to Johnson Outdoors shareholders (other than participating shareholders), engage in negotiations or discussions with, and provide information about Johnson Outdoors to, any third party that makes a bona fide unsolicited acquisition proposal that the special committee in good faith determines constitutes a superior proposal. The board of directors or special committee may also withdraw or modify its approval or recommendation of the merger agreement and may approve or recommend a superior proposal if it determines in good faith that failure to take such action would be inconsistent with its fiduciary obligations to Johnson Outdoor shareholders (other than participating shareholders).

Conditions to Completion of the Merger (page [•])

        The obligations of Johnson Outdoors and/or JO Acquisition Corp. to complete the merger are subject to the satisfaction or waiver of various conditions specified in the merger agreement, including conditions relating to, among other things:

•	the absence of any order or law which prevents the consummation of the merger, and the absence of any governmental suit, action or proceeding seeking to prohibit the merger;

•	the obtaining of any necessary governmental consents and approvals for the transactions contemplated under the merger agreement;

•	approval of the merger agreement by Johnson Outdoors shareholders;

•	performance by the parties of their obligations under the merger agreement;

•	the accuracy of the parties' representations and warranties under the merger agreement;

•	the receipt by the special committee of the opinion contemplated by the commitment letter of an independent advisor as to solvency of the surviving corporation;

•	the submission of letters of resignation by the members of the special committee, effective as of the effective time of the merger; and

•	receipt by JO Acquisition Corp. and/or the surviving corporation (and/or subsidiaries thereof) of the funding contemplated by the commitment letter, which is subject to a number of conditions, including the absence of certain material adverse changes in the business or financial condition or assets of Johnson Outdoors and its North American subsidiaries.

The parties do not have any present intention to waive any of the conditions to the merger and do not anticipate any circumstances under which any of the conditions would be waived.

Termination of the Merger Agreement (page [•])

        The merger agreement may be terminated at any time prior to the effective time of the merger by the mutual written consent of Johnson Outdoors, acting under the direction of the special committee, and JO Acquisition Corp. Either Johnson Outdoors, acting under the direction of the special committee, or JO Acquisition Corp. may also generally terminate the merger agreement at any time prior to the effective time of the merger in the event of:

•	failure to consummate the merger by March 31, 2005;

•	court or other governmental action prohibiting the merger; or

•	failure to obtain shareholder approval of the merger agreement at the special meeting.

        In addition, JO Acquisition Corp. may terminate the merger agreement at any time prior to the effective time of the merger under specified circumstances relating to:

•	failure of the representations and warranties of Johnson Outdoors in the merger agreement to be true and correct;

•	failure of Johnson Outdoors to comply with its obligations under the merger agreement;

•	the special committee's withdrawing, modifying or changing its approval or recommendation of the merger agreement in a manner adverse to JO Acquisition Corp. or failing to reconfirm its recommendation of the merger agreement to Johnson Outdoors shareholders;

•	the special committee recommending to the board of directors or Johnson Outdoors shareholders an acquisition proposal other than the merger; or

•	the special meeting failing to occur on or prior to the 10th day prior to March 31, 2005.

        In addition, Johnson Outdoors, acting under the direction of the special committee, may terminate the merger agreement at any time prior to the effective time of the merger under circumstances relating to:

•	failure of the representations and warranties of JO Acquisition Corp. in the merger agreement to be true and correct;

•	failure of JO Acquisition Corp. to comply with its obligations under the merger agreement; or

•	approval by the board of directors, acting upon the recommendation of the special committee, of a superior proposal.

Expenses (page [•])

        In specified circumstances, if the merger agreement is terminated prior to the effective time of the merger, Johnson Outdoors must reimburse up to $3 million of JO Acquisition Corp.‘s expenses in connection with the merger agreement and the transactions contemplated by the merger agreement.

Regulatory Approvals and Requirements (page [•])

        In connection with the merger, Johnson Outdoors will be required to make certain filings with, and comply with certain laws of, various federal and state governmental agencies. It is currently expected that no regulatory approvals will be required in order to complete the merger.

Voting Agreement (page [•])

        Helen P. Johnson-Leipold, Imogene P. Johnson, S. Curtis Johnson, Dr. H. Fisk Johnson, Winifred J. Marquart, JWA Consolidated, Inc., Samuel C. Johnson 1988 Trust Number One u/a September 14, 1988 and Johnson Bank have entered into a voting agreement with JO Acquisition Corp. covering certain shares of Johnson Outdoors common stock beneficially owned by them, providing, among other things, for such shares to be voted at the special meeting in favor of approval of the merger agreement. The voting agreement is attached to this proxy statement as Annex C.

Litigation Related to the Merger (page [•])

        Johnson Outdoors is aware of two purported class action shareholder complaints that have been filed in the Circuit Court of Racine County in the State of Wisconsin on behalf of Johnson Outdoors’ shareholders who alleged they were injured or threatened with injury arising from the proposed acquisition by members of the Johnson family of 100% ownership of Johnson Outdoors. The actions name Johnson Outdoors and six individual defendants, Samuel C. Johnson, Helen P. Johnson-Leipold, Thomas F. Pyle, Jr., John M. Fahey, Jr., Terry E. London, and Gregory E. Lawton, who constituted the board of directors of Johnson Outdoors at the time the complaints were filed in February 2004. The complaints, which have been consolidated into a single action, challenge the adequacy of the consideration and disclosures relating to the proposed transaction. Johnson Outdoors believes that Johnson Outdoors and the individual defendants have strong defenses to the consolidated action and does not expect the consolidated action to have a material adverse effect on Johnson Outdoors or the consummation of the merger.

Federal Income Tax Consequences (page [•])

        The receipt of cash by a United States holder in exchange for Johnson Outdoors common stock will be a taxable transaction for U.S. federal income tax purposes. In general, United States holders of Johnson Outdoors common stock who receive cash in exchange for their shares pursuant to the merger (including any cash received in connection with the exercise of dissenters’ rights) should be deemed to have received cash from Johnson Outdoors pursuant to a redemption of the shares held by such shareholder. If the deemed redemption of the shares held by a particular United States holder qualifies as an “exchange” under section 302(b) of the Internal Revenue Code of 1986, as amended, which is referred to as the Code in this proxy statement, the United States holder will recognize gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the holder’s adjusted tax basis in the shares and the amount of cash received. If the United States holder holds Johnson Outdoors common stock as a capital asset, any gain or loss should generally be a capital gain or loss. If the United States holder has held the shares for more than 1 year, any gain or loss should generally be a long-term gain or loss. The deductibility of capital losses is subject to limitations. Tax matters are very complex, and the tax consequences of the merger to you will depend on the facts of your own situation. You should consult your tax advisor for a full understanding of the tax consequences of the merger to you, including the federal, state, local and foreign tax consequences of the merger. See “SPECIAL FACTORS—Federal Income Tax Consequences.”

Certain Risks in the Event of Bankruptcy (page [•])

        If Johnson Outdoors is insolvent at the time of the merger or becomes insolvent because of the merger, the funds paid to shareholders upon completion of the merger may be deemed to be a “fraudulent conveyance” under applicable law and therefore may be subject to the claims of Johnson Outdoors’ creditors. If such claims are asserted by Johnson Outdoors’ creditors, there is a risk that persons who were shareholders at the effective time of the merger would be ordered by a court to return to Johnson Outdoors’ trustee in bankruptcy all or a portion of the funds received upon the completion of the merger. The board of directors of Johnson Outdoors has no reason to believe that Johnson Outdoors and its subsidiaries, on a consolidated basis, will be insolvent immediately after giving effect to the merger.

Dissenters’ Rights (page [•])

        If you do not vote in favor of approval of the merger agreement and you fulfill other procedural requirements, Wisconsin law entitles you to a judicial appraisal of the fair value of your shares.

QUESTIONS AND ANSWERS ABOUT THE MERGER

        The following questions and answers, presented for your convenience only, briefly address some commonly asked questions about the merger. You should still carefully read the entire proxy statement, including the information incorporated by reference and the annexes.

Q:	Why am I receiving these materials?

A:	The board of directors is providing these proxy materials to give you information for use in determining how to vote in connection with the special meeting.

Q:	When and where is the special meeting?

A:	The special meeting will be held on __________________________, 200__ at _____________ a.m., Central time, at the ___________________________________________ located at _______, Wisconsin.

Q:	What am I being asked to vote upon?

A:	You are being asked to consider and vote upon a proposal to approve the merger agreement, pursuant to which JO Acquisition Corp. will merge with and into Johnson Outdoors, with Johnson Outdoors as the surviving corporation in the merger.

Q:	Who can vote on the proposal to approve the merger agreement?

A:	All holders of Johnson Outdoors common stock at the close of business on _______________, 200__, the record date for the special meeting, may vote in person or by proxy on the proposal to approve the merger agreement at the special meeting.

Q:	What vote is required to approve the merger agreement?

A:	Shareholder approval of the merger agreement requires the affirmative vote of

•	at least 80% of the votes entitled to be cast at the special meeting by shares of Johnson Outdoors Class A common stock and Class B common stock, voting together as a single voting group;

•	at least a majority of the votes entitled to be cast at the special meeting by shares of the Class A common stock, voting as a separate voting group;

•	at least a majority of the votes entitled to be cast at the special meeting by shares of the Class B common stock, voting as a separate voting group; and

•	at least 66 2/3% of the votes entitled to be cast at the special meeting by the holders of the outstanding shares of Class A common stock and Class B common stock not beneficially owned by JO Acquisition Corp. or any of the participating shareholders or any affiliate or associate of JO Acquisition Corp. or any of the participating shareholders, voting together as a single voting group.

The participating shareholders consist of members of the family of the late Samuel C. Johnson, together with Johnson Bank and entities through which such family members hold shares of Johnson Outdoors common stock, who will collectively acquire 100% ownership of Johnson Outdoors as a result of the merger. The participating shareholders include Helen P. Johnson-Leipold, Johnson Outdoors’ Chairman and Chief Executive Officer, Imogene P. Johnson, S. Curtis Johnson, Dr. H. Fisk Johnson, Winifred J. Marquart, JWA Consolidated, Inc., Samuel C. Johnson 1988 Trust Number One u/a September 14, 1988 and Johnson Bank.

Q:	What will happen in the merger?

A:	JO Acquisition Corp. will be merged with and into Johnson Outdoors, with Johnson Outdoors continuing as the surviving corporation in the merger. JO Acquisition Corp. was formed by Johnson Outdoors' Chairman and Chief Executive Officer, Helen P. Johnson-Leipold, solely for the purpose of acquiring all of the outstanding shares of Johnson Outdoors common stock not already owned or controlled by members of the family of the late Samuel C. Johnson. Prior to the merger, the participating shareholders will contribute to JO Acquisition Corp. the shares of Johnson Outdoors common stock that they beneficially own. After the merger, Johnson Outdoors will become a privately-held company owned by the participating shareholders.

Q:	What will I receive in the merger?

A:	You will receive $20.10 in cash in exchange for each share of common stock owned by you at the effective time of the merger, unless either (1) you are a participating shareholder or (2) you vote against approval of the merger agreement and perfect your dissenters’ rights under Wisconsin law.

Q:	What are the reasons for the merger?

A:	Johnson Outdoors’ purpose in undertaking the merger is to allow its unaffiliated public shareholders to realize the value of their investment in Johnson Outdoors in cash at a price that represents a premium to the market price of Johnson Outdoors common stock before the public announcement of the initial proposal by members of the Johnson family to acquire 100% ownership of Johnson Outdoors. For the participating shareholders and JO Acquisition Corp., the purposes of the merger are to return Johnson Outdoors’ business to private ownership and operate it as a private entity, consistent with the other Johnson family enterprises; to afford Johnson Outdoors greater operating flexibility as a privately-held company, allowing management to concentrate on long-term growth and to reduce its focus on the quarter-to-quarter performance often emphasized by the public markets; to enable Johnson Outdoors to use in its operations those resources that would otherwise be expended in complying with requirements applicable to public companies; and to allow the participating shareholders to benefit from any future earnings and growth of Johnson Outdoors after its common stock ceases to be publicly traded.

Q:	What was the role of the special committee?

A:	Because certain directors of Johnson Outdoors have actual or potential conflicts of interest in evaluating the merger, the board of directors appointed a special committee of independent directors to review and evaluate the proposed merger.

Q:	What is the recommendation of the special committee?

A:	The special committee has unanimously recommended to Johnson Outdoors’ board of directors that the merger and the merger agreement be approved and adopted. In arriving at its conclusion, the special committee considered the opinion of William Blair, its independent financial advisor, that, as of the date of such opinion and based upon and subject to the limitations, qualifications and assumptions set forth in the opinion, the cash consideration of $20.10 per share to be paid in the merger to the shareholders of Johnson Outdoors other than the participating shareholders and JO Acquisition Corp. was fair, from a financial point of view, to such shareholders.

Q:	What are the recommendations of the special committee and the board of directors?

A:	The board of directors, based in part on the unanimous recommendation of the special committee, recommends that the Johnson Outdoors shareholders vote FOR the approval of the merger agreement. Both the special committee and the board of directors of Johnson Outdoors, after careful consideration of numerous factors, have determined that the merger agreement and the merger are fair to and in the best interests of the unaffiliated shareholders of Johnson Outdoors. See “SPECIAL FACTORS—Recommendations of the Special Committee and the Board of Directors; Reasons for Recommending the Approval of the Merger Agreement” on page [______]. The term “unaffiliated shareholders,” as used in this proxy statement, refers to shareholders that are not affiliated with Johnson Outdoors and, therefore, excludes the participating shareholders, JO Acquisition Corp., the directors and executive officers of Johnson Outdoors and any other person who controls, is controlled by or is under common control with Johnson Outdoors.

In view of their potential conflicts of interest with respect to the merger, Ms. Johnson-Leipold and Mr. Lawton recused themselves from the board of directors’deliberations with respect to the merger and the merger agreement and abstained from voting on the related resolutions, including the recommendation that Johnson Outdoors shareholders vote for the approval of the merger agreement.

Q:	What are the consequences of the merger to present members of management and the board of directors?

A:	Following the merger, it is expected that the members of the current management will continue as management of the surviving corporation. Like other shareholders, members of management and the board of directors other than Helen P. Johnson-Leipold will be entitled to receive $20.10 per share in cash for each of their shares of Johnson Outdoors common stock. The directors who are members of the special committee are required to tender their resignations effective upon the consummation of the merger. The directors of JO Acquisition Corp. immediately prior to the effective time of the merger will be the initial directors of Johnson Outdoors, as the surviving corporation, until their successors are duly elected and qualified or until their earlier resignation or removal.

Like other holders of Johnson Outdoors stock options other than Ms. Johnson-Leipold and the estate of Samuel C. Johnson (the stock options of which will be converted into options to acquire an equivalent amount of shares of the surviving corporation in the merger), each member of management and the board of directors (other than Ms. Johnson-Leipold) who holds a vested or unvested stock option at the effective time of the merger issued under a Johnson Outdoors stock option plan will have the right to receive cash in respect of such stock option in an amount equal to the product of (1) the excess, if any, of the per-share merger consideration of $20.10 over the per-share exercise price of such stock option, multiplied by (2) the number of shares subject to such stock option (which amount will be payable without interest, net of any withholding tax and subject to the option holder’s having executed a written consent on a form provided by Johnson Outdoors to the effect that the cash payment is in full consideration for the cancellation of such stock option).

For more information, see “SPECIAL FACTORS—Interests of Certain Persons in the Merger” on page [•].

Q:	Is the merger subject to the satisfaction of any conditions?

A:	Yes. Before completion of the transactions contemplated by the merger agreement, a number of closing conditions must be satisfied or waived. These conditions are described in this proxy statement in the section entitled “The Merger Agreement—Conditions to the Completion of the Merger.” These conditions include, among others, no preliminary or permanent injunction or other order being entered or remaining in effect which prevents the consummation of the merger; no suit, action or proceeding by any governmental entity seeking to prohibit the consummation of the merger being pending; the obtaining of (1) all consents and approvals, if any, from governmental entities required for consummation of the transactions contemplated under the merger agreement and (2) all third party consents listed as part of the merger agreement; and the approval and adoption of the merger agreement and the merger by the required shareholders of Johnson Outdoors. If these conditions are not satisfied or waived, the merger will not be completed even if shareholders vote to adopt the merger agreement.

Q:	When do you expect the merger to be completed?

A:	We are working toward completing the merger as quickly as possible after the special meeting. We hope to complete the merger during the first calendar quarter of 2005, although there can be no assurance that we will be able to do so.

Q:	What are the U.S. federal income tax consequences of the merger to holders of Johnson Outdoors stock other than the participating shareholders?

A:	The receipt of cash by a United States holder in exchange for Johnson Outdoors common stock will be a taxable transaction for U.S. federal income tax purposes. In general, United States holders of Johnson Outdoors common stock who receive cash in exchange for their shares pursuant to the merger (including any cash received in connection with the exercise of dissenters’ rights) should be deemed to have received cash from Johnson Outdoors pursuant to a redemption of the shares held by such shareholder. If the deemed redemption of the shares held by a particular United States holder qualifies as an “exchange” under section 302(b) of the Code, the United States holder will recognize gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the holder’s adjusted tax basis in the shares and the amount of cash received. If the United States holder holds Johnson Outdoors common stock as a capital asset, any gain or loss should generally be a capital gain or loss. If the United States holder has held the shares for more than 1 year, any gain or loss should generally be a long-term gain or loss. The deductibility of capital losses is subject to limitations. Tax matters are very complicated, and the tax consequences of the merger to you will depend on the facts of your own situation. You are urged to consult your own tax advisor with respect to your own individual tax consequences as a result of the merger.

Q:	How do I vote my Johnson Outdoors stock?

A:	After carefully reading and considering the information contained in this proxy statement, whether or not you plan to attend the special meeting in person, please complete, sign, date and return the enclosed proxy in the accompanying self-addressed postage pre-paid envelope or complete your proxy by following the instructions supplied on the proxy card for voting by telephone or via the Internet (or, if your shares are held in “street name” by a broker, nominee, fiduciary or other custodian, follow the directions given by the broker, nominee, fiduciary or other custodian regarding how to instruct it to vote your shares) as soon as possible. For more information on how to vote your shares, see the section entitled “THE SPECIAL MEETING—How Shares are Voted; Proxies; Revocation of Proxies” on page [•].

Q:	What happens if I do not return a proxy card?

A:	If you neither vote at the meeting nor grant your proxy as described in this proxy statement, your shares will not be voted, which will have the effect of voting against the approval of the merger agreement.

Q:	May I vote in person?

A:	Yes. You may attend the special meeting and vote your shares in person whether or not you sign and return your proxy card. If your shares are held of record in “street name” by a broker, nominee, fiduciary or other custodian and you wish to vote in person at the special meeting, you must obtain from the record holder a proxy issued in your name.

Q:	May I change my vote after I have mailed my signed proxy card?

A:	Yes. You may revoke your proxy at any time before it is actually voted by giving notice in writing to the Secretary of Johnson Outdoors, by giving notice in open meeting at the special meeting or by submitting a duly executed proxy bearing a later date. Attendance at the special meeting will not, by itself, revoke a proxy. If you have given voting instructions to a broker, nominee, fiduciary or other custodian that holds your shares in “street name,” you may revoke those instructions by following the directions given by the broker, nominee, fiduciary or other custodian.

Q:	If my shares are held in "street name" by my broker, will my broker vote my shares for me?

A:	Your broker will not be able to vote your shares without instructions from you. You should instruct your broker to vote your shares, following the procedures provided by your broker. Failure to instruct your broker to vote your shares will have the same effect as voting against adoption of the merger agreement.

Q:	What does it mean if I receive more than one set of materials?

A.	This means you own shares of Johnson Outdoors stock that are registered under different names. For example, you may own some shares directly as a shareholder of record and other shares through a broker; or you may own shares through more than one broker. In these situations, you will receive multiple sets of proxy materials. You must complete, sign, date and return all of the proxy cards or follow the instructions for any alternative voting procedure on each of the proxy cards that you receive in order to vote all of the shares you own. Each proxy card you receive comes with its own prepaid return envelope; if you vote by mail, make sure you return each proxy card in the return envelope that accompanies that proxy card.

Q:	If the merger is completed, how will I receive the cash for my shares?

A.	If the merger is completed, you will be contacted by the bank or trust company designated by JO Acquisition Corp. to act as paying agent in connection with the merger. The paying agent will provide instructions that will explain how to surrender stock certificates. You will receive cash for your shares from the paying agent after you comply with these instructions. If your shares are held for you in “street name” by a broker, nominee, custodian or other fiduciary, you will receive instructions from the broker, nominee, custodian or other fiduciary as to how to effect the surrender of your shares and receive cash for those shares.

Q:	Should I send in my stock certificates now?

A:	No. If the merger is completed, you will receive written instructions for exchanging your Johnson Outdoors stock certificates for cash.

Q:	What rights do I have to seek appraisal of my shares?

A:	If you do not vote in favor of approval of the merger agreement, you may seek a judicial appraisal of the fair value of your shares by following the procedures governing dissenters’ rights specified in Subchapter XIII of the Wisconsin business corporation law, referred to in this proxy statement as the WBCL. A copy of Subchapter XIII of the WBCL is included as Annex E to this proxy statement.

Q:	Who can help answer my questions?

A:	If you would like additional copies, without charge, of this proxy statement or if you have questions about the merger agreement or the merger, including the procedures for voting your shares, you should call Innisfree M&A Incorporated, our proxy solicitor for the special meeting, toll-free at [•].

FORWARD-LOOKING STATEMENTS

        Any statements in this proxy statement about future expectations, plans and prospects, including statements regarding consummation of the proposed merger, constitute forward-looking statements. In some cases, forward-looking statements may be identified by their incorporation of forward-looking terminology such as “anticipate,” “believe,” “continue,” “estimate,” “expect,” “intend,” “may,” “should” or “will” and other comparable expressions. Forward-looking statements are subject to risks and uncertainties, which could cause actual results or outcomes to differ materially from those currently anticipated. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including the matters discussed under “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Forward-Looking Statements” in Johnson Outdoors’ most recent quarterly or annual report filed with the SEC, as well as factors relating to the proposed merger, including (i) diversion of management attention from the operations of the business as a result of preparations for the proposed merger and the defense of litigation in connection the proposed merger and (ii) the cost of litigation and other transaction related expenses that are expected to be incurred regardless of whether the proposed merger is consummated. Shareholders, potential investors and other readers are urged to consider these factors in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included herein are made only as of the date of this proxy statement, and Johnson Outdoors undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances. Notwithstanding the foregoing, in the event of any material change in any of the information previously disclosed, Johnson Outdoors will, where relevant and if required by applicable law, (i) update such information through a supplement to this proxy statement and (ii) amend the Transaction Statement on Schedule 13E-3 filed in connection with the merger, in each case, to the extent necessary.

THE SPECIAL MEETING

Date, Time and Place

        The special meeting will be held on ________________________, 200__ at ___________a.m., Central time, at the _____________________________ located at _______, Wisconsin.

Matters to be Considered

        At the special meeting, shareholders will be asked to:

•	consider and vote upon a proposal to approve the merger agreement;

•	consider and vote upon a proposal to adjourn the special meeting if necessary to permit further solicitation of proxies in the event there are not sufficient votes at the time of the special meeting to approve the merger agreement; and

•	transact such other business as may properly come before the special meeting or any adjournments or postponements of the special meeting.

Record Date; Voting Rights

        Johnson Outdoors has fixed _________________________, 200 as the record date for the special meeting. Only holders of record of Johnson Outdoors common stock as of the close of business on the record date are entitled to notice of, and to vote at, the special meeting and any adjournment or postponement thereof. As of the close of business on the record date, there were __________ shares of Johnson Outdoors Class A common stock issued and outstanding held by approximately ______________ holders of record and __________ shares of Johnson Outdoors Class B common stock issued and outstanding held by approximately _________________ holders of record.

        At the special meeting, the Class A common stock and Class B common stock will vote together as a single voting group, except that, in the case of the proposal to approve the merger agreement, the Class A common stock and Class B common stock are also entitled to vote as separate voting groups. When the Class A common stock and Class B common stock vote together as a single voting group, each share of Class A common stock entitles the holder thereof to one vote and each share of Class B common stock entitles the holder thereof to 10 votes. When the Class A common stock or Class B common stock votes as a separate voting group, each share of Class A common stock or Class B common stock, as the case may be, entitles the holder thereof to one vote.

Quorum

        Shares entitled to vote at the special meeting as a separate voting group may take action on a matter at the special meeting only if a quorum of those shares exists with respect to that matter. Accordingly, the presence in person or by proxy of a majority of the votes entitled to be cast by the Class A common stock and Class B common stock voting together as a single voting group will constitute a quorum at the special meeting, except that action on the proposal to approve the merger agreement will also require the presence, in person or by proxy, of

•	a majority of the votes entitled to be cast by the Class A common stock when voting as a separate voting group; and

•	a majority of the votes entitled to be cast by the Class B common stock when voting as a separate voting group.

        Any shares of Johnson Outdoors common stock held in treasury by Johnson Outdoors or by any of its subsidiaries are not considered to be outstanding on the record date or otherwise entitled to vote at the special meeting for purposes of determining a quorum.

        Shares represented by proxies reflecting abstentions and properly executed broker non-votes will be counted as present and entitled to vote for purposes of determining a quorum. A broker non-vote arises when a bank, broker or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that proposal and has not received voting instructions from the beneficial owner.

Required Vote

        Shareholder approval of the merger agreement requires the affirmative vote of

•	at least 80% of the votes entitled to be cast at the special meeting by shares of the Class A common stock and Class B common stock, voting together as a single voting group;

•	at least a majority of the votes entitled to be cast at the special meeting by shares of the Class A common stock, voting as a separate voting group;

•	at least a majority of the votes entitled to be cast at the special meeting by shares of the Class B common stock, voting as a separate voting group; and

•	at least 66 2/3% of the votes entitled to be cast at the special meeting by the holders of the outstanding shares of Class A common stock and Class B common stock not beneficially owned by JO Acquisition Corp. or any of the participating shareholders or any affiliate or associate of JO Acquisition Corp. or any of the participating shareholders, voting together as a single voting group.

        The participating shareholders have committed to vote in favor of the merger agreement shares beneficially owned by them representing approximately 45.4% of the outstanding Class A common stock and 95.9% of the outstanding Class B common stock, representing approximately 76.5% of the votes entitled to be cast when the Class A and Class B shares vote together as a single voting group. See “SPECIAL FACTORS—Voting Agreement” for a description of the voting agreement. Johnson Outdoors’ directors and executive officers other than Ms. Johnson-Leipold own approximately 0.4% of our outstanding Class A common stock, representing approximately 0.3% of the votes entitled to be cast when the Class A and Class B shares vote together as a single voting group, and have indicated to Johnson Outdoors their intention to vote in favor of approval of the merger agreement.

        In order for shareholders to approve the proposal to adjourn the special meeting if necessary to permit further solicitation of proxies in the event there are not sufficient votes at the time of the special meeting to approve the merger agreement, the votes cast in favor of the proposal must exceed the votes cast against the proposal, with the Class A common stock and Class B common stock voting together as a single voting group.

        In the case of the proposal to approve the merger agreement, a failure to vote, a vote to abstain or a broker non-vote will have the same effect as a vote AGAINST the proposal. In the case of the proposal to adjourn the special meeting if necessary to permit further solicitation of proxies in the event there are not sufficient votes at the time of the special meeting to approve the merger agreement, a failure to vote, a vote to abstain or a broker non-vote will have no effect on the outcome of the voting.

        If the special meeting is adjourned or postponed for any reason, at any subsequent reconvening of the special meeting, all proxies will be voted in the same manner as they would have been voted at the original convening of the meeting (except for any proxies that have been revoked or withdrawn).

How Shares are Voted; Proxies; Revocation of Proxies

        You may vote by attending the special meeting and voting in person by ballot, by completing the enclosed proxy card and then signing, dating and returning it in the postage pre-paid envelope provided or by completing your proxy by following the instructions supplied on the proxy card for voting by telephone or via the Internet. Submitting a proxy now will not limit your right to vote at the special meeting if you decide to attend in person. If your shares are held of record in “street name” by a broker, nominee, fiduciary or other custodian and you wish to vote in person at the special meeting, you must obtain from the record holder a proxy issued in your name.

        Shares represented by a properly executed proxy on the accompanying proxy card will be voted at the special meeting and, when instructions have been given by the shareholder, will be voted in accordance with those instructions. If you submit a proxy by signing and returning a proxy card without giving voting instructions, the persons named as proxies on the proxy card will vote your shares FOR the approval of the merger agreement and FOR the proposal to adjourn the special meeting if necessary to permit further solicitation of proxies in the event there are not sufficient votes at the time of the special meeting to approve the merger agreement.

        As of the date of this proxy statement, Johnson Outdoors does not expect a vote to be taken on any matters at the special meeting other than the proposal to approve the merger agreement and the proposal to adjourn the special meeting if necessary to permit further solicitation of proxies in the event there are not sufficient votes at the time of the special meeting to approve the merger agreement. The accompanying proxy card gives the persons named as proxies on the proxy card authority to vote in their discretion with respect to any other matters that properly come before the special meeting.

        If you hold shares of Johnson Outdoors common stock as a participant in the Johnson Outdoors Retirement and Savings Plan, the trustee for the Retirement and Savings Plan will vote the shares you hold through the plan as you direct. LaSalle Bank will provide plan participants who hold Johnson Outdoors common stock through the plan with forms on which participants may communicate their voting instructions. If voting directions are not received for shares held in the Retirement and Savings Plan, LaSalle Bank will vote those shares in the same proportion that all shares of Johnson Outdoors common stock in the plan for which voting instructions have been received are voted.

        You may revoke your proxy at any time before it is actually voted by giving notice in writing to the Secretary of Johnson Outdoors, by giving notice in open meeting at the special meeting or by submitting a duly executed proxy bearing a later date. Attendance at the special meeting will not, by itself, revoke a proxy. If you have given voting instructions to a broker, nominee, fiduciary or other custodian that holds your shares in “street name,” you may revoke those instructions by following the directions given by the broker, nominee, fiduciary or other custodian.

Solicitation Of Proxies

        This proxy statement is being furnished in connection with the solicitation of proxies by Johnson Outdoors’ board of directors. Johnson Outdoors will bear the costs of soliciting proxies. These costs include the preparation, assembly and mailing of the proxy statement, the notice of the special meeting of shareholders and the enclosed proxy, as well as the cost of forwarding these materials to the beneficial owners of Johnson Outdoors common stock. Johnson Outdoors’ directors, officers and regular employees may, without compensation other than their regular compensation, solicit proxies by mail, e-mail or telephone, in person or via the Internet. Johnson Outdoors has retained Innisfree M&A Incorporated, a proxy solicitation firm, for assistance in connection with the solicitation of proxies for the special meeting at a cost of approximately $________________ and reimbursement of reasonable out-of-pocket expenses. Johnson Outdoors will also reimburse brokerage firms, custodians, nominees, fiduciaries and others for expenses incurred in forwarding proxy material to the beneficial owners of Johnson Outdoors common stock.

Dissenters’ Rights

        Shareholders who do not vote in favor of approval of the merger agreement and who otherwise comply with the procedures for perfecting dissenters’ rights under the applicable statutory provisions of Wisconsin law summarized elsewhere in this proxy statement may demand payment of the “fair value” of their shares in cash in connection with the consummation of the merger. See “SPECIAL FACTORS—Dissenters’ Rights.”

Adjournment

        If the special meeting is adjourned to a different place, date or time, Johnson Outdoors need not give notice of the new place, date or time if the new place, date or time is announced at the meeting before adjournment, unless a new record date is or must be set for the adjourned meeting. The board of directors must fix a new record date if the meeting is adjourned to a date more than 120 days after the date fixed for the original meeting.

Attending the Special Meeting

        In order to attend the special meeting in person, you must be a shareholder of record on the record date, hold a valid proxy from a record holder or be an invited guest of Johnson Outdoors. You will be asked to provide proper identification at the registration desk on the day of the meeting or any adjournment of the meeting.

PARTIES INVOLVED IN THE PROPOSED TRANSACTION

Johnson Outdoors Inc.

555 Main Street
Racine, WI 53403
Telephone: 262-631-6600

        Johnson Outdoors is a Wisconsin corporation engaged in the business of designing, manufacturing and marketing outdoor recreation products. Since its initial public offering in 1987, members of the Samuel C. Johnson family and related entities have owned a controlling equity interest in Johnson Outdoors.

        Additional information about Johnson Outdoors is contained in its Annual Report on Form 10-K for the fiscal year ended October 3, 2003 and its Quarterly Reports on Form 10-Q for the quarterly periods ended January 2, April 2 and July 2, 2004, each of which is incorporated in this proxy statement by reference. See “WHERE YOU CAN FIND MORE INFORMATION” on page [<M046>].

JO Acquisition Corp.

555 Main Street
Racine, WI 53403
Telephone: 262-260-4041

        JO Acquisition Corp. was formed by Johnson Outdoors’ Chairman and Chief Executive Officer, Helen P. Johnson-Leipold, solely for the purpose of acquiring all of the outstanding shares of Johnson Outdoors common stock not already owned or controlled by members of the family of the late Samuel C. Johnson. Ms. Johnson-Leipold is the President and Chief Executive Officer and sole director of JO Acquisition Corp.

The Participating Shareholders

c/o J Venture Management, Inc.
555 Main Street
Racine, WI 53403
Telephone: 262-260-4041

Johnson Bank
555 Main Street
Racine, WI 53403
Telephone: 262-619-2912

        The participating shareholders consist of members of the family of the late Samuel C. Johnson, together with Johnson Bank and entities through which such family members hold shares of Johnson Outdoors common stock. The participating shareholders include Helen P. Johnson-Leipold, Johnson Outdoors’ Chairman and Chief Executive Officer, Imogene P. Johnson, S. Curtis Johnson, Dr. H. Fisk Johnson, Winifred J. Marquart, JWA Consolidated, Inc., Samuel C. Johnson 1988 Trust Number One u/a September 14, 1988 and Johnson Bank.

        Helen P. Johnson-Leipold: Ms. Johnson-Leipold has a principal business address at 555 Main Street, Racine, Wisconsin 53403, and her business telephone number is 262-631-6600. Ms. Johnson-Leipold has served as Chairman and Chief Executive Officer of Johnson Outdoors, Inc. since March 1999. Ms. Johnson-Leipold joined Johnson Outdoors in 1995 and served as Executive Vice President of North American businesses, other than during 1997 when she served as Vice President, Personal & Home Care Products for S.C. Johnson & Son, Inc., located at 1525 Howe Street, Racine, Wisconsin 5340. Since July 2004, Ms. Johnson-Leipold has served as Chairman of the Board of Johnson Financial Group, located at 555 Main Street, Racine, Wisconsin 53403. Ms. Johnson-Leipold has also served as a director of S.C. Johnson & Son, Inc., since 1994 and JohnsonDiversey, Inc., located at 8310 16th Street, PO Box 902, Sturtevant, Wisconsin 53177 since 2002, has been Chairman of The Johnson Foundation, located at 33 East Four Mile Road, Racine, Wisconsin 53042 since 2004 and a Trustee of The S.C. Johnson Fund, Inc. since 1997.

        Imogene P. Johnson: Mrs. Johnson has a principal business address at 555 Main Street, Racine, Wisconsin 53403, and her business telephone number is 262-260-4041. Mrs. Johnson is the widow of the late Samuel C. Johnson, and is not actively involved in the business of Johnson Outdoors. Mrs. Johnson has served as Chairman of the Board of The Prairie School, located at 4050 Lighthouse Drive, Racine, Wisconsin 53042, since 1983. Mrs. Johnson is not engaged in any other business activity.

        Dr. H. Fisk Johnson: Dr. H. Fisk Johnson has a principal business address at 1525 Howe Street, Racine, Wisconsin 53403, and his business telephone number is 800-494-4855. Dr. Johnson joined S.C. Johnson & Son, Inc., a family company that specializes in the development of consumer products, in 1987 as a Marketing Associate and held a series of positions of increasing responsibility until becoming Chairman in October 2000. Dr. Johnson also serves as Chairman of the Board of S.C. Johnson & Son, Inc. Since 2002, he has served as a member of President Bush’s Advisory Committee for Trade Policy and Negotiation. Dr. Johnson has been a member of the World Business Council for Sustainable Development since 2004; a Director on the Board of Conservation International, located at 1919 M Street, NW, Washington, DC 20036, since 2001; has served on the Executive Board of CI’s Center for Environmental Leadership in Business since 2001; and is Trustee Emeritus of Cornell University.

        S. Curtis Johnson: Mr. Johnson has a principal business address at 8310 16th Street, PO Box 902, Sturtevant, Wisconsin 53177, and his business telephone number is 262-631-4001. Mr. Johnson is the Chairman of JohnsonDiversey, Inc. , the second largest company serving the Institutional & Industrial marketplace. Mr. Johnson joined S.C. Johnson & Son, Inc. in 1983 and served in a series of positions of increasing responsibility until 1996 when he was named Chairman of Commercial Markets, Inc., a company comprised of two former divisions of S.C. Johnson & Son, Inc., and led the initiative that resulted in acquisition of DiverseyLever in 2002. Mr. Johnson has served as a director of Cargill, Inc., located at PO Box 9300, Minneapolis, Minnesota 55440 since 1999 and of Johnson Financial Group, Inc. since 1994.

        Winifred J. Marquart: Ms. Marquart has a principal business address at 555 Main Street, Racine, Wisconsin 53403, and her business telephone number is 262-260-4041. Ms. Marquart has served as the Project Coordinator in Corporate Public Affairs of S.C. Johnson & Son, Inc. since 1986. Ms. Marquart has also been an investor and participant in Windmark Studios, located at 4924 Shell Road, Virginia Beach, Virginia 23455 since 1982. Ms. Marquart has been a Trustee and President of the Johnson Family Foundation since 2004, a member of the board of directors of Johnson Financial Group since 1999 and a member of the Board of Trustees at Norfolk Academy since1999.

        Johnson Bank: Johnson Bank is a Wisconsin banking corporation that provides personal banking facilities, online banking, mortgages services, credit services and personalized financial planning to customers at locations in Wisconsin and Arizona. Attached as Annex F hereto is a list of the directors and executive officers of Johnson Bank, as well as the business address of each such director and executive officer. Ms. Johnson-Leipold is indirectly the controlling shareholder of Johnson Bank.

        JWA Consolidated, Inc.: JWA Consolidated, Inc. is a Wisconsin corporation owned by trusts organized for the benefit of members of the Johnson family. Its principal business address is at 555 Main Street, Racine, Wisconsin 53403, and its business telephone number is 262-260-4041. JWA Consolidated, Inc. invests in Johnson family enterprises and does not engage in any other business activity. Mrs. Johnson is the President and Mrs. Johnson, Dr. Johnson and Linda L. Sturino are the directors of JWA Consolidated, Inc. Ms. Sturino has a principal business address at 555 Main Street, Racine, Wisconsin 53403 and has served as the Executive Vice President of Johnson Keland Management, Inc., a provider of corporate governance, financial and advisory services to members of the families of Samuel C. Johnson and Karen Johnson Boyd, since 1983.

        Samuel C. Johnson 1988 Trust Number One u/a September 14, 1988: The Samuel C. Johnson 1988 Trust Number One u/a September 14, 1988 is a trust for which Mrs. Johnson and the Johnson Bank act as co-trustees. The Samuel C. Johnson 1988 Trust Number One u/a September 14, 1988 does not engage in a business.

        The participating shareholders that are natural persons are citizens of the United States. During the last five years, none of the participating shareholders and none of the directors and executive officers of any participating shareholder have been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or were party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

SPECIAL FACTORS

Structure of the Transaction

        The proposed transaction is a merger of JO Acquisition Corp. with and into Johnson Outdoors, which will be the surviving corporation in the merger.

        The principal steps that will accomplish the merger are as follows:

        Debt Financing. JO Acquisition Corp. has received a commitment letter from GE Capital, pursuant to which GE Capital has committed, subject to certain conditions, to enter into definitive agreements to provide financing of up to $142.0 million and €27.0 million, which will be used, together with the available cash of Johnson Outdoors, to pay the merger consideration, to pay related fees and expenses, to refinance certain existing indebtedness of Johnson Outdoors and to provide for a portion of the ongoing working capital needs of the surviving corporation and its subsidiaries. Subject to certain limitations, the debt financing will be secured by substantially all of the assets of the Johnson Outdoors, as the surviving corporation in the merger, its North American subsidiaries, by a pledge of all of the capital stock of its domestic subsidiaries and first-tier foreign subsidiaries, and by certain specified assets of its European subsidiaries.

        Contribution of Shares. Immediately prior to the merger, the participating shareholders will contribute or cause to be contributed to JO Acquisition Corp. shares of Johnson Outdoors common stock beneficially owned by them, in exchange for shares of common stock of JO Acquisition Corp. See “CONTRIBUTION AND VOTING AGREEMENTS—Contribution Agreement.”

        The Merger. Following the receipt of the financing described above and the satisfaction or waiver of other conditions to the merger, the following will occur in connection with the merger:

•	all shares of Johnson Outdoors common stock that are held (1) in the treasury of Johnson Outdoors, (2) by any wholly-owned subsidiary of Johnson Outdoors, (3) by JO Acquisition Corp. or (4) by any of the participating shareholders will be canceled and retired without any consideration payable therefor;

•	each other share of Johnson Outdoors common stock issued and outstanding immediately before the merger becomes effective (other than any share as to which a dissenting shareholder has perfected dissenters’ rights under Wisconsin law) will be converted into the right to receive $20.10 in cash without interest;

•	each share of JO Acquisition Corp. common stock will be converted into a specified number of shares of common stock of Johnson Outdoors, as the surviving corporation in the merger;

•	each holder of a vested or unvested stock option at the effective time of the merger issued under a Johnson Outdoors stock option plan, other than stock options held by Ms. Johnson-Leipold and the estate of Samuel C. Johnson, will have the right to receive cash in respect of such stock option in an amount equal to the product of (1) the excess, if any, of the per-share merger consideration of $20.10 over the per-share exercise price of such stock option, multiplied by (2) the number of shares subject to such stock option (which amount will be payable without interest, net of any withholding tax and subject to the option holder’s having executed a written consent on a form provided by Johnson Outdoors to the effect that the cash payment is in full consideration for the cancellation of such stock option); and

•	at the effective time of the merger, Johnson Outdoors stock options held by Ms. Johnson-Leipold and the estate of Samuel C. Johnson will be converted into options to acquire an equivalent amount of shares of the surviving corporation in the merger pursuant to the terms of a conversion agreement to be entered into by Johnson Outdoors, JO Acquisition Corp., Ms. Johnson-Leipold and the estate of Samuel C. Johnson.

See "THE MERGER AGREEMENT." As a result of the merger:

•	the shareholders of Johnson Outdoors (other than the participating shareholders) will no longer have any interest in, and will no longer be shareholders of, Johnson Outdoors and will not participate in any future earnings or growth of Johnson Outdoors;

•	the participating shareholders will own, directly or indirectly, all of the outstanding shares of Johnson Outdoors;

•	shares of Johnson Outdoors Class A common stock will no longer be listed on the Nasdaq Stock Market, and price quotations with respect to sales of shares of Johnson Outdoors common stock in the public market will no longer be available; and

•	the registration of Johnson Outdoors Class A common stock under the Securities Exchange Act of 1934, or Exchange Act, will be terminated, and Johnson Outdoors will cease filing reports with the SEC.

        Board of Directors of Johnson Outdoors. The board of directors of Johnson Outdoors after the completion of the merger will initially consist of Ms. Johnson-Leipold.

        For additional details regarding the terms and structure of the debt financing, the merger and interests of the participating shareholders in the transaction, see “SPECIAL FACTORS—Merger Financing,” “SPECIAL FACTORS—Interests of Certain Persons in the Merger” and “THE MERGER AGREEMENT.”

Purpose and Reasons for the Merger

         Johnson Outdoors’ purpose in undertaking the merger is to allow its unaffiliated public shareholders to realize the value of their investment in Johnson Outdoors in cash at a price that represents a premium to the market price of Johnson Outdoors common stock before the public announcement of the initial proposal by members of the Johnson family to acquire 100% ownership of Johnson Outdoors. The special committee and the board of directors of Johnson Outdoors believe, based upon the reasons discussed under “SPECIAL FACTORS—Recommendations of the Special Committee and the Board of Directors; Reasons for Recommending the Approval of the Merger Agreement,” that the merger is fair to and in the best interests of unaffiliated shareholders of Johnson Outdoors.

        The participating shareholders and JO Acquisition Corp. intend to effect the merger to acquire all of the outstanding shares of common stock of Johnson Outdoors not already owned by the participating shareholders and JO Acquisition Corp. The merger will allow the participating shareholders and JO Acquisition Corp. to return Johnson Outdoors’ business to private ownership and operate it as a private company, consistent with the other Johnson family enterprises. The participating shareholders and JO Acquisition Corp. have determined to conduct the merger at this time rather than at a future time because new requirements under the Sarbanes-Oxley Act of 2002 and related rules and regulations of the SEC and The Nasdaq Stock Market, Inc., such as expanded disclosure obligations in reports filed under the Exchange Act and new requirements for the attestation by Johnson Outdoors’ accounting firm regarding management’s report on the effectiveness of the company’s internal control over financial reporting, are increasing significantly Johnson Outdoors’ cost of continuing as a public company, and Johnson Outdoors’ becoming a private company will eliminate those costs.

        The participating shareholders and JO Acquisition Corp. believe that it is best for Johnson Outdoors to operate as a privately-held entity for several reasons. In light of Johnson Outdoors’ small public float and the low trading volume for the shares of Johnson Outdoors common stock, the participating shareholders and JO Acquisition Corp. believe that the benefits to Johnson Outdoors of having publicly-traded securities have not outweighed the expenses and other requirements imposed on Johnson Outdoors as a public company. Without the constraint of the public market’s emphasis on quarterly earnings, especially quarterly earnings growth, and its reaction to public events, the participating shareholders and JO Acquisition Corp. believe that Johnson Outdoors will have greater operating flexibility to focus on enhancing long-term value. The participating shareholders and JO Acquisition Corp. also believe that an emphasis on long-term growth rather than short-term earnings could eventually result in greater business opportunities than would be available to Johnson Outdoors if it remained publicly held. In addition, the participating shareholders and JO Acquisition Corp. believe that, as a privately-held entity, Johnson Outdoors will be able to make decisions that may negatively affect quarterly earnings but that may increase the value of Johnson Outdoors’ assets or earnings over the long term. In a public-company setting, decisions that negatively affect earnings could significantly reduce per share price if analysts’ short-term earnings expectations are not met or exceeded. Further, the general level of confidence (or lack thereof) in the stock markets will no longer affect Johnson Outdoors’ stock price.

        For Johnson Outdoors, becoming a private company is expected to reduce certain costs which relate to its being a public company, including legal costs, insurance costs, the costs of certain accounting and auditing activities and internal controls, the cost of annual meetings, the cost of preparing, printing and mailing corporate reports and proxy statements, the expense of a transfer agent and the cost of investor relations activities. Additionally, following the merger, at such time as Johnson Outdoors is no longer subject to the reporting requirements of the Exchange Act, Johnson Outdoors will be able to eliminate a good portion of the time devoted by its management and some of its other employees to matters that relate exclusively to Johnson Outdoors being a public company. As a result, the participating shareholders and JO Acquisition Corp. believe that Johnson Outdoors will be better able as a private company to focus its resources on its business and operations than it is as a public company. The participating shareholders and JO Acquisition Corp. believe that the merger advances these objectives.

        In addition to the foregoing factors, the participating shareholders and JO Acquisition Corp. considered the following positive factors:

•	the participating shareholders will benefit from any future earnings and growth of Johnson Outdoors after it ceases to be publicly traded; and

•	information concerning Johnson Outdoors and its operations, financial results and directors and officers will no longer be available to competitors.

        The participating shareholders and JO Acquisition Corp. also considered the following negative factors:

•	as a result of the merger and related transactions, the participating shareholders’ investment in Johnson Outdoors will represent an illiquid investment in the stock of a private company;

•	following the merger the participating shareholders will bear the sole burden for any future losses or decrease in enterprise value; and

•	Johnson Outdoors’ debt level and interest expense will increase substantially due to the additional financing necessary to complete the merger. See “SPECIAL FACTORS—Merger Financing.”

        The participating shareholders and JO Acquisition Corp. ultimately concluded that the potential detriments of the merger to them were outweighed by the potential benefits of the merger to them.

Background of the Merger

        Johnson Outdoors became a public company in October 1987, when it completed an initial public offering of shares of its Class A common stock. Since the initial public offering, members of the Samuel C. Johnson family and related entities, through their ownership of Class A and Class B common stock, have continued to own a majority equity interest in Johnson Outdoors.

        In late 2002, Samuel C. Johnson and his daughter, Ms. Johnson-Leipold, began to consider the impact on the growth potential of Johnson Outdoors’ business of the then-recently enacted securities legislation, in particular the Sarbanes-Oxley Act of 2002, and other recently implemented regulations, corporate governance standards and procedural controls. Mr. Johnson and Ms. Johnson-Leipold considered whether the continuing costs associated with Johnson Outdoors’ operating as a public company, including the time devoted by its management and some of its other employees to public-company matters, outweighed the benefits to Johnson Outdoors of being a public company. Mr. Johnson and Ms. Johnson-Leipold also discussed the historically small public float of Johnson Outdoors’ common stock and the desirability of Johnson Outdoors operating as a private company, consistent with the other Johnson family enterprises. See “SPECIAL FACTORS—Purpose and Reasons for the Merger.”

        As a result of this assessment, Mr. Johnson and Ms. Johnson-Leipold began to discuss the possibility of pursuing a transaction in which the Johnsons would acquire ownership of 100% of the outstanding common stock of Johnson Outdoors. On several occasions in the spring and early summer of 2003, the Johnsons discussed the possibility of pursuing such a transaction with McDermott Will & Emery LLP, counsel to Mr. Johnson and Ms. Johnson-Leipold. Mr. Johnson and Ms. Johnson-Leipold considered how such a transaction might be financed, and concluded that bank financing was the most feasible strategy consistent with their desire to acquire ownership of 100% of Johnson Outdoors’ capital stock.

        Between May and early July, 2003, Mr. Johnson, Ms. Johnson-Leipold and Roy T. George, Vice President of J Venture Management, Inc., the Johnsons’ management company, conducted interviews with four investment banks to act as their financial advisor in connection with a possible transaction. On July 17, 2003, J Venture Management, Inc. engaged Valuemetrics Capital, L.L.C. to act as its exclusive financial advisor to assist in exploring a possible transaction with Johnson Outdoors.

        Over the next several weeks and months, Mr. Johnson, Ms. Johnson-Leipold and their advisors discussed the structure and financing of a possible transaction to acquire ownership of 100% of the outstanding common stock of Johnson Outdoors. Mr. Johnson and Ms. Johnson-Leipold initially considered the possibility of engaging in a tender offer, but determined that a merger was the most viable structure for the transaction.

        In September and October of 2003, at Mr. Johnson and Ms. Johnson-Leipold’s request, Mr. George and Valuemetrics began to engage in preliminary discussions with potential financing sources regarding the terms and structure of financing of a possible transaction with Johnson Outdoors, which preliminary discussions continued over the next weeks and months.

        Ms. Johnson-Leipold advised the other members of the board of directors of Johnson Outdoors in December 2003 that she and Mr. Johnson were exploring the possibility of making an offer to return Johnson Outdoors to private ownership.

        In January 2004, at the request of Mr. Johnson and Ms. Johnson-Leipold, the board of directors adopted a resolution approving any future acquisition or deemed acquisition of beneficial ownership of Johnson Outdoors voting stock by members of the Johnson family or related persons and any other future action or event that would result in such persons becoming an “interested stockholder” for purposes of Section 180.1141 of the WBCL. The resolution was adopted to preserve the ability of the board of directors to seek to maximize shareholder value by avoiding the application to any potential business combination involving Johnson Outdoors and members of the Johnson family or related persons of the WBCL’s three-year prohibition on business combinations with interested stockholders. The approval of this resolution was subject to the condition that any business combination between Johnson Outdoors, on the one hand, and any Johnson family members or related persons that become “interested stockholders,” on the other hand, would have to be approved either by a majority of the disinterested members of the board of directors or by the affirmative vote of Johnson Outdoors’ shareholders representing a majority of the votes entitled to be cast by holders of voting stock not beneficially owned by the interested stockholders.

        On February 20, 2004, Mr. Johnson and Ms. Johnson-Leipold sent the board of directors a letter proposing that an entity to be formed by them acquire, through a merger with Johnson Outdoors, all of the outstanding shares of Johnson Outdoors common stock not already owned by them or related persons for $18 per share in cash. The letter stated that Mr. Johnson and Ms. Johnson-Leipold had engaged an investment banker and had received indications of interest from nationally recognized lending institutions with respect to financing that, together with amounts available from Johnson Outdoors’ existing funds, Mr. Johnson and Ms. Johnson-Leipold believed would be sufficient to meet the needs of the proposed transaction and to operate the business going forward, subject to the completion of satisfactory due diligence. The letter stated that it did not constitute a firm or binding offer, that Mr. Johnson and Ms. Johnson-Leipold were prepared to leave their proposal open until March 22, 2004 and that they reserved the right to amend or withdraw their proposal at any time prior to execution of a definitive merger agreement. The letter also stated that Mr. Johnson and Ms. Johnson-Leipold did not have any interest in selling their Johnson Outdoors shares and therefore would not support an alternative transaction.

        In response, the board of directors on February 20, 2004 appointed a special committee of independent directors, consisting of Thomas F. Pyle, Jr., Terry E. London and John M. Fahey, Jr., to evaluate the proposal, to conduct negotiations with respect to the proposal and, in its discretion, to recommend approval or disapproval of the proposal and ultimate terms thereof to the board of directors. In consideration of the expected time and other commitments that would be required of special committee members generally and the chairman of the special committee in particular, the board of directors determined that the chairman of the special committee would receive $45,000 and each other member of the special committee would receive $35,000, plus, in each case, reimbursement of expenses incurred in connection with service on the special committee. The compensation to be paid to the members of the special committee was not made contingent upon the completion of any transaction or on any favorable recommendation by the special committee. The members of the special committee elected Mr. Pyle to serve as chairman of the committee.

        On February 20, 2004, Johnson Outdoors issued a press release announcing receipt of the proposal from Mr. Johnson and Ms. Johnson-Leipold and the formation of the special committee. The press release also stated that the annual meeting of Johnson Outdoors shareholders, scheduled for February 25, 2004, would be adjourned to a date to be announced, and that supplementary proxy materials would be mailed to shareholders the following week.

        On February 23, 2004, a purported class action shareholder complaint was filed in the Circuit Court of Racine County in the State of Wisconsin on behalf of Johnson Outdoors’ shareholders naming as defendants the members of the board of directors of Johnson Outdoors and challenging the adequacy of the consideration and disclosures relating to the proposal. A second complaint raising similar claims was filed on March 4, 2004. See “SPECIAL FACTORS—Litigation Related to the Merger.”

        On February 25, 2004, Johnson Outdoors announced that the annual meeting of shareholders would be reconvened on March 9, 2004. On February 26, 2004, Johnson Outdoors mailed to shareholders a supplement to the proxy statement for the annual meeting, describing the proposal by Mr. Johnson and Ms. Johnson-Leipold and stating that the proposal would not be considered or acted upon at the annual meeting.

        On February 25, 2004, the special committee conducted interviews with three law firms to discuss their possible engagement to represent the special committee. As a result of these interviews, the special committee decided to retain Skadden, Arps, Slate, Meagher & Flom LLP as its legal advisor, based, among other considerations, on that firm’s expertise in mergers and acquisitions and securities law, as well as its experience in representing special committees of boards of directors of public companies in going-private transactions. The special committee confirmed that Skadden, Arps had no conflicts of interest with regard to representing the special committee in a transaction involving Johnson Outdoors, members of the Johnson family and related persons. The special committee also interviewed three investment banks to serve as an independent financial advisor to assist in the special committee’s evaluation of and, if deemed appropriate, negotiations with respect to the Johnson family proposal. These interviews covered each candidate investment bank’s experience in similar engagements, knowledge of Johnson Outdoors and the outdoor recreation products industry, fees and fee structures, potential conflicts and various other matters. Based on these discussions, the special committee made a tentative determination to select William Blair & Company, L.L.C. as its financial advisor.

        At its meeting on March 8, 2004, the special committee formalized the engagements of Skadden, Arps and William Blair. Representatives of Skadden, Arps and William Blair attended the meeting. Skadden, Arps provided the special committee with a detailed overview of the fiduciary duties of directors under Wisconsin law and Johnson Outdoors’ articles of incorporation and bylaws as members of the special committee in the context of a proposed sale of Johnson Outdoors, in general, and the Johnsons’ proposal, in particular. In addition, Skadden, Arps reported that it had engaged in discussions with McDermott Will & Emery concerning a non-disclosure agreement and a communications protocol that would govern the due diligence process undertaken by representatives of Mr. Johnson and Ms. Johnson-Leipold and their potential financing sources in connection with the proposal.

        During the ensuing weeks, a non-disclosure agreement and a communications protocol between Johnson Outdoors and Mr. Johnson and Ms. Johnson-Leipold were negotiated.

        Shortly after the special committee’s March 8 meeting, Johnson Outdoors began providing financial and other due diligence information to William Blair. During the next several months, William Blair continued to evaluate the financial and other diligence information regarding Johnson Outdoors. Also, a legal due diligence review of Johnson Outdoors was commenced on behalf of the special committee, which review continued through the next several months.

        Commencing in early March and continuing through April, 2004, Ms. Johnson-Leipold, Mr. George and Valuemetrics held a series meeting with a number of the prospective lenders with which Mr. George and Valuemetrics had engaged in preliminary discussions to further explore the terms and structure of a possible financing. During this period, the prospective lenders also engaged in preliminary due diligence. Following these meetings and throughout May 2004, the Johnsons’ advisors engaged in further discussions with the prospective lenders that expressed a continuing interest in providing financing for the proposed transaction.

        On March 16, 2004, the special committee met with representatives of Skadden, Arps and William Blair. Representatives of Skadden, Arps reported that Johnson Outdoors, J Venture Management, Inc., Mr. Johnson and Ms. Johnson-Leipold had agreed to the non-disclosure agreement and communications protocol giving the special committee oversight with respect to the release by Johnson Outdoors of information to Mr. Johnson and Ms. Johnson-Leipold, their advisors and their potential financing sources. The special committee agreed that it would be unrealistic for the committee to respond to the Johnsons’ proposal by the March 22 expiration date and directed Mr. Pyle to explore a more extended timetable.

        Following discussions between Mr. Pyle and Ms. Johnson-Leipold, on March 18, 2004, Ms. Johnson-Leipold delivered to the special committee a letter stating that she and Mr. Johnson would extend the effectiveness of their proposal for an additional 60 days. Johnson Outdoors issued a press release on the same day disclosing the extension of the deadline.

        On March 19, 2004, the special committee met and received an update from Skadden, Arps regarding discussions with McDermott Will & Emery regarding the proposal and related matters and from William Blair regarding progress relating to its due diligence. Between March 19 and March 24, 2004, representatives of William Blair met with Johnson Outdoors management and provided the special committee with a preliminary draft of discussion materials relating to the proposal. Skadden, Arps provided the special committee and William Blair with a memorandum regarding a preliminary valuation of Johnson Outdoors ranging from approximately $20.00 to $25.56 per share prepared by a third party, Value Incorporated, based on publicly-available information. This valuation had been prepared at the direction of the plaintiffs in the litigation involving Johnson Outdoors and its directors relating to the proposal. During this period, Mr. Pyle met to discuss procedural matters with Mr. George of J Venture Management. Mr. George, together with Valuemetrics, had been designated by Mr. Johnson and Ms. Johnson-Leipold to negotiate on their behalf with respect to the proposal.

        The special committee met on March 24, 2004, with representatives of Skadden, Arps and William Blair in attendance. William Blair reviewed with the special committee the previously distributed preliminary draft discussion materials.

        On March 29, 2004, the special committee met with representatives of Skadden, Arps and William Blair. Representatives of William Blair reviewed with the special committee draft discussion materials prepared by them relating to the proposal. The meeting participants also discussed the preliminary valuation of Johnson Outdoors prepared by Value Incorporated. The special committee concluded that the current offer of $18 per share was inadequate and instructed William Blair to meet, on behalf of the special committee, as soon as possible with Valuemetrics and Mr. George to engage in further discussions.

        On April 14, 2004 and again on April 19, 2004, representatives of William Blair informed Mr. George and Valuemetrics of the special committee’s view as to the inadequacy of the proposed $18 per share price. William Blair indicated that the special committee would be receptive to considering a revised proposal at a higher price, but no target price was identified.

        The special committee met on April 20, 2004. William Blair reviewed with the special committee its discussions with Mr. George and Valuemetrics. The special committee directed Mr. Pyle and William Blair to continue the discussions.

        Between April 20 and May 5, 2004, Mr. Pyle and William Blair, on behalf of the special committee, held several discussions with Mr. George and Valuemetrics to discuss the proposal. Mr. Pyle informed Mr. George that the special committee would not approve a transaction at a price below market and noted that, in recent weeks, closing prices for Johnson Outdoors common stock on the Nasdaq National Market had been around $19.50 per share.

        On May 5, 2004, at the request of Mr. Johnson and Ms. Johnson-Leipold, Valuemetrics advised William Blair that the Johnsons were willing to raise their proposed price to $19.10 per share.

        On May 5, 2004, Johnson Outdoors acquired Techsonic Industries Inc., a maker of underwater sonar and video viewing and global positioning system technologies, from Teleflex Incorporated, for a cash purchase price of $28 million. The acquisition added the Humminbird® brand to Johnson Outdoors’ marine electronics group portfolio. In its May 6, 2004 announcement of the Techsonic acquisition, Johnson Outdoors stated that the acquisition was anticipated to be accretive to cash flow and earnings in the first full fiscal year of ownership (fiscal 2005).

        At the special committee’s May 6, 2004 meeting, Mr. Pyle and representatives of William Blair reported on the discussions to date with the Johnsons’ representatives. Following a discussion of the new price of $19.10 per share, the special committee instructed Mr. Pyle and representatives of William Blair to seek a further increase in the price offered by the Johnsons.

        On May 11, 2004, Mr. Pyle met with Mr. George, and Mr. Pyle informed Mr. George of the special committee’s desire for a further increase in the price offered by the Johnsons. Following the meeting, Mr. George notified Mr. Pyle that the Johnsons would be willing to raise their proposed price to $20.10. Mr. George also stated that, given the cash price at which Johnson Outdoors had acquired Techsonic, the Johnsons would not be willing to pay a higher price for Johnson Outdoors common stock based on the anticipated accretive effects of the Techsonic acquisition.

        On May 14, 2004, the special committee met, and Mr. Pyle reported to the special committee on the results of the recent negotiations. Representatives of William Blair presented, and the special committee discussed, revised materials reflecting Johnson Outdoors’ acquisition of Techsonic. Skadden, Arps reviewed again the fiduciary duties of the special committee members under Wisconsin law and Johnson Outdoors’ articles of incorporation and bylaws in the context of a proposed sale of Johnson Outdoors, in general, and the Johnsons’ proposal, in particular. The special committee instructed Mr. Pyle to seek an increase in the Johnsons’ proposed price of $20.10 per share and to raise with the Johnsons’ representatives certain matters to be included in a proposed merger agreement. Later that day, McDermott Will & Emery delivered a draft merger agreement to Skadden, Arps.

        During the week of May 17, 2004, Mr. Pyle discussed with Mr. George the special committee’s desire that the proposed merger consideration be increased to more than $20.10 per share. In the evening of May 17, 2004, the special committee met with representatives of Skadden, Arps. Skadden, Arps reviewed with the special committee key issues in the draft merger agreement. The draft merger agreement included a financing condition, but the special committee had received no recent indication from Mr. Johnson, Ms. Johnson-Leipold or Mr. George as to the status of financing for their proposal. The special committee directed Skadden, Arps to respond to the draft merger agreement with the special committee’s comments, and to inquire of McDermott Will & Emery as to the status of efforts to obtain financing.

        On May 21, 2004, Ms. Johnson-Leipold delivered to the special committee a letter stating that, at the request of the special committee, she and Mr. Johnson were willing to leave their proposal open beyond its expiration date to allow the special committee to continue to evaluate the proposal. Johnson Outdoors issued a press release on the same day disclosing the Johnsons’ decision to allow the proposal to remain open.

        On May 22, 2004, Mr. Johnson passed away.

        Between late May and June, 2004, Mr. Pyle held discussions with each of Mr. George and Ms. Johnson-Leipold regarding the proposal and the efforts to obtain financing. Mr. Pyle requested that Ms. Johnson-Leipold’s representatives meet with the special committee to discuss the status of their efforts to arrange financing.

        During June 2004, Ms. Johnson-Leipold and the Johnsons’ advisors evaluated the terms on which the prospective lenders were willing to provide financing for the transaction and determined that the terms and structure of the financing commitment proposed by GE Capital would best enable the Johnsons to proceed with and consummate the proposed merger transaction.

        The special committee met on June 28, 2004. Ms. Johnson-Leipold, Mr. George and representatives of McDermott Will & Emery attended the meeting to provide information concerning the financing for the Johnsons’ proposal and to respond to questions. Ms. Johnson-Leipold and Mr. George told the special committee that, after discussions with numerous potential lenders, they had selected GE Capital to provide financing. Mr. George noted that GE Capital had already commenced its due diligence review of Johnson Outdoors and stated that he expected that a draft financing commitment letter would be available within one week, with the possibility of final terms for the commitment letter being established by the end of July 2004. After an extended discussion, Ms. Johnson-Leipold, Mr. George and McDermott Will & Emery departed the meeting. The special committee then discussed with Skadden, Arps the draft merger agreement. The special committee also instructed representatives of William Blair to review Johnson Outdoors’ most recently revised financial forecasts.

        On July 2, 2004, Skadden, Arps transmitted to McDermott Will & Emery the special committee’s comments on the draft merger agreement.

        During the week following the June 28, 2004 special committee meeting, Mr. Pyle and Mr. George conducted discussions about the status of efforts to obtain financing, and Mr. Pyle invited Ms. Johnson-Leipold to provide a progress report at the next meeting of the special committee.

        On July 8, 2004, the special committee met, joined by Ms. Johnson-Leipold, Mr. George and representatives of McDermott Will & Emery. Ms. Johnson-Leipold and Mr. George provided the special committee with an initial draft financing commitment letter from GE Capital, but stated that they anticipated that a further revised draft of the commitment letter would be provided before the Special Committee’s comments were requested. Mr. George reported that GE Capital’s due diligence review of Johnson Outdoors was still under way and expressed his continuing belief that a financing commitment could be in place by the end of July.

        On July 18, 2004, McDermott Will & Emery requested that comments be provided on the initial draft of the financing commitment letter that had been delivered on July 8, 2004, Skadden, Arps provided the special committee members with a description of the proposed terms of the financing commitment letter and discussed the terms of the proposed commitment. On July 20, 2004, Skadden, Arps transmitted to McDermott Will & Emery the comments of the special committee and suggested modifications.

        During July and August, 2004 Mr. Pyle held discussions with Mr. George regarding the status of GE Capital’s ongoing due diligence and the anticipated timing of an updated financing commitment letter.

        On August 23, 2004, McDermott Will & Emery delivered to Skadden, Arps a revised draft merger agreement.

        The special committee met on August 24, 2004. Ms. Johnson-Leipold, Mr. George and representatives of McDermott Will & Emery joined the meeting. Ms. Johnson-Leipold and Mr. George reported that the structure of the financing for the proposed transaction had been finalized in discussions with GE Capital. The special committee expressed its concern at the length of time the process had taken, and expressed its strong desire that the Johnsons make progress on obtaining financing for the proposed transaction as soon as possible. The participants then reviewed a transaction timeline. Mr. George advised the special committee that the Johnsons and their advisors believed that they would be in a position to finalize arrangements for the GE Capital financing commitment by the second week of September.

        Skadden, Arps delivered to McDermott Will & Emery a mark-up of the draft merger agreement on September 1, 2004 and on the next day discussed with McDermott Will & Emery the remaining open issues.

        Between September 3, 2004 and September 22, 2004, Johnson Outdoors prepared its disclosure schedule for the merger agreement and continued to respond to numerous due diligence requests from counsel to GE Capital. During the week of September 13, 2004, Mr. Pyle conveyed to Mr. George the special committee’s request for a formal update on the Johnsons’ transaction proposal and the related financing.

        The special committee met again on September 22, 2004. Ms. Johnson-Leipold, Mr. George, and representatives of Valuemetrics and McDermott Will & Emery attended to provide the special committee with a formal update regarding the Johnsons’ transaction proposal and the financing thereof. Paul A. Lehmann, Johnson Outdoors’ Chief Financial Officer, and Alisa D. Swire, Johnson Outdoors’ Vice President, Business Development and Legal Affairs, also attended a portion of the meeting. Mr. George presented to the special committee a revised draft commitment letter from GE Capital and an outline of the structure of the proposed financing. Mr. George reported that the Johnsons were prepared to proceed with the proposal at the $20.10 price that had previously been discussed, despite what he described as a weakening in Johnson Outdoors’ performance since those earlier discussions. After an extended discussion among the meeting participants, the guests left the meeting, and the special committee reviewed with its financial and legal advisors the status of the transaction, the price being offered and the proposed financing. The special committee directed Skadden, Arps to meet with McDermott Will & Emery to resolve the outstanding issues with respect to the draft merger agreement and ancillary documents.

        On September 26, 2004, Mr. George delivered to Mr. Pyle a revised draft, dated September 24, 2004, of the proposed financing commitment letter from GE Capital and indicated that negotiation of the commitment letter had been substantially completed.

        On September 27, 2004, Skadden, Arps updated the members of the special committee on the status of negotiations on the merger agreement. The special committee members specified October 8 as a target date, for planning purposes, for formal consideration of the proposed transaction.

        At a meeting of the board of directors on September 29, 2004, Johnson Outdoors management presented a revised fiscal-year 2004 forecast and fiscal-year 2005 budget. The special committee met following the board of directors meeting. William Blair provided the special committee with an update on its financial analyses. The special committee discussed the revised fiscal-year 2004 forecast and fiscal-year 2005 budget prepared by management and requested that William Blair circulate revised discussion materials and review the revised forecast and budget data in preparation for the next special committee meeting.

        The special committee met on October 1, 2004. Skadden, Arps and Mr. Pyle provided the special committee members with an update on the negotiation of a proposed merger agreement. The special committee also reviewed the discussion materials prepared by William Blair, which reflected the revised fiscal-year 2004 forecast and fiscal-year 2005 budget information provided by Johnson Outdoors management.

        On October 6, 2004, Mr. Pyle and Mr. George, together with representatives of Skadden, Arps and McDermott Will & Emery, met to negotiate remaining open items in the merger agreement. The parties also discussed the status of the financing commitment letter. Mr. George indicated that the financing commitment letter still had not been finalized. During the October 6 meeting, Mr. Pyle held discussions with Mr. George regarding the proposed $20.10 per share merger consideration. Mr. Pyle stated that the special committee believed that the price should be increased. Mr. George indicated that he was not in a position to alter the proposed price, but at Mr. Pyle’s request would defer a rejection of the requested price increase until the parties could discuss price during the following week.

        On October 8, 2004, the special committee met to discuss the draft discussion materials prepared by William Blair that the special committee had previously reviewed at its March 29, May 14 and October 1, 2004 meetings, copies of which had been provided to special committee members, at their request, prior to the October 8 meeting. Mr. Pyle reported to the special committee on his October 6 exchange with Mr. George regarding the proposed merger consideration. The special committee directed Mr. Pyle to seek a higher price.

        Mr. Pyle and Mr. George subsequently discussed the status of the financing commitment letter and the special committee’s request for an increase in the proposed merger consideration. Mr. George reported that the financing commitment letter had not yet been finalized, and he reaffirmed that there would be no additional increase in the proposed transaction price.

        Between October 11 and October 27, 2004, Skadden, Arps and McDermott Will & Emery continued to work on completing Johnson Outdoors’ disclosure schedule, the merger agreement and related documents, and the updating of the due diligence investigation of Johnson Outdoors on behalf of the special committee was completed. Johnson Outdoors also responded to additional due diligence requests from GE Capital.

        In late October 2004, Mr. Pyle spoke with Ms. Johnson-Leipold and requested an increase in the proposed $20.10 per share merger consideration. Ms. Johnson-Leipold rejected the request. Mr. Pyle asked that Ms. Johnson-Leipold discuss the matter with the entire special committee on October 27 and urged her to reconsider her response.

        On the morning of October 27, 2004, Mr. Pyle, Mr. Fahey and Mr. London met by teleconference with Ms. Johnson-Leipold and Mr. George. The special committee requested an increase in the proposed merger consideration of $20.10. Following discussion, Ms. Johnson-Leipold rejected the special committee’s request and informed the special committee members that the Johnsons were unwilling to proceed with the transaction at a price in excess of $20.10. Ms. Johnson-Leipold and Mr. George then excused themselves from the teleconference. The special committee members deliberated on the results of the meeting with Ms. Johnson-Leipold and Mr. George and the fact that the special committee had not received any third-party indications of interest for an acquisition of Johnson Outdoors, even though the Johnson family proposal had been publicly disclosed eight months earlier.

        Also on October 27, 2004, McDermott Will & Emery provided the special committee and its advisors with a copy of the final draft of the financing commitment letter with GE Capital.

        On October 28, 2004, the special committee met. At this meeting, Skadden, Arps discussed in detail the fiduciary duties of the special committee members under Wisconsin law and other legal considerations, including provisions of Johnson Outdoors’ articles of incorporation and bylaws, that the special committee members should take into account in their deliberations regarding the proposed transaction. Among other things, Skadden, Arps discussed the requirement under the articles of incorporation that, in evaluating and responding to a merger proposal, the board of directors consider, among other factors, the consideration being offered in the merger proposal not only in relation to the then-current market price, but also in relation to the then-current value of Johnson Outdoors in a freely negotiated transaction and in relation to the board of directors’ estimate of the future value of Johnson Outdoors as an independent entity. In addition, Skadden, Arps presented a detailed review of the terms of the draft merger agreement, the financing commitment letter from GE Capital and other related documentation. William Blair reviewed with the special committee the financial aspects of the proposed merger. William Blair discussed, among other things, the historical and projected financial information and historical stock prices of Johnson Outdoors; share price premiums based on historical prices in relation to the proposed merger consideration; and valuation analyses that included an analysis of premiums paid in recent public-company merger-and-acquisition transactions, an analysis of comparable public companies’ share prices as a multiple of their net incomes and cash flows, an analysis of prices paid in comparable merger-and-acquisition transactions expressed as a multiple of target-company cash flows, a discounted cash flow analysis and a leveraged buyout analysis. William Blair delivered to the special committee its opinion that, as of October 28, 2004 and based on and subject to the assumptions, limitations and qualifications set forth in the opinion, the cash consideration of $20.10 per share to be paid in the merger to the shareholders of Johnson Outdoors other than the participating shareholders and JO Acquisition Corp. was fair, from a financial point of view, to such shareholders. See “SPECIAL FACTORS—Opinion of Financial Advisor to the Special Committee.”

        Following discussion and questioning of its advisors, the special committee then determined that the merger agreement and the merger were fair to and in the best interests of Johnson Outdoors’ unaffiliated shareholders and resolved to recommend that the board of directors approve and adopt the merger agreement and recommend that Johnson Outdoors shareholders vote for approval of the merger agreement.

        The October 28, 2004 special committee meeting was followed by a special meeting of the board of directors of Johnson Outdoors. In view of her potential conflict of interest with respect to the proposal by the participating shareholders to acquire 100% ownership of Johnson Outdoors, Ms. Johnson-Leipold recused herself from the board of directors’ deliberations with respect to the merger and the merger agreement and abstained from voting on the merger agreement and related matters. Mr. Lawton, who is President and Chief Executive Officer of JohnsonDiversey, Inc. a Johnson family enterprise, also recused himself from the board of directors’ deliberations with respect to the merger and the merger agreement and abstained from voting on the merger agreement and related matters due to the potential conflict of interest.

        At the October 28, 2004 meeting of the board of directors, Foley & Lardner LLP, counsel to Johnson Outdoors, discussed in detail the directors’ fiduciary duties under Wisconsin law relating to a consideration of the merger agreement and related matters. Foley & Lardner LLP also presented a detailed review of the terms of the draft merger agreement, the financing commitment letter from GE Capital and other related documentation. Mr. Pyle, on behalf of the special committee, reviewed for the directors the process undertaken by the special committee in evaluating the Johnson family proposal and negotiating the merger agreement and related matters. Mr. Pyle then delivered the special committee’s recommendations to the board of directors with respect to the merger agreement, the merger and related matters. Ms. Johnson-Leipold and Mr. Lawton then recused themselves, and the board of directors proceeded to discuss the proposed merger agreement, the recommendation of the special committee and the process that had been undertaken by the special committee in evaluating and negotiating the proposed transaction.

        Members of Johnson Outdoors management then joined the meeting to report on current developments in an intellectual-property litigation matter involving Johnson Outdoors. Following management’s report, representatives of the Johnsons informed the board of directors that, before Ms. Johnson-Leipold would cause the merger agreement to be executed, such representatives would need time to update GE Capital on the status of the litigation matter and confirm that GE Capital was prepared to execute the financing commitment letter.

        The board of directors then adjourned its meeting. Representatives of the Johnsons held discussions with GE Capital. After reconvening its meeting, the board of directors received from GE Capital an executed copy of its financing commitment letter. Acting on the recommendation of the special committee, the board of directors (with Ms. Johnson-Leipold and Mr. Lawton not voting on the transaction) then determined that the merger agreement and the merger were fair to and in the best interests of Johnson Outdoors’ unaffiliated shareholders, approved and adopted the merger agreement and resolved to recommend to Johnson Outdoors shareholders that they vote for the approval of the merger agreement.

        Following the meeting of the board of directors, the merger agreement and related transaction documents were executed by the parties.

        On October 29, 2004, prior to the opening of trading on the Nasdaq Stock Market, Johnson Outdoors issued a press release announcing that its board of directors had approved the merger agreement.

Recommendations of the Special Committee and the Board of Directors; Reasons for Recommending the Approval of the Merger Agreement

        Both the special committee and the board of directors of Johnson Outdoors have determined that the merger agreement and the merger are fair to and in the best interests of the unaffiliated shareholders of Johnson Outdoors. The special committee has recommended that the board of directors

•	approve and adopt the merger agreement;

•	approve the merger; and

•	recommend that the shareholders of Johnson Outdoors vote for the approval of the merger agreement.

After considering the recommendation of the special committee, the board of directors has approved and adopted the merger agreement, approved the merger and resolved to recommend to Johnson Outdoors’ shareholders that they vote for the approval of the merger agreement. In view of their potential conflicts of interest with respect to the proposal by the participating shareholders to acquire 100% ownership of Johnson Outdoors, Ms. Johnson-Leipold and Mr. Lawton recused themselves from the board of directors’ deliberations with respect to the merger and the merger agreement and abstained from voting on the related resolutions, including the recommendations to Johnson Outdoors shareholders described in this proxy statement.

        In reaching their determinations and making their recommendations, both the special committee and the board of directors relied on Johnson Outdoors’ management to provide accurate and complete financial information, projections and assumptions (based on the best information available to management at that time), as the starting point for their analyses.

        In reaching its determination and making its recommendation, the special committee considered factors including:

•	the opinion delivered by William Blair on October 28, 2004 that, as of that date and based on and subject to the assumptions, limitations and qualifications set forth in the opinion, the cash consideration of $20.10 per share to be paid in the merger to the shareholders of Johnson Outdoors other than the participating shareholders and JO Acquisition Corp. was fair, from a financial point of view, to such shareholders;

•	the fact that the merger consideration of $20.10 per share in cash to be received by Johnson Outdoors shareholders represented, at the time of the special committee’s determination, a 21.2% premium to the average closing price of Johnson Outdoors Class A common stock for the 30 days prior to the February 20, 2004 announcement of the Johnsons’ initial proposal to acquire 100% ownership of Johnson Outdoors, and a 53.7% premium to the average closing price for the 52 weeks prior to the February 20, 2004 announcement;

•	the special committee’s consideration of the various analyses undertaken by William Blair, each of which is described below under “SPECIAL FACTORS — Opinion of Financial Advisor to the Special Committee”;

•	the special committee’s belief, based on the performance of Johnson Outdoors’common stock immediately following the initial February 20, 2004 announcement of the proposal by members of the Johnson family to acquire 100% ownership of Johnson Outdoors at a price of $18.00 per share, absent any other operational announcement and absent a similar increase in the stock prices of Johnson Outdoors’ industry peers, that the increase in the market price of Johnson Outdoors’ common stock following that announcement reflected primarily anticipation of a possible acquisition by Johnson family shareholders, rather than a perception of higher intrinsic value for Johnson Outdoors’ common stock;

•	the special committee’s belief that the principal advantage of Johnson Outdoors continuing as a public company would be to allow public shareholders to continue to participate in any growth in the value of Johnson Outdoors’ equity, but that, under all of the relevant circumstances and in view of the historical results of operations, financial condition, assets, liabilities, business strategy and prospects of Johnson Outdoors, the nature of the industry in which Johnson Outdoors competes, and trading characteristics of companies with market capitalization similar in size to that of Johnson Outdoors, and in light of the proposed merger consideration of $20.10 per share, the value to shareholders that would be achieved by continuing as a public company was not likely to be as great as the merger consideration of $20.10 per share;

•	the active and direct role of the members of the special committee and their representatives in the negotiations with respect to the merger, and the consideration of the transaction by the special committee at numerous special committee meetings;

•	the negotiations that took place between the special committee and its representatives, on the one hand, and representatives of JO Acquisition Corp., on the other hand, with respect to the increase in the merger consideration from the initial offer at $18.00 per share to $20.10 per share and the belief by the members of the special committee that $20.10 per share was the highest price that the participating shareholders and JO Acquisition Corp. would agree to pay to Johnson Outdoors’ shareholders;

•	the merger consideration of $20.10 per share in cash in relation to the then-current market price of Johnson Outdoors common stock, the then-current value of Johnson Outdoors in a freely negotiated transaction and the future value of Johnson Outdoors as an independent entity;

•	the fact that, to date, no third party has come forward with an alternative transaction proposal;

•	the belief that no alternative bidder would be able to consummate an acquisition of Johnson Outdoors due to the principal Johnson family shareholders’ position that they were unwilling to sell their shares of Johnson Outdoors common stock, which shares represent a controlling interest in connection with any transaction involving the acquisition of Johnson Outdoors;

•	the terms of the merger agreement that permit Johnson Outdoors and the special committee to explore, under specified circumstances, an unsolicited acquisition proposal and, if the special committee determines that an unsolicited acquisition proposal is a superior proposal (meaning that the acquisition proposal would, if consummated, provide greater value to Johnson Outdoors shareholders than the merger, from a financial point of view), that permit the special committee to modify or withdraw its recommendation with respect to the merger agreement and the merger and to approve or recommend the superior proposal;

•	Johnson Outdoors' right to terminate the merger agreement to accept a superior proposal;

•	the status and conditions of the GE Capital debt financing to fund the merger and related expenses and to provide for the ongoing working capital of Johnson Outdoors, and the experience and success of GE Capital in closing other similar transactions;

•	the significant changes made in the debt financing commitment, relative to the terms of the commitment as initially proposed by GE Capital, to limit the conditions to such financing;

•	the special committee’s understanding that prospective lenders other than GE Capital had met with representatives of the participating shareholders and had independently declined to participate in the financing of the proposed merger on terms acceptable to the participating shareholders;

•	the representation from JO Acquisition Corp. in the merger agreement as to its belief that, upon the transactions contemplated by the merger agreement, Johnson Outdoors would not be insolvent, would not be left with unreasonably small capital and would not have incurred debts beyond its ability to pay such debts as they mature;

•	the fact that the receipt by the special committee of an opinion of an independent financial advisor as to Johnson Outdoors’ solvency following the merger is a condition to Johnson Outdoors’ obligation to consummate the merger;

•	the terms and conditions of the voting agreement providing for the principal participating shareholders to vote in favor of approving the merger agreement; and

•	the availability to shareholders who vote against approval of the merger agreement of dissenters’ rights under Wisconsin law, which provide shareholders who dispute the fairness of the merger consideration with an opportunity to have a court determine the fair value of their shares.

The special committee believes that each of these factors supported its conclusion that the merger is fair to and in the best interests of Johnson Outdoors’ unaffiliated shareholders.

        In evaluating the merger and related transactions, the special committee did not consider

•	the net book value of Johnson Outdoors, because it believed that net book value is not a material indicator of the value of Johnson Outdoors as a going concern but rather is indicative of historical costs; or

•	the liquidation value of Johnson Outdoors, because the special committee considered Johnson Outdoors as a viable, going concern business, and therefore did not consider the liquidation value as a relevant valuation methodology.

In addition, the special committee did not establish, and did not consider, a pre-merger going concern value for the equity of Johnson Outdoors and does not believe there is a single method of determining going concern value, although the special committee believes the analyses of William Blair in their totality may be reflective of going concern value.

        The special committee also considered a variety of risks and other potentially negative factors concerning the merger agreement and the transactions contemplated by it, including the merger. These factors included:

•	the fact that Johnson Outdoors' only recourse in the event of a wrongful termination or material breach of the merger agreement may be against JO Acquisition Corp., a company without assets;

•	the fact that, following the merger, Johnson Outdoors’ shareholders will no longer participate in any future earnings of Johnson Outdoors or benefit from any increases in Johnson Outdoors’ value;

•	the fact that certain parties, including Ms. Johnson-Leipold and other members of the board of directors, including members of the special committee, may have interests that are different from those of Johnson Outdoors’ shareholders, as described under “SPECIAL FACTORS—Interests of Certain Persons in the Merger”;

•	the limitations contained in the merger agreement on Johnson Outdoors’ ability to solicit other offers, as well as the possibility that Johnson Outdoors could be required to reimburse JO Acquisition Corp. for up to $3,000,000 of its out-of-pocket expenses in the event that the merger is not consummated;

•	the fact that the obligation of GE Capital to provide debt financing to pay the merger consideration is subject to conditions outside of Johnson Outdoors’ control;

•	the risk of a potential fraudulent conveyance challenge to the merger described under "SPECIAL FACTORS--Certain Risks in the Event of Bankruptcy"; and

•	the fact that, for U.S. federal income tax purposes, the merger consideration will be taxable to Johnson Outdoors’ shareholders receiving the merger consideration.

        This discussion of the information and factors considered by the special committee in reaching its conclusions and recommendation includes all of the material factors considered by the special committee but is not intended to be exhaustive. In view of the wide variety of factors considered by the special committee in evaluating the merger agreement and the transactions contemplated by it, including the merger, and the complexity of these matters, the special committee did not find it practicable, and did not attempt, to quantify, rank or otherwise assign relative weight to those factors. In addition, different members of the special committee may have given different weight to different factors.

        The special committee believes that sufficient procedural safeguards were and are present to ensure the fairness of the merger and to permit the special committee to represent effectively the interests of Johnson Outdoors’ unaffiliated shareholders. These procedural safeguards include the following:

•	the special committee's active and intense negotiations, with the assistance of its advisors, with representatives of JO Acquisition Corp. and the Johnsons regarding the merger consideration and the other terms of the merger and the merger agreement;

•	other than their receipt of board of directors and special committee fees, their indemnification and liability insurance rights under the merger agreement and their entitlement to receive cash in respect of their Johnson Outdoors stock options in connection with the merger, members of the special committee do not have an interest in the merger different from that of Johnson Outdoors’ shareholders;

•	the special committee retained and received the advice and assistance of William Blair as its financial advisor and Skadden, Arps as its legal advisor, and requested and received from William Blair an opinion, delivered orally and confirmed in writing on October 28, 2004, with respect to the fairness from a financial point of view of the merger consideration to be received by Johnson Outdoors shareholders other than the participating shareholders and JO Acquisition Corp.;

•	the requirement that, among other necessary shareholder votes, the proposal to approve the merger agreement receive the affirmative vote of at least 66 2/3% of the votes entitled to be cast by the holders of the outstanding shares of Johnson Outdoors Class A common stock and Class B common stock not beneficially owned by JO Acquisition Corp. or any of the participating shareholders or any affiliate or associate of JO Acquisition Corp. or any of the participating shareholders;

•	the recognition by the special committee that it had no obligation to recommend the approval of the merger proposal or any other transaction;

•	the recognition by the special committee that the board of directors could consider and recommend superior proposals; and

•	the availability of dissenters' rights under Wisconsin law for Johnson Outdoors' shareholders who oppose the merger.

In light of the procedural safeguards described above, the special committee did not consider it necessary to retain an unaffiliated representative to act solely on behalf of Johnson Outdoors’ unaffiliated shareholders for purposes of negotiating the terms of the merger agreement or preparing a report concerning the fairness of the merger agreement and the merger.

        In reaching its determination that the merger agreement and the merger are fair to and in the best interests of Johnson Outdoors’ unaffiliated shareholders, the board of directors determined that the analysis of special committee was reasonable and adopted the analysis of the special committee as to the fairness to Johnson Outdoors’ unaffiliated shareholders of the merger consideration of $20.10 per share. In determining the reasonableness of the special committee’s analysis and adopting the special committee’s analysis, the board of directors considered and relied upon

•	the process the special committee conducted in considering the merger;

•	the special committee's having retained and received advice from its independent legal counsel, Skadden, Arps;

•	the special committee's having retained and received advice from its independent financial advisor, William Blair;

•	the special committee’s unanimous recommendation on October 28, 2004 that the board of directors determine that the merger agreement and the merger are fair to and in the best interests of Johnson Outdoors’ unaffiliated shareholders and approve and adopt the merger agreement and approve the transactions contemplated by the merger agreement, including the merger; and

•	the availability of dissenters’ rights under Wisconsin law for Johnson Outdoors’ shareholders who oppose the merger.

        The board of directors also believes that sufficient procedural safeguards were present to ensure the fairness of the transaction and to permit the special committee to represent effectively the interests of Johnson Outdoors’ unaffiliated shareholders. The board of directors reached this conclusion based on, among other things:

•	the fact that the special committee consisted solely of independent directors who are not affiliated with the participating shareholders;

•	the selection and retention by the special committee of its own financial advisor and legal counsel;

•	the fact that the negotiations that had taken place between representatives of JO Acquisition Corp. and the Johnsons, on the one hand, and the special committee and its representatives, on the other hand, were structured and conducted so as to preserve the independence of the special committee and promote the fairness of the transaction;

•	the fact that the merger agreement and the merger were approved by the members of the board of directors who are not employees of Johnson Outdoors or affiliated with the participating shareholders; and

•	the requirement that, among other necessary shareholder votes, the proposal to approve the merger agreement receive the affirmative vote of at least 66 2/3% of the votes entitled to be cast by the holders of the outstanding shares of Johnson Outdoors Class A common stock and Class B common stock not beneficially owned by JO Acquisition Corp. or any of the participating shareholders or any affiliate or associate of JO Acquisition Corp. or any of the participating shareholders.

        In light of the procedural protections described above, the board of directors, including each of the non-employee directors, did not consider it necessary either to require a separate affirmative vote of a majority of Johnson Outdoors’ unaffiliated shareholders or to retain an unaffiliated representative to act solely on behalf of Johnson Outdoors’ unaffiliated shareholders for purposes of negotiating the terms of the merger agreement or preparing a report concerning the fairness of the merger agreement and the merger.

        In view of the wide variety of factors considered by the board of directors in evaluating the merger and the complexity of these matters, the board of directors did not find it practicable, and did not attempt, to quantify, rank or otherwise assign relative weight to those factors. In addition, different members of the board of directors may have given different weight to different factors.

        Based in part upon the recommendation of the special committee, the board of directors voted to approve and adopt the merger agreement and resolved to recommend that you vote “FOR” the approval of the merger agreement and “FOR” the proposal to adjourn the special meeting if necessary to permit further solicitation of proxies in the event there are not sufficient votes at the time of the special meeting to approve the merger agreement.

        If the merger is consummated, members of the board of directors other than Ms. Helen Johnson-Leipold will be entitled to receive an aggregate of approximately $1,231,654, consisting of merger consideration and cash in respect of Johnson Outdoors stock options, approximately $921,734 of which would be received by members of the special committee. See “SPECIAL FACTORS—Interests of Certain Persons in the Merger.”

Position of the Participating Shareholders and JO Acquisition Corp. as to the Fairness of the Merger to Johnson Outdoors’

Unaffiliated Shareholders

        JO Acquisition Corp. and the participating shareholders believe that the terms and conditions of the merger are substantively and procedurally fair to the unaffiliated shareholders. This determination is based on the following factors:

•	JO Acquisition Corp. and the participating shareholders reviewed the historical financial performance of Johnson Outdoors and its financial results and believe the merger price of $20.10 per share is fair based on that review.

•	JO Acquisition Corp. and the participating shareholders considered the historical market prices and trading activity of the Johnson Outdoors common stock, including the fact that price of $20.10 per share price to be paid in the merger represents a 21.2% premium over the average closing price of Johnson Outdoors Class A common stock for the 30 days prior to the February 20, 2004 announcement of Ms. Johnson-Leipold’s and the late Mr. Johnson’s initial proposal to acquire 100% ownership of Johnson Outdoors not owned by the Johnsons, members of their family or entities controlled by them, and a 53.7% premium to the average closing price for the 52 weeks prior to the February 20, 2004 announcement.

•	The merger will provide consideration to Johnson Outdoors’ shareholders entirely in cash which will allow them to pursue other investment alternatives.

•	There has historically been a small public float of Johnson Outdoors’ common stock, resulting in a lack of liquidity as evidenced by relatively low trading volumes.

•	The special committee received a written opinion of William Blair, its independent financial advisor, that as of October 28, 2004 and based upon and subject to the assumptions, limitations and qualifications set forth in its opinion, the consideration to be received by holders of shares of Johnson Outdoors common stock pursuant to the merger agreement (other than JO Acquisition Corp. and the participating shareholders, as to which William Blair expressed no view), was fair, from a financial point of view, to such shareholders.

•	Although JO Acquisition Corp. and the participating shareholders were not part of the deliberation process of the special committee or the board of directors and none of JO Acquisition Corp. or the participating shareholders participated in their respective conclusions as to the fairness of the merger to the unaffiliated shareholders, JO Acquisition Corp. and the participating shareholders found persuasive the conclusions of the board of directors and the special committee as to the fairness of the merger to the unaffiliated shareholders.

•	The board of directors established a special committee consisting of independent directors who are not, and have not been, officers or employees of Johnson Outdoors, JO Acquisition Corp. or any of their respective affiliates and are not otherwise affiliated with the participating shareholders, which was represented by its own experienced legal counsel, Skadden, Arps, and advised by its own experienced financial advisor, William Blair, to evaluate the merger and make recommendations to the board of directors with respect to the merger agreement.See ““SPECIAL FACTORS— Background of the Merger.”Furthermore, the special committee had the exclusive authority to negotiate the terms of the merger agreement, and the special committee negotiated the terms of the merger agreement on an arm’s-length basis.

•	Consistent with the WBCL, the merger agreement requires the approval of at least 66 2/3% of the votes entitled to be cast at the special meeting by the holders of the outstanding shares of Class A common stock and Class B common stock not beneficially owned by JO Acquisition Corp. or any of the participating shareholders or any affiliate or associate of JO Acquisition Corp. or any of the participating shareholders.

•	The special committee unanimously determined that the merger agreement and the merger are fair to and in the best interests of Johnson Outdoors’ unaffiliatedshareholders and unanimously recommended to the board of directors that the merger agreement be approved and adopted and the merger be approved, and the merger agreement was approved and adopted and the merger was approved by the members of the board of directors, excluding Ms. Johnson-Leipold and Mr. Lawton, who recused themselves. See “SPECIAL FACTORS—Background of the Merger” and “SPECIAL FACTORS—Recommendations of the Special Committee and the Board of Directors; Reasons for Recommending Approval of the Merger Agreement.”

•	The merger agreement was the result of arm’s-length negotiations in which the special committee, with the assistance of its advisors, vigorously negotiated with the advisors retained by JO Acquisition Corp. the terms and conditions of the merger, including, without limitation, the merger consideration, the representations and warranties, the non-solicitation covenant, the conditions to closing and the termination and expense reimbursement provisions. See “SPECIAL FACTORS—Background of the Merger.”

•	Neither Ms. Johnson-Leipold nor any of the other participating shareholders participated in the deliberative process of the board of directors during which, the merger and the merger agreement, were discussed.

•	The board of directors or the special committee, as the case may be, may, at any time prior to shareholder approval of the merger agreement, decline to make, withdraw, modify or change a recommendation that Johnson Outdoors shareholders vote to approve the merger agreement to the extent that the board of directors or the special committee determines in good faith, after consultation with legal counsel, that making such recommendation or the failure to so withdraw, modify or change its recommendation would be inconsistent with its fiduciary duties to Johnson Outdoors shareholders (other than the participating shareholders) under applicable laws, provided that the board of directors or the special committee, as the case may be, immediately notifies JO Acquisition Corp. of its determination to so decline, withdraw, modify or change its recommendation. Any such action by the board of directors or the special committee with respect to its recommendation will not relieve Johnson Outdoors of its obligation to convene the special meeting and to use its reasonable efforts to solicit proxies in favor of approval of the merger agreement.

•	The merger agreement does not provide for the payment of a “breakup” or similar fee to JO Acquisition Corp. under any circumstances. However, if Johnson Outdoors terminates the merger agreement in connection with the approval of a superior proposal by the board of directors, acting on the recommendation of the special committee, or if JO Acquisition Corp. terminates the merger agreement due to the special committee’s withdrawal, modification or change of its recommendation to shareholders in favor of the merger agreement in a manner adverse to JO Acquisition Corp. at a time when an acquisition proposal is outstanding or otherwise fails to fulfill its obligations to JO Acquisition Corp. in connection with an outstanding third party acquisition proposal, Johnson Outdoors will be obligated to pay the out-of-pocket expenses actually and reasonably incurred by JO Acquisition Corp. and its affiliates in connection with the merger agreement, up to an aggregate maximum of $3,000,000. See “THE MERGER AGREEMENT—Expenses.”

•	Under Wisconsin law, Johnson Outdoors’ shareholders who do not vote in favor of approval of the merger agreement and who otherwise comply with the procedures for perfecting dissenters’ rights under the applicable statutory provisions of Wisconsin law may demand payment of the “fair value” of their shares in cash in connection with the consummation of the merger, which may be determined to be more or less than the $20.10 per share merger consideration. See “SPECIAL FACTORS—Dissenters’Rights.”

        Because of the variety of factors considered, JO Acquisition Corp. and the participating shareholders did not find it practicable to and did not attempt to, make specific assessments of, quantify, rank or otherwise assign relative weights to, the specific factors considered in reaching their determination. JO Acquisition Corp. and the participating shareholders felt that there was no need to retain any additional unaffiliated representatives to act on behalf of the shareholders, because the independence of the members of the special committee and the retention by the special committee of its own legal counsel and financial advisor permitted the special committee to effectively represent the interests of such shareholders and because the merger agreement explicitly requires the approval of the merger by the affirmative vote requires the approval of at least 66 2/3% of the votes entitled to be cast at the special meeting by the holders of the outstanding shares of Class A common stock and Class B common stock not beneficially owned by JO Acquisition Corp. or any of the participating shareholders or any affiliate or associate of JO Acquisition Corp. or any of the participating shareholders.

        JO Acquisition Corp. and the participating shareholders did not consider net book value or liquidation value in determining the fairness of the merger to the unaffiliated shareholders. JO Acquisition Corp. and the participating shareholders do not believe that net book value, which is an accounting concept, reflects or has any meaningful impact on the market trading prices of Johnson Outdoors’ common stock. JO Acquisition Corp. and the participating shareholders did not consider liquidation value in determining the fairness of the merger to the unaffiliated shareholders because the Johnson Outdoors’ business is a viable, going concern business, that will continue to operate upon consummation of the merger.

Johnson Outdoors’ Position as to the Fairness of the Merger to Johnson Outdoors’ Unaffiliated Shareholders

        The board of directors of Johnson Outdoors believes that the merger agreement and the merger are fair to and in the best interests of Johnson Outdoors’ unaffiliated shareholders for all of the reasons set forth above under “SPECIAL FACTORS—Recommendations of the Special Committee and the Board of Directors; Reasons for Recommending the Approval of the Merger Agreement.” With a view to conducting a fair process with respect to the negotiation and consideration of the merger, the board of directors established a special committee, consisting of three independent directors of Johnson Outdoors, none of whom has an interest in the merger different from that of Johnson Outdoors shareholders and option holders generally, other than the receipt of board of directors and special committee fees and rights to indemnification and liability insurance under the merger agreement. None of the members of the special committee is an officer or employee of Johnson Outdoors, and none will be a shareholder, director, officer or employee of Johnson Outdoors following the merger. With respect to the fairness of the transaction price in connection with the merger, the board of directors has noted that the participating shareholders indicated, following extensive negotiations with the special committee and its representatives, that the merger consideration of $20.10 in cash per share was the highest price they would be willing to pay.

        In reaching these conclusions, the board of directors considered it significant that the special committee retained its own financial and legal advisors who have extensive experience with transactions similar to the merger and who assisted the special committee in evaluating the merger and in negotiating with the participating shareholders and their advisors.

        William Blair was retained as financial advisor to the special committee and, in connection with the special committee’s October 28, 2004 meeting, was asked by the special committee to render an opinion as to the fairness, from a financial point of view, of the merger consideration. William Blair delivered to the special committee its written opinion that, as of October 28, 2004 and based on and subject to the assumptions, limitations and qualifications set forth in the opinion, the merger consideration was fair, from a financial point of view, to Johnson Outdoors’ shareholders other than the participating shareholders and JO Acquisition Corp.

        The board of directors, based in part on the unanimous recommendation of the special committee, recommends that the Johnson Outdoors shareholders vote FOR the approval of the merger agreement. The board of directors also recommends that you vote FOR the proposal to adjourn the special meeting if necessary to permit further solicitation of proxies in the event there are not sufficient votes at the time of the special meeting to approve the merger agreement. The recommendations of the board of directors were made after consideration of all the material factors, both positive and negative, as described above.

Financial Projections

        In connection with JO Acquisition Corp.‘s review of Johnson Outdoors and in the course of the negotiations between the special committee and JO Acquisition Corp. described in “SPECIAL FACTORS—Background of the Merger,” Johnson Outdoors provided JO Acquisition Corp. with non-public business and financial information. The non-public information included projections of Johnson Outdoors future operating performance. Such projections also were provided to William Blair in its capacity as financial advisor to the special committee. The information set forth below has been excerpted from the materials provided to JO Acquisition Corp. and William Blair, and does not give effect to the transactions contemplated by the merger agreement, including the merger, or the financing of the merger.

        Johnson Outdoors does not, as a matter of course, publicly disclose projections of future revenues or earnings. The projections were not prepared with a view to public disclosure and are included in this proxy statement only because such information was made available to JO Acquisition Corp. in connection with its due diligence investigation of Johnson Outdoors. The projections were not prepared with a view to compliance with the published guidelines of the SEC regarding projections, nor were they prepared in accordance with the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial projections. Ernst & Young LLP, Johnson Outdoors’ independent accountants, has neither examined nor compiled the projections, and accordingly, Ernst & Young LLP does not express an opinion or any other form of assurance with respect to the projections. The audit report incorporated by reference into this proxy statement related to Johnson Outdoors’ historical financial information does not extend to the projections and should not be read to do so. In compiling the projections, Johnson Outdoors’ management took into account historical performance, combined with projections regarding development activities. The projections were developed in a manner consistent with management’s historical development of budgets and long-range operating projections and were not developed for public disclosure. Although the projections were presented with numerical specificity, the projections reflect numerous assumptions and estimates as to future events made by Johnson Outdoors’ management that Johnson Outdoors’ management believed were reasonable at the time the projections were prepared. Failure to achieve any such assumptions would impact the accuracy of the projections. In addition, factors such as industry performance and general business, economic, regulatory, market and financial conditions, all of which are difficult to predict and beyond the control of Johnson Outdoors’ management, may cause the projections or the underlying assumptions to be inaccurate. Accordingly, there can be no assurance that the projections will be realized, and actual results may be materially greater or less than those contained in the projections. See “FORWARD-LOOKING STATEMENTS” on page  .

        Johnson Outdoors does not intend to update or otherwise revise the projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events, even if any or all of the assumptions underlying the projections are shown to be in error.

        The projections Johnson Outdoors provided to JO Acquisition Corp. and William Blair included estimates of fiscal year 2004, 2005 and 2006 net sales, gross profit and net income. The materials set forth in the chart below are excerpted from the projections originally provided to JO Acquisition Corp. and William Blair on October 12, 2004.

Selected Income Statement Information	2004	2005	2006
	(in thousands)
Net sales	$355,300	$365,182	$378,700
Gross profit	147,000	157,388	163,215
Net income	8,998	8,359	14,760

Opinion of the Financial Advisor to the Special Committee

        William Blair was retained to act as a financial advisor to the special committee in connection with the proposed merger. In connection with the October 28, 2004 meeting of the special committee, the special committee requested that William Blair render an opinion as to the fairness, from a financial point of view, to the shareholders of Johnson Outdoors (other than the participating shareholders and JO Acquisition Corp.) of the cash consideration to be paid in the merger to such shareholders. On October 28, 2004, William Blair delivered its opinion to the effect that, as of that date and based upon and subject to the assumptions, limitations and qualifications set forth in the opinion, the merger consideration of $20.10 per share in cash to be paid by JO Acquisition Corp. to holders of Johnson Outdoors common stock (other than the participating shareholders and JO Acquisition Corp.) pursuant to the merger agreement was fair, from a financial point of view, to the holders of Johnson Outdoors common stock (other than the participating shareholders and JO Acquisition Corp.).

        William Blair’s opinion was provided for the use and benefit of the special committee in connection with the special committee’s consideration of the transaction contemplated by the draft merger agreement. William Blair’s opinion is limited to the fairness, as of the date of the opinion and from a financial point of view, to the holders of Johnson Outdoors common stock (other than the participating shareholders and JO Acquisition Corp.) of the merger consideration to be paid in connection with the merger. The opinion does not address the merits of the underlying decision by Johnson Outdoors to engage in the merger and does not constitute a recommendation to any holder of Johnson Outdoors common stock as to how such shareholder should vote with respect to the merger.

        William Blair’s opinion was only one of many factors taken into consideration by the special committee in making its determination to recommend the approval of the merger agreement and should not be viewed as determinative of the views of the special committee with respect to the merger or merger consideration. The terms of the merger agreement, however, including the merger consideration, were determined through negotiations between the special committee and JO Acquisition Corp. and were approved by Johnson Outdoors’ board of directors. William Blair provided financial advice to the special committee during these negotiations, however, William Blair did not recommend to the special committee that any specific price per share or other form of consideration constituted the only appropriate consideration for the merger.

        The following summary of William Blair’s opinion is qualified in its entirety by reference to the full text of the opinion. The full text of William Blair’s written opinion, dated October 28, 2004, is attached as Annex D to this document and incorporated into this document by reference. You are urged to read the entire opinion carefully to learn about the assumptions made, general procedures followed, matters considered and limits on the scope of the review undertaken by William Blair in rendering its opinion. William Blair’s opinion will be made available for inspection and copying at the principal offices of Johnson Outdoors at 555 Main Street, Racine, Wisconsin 53403 during normal business hours by any interested Johnson Outdoors’ shareholder or by his or her representative who has been so designated in writing.

        In connection with its opinion, William Blair examined: (a) the draft merger agreement; (b) certain audited historical financial statements of Johnson Outdoors for the five years ended October 3, 2003; (c) the unaudited financial statements of Johnson Outdoors for the year ended September 30, 2004; (d) certain internal business, operating and financial information and forecasts of Johnson Outdoors prepared by the senior management of Johnson Outdoors; (e) the financial terms of the merger compared with publicly available information regarding the financial terms of certain other business combinations that William Blair deemed relevant; (f) the financial position and operating results of Johnson Outdoors compared with those of certain other publicly traded companies that William Blair deemed relevant; (g) current and historical market prices and trading volumes of the common stock of Johnson Outdoors; and (h) certain other publicly available information about Johnson Outdoors. William Blair also held discussions with members of the senior management of Johnson Outdoors to discuss the foregoing, and considered other matters which were deemed relevant to its inquiry. William Blair also took into account such accepted financial and investment banking procedures and considerations as it deemed relevant.

        In rendering its opinion, William Blair assumed and relied upon, without independent verification, the accuracy and completeness of all the information examined by or otherwise reviewed or discussed with it for purposes of the opinion, including, without limitation, the forecasts provided by senior management of Johnson Outdoors. William Blair assumed that Johnson Outdoors was not aware of any information that might be material to its opinion that had not already been made available. William Blair did not make or obtain an independent valuation or appraisal of the assets, liabilities or solvency of Johnson Outdoors. William Blair was advised by the senior management of Johnson Outdoors that the forecasts examined by it had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the senior management of Johnson Outdoors as to the future results of operations and financial condition of Johnson Outdoors. In that regard, William Blair assumed, with the consent of the special committee, that all material assets and liabilities (contingent or otherwise) of Johnson Outdoors were as set forth in Johnson Outdoors’ financial statements or other information made available to William Blair.

        William Blair’s opinion is based upon economic, market, financial and other conditions existing on, and other information disclosed to it as of, the date of the opinion. The opinion does not predict or take into account any changes which may occur, or information which may become available, after the date of the opinion. It should be understood that, although subsequent developments may affect the opinion, William Blair does not have any obligation to update, revise or reaffirm the opinion. William Blair relied as to all legal matters regarding the merger on advice of counsel to the special committee, and assumed that the merger will be consummated on the terms described in the draft merger agreement, without any amendments thereto and without any waiver of any terms or conditions thereunder. William Blair was not requested to, and did not, participate in the negotiation or structuring of the merger nor was it asked to consider, and its opinion does not address, the relative merits of the merger as compared to any alternative business strategies that might exist for Johnson Outdoors or the effect of any other transaction in which Johnson Outdoors might engage. In connection with its engagement, William Blair was not requested to approach, nor did it hold any discussions with, third parties to solicit indications of interest in a possible acquisition of Johnson Outdoors. Consequently, William Blair expresses no opinion as to whether any alternative transaction might produce consideration for the holders of Johnson Outdoors common stock (other than the participating shareholders and JO Acquisition Corp.) in an amount in excess of the merger consideration.

        The following is a summary of the material financial analyses performed and material factors considered by William Blair to arrive at its opinion. William Blair performed certain procedures, including each of the financial analyses described below, and reviewed with the special committee the assumptions upon which such analyses were based, as well as other factors. The financial analyses summarized below include information presented in tabular format. In order to fully understand William Blair’s financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data below without considering the accompanying narrative description of the financial analyses, including the assumptions and methodologies underlying the analyses, could create a misleading or incomplete view of William Blair’s financial analyses. In performing its analyses, William Blair made numerous assumptions with respect to financial conditions and other matters, many of which are beyond the control of William Blair, Johnson Outdoors and JO Acquisition Corp. Any estimates contained in the analyses performed by William Blair are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. In addition, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. Although the following summary does not purport to describe all of the analyses performed or factors considered by William Blair in this regard, it does describe the principal elements of analyses made by William Blair in arriving at its opinion.

        Merger and Acquisition Premiums Paid Analysis

        William Blair reviewed available data from 1,200 domestic public transactions that were announced and completed between January 1, 2001 and September 26, 2004, and from this data set, also reviewed transactions with enterprise values between $100 million and $500 million, all transactions in which less than 50% of the target was acquired, all transactions in which the remaining minority interest was acquired by a previously controlling shareholder and all transactions in which the target was taken private. Specifically, for these transactions, William Blair compared the acquisition price per share to the (i) closing price of the target stock one day, one week, one month, two months and three months prior to the announcement of the transaction and (ii) 52-week average, 52-week high and 52-week low of the target stock prior to the announcement of the transaction.

        William Blair compared the range of resulting per share stock price premiums for the reviewed transactions to the premiums implied by comparing the $20.10 per share price to be paid in the merger to Johnson Outdoors’ common stock prices one day, one week, one month, two months and three months prior to the announcement on February 20, 2004 and to the 52-week average, 52-week high and 52-week low of Johnson Outdoors’ common stock prior to the announcement.

        William Blair noted that none of the selected companies is identical to Johnson Outdoors and that the reasons for, and circumstances surrounding, each of the transactions reviewed were diverse. William Blair also noted that the premiums fluctuate among different industry sectors and based on perceived growth, synergies, strategic value and type of consideration utilized in the transaction. Accordingly, these factors affect the comparison of the premiums implied by the merger versus the premiums paid in these transactions. Information regarding the premiums from William Blair’s analysis of selected transactions is set forth in the following table:

		Premiums Paid Percentile Data
Premium Period	Implied Transaction Premium at $20.10 Per Share	25th	50th	75th
All transactions announced and completed between January 1, 2001 and September 26, 2004
One Day Prior	18.6%	7.2%	27.3%	54.0%
One Week Prior	19.3%	9.9%	31.7%	60.5%
One Month Prior	25.9%	11.2%	34.7%	68.4%
Two Months Prior	45.2%	9.8%	38.3%	81.2%
Three Months Prior	39.5%	8.2%	39.7%	81.4%
52-Week Average Prior	53.7%	(3.3)%	34.1%	68.9%
52-Week High Prior	18.1%	(47.5)%	(7.6)%	4.9%
52-Week Low Prior	125.8%	66.7%	120.0%	217.3%

Transactions in which enterprise value was between $100 million and $500 million

One Day Prior	18.6%	9.1%	28.9%	51.1%
One Week Prior	19.3%	14.9%	31.9%	58.5%
One Month Prior	25.9%	16.0%	37.8%	68.2%
Two Months Prior	45.2%	15.8%	40.2%	83.3%
Three Months Prior	39.5%	15.4%	42.4%	83.0%
52-Week Average Prior	53.7%	9.3%	37.9%	79.4%
52-Week High Prior	18.1%	(32.1)%	(1.1)%	8.0%
52-Week Low Prior	125.8%	67.1%	121.5%	222.3%

Transactions in which less than 50% of the target was acquired

One Day Prior	18.6%	0.0%	10.8%	38.4%
One Week Prior	19.3%	(1.4)%	17.9%	37.7%
One Month Prior	25.9%	0.3%	19.1%	43.9%
Two Months Prior	45.2%	(5.0)%	17.5%	56.5%
Three Months Prior	39.5%	(11.9)%	15.9%	58.9%
52-Week Average Prior	53.7%	(7.5)%	10.5%	28.6%
52-Week High Prior	18.1%	(40.9)%	(18.3)%	0.0%
52-Week Low Prior	125.8%	45.4%	79.8%	149.0%

Transactions in which remaining minority interest was acquired by a previously controlling shareholder
One Day Prior	18.6%	9.7%	33.3%	49.0%
One Week Prior	19.3%	17.5%	31.9%	50.5%
One Month Prior	25.9%	11.7%	24.4%	49.1%
Two Months Prior	45.2%	3.7%	17.7%	78.5%
Three Months Prior	39.5%	1.5%	24.9%	84.7%
52-Week Average Prior	53.7%	4.5%	10.6%	21.9%
52-Week High Prior	18.1%	(28.2)%	(10.8)%	1.6%
52-Week Low Prior	125.8%	59.1%	89.0%	148.6%

Transactions in which target was taken private
One Day Prior	18.6%	9.8%	34.1%	68.6%
One Week Prior	19.3%	13.4%	35.5%	74.7%
One Month Prior	25.9%	19.8%	42.2%	73.8%
Two Months Prior	45.2%	15.4%	41.3%	73.4%
Three Months Prior	39.5%	11.2%	39.6%	71.6%
52-Week Average Prior	53.7%	5.4%	36.2%	65.8%
52-Week High Prior	18.1%	(35.8)%	(8.5)%	3.0%
52-Week Low Prior	125.8%	78.2%	125.1%	220.4%

        Selected Public Company Analysis

        William Blair reviewed the financial position and operating results of Johnson Outdoors compared with those of certain other publicly traded companies in the sports and recreational products industry that William Blair deemed relevant. The companies selected by William Blair were: Amer Group Ltd., Brunswick Corporation, Callaway Golf Company, Columbia Sportswear Company, Head N.V., K2 Inc. and Lowrance Electronics, Inc.

        William Blair selected these companies because they are publicly traded companies that engage in businesses reasonably comparable to those of Johnson Outdoors. None of the selected companies is identical to Johnson Outdoors. Accordingly, any analysis of the selected publicly traded companies necessarily involved complex considerations and judgments concerning the differences in financial and operating characteristics and other factors that would necessarily affect the analysis of trading multiples of the selected publicly traded companies.

        Among the information William Blair considered were earnings before interest, taxes, depreciation and amortization (commonly referred to as “EBITDA”); earnings before interest and taxes (commonly referred to as “EBIT”); and net income. William Blair analyzed the selected companies in terms of the equity market value plus book value of debt, less cash and cash equivalents (“enterprise value”) as a multiple of EBITDA and EBIT and the equity market value (based on closing share prices as of October 26, 2004) as a multiple of net income for the most recent available publicly disclosed estimates for calendar 2004 and calendar 2005. These multiples were compared to Johnson Outdoors’ implied EBITDA, EBIT and net income multiples based on Johnson Outdoors’ (i) year ended September 30, 2004 and estimates for fiscal 2005, (ii) estimates for calendar year 2004 and calendar year 2005, (iii) year ended September 30, 2004 and estimates for fiscal 2005, pro forma for the acquisition of Techsonic Industries, Inc. as if such acquisition had occurred at the beginning of the respective 12-month periods, and (iv) estimates for calendar year 2004 and calendar year 2005, pro forma for the acquisition of Techsonic Industries, Inc. as if such acquisition had occurred at the beginning of the respective 12-month periods. The enterprise value of the merger is based on the common equity value implied by the merger consideration per share of $20.10 (payable in cash), plus the book value of total debt, less cash and cash equivalents (adjusted for seasonal working capital requirements, discussed below) assumed to be included in the merger.

        William Blair reviewed Johnson Outdoors’ monthly working capital and average monthly working capital for fiscal 2004. For purposes of William Blair’s analysis, working capital was defined as accounts receivable plus inventory less accounts payable. William Blair observed that, at the time of the analysis, Johnson Outdoors was approximately at the low point of its working capital cycle, having seasonally low accounts receivable and inventory balances and seasonally high cash balances. William Blair concluded that some portion of Johnson Outdoors’ cash balances existing at September 30, 2004 would not be available to repay outstanding debt on a permanent basis and instead would be required to fund the seasonal buildup of working capital during the course of fiscal 2005. In light of this observation, William Blair applied a downward adjustment to cash on hand at September 30, 2004, to reflect the amount by which Johnson Outdoors’ average working capital during fiscal 2004 (which totaled $120.0 million) exceeded working capital at September 30, 2004 (which totaled $97.8 million). The adjustment was rounded to $22.0 million.

        William Blair then compared the implied transaction multiples for the merger to the range of trading multiples for the selected companies. Information regarding the multiples from William Blair’s analysis of selected publicly traded companies is set forth in the following table:

	Implied Transaction Multiples				Selected Public Company Valuation Multiples (for CY 2004 Est. and CY 2005 Est.)
	Actual (1)		Pro Forma (1)
Financial Metric	FY	CY	FY	CY	Minimum	Mean	Median	Maximum
2004 EBITDA	7.5x	7.3x	6.8x	6.7x	7.9x	9.0x	8.8x	10.4x
2005 Est. EBITDA	7.1x	6.7x	7.1x	6.7x	6.4x	7.5x	7.9x	8.0x
2004 EBIT	10.9x	10.8x	10.0x	9.8x	9.3x	11.0x	10.7x	13.5x
2005 Est. EBIT	10.8x	9.9x	10.8x	9.9x	8.6x	9.5x	9.3x	10.3x
2004 Net Income	21.1x	20.1x	19.0x	17.7x	12.7x	16.4x	17.3x	18.4x
2005 Est. Net Income	20.3x	17.5x	20.3x	17.5x	12.7x	14.8x	15.1x	16.8x

Est. – Estimated; CY – Calendar Year; FY – Fiscal Year
(1)	The fiscal 2004 financial statements were provided to William Blair by Johnson Outdoors and were preliminary in nature. Excludes one-time legal settlement recovery of $2.0 million and expenses related to the proposed merger of $1.5 million. Pro forma figures assume that Techsonic Industries, Inc. is included in the relevant period for 12 months. Fiscal 2005 forecast excludes estimated expenses, as provided by senior management of Johnson Outdoors, related to the proposed merger of $1.0 million.

        Selected Merger and Acquisition Transactions Analysis

        William Blair performed an analysis of selected recent business combinations in the sports and recreational products industry consisting of transactions announced and closed since 2001 and based on publicly available information. In total, William Blair examined eight transactions. The selected transactions were not intended to be representative of the entire range of possible transactions in the industry. The eight transactions examined were (target / acquirer): Volkl Sports / K2 Inc.; Brass Eagle / K2 Inc.; CamelBak Products / Bear Stearns Merchant Banking; Rawlings Sporting Goods / K2 Inc.; Remington Arms / Bruckmann, Rosser, Sherrill & Co.; Jack Wolfskin / Bain Capital; Koninklijke Gazelle / Gazelle Holding; and Riddell Sports / Lincolnshire Management.

        Although William Blair analyzed the multiples implied by the selected transactions and compared them to the implied transaction multiples of the merger, none of these transactions or associated companies is identical to Johnson Outdoors. Accordingly, any analysis of the selected transactions necessarily involved complex considerations and judgments concerning the differences in financial and operating characteristics, parties involved and terms of such transactions and other factors that would necessarily affect the implied multiples of the merger versus the multiples in the selected transactions.

        William Blair reviewed the consideration paid in the selected transactions in terms of the enterprise value of the target companies as a multiple of latest twelve month (“LTM”) EBITDA and EBIT. William Blair noted that all such transactions involved a change of control whereas the proposed merger did not involve a change of control. William Blair compared the resulting range of multiples of EBITDA and EBIT for the selected transactions to the multiples of EBITDA and EBIT for the merger (based on year ended September 30, 2004 figures). As indicated previously, the enterprise value of Johnson Outdoors used in this analysis is based on the common equity value implied by the merger consideration per share of $20.10 (payable in cash), plus the book value of total debt, less cash and cash equivalents (adjusted for seasonal working capital requirements as discussed above under the heading “Selected Public Company Analysis”) assumed to be included in the merger. Information regarding the multiples from William Blair’s analysis of selected transactions is set forth in the following table:

	Implied Transaction Multiples		Selected Transaction Valuation Multiples
Financial Metric	Actual (1)	Pro Forma (1)	Minimum	Mean	Median	Maximum
FY 2004 EBITDA	7.5x	6.8x	4.6x	7.4x	7.0x	11.8x
FY 2004 EBIT	10.9x	10.0x	5.4x	9.2x	9.0x	14.6x

(1)	The fiscal 2004 financial statements were provided to William Blair by Johnson Outdoors and were preliminary in nature. Excludes one-time legal settlement recovery of $2.0 million and expenses related to the proposed merger of $1.5 million. Pro forma figures assume that Techsonic Industries, Inc. is included in the relevant period for 12 months.

        Discounted Cash Flow Analysis

        William Blair utilized the forecasts provided by the senior management of Johnson Outdoors to perform a discounted cash flow analysis of Johnson Outdoors’ projected future cash flows for the five-year period commencing October 2, 2004 and ending September 30, 2009. William Blair also compared Johnson Outdoors’ historical EBIT to budgeted EBIT for each of fiscal years 2001 (the earliest such year provided by senior management) through 2004, and noted that historical EBIT trailed budgeted EBIT by an average of 20% over that period. In light of this difference, William Blair considered an alternative forecast which discounted budgeted EBIT by a factor of 15% in the projected fiscal periods 2006 through 2009 with no adjustment to projected fiscal 2005. William Blair also noted that for historical fiscal years 2000 through 2004, working capital (current assets less current liabilities, exclusive of cash and cash equivalents and current debt) as a percentage of sales averaged 18.8%, but was projected to decline to 14.6% of sales in the forecast provided by senior management of Johnson Outdoors. In light of this difference, William Blair considered a scenario where working capital declined to 18.0% of sales in the alternative forecast.

        Using the discounted cash flow methodology, William Blair calculated the present values of the projected free cash flows for Johnson Outdoors using both the forecast provided by senior management and the alternative forecast. In these analyses, William Blair assumed terminal value multiples ranging from 6.0x to 8.5x the projected 2009 EBITDA and discount rates ranging from 13% to 15%. William Blair selected the EBITDA terminal value range based on William Blair’s review of, among other matters, the trading multiples of the selected comparable public companies and the transaction multiples of selected transactions referred to above. William Blair determined the appropriate discount rate range based upon an analysis of the weighted average cost of capital of the comparable companies that William Blair deemed relevant. William Blair aggregated (i) the present value of the free cash flows over the applicable forecast period with (ii) the present value of the range of terminal values. The aggregate present value of these items represented the enterprise value range. An equity value per share was determined by subtracting debt, net of cash (adjusted for seasonal working capital requirements as discussed above under the heading “Selected Public Company Analysis”), assumed to be included in the transaction and dividing the resulting equity value by the number of Johnson Outdoors shares outstanding on a fully diluted basis.

        Based on these assumptions, the range of enterprise values for Johnson Outdoors, implied by the discounted cash flow analysis of the forecasts provided by senior management of Johnson Outdoors, ranged from approximately $191 million to $265 million, as compared to the enterprise value of Johnson Outdoors implied by the merger of $205.7 million. The implied equity values per share of Johnson Outdoors ranged from $18.45 to $26.60 as compared to the $20.10 per share price to be paid in the merger. The range of enterprise values for Johnson Outdoors, implied by the discounted cash flow analysis of the alternative forecasts, ranged from approximately $161 million to $226 million and the implied equity values per share of Johnson Outdoors ranged from $15.18 to $22.36.

        Leveraged Buyout Analysis

        William Blair performed a leveraged buyout analysis of Johnson Outdoors to ascertain the range of prices that would be acceptable to a potential financial buyer based upon current market conditions using the management forecast and the alternative forecast that were used in the discounted cash flow analysis. William Blair assumed a capital structure that a financial buyer might apply to Johnson Outdoors, an equity investment that would achieve a 22.5% to 27.5% average annual rate of return and an exit multiple ranging from 6.0x to 8.5x projected fiscal 2009 EBITDA. William Blair selected the range of exit multiples based on William Blair’s review of, among other matters, the trading multiples of the selected comparable public companies and the transaction multiples of selected transactions referred to above. An equity value per share was determined by subtracting debt, net of cash (adjusted for seasonal working capital requirements as discussed under the heading “Selected Public Company Analysis”), assumed to be included in the transaction and dividing the resulting equity value by the number of Johnson Outdoors shares outstanding on a fully diluted basis.

        Based on these assumptions, the range of enterprise values for Johnson Outdoors implied by the leveraged buyout analysis of the forecasts provided by senior management of Johnson Outdoors, ranged from approximately $178 million to $229 million, as compared to the enterprise value of Johnson Outdoors implied by the merger of $205.7 million. The implied equity values per share of Johnson Outdoors ranged from $17.00 to $22.69 as compared to the $20.10 per share price to be paid in the merger. The range of enterprise values for Johnson Outdoors, implied by the leveraged buyout analysis of the alternative forecasts, ranged from approximately $162 million to $206 million and the implied equity values per share of Johnson Outdoors ranged from $15.25 to $20.08.

        General

        The preparation of an opinion regarding fairness is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances, and, therefore, such an opinion is not readily susceptible to partial analysis or summary description. The preparation of an opinion regarding fairness does not involve a mathematical evaluation or weighing of the results of the individual analyses performed, but requires William Blair to exercise its professional judgment, based on its experience and expertise, in considering a wide variety of analyses taken as a whole.

        Each of the analyses conducted by William Blair was carried out in order to provide a different perspective on the financial terms of the merger and add to the total mix of information available. William Blair did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support an opinion about the fairness of the consideration to be received by the holders of Johnson Outdoors common stock (other than the participating shareholders and JO Acquisition Corp.) in the merger. Rather, in reaching its conclusion, William Blair considered the results of the analyses and ultimately reached its opinion based on the results of all analyses taken as a whole. William Blair did not place particular reliance or weight on any particular analysis, but instead concluded that its analyses, taken as a whole, supported its determination. Accordingly, notwithstanding the separate factors summarized above, William Blair believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, may create an incomplete or misleading view of the evaluation process underlying its opinion. No company or transaction used in the above analyses as a comparison is directly comparable to Johnson Outdoors. The analyses performed by William Blair are not necessarily indicative of future actual values or results, which may be significantly more or less favorable than suggested by such analyses.

        William Blair has been engaged in the investment banking business since 1935. William Blair continually undertakes the valuation of investment securities in connection with public offerings, private placements, business combinations, estate and gift tax valuations and similar transactions. The special committee selected William Blair to deliver an opinion with respect to the proposed merger on the basis of such experience. In the ordinary course of its business, William Blair may from time to time trade the securities of Johnson Outdoors for its own account and for the accounts of customers, and accordingly may at any time hold a long or short position in such securities. William Blair has acted as the financial advisor to the Special Committee in connection with the Merger and will receive fees of $800,000 for its services, none of which is contingent upon the completion of the merger. Johnson Outdoors also agreed to reimburse William Blair for its out-of-pocket expenses incurred with its engagement as the special committee’s financial advisor. In addition, Johnson Outdoors agreed to indemnify William Blair against certain liabilities arising out of this engagement.

Alternatives to the Merger

        The participating shareholders chose the merger structure because it was the most efficient means to acquire the entire equity interest in Johnson Outdoors and provide cash to the Johnson Outdoors shareholders other than the participating shareholders. The participating shareholders also briefly considered a tender offer transaction, but rejected that alternative because it would not be as efficient and viable a method for the participating shareholders to acquire all of the outstanding common stock of Johnson Outdoors.

Certain Effects of the Merger

        Conversion of Outstanding Johnson Outdoors Common Stock and Stock Options

        If the merger agreement is approved by Johnson Outdoors shareholders and the other conditions to the closing of the merger are either satisfied or waived, JO Acquisition Corp. will be merged with and into Johnson Outdoors, which will be the surviving corporation in the merger. After the merger, the participating shareholders will beneficially own all of the outstanding capital stock of Johnson Outdoors.

        When the merger is completed, each share of Johnson Outdoors common stock issued and outstanding immediately prior to the effective time of the merger (other than the shares contributed to JO Acquisition Corp. by the participating shareholders, any other shares held by JO Acquisition Corp. or the participating shareholders and shares as to which a dissenting shareholder has perfected dissenters’ rights under Wisconsin law) will be converted into the right to receive $20.10 in cash.

        As a result of the completion of the merger, each holder of a vested or unvested stock option issued under a Johnson Outdoors stock option plan, other than stock options held by Ms. Johnson-Leipold and the estate of Samuel C. Johnson, will have the right to receive cash in respect of such stock option in an amount equal to the product of (1) the excess, if any, of the per-share merger consideration of $20.10 over the per-share exercise price of such stock option, multiplied by (2) the number of shares subject to such stock option. In order to receive this cash payment in respect of a stock option, the option holder must execute a written consent on a form provided by Johnson Outdoors to the effect that the cash payment is in full consideration for the cancellation of such stock option. Cash payments in respect of stock options will be made without interest and net of any withholding taxes. At the effective time of the merger, Johnson Outdoors stock options held by Ms. Johnson-Leipold and the estate of Samuel C. Johnson will be converted into options to acquire an equivalent amount of shares of the surviving corporation in the merger pursuant to the terms of a conversion agreement to be entered into by Johnson Outdoors, JO Acquisition Corp., Ms. Johnson-Leipold and the estate of Samuel C. Johnson.

        Effect on Ownership Structure of Johnson Outdoors

        At the effective time of the merger, the current Johnson Outdoors shareholders, other than the participating shareholders, will cease to have ownership interests in Johnson Outdoors or rights as Johnson Outdoors shareholders. Therefore, current unaffiliated shareholders of Johnson Outdoors would not participate in any earnings or growth of Johnson Outdoors following the merger and would not benefit from any increase in the value of Johnson Outdoors following the merger.

        Effect on Listing, Registration and Status of Johnson Outdoors Common Stock

        Johnson Outdoors’ Class A common stock is currently registered under the Exchange Act and is quoted on the Nasdaq National Market under the symbol “JOUT.” As a result of the merger, Johnson Outdoors will be a privately-held company, and there will be no public market for its common stock. After the merger, the Class A common stock will cease to be quoted on the Nasdaq Stock Market, and price quotations with respect to sales of shares of Johnson Outdoors common stock in the public market will no longer be available. In addition, registration of the Class A common stock under the Exchange Act will be terminated. This termination will make certain provisions of the Exchange Act, such as the requirement of furnishing a proxy or information statement in connection with shareholders’ meetings, no longer applicable to Johnson Outdoors. After the effective time of the merger, Johnson Outdoors will also no longer be required to file periodic reports with the SEC.

        Effect on Organization and Management of Johnson Outdoors

        At the effective time of the merger, the directors of JO Acquisition Corp. will become the directors of the surviving corporation in the merger. It is expected that the executive officers of Johnson Outdoors immediately prior to the effective time of the merger will remain the executive officers of the surviving corporation. At the effective time of the merger, the articles of incorporation of the surviving corporation will be amended and restated in their entirety to read in the form of the articles of incorporation of JO Acquisition Corp., as in effect immediately prior to the effective time of the merger, except that such articles of incorporation shall be amended so that they provide that the name of the corporation is Johnson Outdoors Inc., rather than JO Acquisition Corp.

        It is expected that, upon consummation of the merger, the operations of Johnson Outdoors will be conducted substantially as they currently are being conducted; however, Johnson Outdoors will not be subject to the obligations and constraints, and the related direct and indirect costs and personnel requirements, associated with being a public company. Management of JO Acquisition Corp. has advised Johnson Outdoors that it does not have any present plans or proposals that relate to, or would result in, an extraordinary corporate transaction following completion of the merger involving Johnson Outdoors’ corporate structure, business or management, such as a merger, reorganization, liquidation, relocation of any operations or sale or transfer of a material amount of assets. It is expected, however, that following the merger, Johnson Outdoors’ management will continuously evaluate and review Johnson Outdoors’ business and operations and may develop new plans and proposals that they consider appropriate to maximize the value of Johnson Outdoors. JO Acquisition Corp., Ms. Johnson-Leipold and the other participating shareholders reserve the right to make any changes deemed appropriate in light of their evaluation and review or in light of future developments and are currently evaluating the possibility of implementing an employee stock ownership plan after consummation of the merger.

        Beneficial and Detrimental Effects

        A benefit of the merger to the participating shareholders is that Johnson Outdoors’ future earnings and growth will be solely for their benefit and not for the benefit of Johnson Outdoors’ other current shareholders. Detriments of the merger to the participating shareholders is the lack of liquidity for Johnson Outdoors common stock following the merger, the risk that Johnson Outdoors will decrease in value following the merger, the incurrence by Johnson Outdoors of approximately $37 million of new long-term debt and $34.6 million of new revolving indebtedness, net of the repayment of long-term debt outstanding immediately prior to the merger, and the payment by Johnson Outdoors of approximately $[•] million in transaction costs and estimated fees and expenses related to the merger and financing transactions. See “SPECIAL FACTORS—Merger Financing” and “SPECIAL FACTORS—Estimated Fees and Expenses of the Merger.”

        The benefit of the merger to Johnson Outdoors’ public shareholders is the right to receive $20.10 per share for their shares of Johnson Outdoors common stock. The detriments of the merger to such shareholders are that they will cease to participate in Johnson Outdoors’ future earnings and growth, if any, and that the receipt of the payment for their shares in the merger will be a taxable for federal income tax purposes. See “SPECIAL FACTORS—Federal Income Tax Consequences.”

        Effect on Participating Shareholders’ Interest in Net Book Value and Net Earnings

        After consummation of the merger, the participating shareholders’ interests in the net book value and net earning of Johnson Outdoors will be 100% based on their holdings of Johnson Outdoors outstanding capital stock and Johnson Outdoors’ unaffiliated shareholders will no longer hold any direct or indirect equity interest in Johnson Outdoors and therefore will no longer own any interest in its net book value or net earnings. Thus, immediately after the merger, based on Johnson Outdoors’ unaudited financial statements for the nine-month period ended July 2, 2004, the participating shareholders will have an interest equal to approximately $163,687,000 in the surviving corporation’s net book value and $12,448,000 in the surviving corporation’s net earnings.

Interests of Certain Persons in the Merger

        In considering the recommendations of the board of directors, you should be aware that certain of Johnson Outdoors’ executive officers and directors have interests in the transaction that are different from, or are in addition to, the interests of Johnson Outdoors’ shareholders generally. The special committee and the board of directors were aware of these potential or actual conflicts of interest and considered them along with other matters when they determined to recommend the merger. See “SPECIAL FACTORS — Background of the Merger.”

        JO Acquisition Corp. and Participating Shareholders; Equity Ownership in the Surviving Corporation Following the Merger.

        Ms. Johnson-Leipold is Johnson Outdoors’ Chairman and Chief Executive Officer and is the President and Chief Executive Officer of JO Acquisition Corp. Upon consummation of the merger, it is anticipated that Ms. Johnson-Leipold will continue in the position of Chairman and Chief Executive Officer of Johnson Outdoors, the surviving corporation in the merger.

        Prior to the effective time of the merger, Ms. Johnson-Leipold and the other participating shareholders will deliver not less than 3,448,113 shares of Johnson Outdoors Class A common stock and 1,171,294 shares of Johnson Outdoors Class B common stock to JO Acquisition Corp., in exchange for an equal number of shares of common stock of JO Acquisition Corp. An aggregate of 450,000 of these Class A shares, however, may instead be transferred to third parties by Samuel C. Johnson Trust Number One u/a September 14, 1988, in satisfaction of pecuniary bequests existing on October 28, 2004, provided that, contemporaneously with any such transfer, an amount in cash equal to the product of the number of Class A shares so transferred multiplied by the merger consideration of $20.10 is contributed to JO Acquisition Corp. See “CONTRIBUTION AND VOTING AGREEMENTS – Contribution Agreement.” Upon consummation of the merger, JO Acquisition Corp. and the participating shareholders will not receive any amounts in connection with their ownership of Johnson Outdoors shares.

        Upon consummation of the merger, the Johnson Outdoors stock options held by Helen P. Johnson-Leipold and the estate of Samuel C. Johnson will be converted at the effective time of the merger into options to acquire an equivalent amount of shares of common stock of Johnson Outdoors, as the surviving corporation in the merger, pursuant to the terms of a conversion agreement to be entered into by, and in a form acceptable to, JO Acquisition Corp., Johnson Outdoors, Ms. Johnson-Leipold and the estate of Samuel C. Johnson. See “THE MERGER AGREEMENT – Treatment of Stock Options.” As of November 1, 2004, Ms. Johnson-Leipold holds options to acquire 165,000 shares of Johnson Outdoors common stock from Johnson Outdoors, and the estate of Samuel C. Johnson holds options to acquire 13,795 share of Johnson Outdoors common stock from Johnson Outdoors.

        As of November 1, 2004 the participating shareholders beneficially owned shares of Johnson Outdoors’ common stock as follows:

	Sole Voting/ Dispositive Power		Shared Voting/ Dispositive Power
	Class A Common Stock	Class B Common Stock	Class A Common Stock	Class B Common Stock
Helen P. Johnson-Leipold	1,035,954(1)	--	454,409(3)	1,072,972(4)
Imogene P. Johnson	32,288	--	2,354,529	1,062,330
Dr. H. Fisk Johnson	781,773(2)	--	259,302(3)	1,076,364(4)
S. Curtis Johnson	423,186(2)	--	264,509(3)	1,053,580(4)
Winifred J. Marquart	394,197(2)	--	181,823(3)	25,258(4)
Johnson Bank	71,724	47,780	2,772,622	109,836
JWA Consolidated, Inc.	114,464	--	--	1,037,330
Samuel C. Johnson 1988 Trust	--	--	2,354,529	1,062,330
Number One u/a September
14, 1988

(1)	Includes options to acquire 165,000 shares of Class A common stock from Johnson Outdoors and 717,510 shares of Class A common stock from the Samuel C. Johnson 1988 Trust Number One u/a September 14, 1988, which options are exercisable within 60 days, and 3,932 shares of Class A common stock held by the Johnson Outdoors 401(k) Retirement and Savings Plan as of November 1, 2004.
(2)	Includes options to acquire 394,177 shares of Class A common stock from the Samuel C. Johnson 1988 Trust Number One u/a September 14, 1988, which options are exercisable within 60 days.
(3)	Includes indirect right to acquire 113,623 shares of Class A common stock from the Samuel C. Johnson Trust Number One u/a September 14, 1988 jointly with other participating shareholders.
(4)	Includes indirect right to acquire 6,250 shares of Class A common stock from the Samuel C. Johnson Trust Number One u/a September 14, 1988 jointly with other participating shareholders.

        Equity Ownership in Johnson Outdoors; Merger Consideration to be Received by Directors and Officers of Johnson Outdoors Other than Ms. Johnson-Leipold.

        The directors and executive officers of Johnson Outdoors other than Ms. Johnson-Leipold will be entitled to receive $20.10 per share of Johnson Outdoors common stock held by them upon completion of the merger.

        Upon completion of the merger, in respect of options to acquire shares of Johnson Outdoors commons stock held by them, the directors and executive officers of Johnson Outdoors other than Ms. Johnson-Leipold will be entitled to receive an amount in cash equal to (1) the excess, if any, of (x) the per share merger consideration of $20.10 over (y) the applicable exercise price per share of Johnson Outdoors common stock subject to such Johnson Outdoors stock option, multiplied by (2) the number of shares of Johnson Outdoors common stock subject to such Johnson Outdoors stock option (and for which such Johnson Outdoors stock option shall not theretofore have been exercised). See “THE MERGER AGREEMENT – Treatment of Stock Options.”

        The following table reflects the total amount of cash that each director and named executive officer (as defined in Item 402(a)(3) of Regulation S-K), other than Ms. Johnson-Leipold, will receive as merger consideration as of November 1, 2004:

Name	Position	Number of Shares Beneficially Owned	Total Merger Consideration
Jervis B. Perkins (1)	Chief Operating Officer	942	$18,934
Paul A. Lehmann (2)	Vice President and Chief Financial Officer	41,493	832,859
John M. Fahey, Jr. (3)	Director	20,485	244,180
Gregory E. Lawton (4)	Director	24,457	309,920
Terry E. London (5)	Director	24,457	309,920
Thomas F. Pyle, Jr. (6)	Director	34,138	367,634

(1)	Includes 942 Class A Shares held by the Johnson Outdoors 401(k) Retirement and Savings Plan.
(2)	Includes options to acquire 40,000 Class A Shares, which options are exercisable within 60 days, and 1,493 Class A Shares held by the Johnson Outdoors 401(k) Retirement and Savings Plan.
(3)	Includes options to acquire 16,575 Class A Shares, which options are exercisable within 60 days.
(4)	Includes options to acquire 18,795 Class A Shares, which options are exercisable within 60 days.
(5)	Includes options to acquire 18,795 Class A Shares, which options are exercisable within 60 days.
(6)	Includes options to acquire 23,795 Class A Shares, which options are exercisable within 60 days.

        Employment with the Surviving Corporation

        It is expected that the executive officers of Johnson Outdoors immediately prior to the effective time of the merger will remain executive officers of the surviving corporation and will continue their employment on the terms in effect immediately prior to the effective time.

        Directors of the Surviving Corporation Post Transaction

        Upon consummation of the merger, the directors of JO Acquisition Corp. immediately prior to the effective time of the merger will, from and after the effective time of the merger, be the directors of Johnson Outdoors, as the surviving corporation, until their successors are duly elected and qualified or until their earlier resignation or removal. Ms. Johnson-Leipold is currently the sole director of JO Acquisition Corp.

        Indemnification and Insurance

        Pursuant to the merger agreement, Johnson Outdoors, as the surviving corporation in the merger, will indemnify, and advance reasonable expenses to, the current and former directors and officers of Johnson Outdoors and its subsidiaries, referred to as the indemnified parties, against all costs or expenses, judgments, fines, losses, claims, damages, liabilities and amounts that are paid in settlement in connection with any acts or omissions occurring at or prior to the time of the merger, and the surviving corporation must cooperate in the defense of any such matter. All rights to indemnification and exculpation from liability existing in favor of any indemnified parties as provided under applicable laws and the charters and bylaws of Johnson Outdoors and its subsidiaries as of the date of the merger agreement are to survive the merger with respect to events occurring up to and including the time of the merger.

        For a period of six years following the merger, Johnson Outdoors, as the surviving corporation, will cause to be maintained in effect directors’ and officers’ liability insurance with reputable and financially sound carriers covering the indemnified parties who were currently covered as of the date of the merger agreement and any other individuals who as of the date of the merger agreement were covered by Johnson Outdoors’ current directors’ and officers’ liability insurance policies with respect to matters occurring at or prior to the effective time of the merger on terms not less favorable to the insured parties than those provided under Johnson Outdoors’ directors’ and officers’ liability insurance as of the date of the merger agreement.

        Compensation of the Special Committee

        In consideration of the expected time and other commitments that would be required of special committee members generally and the chairman of the special committee in particular, the board of directors determined that the chairman of the special committee would receive $45,000 and each other member of the special committee will receive $35,000 as compensation for their service on the special committee, in each case without regard to whether the special committee were to recommend approval of the merger agreement or whether the merger were consummated. Accordingly, Mr. Pyle, chairman of the special committee, will receive $45,000, and Mr. Fahey and Mr. London, the other members of the special committee, will each receive $35,000 as compensation for their services on the special committee. In addition, the members of the special committee are entitled to receive reimbursement for the expenses incurred in connection with their service on the special committee.

Certain Risks in the Event of Bankruptcy

         If Johnson Outdoors is insolvent at the effective time of the merger or becomes insolvent as a result of the merger, the transfer of funds representing the $20.10 per share price payable to shareholders upon completion of the merger may be deemed to be a “fraudulent conveyance” under applicable law and therefore may be subject to claims of creditors of Johnson Outdoors. If such a claim is asserted by the creditors of Johnson Outdoors following the merger, there is a risk that persons who were shareholders at the effective time of the merger will be ordered by a court to return to Johnson Outdoors’ trustee in bankruptcy all or a portion of the $20.10 per share in cash they received upon the completion of the merger.

        Based upon the projected capitalization of Johnson Outdoors at the time of the merger and projected results of operations and cash flow following the merger, the board of directors of Johnson Outdoors has no reason to believe that Johnson Outdoors and its subsidiaries, on a consolidated basis, will be insolvent immediately after giving effect to the merger.

Merger Financing

        JO Acquisition Corp. has received a commitment letter from GE Capital, pursuant to which GE Capital has committed, subject to certain specified conditions discussed below, to enter into definitive agreements to provide financing of up to $142.0 million and €27.0 million. The financing arrangement is expected to consist of a five-year senior secured North American revolving credit facility of up to $85.0 million (including a foreign subfacility of up to $5.0 million, which is to be supported by a guarantee of the Export-Import Bank of the United States), a five-year senior secured North American term loan of up to $7.0 million, a five-year senior secured European term loan of up to €27.0 million and a 66-month senior secured second lien term loan of up to $50 million. Subject to certain limitations, including the existence of adverse tax consequences, the debt financing will be secured by substantially all of the assets of the surviving corporation in the merger, its North American subsidiaries, by a pledge of all of the capital stock of its North American and first-tier foreign subsidiaries, and by certain specified assets of its European subsidiaries. The proceeds of the debt financing will be used, together with the available cash of Johnson Outdoors, to pay the merger consideration, to pay related fees and expenses, to refinance certain existing indebtedness of Johnson Outdoors, and to provide for a portion of the ongoing working capital needs of the surviving corporation and its subsidiaries.

        The credit facilities will bear interest either at an index rate, LIBOR or Euribor, in each case, plus an applicable margin. In the case of the senior secured second lien term and certain seasonal advances, the applicable margin will not be subject to adjustment after closing.

        Conditions to Debt Financing. The commitment of GE Capital to provide the above-described debt financing arrangements and facilities is subject to satisfaction or waiver of various conditions, including, among others:

•	the execution and delivery of definitive loan documentation satisfactory to GE Capital and its counsel with respect to the senior secured credit facility;

•	inclusion of the foreign subfacility is conditioned upon satisfactory approval by the U.S. Export-Import Bank;

•	the consummation of the merger substantially on the terms set forth in the merger agreement;

•	since Johnson Outdoors’ last audited financial statement, no material adverse change in the business or financial condition or assets of Johnson Outdoors and its North American subsidiaries, taken as a whole, or of certain European subsidiaries of Johnson Outdoors, taken as a whole;

•	the absence of litigation that is reasonably likely to have a material adverse impact on the surviving corporation in the merger and its designated subsidiaries, taken as a whole, or their ability to repay the loans or which is reasonably likely to invalidate the merger or loan transactions;

•	since Johnson Outdoors’ last audited financial statement, no material increase in the liabilities, liquidated or contingent, of Johnson Outdoors and its designated subsidiaries, taken as a whole, or a material decrease in the assets of such entities, taken as a whole;

•	the absence of any change in the loan syndication, financial or capital market conditions generally that in GE Capital’s reasonable credit judgment would materially impair syndication of the financing;

•	the delivery of an opinion of a valuation firm reasonably acceptable to GE Capital, evidencing the solvency at closing of Johnson Outdoors, as the surviving corporation in the merger, and certain subsidiaries;

•	the obtaining of all requisite approvals and consents from governmental authorities and third parties;

•	a ratio of the projected average total indebtedness of Johnson Outdoors for the first 12 month period following the closing date to adjusted EBITDA for the 12 month period immediately prior to closing not in excess of 4.25 to 1.00;

•	minimum excess availability under the revolving credit facility at closing (on a pro forma basis) sufficient to ensure that the Johnson Outdoors and Johnson Outdoors Canada maintain at least $8.5 million of excess projected availability for the 12-month period following the closing date; and

•	the absence of any other offer, issuance, placement, syndication or arrangement of any debt securities or debt facilities by or on behalf of any of the borrowers or any of their respective affiliates, the announcement or authorization of the announcement of any of the foregoing, or any attempts, discussions or agreements to do any of the foregoing, except with the consent of GE Capital.

        Because the only consideration in the merger is cash and because the completion of the merger is subject to a financing condition, the participating shareholders and JO Acquisition Corp. do not believe that the financial condition of JO Acquisition Corp. is material to a shareholder’s decision whether to vote to approve the merger agreement.

        Alternative Financing. In the event that any portion of debt financing as described above is not available, JO Acquisition Corp. has agreed pursuant to the merger agreement to use its commercially reasonable efforts to arrange to obtain any such portion from alternative sources on comparable or more favorable terms to JO Acquisition Corp.

        Johnson Outdoors, as the surviving corporation following the merger, anticipates that obligations under the debt facilities will be repaid from a variety of sources, including funds generated by the operations of Johnson Outdoors. The source and allocation of various methods of repayment of the debt facilities will be determined, and may be modified, from time to time, based on market conditions and such other factors deemed appropriate.

Plans for Johnson Outdoors if the Merger is Not Completed

        It is expected that, if the merger is not completed, the current management of Johnson Outdoors, under the direction of the board of directors, will continue to manage Johnson Outdoors as an ongoing business. From time to time, it is expected that Johnson Outdoors will evaluate and review its business operations, properties, dividend policy and capitalization, among other things, make such changes as are deemed appropriate and continue to seek to identify strategic alternatives to maximize shareholder value. If the merger agreement is not approved by shareholders, or if the merger is not consummated for any other reason, there can be no assurance that any other transaction acceptable to Johnson Outdoors will be offered or that Johnson Outdoors’ business and operations will not be adversely affected. In addition, if the merger is not completed, depending upon the circumstances, Johnson Outdoors may be required to reimburse certain expenses of JO Acquisition Corp. See “SPECIAL FACTORS—Estimated Fees and Expenses of the Merger.”

Estimated Fees and Expenses of the Merger

         Johnson Outdoors and JO Acquisition Corp. expect to incur approximately $[•] million in fees and expenses in connection with the consummation of the merger and the related transactions, as set forth in the table below:

Expenses	Estimated Amount
Financial advisory fees and expenses	$	[•]
Legal and accounting fees and expenses		[•]
Special committee fees and expenses		[•]
Printing and mailing fees and expenses		[•]
SEC filing fees		[•]
Financing fees		[•]
Miscellaneous		[•]

Total	$	[•]

Regulatory Approvals and Requirements

        In connection with the merger, Johnson Outdoors will be required to make certain filings with, and comply with certain laws of, various federal and state governmental agencies, including:

•	filing a certificate of merger with the Department of Financial Institutions of the State of Wisconsin in accordance with Wisconsin law after the approval and adoption of the merger agreement and the merger by Wisconsin’s shareholders; and

•	certain notice filings with The Nasdaq Stock Market.

        It is currently expected that no regulatory approvals will be required in order to complete the merger.

Litigation Related to the Merger

        Johnson Outdoors is aware of two purported class action shareholder complaints that have been filed in the Circuit Court of Racine County in the State of Wisconsin (each a “Complaint”, and, collectively, the “Complaints”) on behalf Johnson Outdoors’ shareholders who alleged they were injured or threatened with injury arising from Samuel C. Johnson and Helen P. Johnson-Leipold’s February 20, 2004 non-binding proposal to acquire the outstanding shares of Johnson Outdoors common stock not already owned by them. The Complaints are styled Buchta v. Johnson Outdoors Inc., et al., No. 04 CV 0902 (filed February 23, 2004), and Losinski v. Johnson Outdoors Inc., et al., No. 04 CV 0948 (filed March 4, 2004). On April 2, 2004, the Complaints were consolidated for all purposes. The Complaint filed in Buchta v. Johnson Outdoors Inc., et al. No. 04 CV 0902 was designated as the operative Complaint in the consolidated action. The action names Johnson Outdoors and six individual defendants, Samuel C. Johnson, Helen P. Johnson-Leipold, Thomas F. Pyle, Jr., John M. Fahey, Jr., Terry E. London, and Gregory E. Lawton, who constituted the board of directors of Johnson Outdoors at the time the Complaints were filed. The Complaint challenges the adequacy of the consideration and disclosures relating to the proposed transaction.

        The plaintiffs allege, among other things, that Mr. Johnson and Ms. Johnson-Leipold, with the acquiescence of the other directors of Johnson Outdoors, engaged in self-dealing and failed to act in good faith toward the putative plaintiff class members; that the individual director defendants violated their duty of fair dealing by allegedly manipulating the timing of the proposed transaction to benefit the Johnson family at the expense of the putative plaintiff class members; and that, unless enjoined, the individual director defendants would continue to breach fiduciary duties owed to the putative plaintiff class members by failing to maximize shareholder value, failing to have a properly constituted and effective independent committee to evaluate the proposed transaction, and allegedly putting the defendants’ self-interest before the interests of the Johnson Outdoors’ public shareholders. The plaintiffs seek an order certifying the proposed class, granting preliminary and injunctive relief against the consummation of the proposed going private transaction, or, alternatively, rescissory damages, and an award of the plaintiffs’ costs and attorneys fees.

        On February 26, 2004, the defendants filed a motion to dismiss the allegations in Buchta v. Johnson on the basis that the claims were premature and failed to state a claim against Johnson Outdoors or any of the individual defendants. Subsequently, separate counsel were retained for the Johnson family defendants and the members of the special committee. The court allowed the withdrawal of the defendants’ motion to dismiss the Bucta Complaint without prejudice. The consolidated action is pending before the Honorable Barbara A. Kluka. Pursuant to the consolidation order, only the claims, allegations and parties included in the Buchta complaint are before the court. The court ordered the plaintiffs to file an amended consolidated complaint as soon as practicable. To date, plaintiffs have not filed an amended consolidated complaint. Johnson Outdoors believes that Johnson Outdoors and the individual defendants have strong defenses to the consolidated action and does not expect the consolidated action to have a material adverse effect on Johnson Outdoors or the consummation of the merger.

Federal Income Tax Consequences

        The following discussion summarizes the material U.S. federal income tax consequences of the merger that are generally applicable to (1) United States holders (as defined below) of Johnson Outdoors common stock and (2) Johnson Outdoors. This discussion is based on currently existing provisions of the Code, existing and proposed Treasury Regulations promulgated under the Code, and current administrative rulings and court decisions, all of which are subject to change, possibly with retroactive effect.

        This discussion does not address state, local or foreign tax consequences that may be applicable to the parties specified in the first sentence of this paragraph, and such parties should consult their own tax advisors with respect to such consequences. This discussion does not address the tax consequences that may be applicable to the participating shareholders who will contribute shares of Johnson Outdoors common stock to JO Acquisition Corp. in exchange for capital stock of JO Acquisition Corp. The participating shareholders should consult their own tax advisors with respect to such consequences.

        United States Holders

        The following discussion applies only to United States holders of Johnson Outdoors common stock who hold such shares as capital assets and may not apply to shares of Johnson Outdoors common stock acquired pursuant to the exercise of employee stock options or other compensation arrangements (and does not, except as specifically set forth below, apply to the exchange or cancellation of employee stock options, including the receipt of cash therefor), and this discussion does not address tax issues relevant to certain classes of taxpayers who may be subject to special treatment under the Code, such as banks, other financial institutions, insurance companies, tax-exempt investors, regulated investment companies, real estate investment trusts, persons subject to the alternative minimum tax, persons who hold their Johnson Outdoors common stock as part of a position in a “straddle” or as part of a “hedging” or “conversion” transaction, persons who are deemed to sell their Johnson Outdoors common stock under the constructive sale provisions of the Code, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, persons that have a functional currency other than the U.S. dollar, expatriates, S corporations, entities classified as partnerships for U.S. federal income tax purposes or shareholders who hold Johnson Outdoors common stock as dealers. All such United States holders should consult their own tax advisors concerning the U.S. federal income tax consequences of the merger to their particular situations.

        Tax matters are very complex and the tax consequences of the merger to you will depend on the facts of your particular situation. You should consult your tax advisor for a full understanding of the tax consequences of the merger to you, including the federal, state, local and foreign tax consequences of the merger.

        If a partnership holds Johnson Outdoors common stock, the tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner of a partnership holding Johnson Outdoors common stock should consult its tax advisors.

        For purposes of this discussion, a “United States holder” means a holder that is (1) a citizen or resident of the United States for federal income tax purposes; (2) a corporation (or other entity treated as an association taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state; (3) an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or (4) a trust if (a) a U.S. court is able to exercise primary supervision over the administration of the trust and 1 or more U.S. persons have authority to control all substantial decisions of the trust, or (b) the trust has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

        For federal income tax purposes, the cash received by a shareholder as a result of the merger (including any cash received in connection with the exercise of dissenters’ rights) should be deemed to be received from Johnson Outdoors pursuant to a redemption of the shares held by such shareholder. If the deemed redemption of the shares held by a particular United States holder qualifies as an “exchange” under section 302(b) of the Code, the United States holder will recognize gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the holder’s adjusted tax basis in the shares and the amount of cash received. If the United States holder holds Johnson Outdoors common stock as a capital asset, any gain or loss should generally be a capital gain or loss. If the United States holder has held the shares for more than 1 year, any gain or loss should generally be a long-term gain or loss. The deductibility of capital losses is subject to limitations.

        If the deemed redemption of the shares held by a particular United States holder does not qualify as an “exchange” under section 302(b) of the Code, then the cash received by the holder will be treated as a dividend, provided that (as is anticipated to be the case) Johnson Outdoors has sufficient accumulated or current earnings and profits. Any such dividend income received by a United States holder will be treated as ordinary income for federal income tax purposes, and the entire amount of the cash received (and not merely the excess of the cash received over the holder’s adjusted tax basis in the shares) will be subject to tax. To the extent this portion of the redemption proceeds (which will be reported on a Form 1099-DIV issued to the shareholders) constitutes “qualified dividend income” under Section 1(h)(11) of the Code, it will be taxable to the shareholder at special 5% and 15% tax rates applicable to such income provided for by the Jobs and Growth Tax Relief Reconciliation Act of 2003. If the redemption proceeds do not constitute “qualified dividend income” then such dividend income will be taxable to the shareholder as regular ordinary income (at federal tax rates as high as 35%). In order to constitute “qualified dividend income” eligible for the reduced tax rates, a number of requirements must be met, including that the shareholder’s holding period for his or her shares must be at least 60 days as of the date on which the merger closes. Shareholders are urged to consult their tax advisors regarding the applicability of the reduced tax rates to the portion of the redemption proceeds that is treated as a dividend.

        The federal income tax treatment of a shareholder who exercises statutory dissenters’ rights is not discussed further in this section. Any shareholder considering exercising statutory dissenters’ rights should consult with his or her own tax advisor.

        A United States holder’s disposition of shares pursuant to the merger will qualify as an “exchange” under section 302(b) of the Code if (i) the disposition qualifies as a “complete redemption” of the United States holder’s shares, (ii) the disposition qualifies as a “substantially disproportionate redemption” of the United States holder’s shares, or (iii) the deemed redemption of the United States holder’s shares qualifies as being not “essentially equivalent to a dividend”.

        Constructive Ownership. For the purpose of determining whether a redemption qualifies as an “exchange” under section 302(b) of the Code, a United States holder must take into account not only the shares that the holder actually owns but also any shares that the holder is deemed to own constructively under the attribution rules of section 318 of the Code. For example, under these attribution rules, an individual is deemed to own constructively any shares held by his or her spouse, parents, children and grandchildren, and is deemed to own constructively shares held by certain entities (such as corporations, partnerships, estates, and trusts) in which he or she has an equity interest. Furthermore, an individual is deemed to own any shares that he or she has the right to acquire by the exercise of an option, regardless of when the option may be exercised.

        Complete Redemption. A United States holder’s disposition of shares pursuant to the merger will result in a “complete redemption” if either: (i) the holder does not own, directly or constructively, any shares of Johnson Outdoors stock after the merger; or (ii) the holder does not own directly any shares of Johnson Outdoors stock after the merger and, with respect to any constructively owned shares, the holder is eligible to (and does in fact) waive (pursuant to section 302(c)(2) of the Code) the attribution of such shares to the holder.

        Substantially Disproportionate Redemption. A United States holder’s disposition of shares pursuant to the merger will result in a “substantially disproportionate redemption” if:

•	the percentage of the outstanding voting stock of Johnson Outdoors that is owned, directly or constructively, by the holder immediately after the merger is less than 80% of the percentage of the outstanding voting stock that is owned, directly or constructively, immediately before the merger; and

•	the percentage of the fair market value of the outstanding common stock of Johnson Outdoors that is owned, directly or constructively, immediately after the merger is less than 80% of the percentage of the fair market value of the outstanding common stock that is owned, directly or constructively, immediately before the merger.

        Not Essentially Equivalent to a Dividend. A United States holder’s disposition of shares pursuant to the merger will qualify as being “not essentially equivalent to a dividend” if, under all the facts and circumstances, there is a “meaningful reduction” in the holder’s interest (including both direct and constructive ownership) in Johnson Outdoors as a result of the merger.

        United States holders of Johnson Outdoors common stock may be subject to backup withholding on cash payments received in exchange for shares in the merger or received upon the exercise of dissenters’ rights. Backup withholding generally will apply only if the shareholder fails to furnish a correct social security number or other taxpayer identification number, or otherwise fails to comply with applicable backup withholding rules and requirements. Corporations generally are exempt from backup withholding. Shareholders should complete and sign the substitute Form W-9 that will be part of the letter of transmittal to be returned to the paying agent to provide the information and certification necessary to avoid backup withholding.

        Johnson Outdoors

        Johnson Outdoors believes that the merger could result in an “ownership change” of Johnson Outdoors for purposes of Section 382 of the Code. As a result, Johnson Outdoors’ use of pre-merger tax net operating losses and certain other tax attributes, if any, may be limited following the merger. In addition, Johnson Outdoors should be entitled to an ordinary compensation deduction for U.S. federal income tax purposes with respect to cash paid for the surrender of any compensatory option in an amount equal to the product of (1) the excess of $20.10 over the per share exercise price of an option multiplied by (2) the number of shares of Johnson Outdoors common stock subject to the option. With respect to any such cash payments to its employees, Johnson Outdoors will be responsible for withholding federal, state and local income tax as well as the employee’s share of social security, Medicare and other applicable payroll taxes. In addition, Johnson Outdoors will be responsible for paying the employer’s share of social security, Medicare and other applicable payroll taxes. The merger should not cause any other material U.S. federal income tax consequences to Johnson Outdoors.

Anticipated Accounting Treatment of Merger

        The merger will be accounted for under the purchase method of accounting, under which the total consideration paid in the merger will be allocated among Johnson Outdoors’ consolidated assets and liabilities based on the fair values of the assets acquired and liabilities assumed.

Dissenters’ Rights

        Under Sections 180.1301 through 180.1331, or Subchapter XIII, of the WBCL, dissenters’ rights are available, subject to the procedures described therein, to record holders of shares of Johnson Outdoors common stock and beneficial shareholders who object to the merger and demand payment of the “fair value” of their shares in cash in connection with the consummation of the merger, each a dissenting shareholder.

        For purposes of the WBCL relating to dissenters’ rights, the merger is considered to be a “business combination.”  Under the WBCL, in a business combination, the “fair value” of shares of Johnson Outdoors common stock means the highest closing sales price per share reported on the Nasdaq National Market during the 30-day period immediately preceding the date on which the merger is completed.  Accordingly, the “fair value,” as so determined could be more or less than the value per share of Johnson Outdoors common stock to be paid pursuant to the merger.

        Dissenting shareholders are required to follow certain procedures set forth in the WBCL to receive in cash the fair value of their shares of Johnson Outdoors common stock. The following is a brief summary of such procedures, which does not purport to be complete and is qualified by reference to the actual statutes. Subchapter XIII is reprinted in its entirety as Annex E hereto, and the summary herein is qualified by reference to the full text thereof. Shareholders should read Annex E hereto for a description of all statutory provisions related to dissenters’ rights.

        Pursuant to Section 180.1321 of the WBCL, any shareholder or beneficial shareholder desiring to assert dissenters’ rights must do the following: (1) deliver to Johnson Outdoors, before the vote to approve the merger agreement is taken, written notice of such dissenting shareholder’s intent to demand payment for such shares if the proposed plan of merger is consummated, and (2) not vote in favor of the merger agreement. Such written notice may be sent to Johnson Outdoors Inc., 555 Main Street, Racine, WI 53403, Attention: Secretary. A vote against approval of the merger agreement, in person or by proxy, will not in and of itself constitute a notice of intent to demand payment satisfying the requirements of Subchapter XIII. A dissenting shareholder who fails to satisfy either or both of clauses (1) and (2) above is not entitled to payment for such shares under Subchapter XIII.

        Because a proxy which does not contain voting instructions will, unless revoked, be voted for approval of the merger agreement, a shareholder who votes by proxy and who wishes to exercise his or her dissenters’ rights must mark the proxy (1) to vote against approval of the merger agreement or (2) to abstain from voting on approval of the merger agreement.

        A shareholder or beneficial shareholder generally must assert dissenters’ rights for all shares he or she beneficially owns. A record shareholder may assert dissenters’ rights as to fewer than all of the shares registered in his or her name only if the record shareholder dissents with respect to all shares beneficially owned by any one person and notifies Johnson Outdoors of that person’s name and address. Any beneficial shareholder asserting dissenters’ rights must, with respect to all shares of which he or she is beneficial owner for another shareholder, submit to Johnson Outdoors the written consent of the shareholder with respect to those shares no later than the time that the beneficial shareholder asserts dissenters’ rights.

        No later than ten days after the merger agreement is approved at the special meeting, Johnson Outdoors will send a written dissenters’ notice to each of its shareholders who has dissented to the merger agreement in accordance with Section 180.1321 of the WBCL. Upon receipt of such notice, each dissenting shareholder has 30 days to demand payment in writing and surrender the certificate or certificates representing such shares with respect to which he or she has dissented. A dissenting shareholder who does not demand payment within the designated time period is not entitled to payment for his or her shares under Subchapter XIII. A shareholder or beneficial shareholder with share certificates who does not deposit his or her certificates where required and by the date set in the dissenters’ notice similarly will not be entitled to payment under Subchapter XIII.

        Upon receipt of a payment demand or the effective time of the merger, whichever is later, Johnson Outdoors will pay each dissenting shareholder who has properly perfected his or her dissenters’ rights the amount that Johnson Outdoors estimates to be the fair value of such shares, plus accrued interest, as provided in Section 180.1325 of the WBCL. A dissenting shareholder who does not agree with the estimation of the fair value of his or her shares or the amount of interest due must notify Johnson Outdoors of his or her estimate in writing within 30 days after Johnson Outdoors made or offered payment for such shares. If the dissenting shareholder and Johnson Outdoors cannot agree upon the fair value of the shares or amount of interest due, Johnson Outdoors must file a petition in the circuit court for the county in which its principal office is located requesting a finding and determination of the fair value of such shares and the accrued interest thereon. If Johnson Outdoors fails to institute such a proceeding within 60 days after the dissenting shareholder notifies Johnson Outdoors of his or her disagreement, Johnson Outdoors must pay each of its dissenters whose demand remains unsettled the amount demanded by such shareholder. See Sections 180.1330 and 180.1331 of the WBCL in Annex E for the statutory provisions governing such a court proceeding.

THE MERGER AGREEMENT

        The following summary of the material terms of the merger agreement is qualified in its entirety by reference to the merger agreement, a copy of which is attached as Annex A to this proxy statement.

Structure of the Merger

        At the effective time of the merger, JO Acquisition Corp. will merge with and into Johnson Outdoors and the separate corporate existence of JO Acquisition Corp. will end. Johnson Outdoors will be the surviving corporation in the merger and will continue to be a Wisconsin corporation after the merger.

        The articles of incorporation of JO Acquisition Corp., as amended pursuant to the merger agreement, and the bylaws of JO Acquisition Corp., as in effect immediately prior to the effective time of the merger, will be the articles of incorporation and bylaws of Johnson Outdoors, as the surviving corporation. The directors of JO Acquisition Corp. and the officers of Johnson Outdoors immediately prior to the effective time of the merger will, from and after the effective time of the merger, be the initial directors and officers, respectively, of Johnson Outdoors, as the surviving corporation, until their successors are duly elected and qualified or until their earlier resignation or removal.

When the Merger Becomes Effective

        Johnson Outdoors and JO Acquisition Corp. will file articles of merger with the Department of Financial Institutions of the State of Wisconsin two business days after the satisfaction or waiver of the closing conditions to the merger (other than the conditions that can only be satisfied at the closing) or at such other time as JO Acquisition Corp. and Johnson Outdoors may agree. The merger will become effective at the close of business as of the date of the filing of the articles of merger with the Department of Financial Institutions of the State of Wisconsin or at such other time as may be agreed by Johnson Outdoors and JO Acquisition Corp. and specified in the articles of merger.

Effect of the Merger on the Capital Stock of Johnson Outdoors and JO Acquisition Corp.

        At the effective time of the merger:

•	all shares of Johnson Outdoors common stock that are held (1) in the treasury of Johnson Outdoors, (2) by any wholly-owned subsidiary of Johnson Outdoors, (3) by JO Acquisition Corp. or (4) by any of the participating shareholders will be canceled and retired and will cease to exist without any consideration payable therefor;

•	each other share of Johnson Outdoors common stock issued and outstanding immediately before the merger becomes effective (other than any share as to which a dissenting shareholder has perfected dissenters’ rights under Wisconsin law) will be converted into the right to receive $20.10 in cash without interest; and

•	each share of JO Acquisition Corp. common stock will be converted into a specified number of shares of common stock of Johnson Outdoors, as the surviving corporation in the merger.

Payment for Johnson Outdoors Common Stock in the Merger

        Prior to the effective time of the merger, JO Acquisition Corp. will designate a bank or trust company to act as paying agent in connection with the merger. At the effective time of the merger, JO Acquisition Corp. will deliver to the paying agent, for the benefit of the Johnson Outdoors shareholders entitled to receive the merger consideration, the amount of the aggregate merger consideration that Johnson Outdoors shareholders are entitled to receive under the merger agreement. The stock transfer books of Johnson Outdoors will be closed, and there will be no further registration of transfers of the shares of Johnson Outdoors common stock that were outstanding immediately prior to the effective time of the merger.

        As soon as reasonably practicable after the effective time of the merger, the paying agent will mail to each record holder of Johnson Outdoors common stock whose stock certificates were converted into the right to receive merger consideration a letter of transmittal and instructions for use in effecting the surrender of stock certificates in exchange for the applicable merger consideration of $20.10 per share, without interest, less any withholding taxes required by law.

        If payment is to be made to a person other than the person in whose name the Johnson Outdoors common stock certificate surrendered is registered, it will be a condition of payment that the certificate so surrendered be properly endorsed or otherwise in proper form for transfer and that the person requesting such payment pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the certificate surrendered or that such person establish to the satisfaction of the surviving corporation that such tax has been paid or is not applicable.

        Any portion of the payment fund held by the paying agent that remains unclaimed by the shareholders of Johnson Outdoors 180 days after the effective time of the merger may be repaid to Johnson Outdoors, as the surviving corporation, and any shareholders of Johnson Outdoors who have not properly surrendered their stock certificates will thereafter look only to Johnson Outdoors, as the surviving corporation, for payment of their claim for the amount due to them (without interest) under the merger agreement for their shares of Johnson Outdoors common stock.

        Any shares of Johnson Outdoors common stock that are issued and outstanding as of the effective time of the merger and are held by a holder who has not voted in favor of the merger or consented thereto in writing and who has properly exercised his or her appraisal rights under the WBCL will not be converted into the right to receive the merger consideration, but will instead become the right to receive such consideration as may be determined to be due with respect to such dissenting shares pursuant to and subject to the requirements of the WBCL. If, after the effective time of the merger, any such holder has failed to perfect or has effectively withdrawn or lost his or her dissenters’ rights, each share of such holder’s Johnson Outdoors common stock will thereupon be deemed to have been converted into and to have become, as of the effective time of the merger, the right to receive, without interest or dividends, the applicable merger consideration.

        If, prior to the effective time of the merger, the outstanding shares of Johnson Outdoors common stock are changed into a different number of shares or shares of a different class as a result of a stock split, reverse stock split, stock dividend, subdivision, reclassification, split, combination, exchange, recapitalization or other similar transaction, the merger consideration will be appropriately adjusted in order to take into account such change.

Treatment of Stock Options

        The merger agreement provides that Johnson Outdoors stock options held by Helen P. Johnson-Leipold and the estate of Samuel C. Johnson will be converted at the effective time of the merger into options to acquire an equivalent amount of shares of common stock of Johnson Outdoors, as the surviving corporation in the merger, pursuant to the terms of a conversion agreement to be entered into by, and in a form acceptable to, JO Acquisition Corp., Johnson Outdoors, Helen P. Johnson-Leipold and the estate of Samuel C. Johnson.

        With respect to other Johnson Outdoors stock options, the merger agreement requires the board of directors (or, if appropriate, any committee administering the company stock plans) to adopt such resolutions or take such other actions (if any) as may be required to cause each holder of an option to purchase shares of Johnson Outdoors common stock granted under any Johnson Outdoors stock option plan and outstanding immediately prior to the effective time of the merger, whether vested or unvested, to become entitled to receive as promptly as practicable after the effective time of the merger an amount in cash equal to (1) the excess, if any, of (x) the per share merger consideration of $20.10 over (y) the applicable exercise price per share of Johnson Outdoors common stock subject to such Johnson Outdoors stock option, multiplied by (2) the number of shares of Johnson Outdoors common stock subject to such Johnson Outdoors stock option (and for which such Johnson Outdoors stock option shall not theretofore have been exercised). In paying any such cash amount in respect of a Johnson Outdoors stock option, the surviving corporation will be entitled to deduct and withhold such amounts as are required to be deducted and withheld under applicable tax law.

Treatment of Other Equity-Based Compensation Arrangements

        The Johnson Outdoors Worldwide Key Executive Phantom Share Long-Term Incentive Plan and all outstanding phantom shares granted thereunder will be amended, effective as of the effective time of the merger, so that the fair market value of one share of common stock of Johnson Outdoors means, on any given date, the fair market value of a share of the common stock as determined in good faith by the compensation committee of the board of directors.

        The Johnson Outdoors Retirement and Savings Plan will be amended or modified at or prior to the effective time of the merger so that following such time, no participant in the plan will have any continuing rights thereunder to acquire any equity securities of Johnson Outdoors or any subsidiary thereof. All other equity-based plans of Johnson Outdoors, including the Johnson Outdoors 1987 Employees’ Stock Purchase Plan, will be terminated and/or suspended at or prior to the effective time of the merger. As of the date of the merger agreement, no further payroll deductions may be made, no offering periods or payroll deductions may be initiated and no shares of Johnson Outdoors common stock may be issued under the employees’ stock purchase plan, except, in each case, for payroll deductions with respect to purchases of shares arranged during offering periods completed prior to the date of the merger agreement.

Representations and Warranties

        The merger agreement contains representations and warranties of each of Johnson Outdoors and JO Acquisition Corp. as to, among other things:

•	due organization, valid existence, good standing and qualification to do business of itself and its subsidiaries;

•	capitalization;

•	corporate power and authority to enter into the merger agreement and to consummate the transactions contemplated thereby;

•	the absence of conflicts with law, organizational documents, contracts, permits and orders;

•	the absence of any required governmental and third party approvals other than those specified in the merger agreement; and

•	the absence of any fees owed to brokers in connection with the merger except as specified in the merger agreement.

        The merger agreement also contains representations and warranties of Johnson Outdoors as to, among other things:

•	capitalization;

•	the recommendation of the special committee and the board of directors and the opinion of the special committee's financial advisor;

•	SEC filings and financial statements;

•	the absence of certain material changes or events with respect to Johnson Outdoors from October 3, 2003 to October 28, 2004;

•	tax matters;

•	properties and leases;

•	intellectual property;

•	compliance with applicable laws;

•	possession of permits, licenses, easements, variances, exemptions, consents, certificates, orders and other governmental approvals which are material to the operation of the business of Johnson Outdoors and each of its subsidiaries;

•	litigation;

•	the absence of any material defaults in the performance, observance or fulfillment of any material contract;

•	employee benefit plans and other agreements with employees;

•	environmental matters; and

•	insurance.

        The merger agreement also contains representations and warranties of JO Acquisition Corp. as to, among other things:

•	financing necessary to consummate the merger;

•	JO Acquisition Corp.‘s belief that, upon the consummation of the transactions contemplated by the merger agreement, (1) the surviving corporation will not be insolvent, (2) the surviving corporation will not be left with unreasonably small capital and (3) the surviving corporation will not have incurred debts beyond its ability to pay such debts as they mature; and

•	awareness of any breach by Johnson Outdoors of the representations and warranties made by Johnson Outdoors in the merger agreement.

        Certain aspects of the representations and warranties of the parties are qualified by the concept of “company material adverse effect,” in the case of Johnson Outdoors, and “purchaser material adverse effect,” in the case of JO Acquisition Corp. See “—Material Adverse Effect,” below. None of the representations and warranties in the merger agreement will survive the effective time of the merger or the termination of the merger agreement.

        Except as expressly contemplated by the provisions of the merger agreement relating to termination of the merger agreement and expense reimbursement, none of Johnson Outdoors, its subsidiaries, or any of their respective affiliates, directors or officers will have any liability or obligation whatsoever to JO Acquisition Corp. or any of its respective affiliates or any participating shareholder for any breach or inaccuracy of any representation or warranty made in the merger agreement, other than for an intentional breach or misrepresentation.

Material Adverse Effect

        Certain of Johnson Outdoors’ representations and warranties are subject to qualification based on the possible current or future existence of a company material adverse effect. Company material adverse effect means, subject to certain limited exceptions, any effect, circumstance or change that, individually or in the aggregate, is materially adverse to the business, properties, assets, financial condition or results of operations of Johnson Outdoors and its subsidiaries, taken as a whole.

        Certain of JO Acquisition Corp.‘s representations and warranties are subject to qualification based on the possible current or future existence of a purchaser material adverse effect. Purchaser material adverse effect means, subject to certain limited exceptions, any effect, circumstance or change that, individually or in the aggregate, would prevent or materially delay the consummation of the transactions contemplated by the merger agreement or otherwise prevent JO Acquisition Corp. from performing its obligations under the merger agreement.

Conduct of Business Prior to the Effective Time of the Merger

        The merger agreement provides that, during the period from the date of the merger agreement until the earlier of the termination of the merger agreement pursuant to its terms or the effective time of the merger, Johnson Outdoors and each of its subsidiaries must, except to the extent as permitted by the merger agreement or to the extent that JO Acquisition Corp. otherwise consents in writing, carry on its business in the ordinary course consistent with past practice. In addition, during this period, Johnson Outdoors must not do or agree in writing to do or permit any of its subsidiaries to do or agree in writing to do any of the following without the prior written consent of JO Acquisition Corp., except as otherwise permitted by the merger agreement:

•	accelerate, amend or change the period of exercisability or vesting of options or restricted stock, reprice options granted under any stock plans or authorize cash payments in exchange for any options granted under such plans;

•	grant any increase in compensation or fringe benefits, bonus or severance or termination pay to any director, officer or employee, except in the ordinary course or business, consistent with past practice (except as required by law or pursuant to policies existing or written agreements in effect on October 28, 2004), or adopt or enter into any new severance plan or agreement;

•	declare, set aside or pay any dividends on or make any other distributions in respect of, or redeem or purchase, any capital stock of Johnson Outdoors or split, combine or reclassify any capital stock of Johnson Outdoors or any of its subsidiaries or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, any capital stock of Johnson Outdoors or any of its subsidiaries;

•	issue, deliver, sell, authorize, pledge or otherwise encumber any shares of capital stock or any securities convertible into shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into shares of capital stock of Johnson Outdoors or any of its subsidiaries or agree to issue any such shares or convertible securities, other than the issuance, delivery and/or sale of shares of Class A common stock pursuant to the Johnson Outdoors Retirement and Savings Plan or pursuant to the exercise of Johnson Outdoors stock options outstanding as of October 28, 2004;

•	cause or permit any amendment to its articles of incorporation or bylaws or similar governing instruments of each of its subsidiaries;

•	acquire or agree to acquire any business or business organization or division thereof;

•	sell, lease, license or otherwise dispose of any material properties or assets of Johnson Outdoors or any of its subsidiaries, other than in the ordinary course of business consistent with past practice;

•	incur any indebtedness for borrowed money or guarantee any such indebtedness, issue or sell any debt securities or options, warrants, calls or other rights to acquire debt securities of Johnson Outdoors or any of its subsidiaries, other than in the ordinary course of business consistent with past practice;

•	create, assume or permit the creation of any encumbrance on any assets of Johnson Outdoors or any of its subsidiaries, other than permitted encumbrances under the merger agreement;

•	adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or reorganization; or

•	settle or compromise any litigation, other than settlements or compromises of litigation that do not provide for injunctive or similar relief and where the amount paid by Johnson Outdoors (after giving effect to insurance proceeds actually received) in settlement or compromise does not exceed $1,000,000, and $1,500,000 in the aggregate for all such litigation matters.

Proxy Statement; Special Meeting

        The parties to the merger agreement agreed to cooperate with each other in preparing this proxy statement and filing it with the SEC together with a Transaction Statement on Schedule 13E-3 that contains additional information regarding the merger agreement and the merger.

        Johnson Outdoors must, as soon as reasonably practicable, convene a meeting of its shareholders for the purpose of seeking their approval of the merger agreement. Upon the request of JO Acquisition Corp., Johnson Outdoors must postpone, adjourn and reconvene the shareholders’ meeting to facilitate obtaining shareholder approval of the merger agreement. Johnson Outdoors is required to use its reasonable efforts, including retaining a nationally-recognized proxy solicitor, to solicit proxies from its shareholders in favor of approval of the merger agreement.

Changes to Recommendations of the Special Committee and the Board of Directors

        The board of directors or the special committee, as the case may be, may, at any time prior to shareholder approval of the merger agreement, decline to make, withdraw, modify or change a recommendation that Johnson Outdoors shareholders vote to approve the merger agreement to the extent that the board of directors or the special committee determines in good faith, after consultation with legal counsel, that making such recommendation or the failure to so withdraw, modify or change its recommendation would be inconsistent with its fiduciary duties to Johnson Outdoors shareholders (other than the participating shareholders) under applicable laws, provided that the board of directors or the special committee, as the case may be, immediately notifies JO Acquisition Corp. of its determination to so decline, withdraw, modify or change its recommendation. Any such action by the board of directors or the special committee with respect to its recommendation will not relieve Johnson Outdoors of its obligation to convene the special meeting and to use its reasonable efforts to solicit proxies in favor of approval of the merger agreement.

        Subject to the provisions of the merger agreement described in the preceding paragraph, if a third-party acquisition proposal has been publicly announced with respect to Johnson Outdoors and JO Acquisition Corp. so requests prior to the special meeting, the board of directors, acting upon the recommendation of the special committee, must (1) within a reasonable period of time following such request (and prior to the special meeting) publicly reaffirm its recommendation that Johnson Outdoors shareholders vote for the approval of the merger agreement and/or (2) publicly announce that it is not recommending that Johnson Outdoors shareholders accept an alternative acquisition proposal.

No Solicitation of Transactions

        From October 28, 2004 until the effective time of the merger or the termination of the merger agreement, Johnson Outdoors and its subsidiaries may not, directly or indirectly:

•	solicit, initiate or encourage any acquisition proposal;

•	enter into, continue or participate in any discussions or negotiations with, furnish any nonpublic information relating to Johnson Outdoors or any of its subsidiaries or afford access to the business, properties, assets, books or records of Johnson Outdoors or any of its subsidiaries to any third party seeking to make, or that has made, an acquisition proposal;

•	approve, endorse or recommend any acquisition proposal; or

•	enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to any acquisition proposal.

        Under the merger agreement, an acquisition proposal is any inquiry, proposal or offer that constitutes, or could reasonably be expected to lead to, (1) a proposal or offer for a merger, consolidation, business combination, reorganization, recapitalization, reclassification, extraordinary joint venture or similar transaction involving Johnson Outdoors, (2) a sale, lease, license or transfer of substantial assets of Johnson Outdoors and its subsidiaries other than in the ordinary course of business, (3) a sale of a significant portion of the shares of capital stock of Johnson Outdoors (including by way of a tender offer) or (4) any liquidation or dissolution of Johnson Outdoors, in each case, other than the transactions contemplated by the merger agreement.

        Notwithstanding the prohibitions described above, Johnson Outdoors, its board of directors and/or the Special Committee may take specified actions in response to a bona fide unsolicited acquisition proposal from any third party that the special committee determines in good faith constitutes a superior proposal, if all of the following conditions are satisfied:

•	the board of directors or the special committee, as the case may be, determines in good faith (based on the advice of its outside legal counsel) that the failure to take such action would be inconsistent with its fiduciary obligations to Johnson Outdoors shareholders (other than the participating shareholders) under applicable laws,

•	prior to furnishing any nonpublic information to, or entering into any discussions with, such third party, (1) Johnson Outdoors gives JO Acquisition Corp. at least two business days advance written notice of the identity of such third party, the material terms and conditions of any acquisition proposal, and Johnson Outdoors intention to furnish nonpublic information to, or enter into discussions with, such third party and (2) such third party enters into a confidentiality agreement prohibiting the disclosure of such nonpublic information and

•	contemporaneously with finishing any such nonpublic information to such third party, Johnson Outdoors furnishes such nonpublic information to JO Acquisition Corp. (to the extent such nonpublic information has not been previously furnished).

        The actions that may be taken with respect to the superior proposal include negotiations with and provision of nonpublic information to such a third party, withdrawal of the approval and recommendation to shareholders of the merger agreement and approval or recommendation of the superior proposal. The special committee may take action with respect to a superior proposal after the second business day following delivery to JO Acquisition Corp. of its intent to take such action.

        The merger agreement defines a superior proposal as any bona fide written acquisition proposal that the special committee determines, in its good faith judgment (after consultation with its financial advisor), would, if consummated, provide greater value from a financial point of view to Johnson Outdoors shareholders (other than the participating shareholders) than the transaction contemplated by the merger agreement.

Indemnification and Directors’ and Officers’ Insurance

        From and after the effective time of the merger, Johnson Outdoors, as the surviving corporation in the merger, must indemnify, and advance reasonable expenses including attorneys’ fees to, the current and former directors and officers of Johnson Outdoors and its subsidiaries, referred to as the indemnified parties, against all costs or expenses (including attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and amounts that are paid in settlement in connection with any acts or omissions occurring at or prior to the effective time of the merger, and the surviving corporation must cooperate in the defense of any such matter. All rights to indemnification and exculpation from liability existing in favor of any indemnified parties as provided under applicable laws and the charters and bylaws of Johnson Outdoors and its subsidiaries as of the date of the merger agreement are to survive the merger with respect to events occurring up to and including the time of the merger.

        For a period of six years following the effective time of the merger, the surviving corporation must cause to be maintained in effect directors’ and officers’ liability insurance with reputable and financially sound carriers covering the indemnified parties who were covered as of the date of the merger agreement and any other individuals who as of the date of the merger agreement were covered by Johnson Outdoors’ directors’ and officers’ liability insurance policies with respect to matters occurring at or prior to the effective time of the merger on terms not less favorable to the insured parties than those provided under Johnson Outdoors’ directors’ and officers’ liability insurance as of the date of the merger agreement.

Additional Agreements

        The merger agreement provides that, during the period from the signing of the merger agreement to the effective time of the merger, Johnson Outdoors will, among other things:

•	upon reasonable notice and to the extent it will not cause a disruption in Johnson Outdoors’ business, (1) allow all designated officers, financial advisors, attorneys, accountants and other representatives of JO Acquisition Corp. such access as the special committee determines is reasonable to their officers, agents, employees, offices, records, files, correspondence, audits and properties, as well as to information relating to its commitments, contracts, titles, and financial position or otherwise pertaining to the business and affairs of Johnson Outdoors and its subsidiaries; (2) furnish to JO Acquisition Corp. and its representatives such financial, operating and other data and other information as the special committee has determined may reasonably be requested; and (3) instruct certain of its employees, counsel, auditors and financial advisors and other agents to cooperate with JO Acquisition Corp. and its investigation of the business of Johnson Outdoors and its subsidiaries in such ways as the special committee determines are reasonable;

•	at reasonable times and to the extent it will not cause a disruption in its business, provide and cause its subsidiaries and certain of their respective directors, officers and other agents to provide such cooperation as the special committee determines is reasonable in connection with the arrangement of any financing in respect of the transactions contemplated by the merger agreement; and

•	cooperate with JO Acquisition Corp. to effectuate the repatriation of the unrestricted cash balances from Johnson Outdoors’ direct and indirect foreign subsidiaries for use by the surviving corporation to pay a portion of the merger consideration.

        The merger agreement provides that, during the period from the signing of the merger agreement to the effective time of the merger, JO Acquisition Corp. will, among other things:

•	furnish to Johnson Outdoors and its authorized representatives such financial, operating and other information as may reasonably be requested and instruct its officers, counsel and financial advisors to cooperate reasonably with Johnson Outdoors in the investigation of the businesses of JO Acquisition Corp.;

•	use its commercially reasonable efforts to arrange the financing on the terms and conditions described in the commitment letter from General Electric Capital Corporation and, if any portion of the financing becomes unavailable on the terms and conditions contemplated in the commitment letter, use its commercially reasonable efforts to arrange to obtain any such portion from alternative sources on comparable or more favorable terms to JO Acquisition Corp.;

•	provide prompt notice to Johnson Outdoors of any material breach of the commitment letter or any termination of the commitment letter;

•	not permit any material amendment or modification to be made to, or any waiver of any material provision or remedy under, the commitment letter without first consulting Johnson Outdoors; and

•	not knowingly or intentionally cause Johnson Outdoors to take action that would reasonably be expected to cause the breach of any representation or warranty of Johnson Outdoors contained in the merger agreement or the failure to fulfill, or breach of, any covenant, agreement or other obligation of Johnson Outdoors under the merger agreement.

        The merger agreement provides that, during the period from the signing of the merger agreement to the effective time of the merger, each of JO Acquisition Corp. and Johnson Outdoors will

•	not make any press release or other public announcement with respect to the merger agreement, the merger or the transactions contemplated by the merger agreement without the prior written consent of the other party, unless obligated to make such disclosure or announcement by law, in connection with fulfilling its obligations under the merger agreement or in connection with the defense of any adversarial proceeding relating to Johnson Outdoors or the transactions contemplated by the merger agreement;

•	use its reasonable efforts to take, or cause to be taken, all other action and do, or cause to be done, all other things necessary, proper or advisable to consummate the merger and related transactions, in the most expeditious manner practicable;

•	give prompt notice to the other party of (1) any notice from any person alleging the consent of such person is required in connection with the merger, (2) any communication from any governmental entity in connection with the merger, (3) any litigation relating to the merger, (4) any representation or warranty contained in the merger agreement becoming untrue or inaccurate or (5) its failure to comply with or satisfy in any material respect any covenant, condition or agreement required under the merger agreement;

•	use their reasonable efforts to obtain promptly all consents, waivers, approvals, authorizations and permits from, and to make promptly all registrations and filings with and notifications to, any governmental entity or other third party necessary for the completion of the merger and the related transactions;

•	cooperate in the preparation, execution and filing of all documents relating to transfer taxes, with all such taxes being the responsibility of the surviving corporation; and

•	cooperate with the other party in taking, or causing to be taken, all actions reasonably necessary to delist the common stock of Johnson Outdoors from The Nasdaq Stock Market and to terminate registration of the Johnson Outdoors common stock under the Exchange Act, in each case effective on or after the effective time of the merger.

Limitation of Liability for Breaches of Covenants by Johnson Outdoors

        Except as expressly contemplated by the provisions of the merger agreement relating to termination of the merger agreement and expense reimbursement, none of Johnson Outdoors, its subsidiaries, or any of their respective affiliates, directors or officers will have any liability or obligation whatsoever to JO Acquisition Corp. or any of its respective affiliates or any participating shareholder for any breach of or failure to perform any covenant of Johnson Outdoors unless, and then only to the extent, the conduct constituting such breach or such failure to perform was expressly authorized after the date of the merger agreement by the board of directors or the special committee.

Conditions to Completion of the Merger

        The obligations of Johnson Outdoors and JO Acquisition Corp. to complete the merger are subject to the following conditions, unless waived by the parties:

•	the absence of any preliminary or permanent injunction or other order, decree, judgment or provision of applicable laws which prevents the consummation of the merger;

•	the absence of any pending suit, action or proceeding by any governmental entity seeking to prohibit the consummation of the merger;

•	Johnson Outdoors and JO Acquisition Corp. having obtained all consents and approvals from governmental entities necessary or required for the consummation of the transactions contemplated under the merger agreement, the absence of which would have a company material adverse effect or would prevent the consummation of the merger or the transactions contemplated by the merger agreement; and

•	approval of the merger agreement by Johnson Outdoors shareholders.

        The obligation of Johnson Outdoors to effect the merger is subject to the satisfaction of the following additional conditions, unless waived in writing by Johnson Outdoors acting under the direction of the special committee:

•	JO Acquisition Corp.‘s performance in all material respects of all of its obligations under the merger agreement that are required to be performed by JO Acquisition Corp. at or prior to the closing date of the merger;

•	the representations and warranties of JO Acquisition Corp. contained in the merger agreement being true and correct as of the closing date of the merger with only such exceptions as would not have a purchaser material adverse effect; and

•	the receipt by the special committee of the opinion contemplated by the commitment letter of an independent advisor as to solvency of the surviving corporation.

        The obligation of JO Acquisition Corp. to effect the merger is subject to the satisfaction of the following additional conditions, unless waived by JO Acquisition Corp. in writing:

•	Johnson Outdoors’ performance in all material respects of all of its obligations under the merger agreement that are required to be performed by Johnson Outdoors at or prior to the closing date of the merger;

•	the representations and warranties of Johnson Outdoors contained in the merger agreement being true and correct as of the closing date of the merger with only such exceptions as would not have a company material adverse effect;

•	each member of the special committee having delivered a written letter of resignation to the board of directors of Johnson Outdoors, effective as of the effective time of the merger; and

•	receipt by JO Acquisition Corp. and/or the surviving corporation (and/or subsidiaries thereof) of the funding contemplated by the commitment letter.

        The parties do not have any present intention to waive any of the conditions to the merger and do not anticipate any circumstances under which any of the conditions would be waived.

Termination of the Merger Agreement

        The merger agreement may be terminated at any time and for any reason prior to the effective time of the merger by the mutual written consent of Johnson Outdoors, acting under the direction of the special committee, and JO Acquisition Corp.

        Either Johnson Outdoors, acting under the direction of the special committee, or JO Acquisition Corp. may terminate the merger agreement at any time prior to the effective time of the merger if:

•	the merger is not consummated by March 31, 2005, except that the right to terminate the merger agreement for this reason will not be available to any party whose failure to fulfill any of its obligations under the merger agreement has been the cause of or resulted in the failure to consummate the merger by March 31, 2005;

•	there is any law of any governmental entity that makes the consummation of the merger illegal or otherwise prohibited or if a court of competent jurisdiction or governmental entity has issued a non-appealable final order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the merger; or

•	shareholder approval of the merger agreement is not obtained at the special meeting (including any adjournment or postponement thereof).

        In addition, JO Acquisition Corp. may terminate the merger agreement at any time prior to the effective time of the merger if:

•	the representations and warranties of Johnson Outdoors in the merger agreement fail to be true and correct, which failure has, or would reasonably be expected to have, a company material adverse effect, and such failure is not curable or, if curable, is not cured by the earlier of 30 calendar days after written notice from JO Acquisition Corp. to Johnson Outdoors and March 31, 2005;

•	Johnson Outdoors has failed to perform or comply in all material respects with its obligations, agreements or covenants under the merger agreement, which failure is not curable or, if curable, is not cured by the earlier of 30 calendar days after written notice from JO Acquisition Corp. to Johnson Outdoors and March 31, 2005;

•	the special committee or the board of directors withdraws, modifies or changes its approval or recommendation of the merger agreement in a manner adverse to JO Acquisition Corp. or fails to reconfirm its recommendation of the merger agreement to Johnson Outdoors shareholders within 10 days after a reasonable written request by JO Acquisition Corp. to do so;

•	the special committee or the board of directors recommends to the board of directors or Johnson Outdoors shareholders an acquisition proposal other than the merger, or

•	the special committee or the board of directors fails to cause Johnson Outdoors to convene and hold the shareholders’ meeting on or prior to the 10th day prior to March 31, 2005.

        In addition, Johnson Outdoors, acting under the direction of the special committee, may terminate the merger agreement at any time prior to the effective time of the merger if:

•	the representations and warranties of JO Acquisition Corp. in the merger agreement fail to be true and correct, which failure in the aggregate would have a purchaser material adverse effect, and such failure is not curable or, if curable, is not cured by the earlier of 30 calendar days after written notice from Johnson Outdoors to JO Acquisition Corp. and March 31, 2005;

•	JO Acquisition Corp. has failed to perform or comply in all material respects with its obligations, agreements or covenants under the merger agreement, which failure is not curable or, if curable, is not cured by the earlier of 30 calendar days after written notice from Johnson Outdoors to JO Acquisition Corp. and March 31, 2005; or

•	prior to approval of the merger at the shareholders’ meeting, the board of directors, acting upon the recommendation of the special committee, approves a superior proposal, but only if Johnson Outdoors has complied with its obligation not to solicit alternative transactions.

Expenses

        Except as described below, if the merger is not consummated, Johnson Outdoors and JO Acquisition Corp. will each pay its own expenses incurred in connection with the merger. If the merger is consummated, Johnson Outdoors, as the surviving corporation, will pay all of the expenses incurred by or on behalf of either Johnson Outdoors or JO Acquisition Corp.

        Johnson Outdoors must pay the out-of-pocket expenses actually and reasonably incurred by JO Acquisition Corp. and its affiliates in connection with the merger agreement and the transactions contemplated thereby in an aggregate amount not to exceed $3,000,000 if

•	Johnson Outdoors terminates the merger agreement in connection with the approval of a superior proposal by the board of directors, acting upon the recommendation of the special committee;

•	JO Acquisition Corp. terminates the merger agreement as a result of Johnson Outdoors’material breach of its obligations under (1) the covenant not to solicit transactions or (2) the covenant relating to the proxy statement and Transaction Statement on Schedule 13E-3, the shareholders’ meeting to vote on the merger agreement and the recommendations of the special committee and the board of directors with respect to the merger agreement; or

•	JO Acquisition Corp. terminates the merger agreement, at a time when an acquisition proposal is outstanding, because (1) the special committee or the board of directors withdraws, modifies or changes its approval or recommendation of the merger agreement in a manner adverse to JO Acquisition Corp., (2) the special committee recommends to the board of directors or Johnson Outdoors shareholders an acquisition proposal other than the merger, (3) the special committee or the board of directors fails to reconfirm its recommendation of the merger agreement to Johnson Outdoors’ shareholders within ten days after a reasonable written request by JO Acquisition Corp. to do so, (4) the special committee or the board of directors fails to cause Johnson Outdoors to convene and hold a shareholders’ meeting on or prior to the tenth day prior to March 31, 2005 or (5) the special committee or the board of directors resolves to do any of the foregoing.

Modification or Amendment of the Merger Agreement

        Subject to applicable law, JO Acquisition Corp. and Johnson Outdoors (under the direction of the special committee, in the case of Johnson Outdoors) may by written agreement, at any time prior to the effective time of the merger, modify or amend, or grant extensions and waivers under, the merger agreement.

CONTRIBUTION AND VOTING AGREEMENTS

Contribution Agreement

        The following summary of the material terms of the contribution agreement is qualified in its entirety by reference to the contribution agreement, a copy of which is set forth in Annex B to this proxy statement.

        The contribution agreement provides for each participating shareholder to contribute, transfer, assign, convey and deliver to JO Acquisition Corp. shares of Johnson Outdoors common stock beneficially owned by such participating shareholder in consideration for the issuance by JO Acquisition Corp. of shares of its common stock. The contribution of shares is to take place after the last of the conditions to the merger under the merger agreement have been fulfilled or waived or at such earlier time as the parties to the contribution agreement may agree. The contribution agreement also provides for JO Acquisition Corp. to reimburse the participating shareholders and J Venture Management, Inc., the Johnson family’s management company, for all of their out-of-pocket expenses and other obligations incurred in connection with the merger and to assume such obligations and indemnify J Venture Management, Inc. and the participating shareholders from all liabilities arising in connection with the merger.

        With respect to the initial parties to the contribution agreement, the contribution agreement contemplates the contribution to JO Acquisition Corp. of an aggregate of 3,448,113 shares of Johnson Outdoors Class A common stock and 1,171,294 shares of Johnson Outdoors Class B common stock. An aggregate of 450,000 of these Class A shares, however, may instead be transferred to third parties by Samuel C. Johnson Trust Number One u/a September 14, 1988, in satisfaction of pecuniary bequests existing on October 28, 2004, provided that, contemporaneously with any such transfer, an amount in cash equal to the product of the number of Class A shares so transferred multiplied by the merger consideration of $20.10 is contributed to JO Acquisition Corp.

        The contribution agreement will terminate upon the termination of the merger agreement in accordance with its terms.

Voting Agreement

        The following summary of the material terms of the voting agreement is qualified in its entirety by reference to the voting agreement, a copy of which is set forth in Annex C to this proxy statement.

        Parties

        Helen P. Johnson-Leipold, Imogene P. Johnson, S. Curtis Johnson, Dr. H. Fisk Johnson, Winifred J. Marquart, JWA Consolidated, Inc., Samuel C. Johnson 1988 Trust Number One u/a September 14, 1988 and Johnson Bank have entered into the voting agreement with JO Acquisition Corp.

        Voting

        The voting agreement requires that each participating shareholder that is a party to the voting agreement allow the specified shares beneficially owned by such shareholder, referred to as subject shares, to be counted as present for purposes of establishing a quorum and to vote or consent the subject shares (i) in favor of approving the merger agreement, the merger and the transactions contemplated by the merger agreement; (ii) in favor of any proposal to adjourn the special meeting if necessary for further proxy solicitation; (iii) against any action or agreement that would result in a breach of a covenant, representation or warranty or other obligation or agreement of Johnson Outdoors under the merger agreement or of such participating shareholder under the voting agreement; or (iv) against any action, agreement, transaction or proposal submitted for approval of the shareholders of Johnson Outdoors that would reasonably be expected to result in any of the conditions to Johnson Outdoors’ obligations under the merger agreement not being fulfilled or that would reasonably be expected to prevent or impede the transactions contemplated by the merger agreement. Any vote that is not accordance with the voting prescribed above will be considered null and void. A participating shareholder that is a party to the voting agreement may not enter into any agreement to vote or give instructions in a manner inconsistent with the voting prescribed above.

        Transfer Restrictions

        Each participating shareholder that is a party to the voting agreement may not, directly or indirectly:

•	offer for sale, sell, transfer or otherwise dispose of or enter into any contract to sell, transfer or otherwise dispose of the subject shares, except for dispositions by operation of law, with Johnson Outdoors’ prior written consent, to JO Acquisition Corp. in accordance with the terms of the contribution agreement, to another party to the voting agreement or to an affiliate, provided that such affiliate agrees in writing to be bound by the terms of the voting agreement;

•	grant any proxies or power of attorney, deposit any of the subject shares into a voting trust or enter into any voting agreement or permit to exist any liens on the subject shares (other than liens created by the voting agreement or by operation of law);

•	exercise the right to convert any shares of Class B common stock into shares of Class A common stock; or

•	commit or agree to take any of these actions.

        As of the October 28, 2004 date of its execution, the voting agreement imposed transfer restrictions and voting requirements on an aggregate of 3,448,113 shares of Johnson Outdoors Class A common stock and 1,171,294 shares of Johnson Outdoors Class B common stock. An aggregate of 450,000 of these Class A shares, however, may be transferred to third parties by Samuel C. Johnson Trust Number One u/a September 14, 1988, in satisfaction of pecuniary bequests existing on October 28, 2004, provided that, contemporaneously with any such transfer, an amount in cash equal to the product of the number of Class A shares so transferred multiplied by the merger consideration of $20.10 is contributed to JO Acquisition Corp.

        Termination

        The voting agreement will automatically terminate and become null and void upon the earliest of: the mutual consent of all parties, the effective time of the merger and the date of termination of the merger agreement.

SELECTED HISTORICAL FINANCIAL DATA

        The following table sets forth selected historical consolidated financial data for Johnson Outdoors and its subsidiaries. The selected historical consolidated financial data as of October 3, 2003 and September 27, 2002 and for each of the fiscal years in the three-fiscal-year period ended October 3, 2003 have been derived from Johnson Outdoors’ audited consolidated financial statements appearing in Johnson Outdoors’ Annual Report on Form 10-K for the fiscal year ended October 3, 2003 (the “2003 10-K”), which is incorporated by reference in this proxy statement. The selected historical consolidated financial data as of September 28, 2001, September 29, 2000 and October 1, 1999 and for each of the fiscal years in the two-fiscal-year period ended September 29, 2000 have been derived from Johnson Outdoors’ audited consolidated financial statements, which do not appear in this proxy statement. The selected historical consolidated financial data as of and for the nine-month periods July 2, 2004 and June 27, 2003 have been derived from Johnson Outdoors’ unaudited consolidated financial statements appearing in Johnson Outdoors’ Quarterly Report on Form 10-Q for the quarterly period ended July 2, 2004, which is incorporated by reference in this proxy statement. The historical results of Johnson Outdoors included below are not necessarily indicative of Johnson Outdoors’ future performance, and results of operations for the respective nine-month periods ended July 2, 2004 and June 27, 2003 are not necessarily indicative of the results of operations of Johnson Outdoors for the full fiscal years. The unaudited selected historical consolidated financial data reflect all adjustments (consisting of normal, recurring adjustments) which are, in the opinion of management, necessary for a fair presentation of Johnson Outdoors’ financial position, results of operations and cash flows at the end of and for the periods presented.

        The book value per basic share as of October 1, 2004 is $18.76 and the book value per diluted share as of October 1, 2004 is $18.31

        The information contained in this section, “SELECTED HISTORICAL FINANCIAL DATA” should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Johnson Outdoors’ consolidated financial statements, including the related notes, incorporated by reference in this proxy statement.

        See “WHERE YOU CAN FIND MORE INFORMATION.”

	Nine Months Ended		Year Ended
	July 2 2004	June 27 2003	Oct. 3 2003	Sept. 27 2002	Sept. 28 2001	Sept. 29 2000	Oct. 1 1999
	(In thousands, except per share data and ratios)
Operating Results(1)
Net sales	$279,702	$246,706	$315,892	$342,532	$345,637	$354,889	$310,198
Gross profit	119,451	103,384	127,989	141,054	138,781	144,574	125,774
Operating expenses	95,733	88,175	116,376	121,303	123,063	119,855	106,261
Operating profit	23,718	15,209	11,613	19,751	15,718	24,719	19,513
Interest expense	3,721	4,035	5,165	6,630	9,085	9,799	9,565
Other expense (income), net(2)	(206)	(3,827)	(3,254)	(27,372)	543	(160)	(71)
Income from continuing operations
before income taxes and before
cumulative effect of change in
accounting principle	20,203	15,001	9,702	40,493	6,090	15,080	10,019
Income tax expense	7,755	5,924	4,281	10,185	2,480	6,705	4,158
Income from continuing operations
before cumulative effect of
change in accounting principle	12,448	9,077	5,421	30,308	3,610	8,375	5,861
Income (loss) from discontinued
operations	--	--	--	--	--	(940)	1,161
Income (loss) on disposal of
discontinued operations	--	--	--	495	--	(24,418)	--
Income (loss) from change in
accounting principle	--	--	--	(22,876)	1,755	--	--
Net income (loss)	$12,448	$9,077	$5,421	$7,927	$5,365	$(16,983)	$7,022
Basic earnings (loss) per common
share:
Continuing operations	$1.46	$1.08	$0.64	$3.69	$0.44	$1.03	$0.72
Discontinued operations	--	--	--	0.06	--	(3.12)	0.15
Effect of change in accounting principle	--	--	--	(2.79)	0.22	--	--
Net income (loss)	$1.46	$1.08	$0.64	$0.96	$0.66	$(2.09)	$0.87
Diluted earnings (loss) per common
share:
Continuing operations	$1.42	$1.06	$0.63	$3.59	$0.44	$1.03	$0.72
Discontinued operations	--	--	--	0.06	--	(3.12)	0.15
Effect of change in accounting principle	--	--	--	(2.71)	0.22	--	--
Net income (loss)	$1.42	$1.06	$0.63	$0.94	$0.66	$(2.09)	$0.87
Diluted average common shares
outstanding	8,766	8,545	8,600	8,430	8,170	8,130	8,108
Balance Sheet Data
Current assets(3)	$197,273	$200,589	195,135	$192,137	$133,180	144,194	$185,733
Total assets	297,660	283,006	277,657	271,285	244,913	257,971	299,025
Current liabilities(4)	60,273	54,698	50,032	53,589	36,568	46,941	45,072
Long-term debt, less current maturities	51,318	68,444	67,886	80,195	84,550	45,857	72,744
Total debt	67,072	78,036	77,473	88,253	97,535	105,319	122,071
Shareholders' equity	163,687	144,621	144,194	124,145	105,779	100,832	127,178
Other Data
Ratio of earnings to fixed changes	2.21	1.80	1.80	3.06	1.55	1.81	1.63

(footnotes appear on following page)

(1)	The year ended October 3, 2003 includes 53 weeks. All other years include 52 weeks. Johnson Outdoors sold its European Jack Wolfskin business during 2002; 2002 includes 10 months of results from this business.

(2)	Includes gain on sale of the European Jack Wolfskin business of $27,251 in 2002.

(3)	Includes cash of $88,910 and $100,830 in 2003 and 2002, respectively.

(4)	Excluding short-term debt and current maturities of long-term debt.

MARKET PRICE AND DIVIDEND INFORMATION

        Johnson Outdoors Class A common stock is traded on the Nasdaq National Market under the symbol “JOUT.” On _______________________, 200___ , there were __________________ shares of Class A common stock outstanding, held by approximately [•] shareholders of record. There is no public market for Johnson Outdoors Class B common stock, but the Class B common stock is convertible at all times at the option of the holder into shares of Class A common stock.

        The following table shows, for the periods indicated, the reported high and low sale prices per share of the Class A common stock on the Nasdaq National Market.

	High	Low
Year Ended October 3, 2003
First quarter	$13.76	$9.04
Second quarter	12.12	8.40
Third quarter	14.00	8.76
Fourth quarter	15.75	12.55
Year Ended October 1, 2004
First quarter	16.14	12.30
Second quarter	20.20	14.92
Third quarter	20.12	18.79
Fourth quarter	19.81	19.15
Year Ending September 30, 2005
First quarter (through [•])	[•]	[•]

        The closing sale price for shares of the Class A common stock on the Nasdaq National Market on February 19, 2004, the last trading day before Johnson Outdoors announced the proposal by Samuel C. Johnson and Ms. Johnson-Leipold, was $16.95 per share. On October 27, 2004, the last full trading day before the public announcement of approval of the merger agreement by the board of directors, the closing sale price of the Class A common stock on the Nasdaq National Market was $19.35 per share. On _____________________, 200___, the last trading day for which closing sale price information was practicably available prior to the date of the first mailing of this proxy statement, the closing price per share of the Class A common stock on the Nasdaq National Market was $_______________. Shareholders should obtain a current market quotation for the Class A common stock before making any decision with respect to the merger.

        Johnson Outdoors has never declared or paid a cash dividend on its common stock and does not plan to pay any cash dividends on its common stock in the foreseeable future. The following limitations apply to the ability of Johnson Outdoors to pay dividends:

•	Pursuant to Johnson Outdoors’ revolving credit agreement, dated as of October 29, 2004, by and among Johnson Outdoors, the subsidiary borrowers from time to time parties thereto and LaSalle Bank National Association, Johnson Outdoors generally may not, nor may it permit any of the subsidiary borrowers to, declare or pay any dividends on its capital stock (other than dividends payable in its own capital stock).

•	Johnson Outdoors’ articles of incorporation provide that no dividend (other than a dividend payable in shares of Johnson Outdoors common stock may be declared or paid upon the Class B common stock unless such dividend is declared or paid upon both classes of common stock. Whenever a dividend (other than a dividend payable in shares of Johnson Outdoors common stock) is declared or paid upon any shares of Class B common stock, at the same time there must be declared and paid a dividend on shares of Class A common stock equal in value to 110% of the amount per share of the dividend declared and paid on shares of Class B common stock. Whenever a dividend is payable in shares of Johnson Outdoors common stock, such dividend must be declared or paid at the same rate on the Class A common stock and the Class B common stock.

•	Under the merger agreement, Johnson Outdoors has agreed not to pay dividends on its common stock before the effective time of the merger.

RECENT TRANSACTIONS

        There have been no transactions in the common stock of Johnson Outdoors effected during the last 60 days by Johnson Outdoors, any shareholders who are also members of Johnson Outdoors’ management or any of the participating shareholders.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

        The following table sets forth certain information at November 1, 2004 regarding the beneficial ownership of each class of Johnson Outdoors common stock by each director, each person known by Johnson Outdoors to own beneficially more than 5% of either class of Johnson Outdoors’ common stock (including any “group” as set forth in Section 13(d)(3) of the Exchange Act), each named executive officer (as defined in Item 402(a)(3) of Regulation S-K), and all directors and current executive officers as a group based upon information furnished by such persons. Except as indicated in the footnotes, the persons listed have sole voting and investment power over the shares beneficially owned.

	Class A Common Stock(1)				Class B Common Stock(1)
Name and Address	Number of Shares		Percentage of Class Outstanding		Number of Shares		Percentage of Class Outstanding
Johnson Bank (2)	2,844,346	(3)	37.4%		157,616	(3)	12.9%
555 Main Street
Racine, Wisconsin 53403
Imogene P. Johnson (2)	2,386,817	(4)	31.4		1,062,330	(4)	87.0
555 Main Street
Racine, Wisconsin 53403
Samuel C. Johnson 1988 Trust
Number One u/a September 14,	2,354,529	(5)	31.0		1,062,330	(5)	87.0
1988(2)
555 Main Street
Racine, Wisconsin 53403
Helen P. Johnson-Leipold (2)	1,490,363	(6)	19.6		1,072,972	(6)	87.8
555 Main Street
Racine, Wisconsin 53403
Dr. H. Fisk Johnson (2)	1,041,075	(7)	13.7		1,076,364	(7)	88.1
555 Main Street
Racine, Wisconsin 53403
S. Curtis Johnson (2)	687,695	(8)	9.0		1,053,580	(8)	86.2
555 Main Street
Racine, Wisconsin 53403
Winifred J. Marquart (2)	576,020	(9)	7.6		25,258	(9)	2.1
555 Main Street
Racine, Wisconsin 53403
JWA Consolidated, Inc. (2)	114,464	(10)	1.5		1,037,330	(10)	84.9
555 Main Street
Racine, Wisconsin 53403
TowerView LLC	750,700	(11)	9.9	(11)	--		--
c/o The Corporation Trust
Company, Corporation Trust
Center, 1209 Orange Street
Wilmington, Delaware 19801

	Class A Common Stock(1)				Class B Common Stock(1)
Name and Address	Number of Shares		Percentage of Class Outstanding		Number of Shares	Percentage of Class Outstanding

Dimensional Fund Advisors Inc.	420,400	(12)	5.5	(12)	--	--
1299 Ocean Avenue
Santa Monica, CA 90401
Thomas F. Pyle, Jr	34,138	(13)	*		--	--
Paul A. Lehmann	41,493	(14)	*		--	--
Gregory E. Lawton	24,457	(15)	*		--	--
Terry E. London	24,457	(16)	*		--	--
John M. Fahey, Jr	20,485	(17)	*		--	--
Jervis B. Perkins	942	(18)	*		--	--
All directors and current executive
officers as a group (7 persons)	1,636,335		21.5		1,072,972	87.8

* The amount shown is less than 1% of the outstanding shares of such class.

(1)	Shares of Class B common stock (“Class B Shares”) are convertible on a share-for-share basis into shares of Class A common stock (“Class A Shares”) at any time at the discretion of the holder thereof. As a result, a holder of Class B Shares is deemed to beneficially own an equal number of Class A Shares. However, in order to avoid overstatement of the aggregate beneficial ownership of Class A Shares and Class B Shares, the Class A Shares reported in the table do not include Class A Shares which may be acquired upon the conversion of Class B Shares.

(2)	Helen P. Johnson-Leipold, Imogene P. Johnson, the Samuel C. Johnson 1988 Trust Number One u/a September 14, 1988, JWA Consolidated, Inc., Johnson Bank, Dr. H. Fisk Johnson, S. Curtis Johnson and Winifred J. Marquart are members of a Section 13D reporting group and may be deemed to beneficially own Class A Shares and Class B Shares owned by other members of the group.

(3)	Johnson Bank reports sole voting and investment power with respect to 71,724 Class A Shares and 47,780 Class B Shares, and shared voting and investment power with respect to 2,772,622 Class A Shares and 109,836 Class B Shares. Of the 2,772,622 Class A Shares for which Johnson Bank reports shared voting and investment power, Ms. Johnson-Leipold also reports beneficial ownership of 310,786 of these shares, the 1988 Trust Number One also reports beneficial ownership of 2,354,529 of these shares, Mrs. Johnson also reports beneficial ownership of 2,354,529 of these shares, Mr. C. Johnson also reports beneficial ownership of 120,886 of these shares, Dr. Johnson also reports beneficial ownership of 115,679 of these shares and Ms. Marquart also reports beneficial ownership of 38,200 of these shares. Of the 109,836 Class B Shares for which Johnson Bank reports shared voting and investment power, Ms. Johnson-Leipold also reports beneficial ownership of 19,392 of these shares, the 1988 Trust Number One also reports beneficial ownership of 25,000 of these shares, Mrs. Johnson also reports beneficial ownership of 25,000 of these shares, Dr. Johnson also reports beneficial ownership of 22,784 of these shares and Ms. Marquart also reports beneficial ownership of 9,008 of these shares. Ms. Johnson-Leipold is indirectly the controlling shareholder of Johnson Bank.

(4)	All of the shares reported by Mrs. Johnson (other than 32,288 Class A Shares that she holds directly) are shares over which Mrs. Johnson may be deemed to share voting power and investment power. Mrs. Johnson is a co-trustee of the 1988 Trust Number One. Shares reported by Mrs. Johnson include 1,037,330 Class B Shares directly held by the Johnson Outdoors Inc. Class B common stock Voting Trust (“Voting Trust”), of which the 1988 Trust Number One is a unit holder, and all of which are also reported as beneficially owned by the 1988 Trust Number One, Ms. Johnson-Leipold, JWA Consolidated, Inc., Dr. Johnson and Mr. C. Johnson, as direct or indirect Voting Trust unit holders. The Voting Trust holds a total of 1,037,330 shares of Class B Common Stock for the benefit of certain members of the Johnson Family and is intended to further protect and promote the mutual interests of the Johnson Family and to provide the framework for continuity of management of the Company. Ms. Johnson-Leipold serves as the voting trustee under the Voting Trust, and as voting trustee is entitled in her discretion to exercise all the rights and powers of an absolute owner of all of the Class B Shares held by the Voting Trust, including the right to receive dividends, payments upon redemption or repurchase, or other corporate distributions upon such Class B Shares and the right to vote, consent in writing, or otherwise act with respect to any shareholder action with regard to Class B Shares, subject to certain limitations with respect to taking action on certain extraordinary transactions like a merger or sale of substantially all of the assets of Johnson Outdoors.

(5)	All of the shares reported by the Samuel C. Johnson 1988 Trust Number One u/a September 14, 1988 (the “1988 Trust Number One”) are shares over which the 1988 Trust Number One may be deemed to share voting power and investment power. 1,900,039 Class A Shares are held directly by the 1988 Trust Number One and 454,490 Class A Shares are held by S.C.J. Marketing, Inc., of which the 1988 Trust Number One is the sole shareholder. 1,037,330 Class B Shares are held of record by the Voting Trust, of which the 1988 Trust Number One is a unit holder, and all of which are also reported as beneficially owned by Mrs. Johnson, Ms. Johnson-Leipold, JWA Consolidated, Inc., Dr. Johnson and Mr. C. Johnson, as direct or indirect Voting Trust unit holders. 25,000 Class B Shares are held by S.C.J. Marketing, Inc.

(6)	Ms. Johnson-Leipold reports shared voting and investment power with respect to all of the Class A Shares (other than with respect to 1,035,954 Class A Shares) and all of the Class B Shares. Ms. Johnson-Leipold beneficially owns such Class A Shares and Class B Shares indirectly as the settlor and beneficiary of a trust and through such trust as a general partner of certain limited partnerships controlled by members of Samuel C. Johnson’s family or related entities (the “Johnson Family”) and as a controlling shareholder, with trusts for the benefit of Mr. Johnson and his adult children, of certain corporations. Of the 454,409 Class A shares for which Ms. Johnson-Leipold reports shared voting and investment power, Johnson Bank also reports beneficial ownership of 310,786 of these shares, Mr. C. Johnson also reports beneficial ownership of 230,031 of these shares, Dr. Johnson also reports beneficial ownership of 211,131 of these shares and Ms. Marquart also reports beneficial ownership of 181,823 of these shares. Of the 1,072,972 Class B Shares for which Ms. Johnson-Leipold reports shared voting and investment power, 1,037,330 of these shares are held of record by the Voting Trust and all of which are also reported as beneficially owned by Mrs. Johnson, the 1988 Trust Number One, JWA Consolidated, Inc., Dr. Johnson and Mr. C. Johnson, as direct or indirect Voting Trust unit holders. Of the remaining 35,642 Class B Shares for which Ms. Johnson-Leipold reports shared voting and investment power, Johnson Bank also reports beneficial ownership of 19,392 of these shares, Mr. C. Johnson also reports beneficial ownership of 10,000 of these shares, Dr. Johnson also reports beneficial ownership of 10,000 of these shares and Ms. Marquart also reports beneficial ownership of 10,000 of these shares. Dr. Johnson, Mr. C. Johnson and Ms. Marquart also report beneficial ownership of certain rights to acquire up to 6,250 Class B Shares, which are exercisable within 60 days. The 1,035,954 Class A Shares for which Ms. Johnson-Leipold reports sole voting and investment power include options or rights to acquire 882,510 Class A Shares, which options are exercisable within 60 days, and 3,932 Class A Shares held by the Johnson Outdoors 401(k) Retirement and Savings Plan, over which Ms. Johnson-Leipold has sole voting power.

(7)	Dr. Johnson reports sole voting and investment power with respect to 549,263 Class A Shares, which he holds directly, as the sole trustee of the Herbert F. Johnson Distributing Trust and the HFJ Foundation Trust and as the controlling shareholder of S.C. Johnson & Son, Inc. Dr. Johnson’s direct holdings include options or rights to acquire 394,177 Class A Shares, which options are exercisable within 60 days. Dr. Johnson reports shared voting and investment power with respect to 259,302 Class A Shares, which are held either by the H. Fisk Johnson Revocable Trust or by certain partnerships or corporations in which Dr. Johnson or his revocable trust are general partners or shareholders and rights to acquire up to 113,623 Class A Shares, which are exercisable within 60 days. Of these 145,679 Class A Shares, 115,679 are also reported as beneficially owned by Johnson Bank, 211,131 are also reported as beneficially owned by Ms. Johnson-Leipold, 194,931 are also reported as beneficially owned by Mr. C. Johnson and 181,823 are also reported as beneficially owned by Ms. Marquart. Dr. Johnson reports shared voting and investment power with respect to all of the Class B Shares reported. Class B Shares reported by Dr. Johnson include (a) 1,037,330 Class B Shares directly held by the Voting Trust, of which the Herbert F. Johnson Distributing Trust is a unit holder, and all of which are also reported as beneficially owned by the 1988 Trust Number One, Mrs. Johnson, Ms. Johnson-Leipold, JWA Consolidated, Inc. and Mr. C. Johnson, as direct or indirect Voting Trust unit holders; (b) 22,784 Class B Shares held by Dr. Johnson’s revocable trust (Johnson Bank also reports these Class B Shares as beneficially owned); (c) 10,000 Class B Shares held by a corporation of which Dr. Johnson is a shareholder (Ms. Johnson Leipold, Mr. C. Johnson and Ms. Marquart also report these Class B Shares as beneficially owned); and (d) rights to acquire up to 6,250 Class B Shares, which are exercisable within 60 days (Ms. Johnson-Leipold, Mr. C. Johnson and Ms. Marquart also report these Class B. Shares as beneficially owned).

(8)	Mr. C. Johnson reports sole voting and investment power with respect to 190,676 Class A Shares, which he holds directly, as the sole trustee of certain trusts. Mr. C. Johnson’s direct holdings include options or rights to acquire 394,177 Class A Shares, which options are exercisable within 60 days. Mr. C. Johnson reports shared voting and investment power with respect to 264,509 Class A Shares (including rights to acquire up to 113,623 Class A Shares, which are exercisable within 60 days), and of these 150,886 Class A Shares, 120,886 are also reported as beneficially owned by Johnson Bank, 130,031 are also reported as beneficially owned by Ms. Johnson-Leipold, 194,931 are also reported as beneficially owned by Dr. Johnson and 181,823 are also reported as beneficially owned by Ms. Marquart. Mr. C. Johnson reports shared voting and investment power with respect to all of the Class B Shares reported. Class B Shares reported by Mr. C. Johnson include (a) 1,037,330 Class B Shares directly held by the Voting Trust, of he is directly or indirectly a unit holder, and all of which are also reported as beneficially owned by the 1988 Trust Number One, Mrs. Johnson, Ms. Johnson-Leipold, JWA Consolidated, Inc. and Dr. Johnson, as direct or indirect Voting Trust unit holders; (b) 10,000 Class B Shares held by a corporation of which Mr. C. Johnson is a shareholder (Ms. Johnson Leipold, Dr. Johnson and Ms. Marquart also report these Class B Shares as beneficially owned); and (c) rights to acquire up to 6,250 Class B Shares, which are exercisable within 60 days (Ms. Johnson-Leipold, Dr. Johnson and Ms. Marquart also report these Class B Shares as beneficially owned.

(9)	Ms. Marquart reports sole voting and investment power with respect to 394,197 Class A Shares, which she holds directly. Ms. Marquart’s direct holdings include options or rights to acquire 394,177 Class A Shares, which options are exercisable within 60 days. Ms. Marquart reports shared voting and investment power with respect to 181,823 Class A Shares, and of these 181,823 Class A Shares, 38,200 are also reported as beneficially owned by Johnson Bank, 181,823 are also reported as beneficially owned by Ms. Johnson-Leipold, 181,823 are also reported as beneficially owned by Dr. Johnson and 181,823 are also reported as beneficially owned by Mr. C. Johnson. Ms. Marquart reports shared voting and investment power with respect to all of the Class B Shares reported. Class B Shares reported by Ms. Marquart include (a) 9,008 by Ms. Marquart’s revocable trust (Johnson Bank also reports these Class B Shares as beneficially owned); (b) 10,000 Class B Shares held by a corporation of which Ms. Marquart is a shareholder (Ms. Johnson Leipold, Dr. Johnson and Mr. C. Johnson also report these Class B Shares as beneficially owned); and (c) rights to acquire up to 6,250 Class B Shares, which are exercisable within 60 days (Ms. Johnson-Leipold, Dr. Johnson and Mr. C. Johnson also report these Class B Shares as beneficially owned).

(10)	JWA Consolidated, Inc. reports sole voting and investment power with respect to the 114,464 Class A Shares, which are also reported as beneficially owned by Ms. Johnson-Leipold as sole trustee of the Samuel C. Johnson Family Trust, which controls JWA Consolidated. JWA Consolidated, Inc. reports shared voting and investment power with respect to the 1,037,330 Class B Shares, which are held of record by the Voting Trust. JWA Consolidated, Inc. reports beneficial ownership of the Class B Shares held by the Voting Trust in its capacity as a direct or indirect unit holder of the Voting Trust. All of the Class B Shares held by the Voting Trust are also reported as beneficially owned by the 1988 Trust Number One, Mrs. Johnson, Ms. Johnson-Leipold, Dr. Johnson and Mr. C. Johnson, as direct or indirect Voting Trust unit holders.

(11)	The information is based on a report on Schedule 13D, dated October 29, 2004, filed by TowerView LLC with the Securities and Exchange Commission. TowerView reported sole voting and investment power with respect to the Class A Shares.

(12)	The information is based on a report on Schedule 13G/A, dated December 31, 2003, filed by Dimensional Fund Advisors Inc., a registered investment advisor (“Dimensional”) with the Securities and Exchange Commission. Dimensional reported sole voting and sole investment power with respect to all of the reported shares. Dimensional disclaims beneficial ownership of all of the reported shares, which are owned by advisory clients of Dimensional.

(13)	Includes options to acquire 23,795 Class A Shares, which options are exercisable within 60 days.

(14)	Includes options to acquire 40,000 Class A Shares, which options are exercisable within 60 days, and 1,493 Class A Shares held by the Johnson Outdoors 401(k) Retirement and Savings Plan, over which Mr. Lehmann has sole voting power.

(15)	Includes options to acquire 18,795 Class A Shares, which options are exercisable within 60 days.

(16)	Includes options to acquire 18,795 Class A Shares, which options are exercisable within 60 days.

(17)	Includes options to acquire 16,575 Class A Shares, which options are exercisable within 60 days.

(18)	Includes 942 Class A Shares held by the Johnson Outdoors 401(k) Retirement and Savings Plan, over which Mr. Perkins has sole voting power.

        At November 1, 2004, the Johnson Family beneficially owned 3,476,998 Class A Shares, or approximately 45.7% of the outstanding Class A Shares, and 1,168,366 Class B Shares, or approximately 95.6% of the outstanding Class B Shares.

FUTURE SHAREHOLDER PROPOSALS

        If the merger is completed, there will be no public participation in any future meetings of shareholders of Johnson Outdoors. However, if the merger is not completed, Johnson Outdoors’ shareholders will continue to be entitled to attend and participate in Johnson Outdoors shareholders’ meetings. If the merger is not completed, Johnson Outdoors will inform its shareholders, by press release or other means determined reasonable by Johnson Outdoors, of the date by which shareholder proposals must be received by Johnson Outdoors for inclusion in the proxy materials relating to the annual meeting, which proposals must comply with the rules and regulations of the SEC then in effect.

WHERE YOU CAN FIND MORE INFORMATION

        Johnson Outdoors files annual, quarterly and current reports, proxy statements and other documents with the SEC under the Exchange Act. Johnson Outdoors’ SEC filings made electronically through the SEC’s EDGAR system are available to the public at the SEC’s website at http://www.sec.gov. You may also read and copy any document we file with the SEC at the SEC’s public reference room located at 450 Fifth Street, NW, Washington, DC 20549. Please call the SEC at (800) SEC-0330 for further information on the operation of the public reference room.

        Johnson Outdoors and JO Acquisition Corp. have filed with the SEC a Schedule 13E-3 with respect to the proposed merger. The Schedule 13E-3, including any amendments and exhibits filed or incorporated by reference as a part of it, is available for inspection as set forth above.

        The SEC allows Johnson Outdoors to “incorporate by reference” information that it files with the SEC in other documents into this proxy statement. This means that Johnson Outdoors can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this proxy statement. The information that Johnson Outdoors files with the SEC in the future and incorporates by reference in this proxy statement automatically updates and supersedes previously filed information. Such updated and superseded information will not, except as so modified or superceded, constitute part of this proxy statement.

        Johnson Outdoors incorporates by reference into this proxy statement each document it files pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and prior to the special meeting. Johnson Outdoors also incorporates by reference into this proxy statement the following documents that it filed with the SEC under the Exchange Act:

Filings with the SEC	Period/Date of Filing
Annual Report on Form 10-K	Fiscal year ended October 3, 2003
Quarterly Reports on Form 10-Q	Quarterly periods ended January 2, 2004, April 2, 2004 and July 2, 2004
Current Reports on Form 8-K	Filed November 4, 2004, October 29, 2004, May 26, 2004, May 20, 2004 and April 5, 2004

        Johnson Outdoors undertakes to provide without charge to each person to whom a copy of this proxy statement has been delivered, upon request, by first class mail or other equally prompt means, within one business day of receipt of such request, a copy of any or all of the documents incorporated by reference into this proxy statement, other than the exhibits to these documents, unless the exhibits are specifically incorporated by reference into the information that this proxy statement incorporates. You may obtain copies of documents incorporated by reference by requesting them in writing or by telephone from

Alisa Swire
Secretary
Johnson Outdoors Inc.
555 Main Street
Racine, Wisconsin 53403
Telephone: (262) 631-6600

        Any request for copies of documents should be made by ___________________________, 200___ in order to ensure receipt of the documents before the special meeting.

        This proxy statement does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is not lawful to make any offer or solicitation in that jurisdiction. The delivery of this proxy statement should not create an implication that there has been no change in the affairs of Johnson Outdoors since the date of this proxy statement or that the information herein is correct as of any later date.

        JO Acquisition Corp., William Blair & Company, L.L.C., Valuemetrics Capital, L.L.C. and the participating shareholders have supplied, and Johnson Outdoors has not independently verified, the information in this proxy statement related to JO Acquisition Corp., William Blair & Company L.L.C., Valuemetrics Capital, L.L.C. and the participating shareholders.

        Shareholders should not rely on information other than that contained or incorporated by reference in this proxy statement. Johnson Outdoors has not authorized anyone to provide information that is different from that contained in this proxy statement. This proxy statement is dated ____________________________, 200___. No assumption should be made that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement will not create any implication to the contrary. Notwithstanding the foregoing, in the event of any material change in any of the information previously disclosed, Johnson Outdoors will, where relevant and if required by applicable law, (1) update such information through a supplement to this proxy statement and (2) amend the Transaction Statement on Schedule 13E-3 filed in connection with the merger, in each case, to the extent necessary.

ANNEX A

AGREEMENT AND PLAN OF MERGER

BY AND BETWEEN

JO ACQUISITION CORP.

AND

JOHNSON OUTDOORS INC.

October 28, 2004

TABLE OF CONTENTS

ARTICLE I
THE MERGER

ARTICLE II
CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES; DEPOSIT

SECTION 2.1	Effect on Capital Stock and Company Stock Options	3
SECTION 2.2	Company Stock Options; Plans	6
SECTION 2.3	Shares of Dissenting Shareholders	7
SECTION 2.4	Adjustment of Merger Consideration	7

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

-i-

TABLE OF CONTENTS
(continued)

SECTION 3.17	Environmental Matters	17
SECTION 3.18	Insurance	17

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

ARTICLE V
CONDUCT PRIOR TO THE EFFECTIVE TIME

SECTION 5.1	Conduct of Business by the Company	20

ARTICLE VI
ADDITIONAL AGREEMENTS

ARTICLE VII
CONDITIONS TO THE MERGER

SECTION 7.1	Conditions to Obligations of Each Party to Effect the Merger	30
SECTION 7.2	Conditions to Obligations of the Company to Effect the Merger	31
SECTION 7.3	Conditions to Obligations of the Purchaser to Effect the Merger	31

-ii-

ARTICLE VIII
TERMINATION

ARTICLE IX
GENERAL PROVISIONS

-iii-

AGREEMENT AND PLAN OF MERGER

        This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of October 28, 2004, by and between JO Acquisition Corp., a Wisconsin corporation (the “Purchaser”), and Johnson Outdoors Inc., a Wisconsin corporation (the “Company”).

R E C I T A L S

        WHEREAS, certain members of the Johnson family, including Helen P. Johnson-Leipold and Imogene P. Johnson, and certain other persons (the “Contributing Shareholders”) have entered into a contribution agreement with the Purchaser, dated as of the date of this Agreement (the “Contribution Agreement”), providing for the contribution immediately prior to the Merger (as defined below) of the shares of Class A Common Stock (as defined below) and Class B Common Stock (as defined below) of the Company over which the Contributing Shareholders have, directly or indirectly, voting and dispositive power (collectively, the “Contribution Shares”) to the Purchaser;

        WHEREAS, the Board of Directors of the Company (the “Board of Directors”), based on the unanimous recommendation of a special committee of disinterested directors (the “Special Committee”), has approved and determined to be in the best interests of the shareholders of the Company a merger (the “Merger”) of the Purchaser with and into the Company upon the terms and subject to the conditions set forth in this Agreement, and has resolved to recommend that the holders of shares of Company Common Stock (as defined below) approve this Agreement;

        WHEREAS, the Board of Directors of the Purchaser has adopted and approved this Agreement; and

        WHEREAS, the Contributing Shareholders and the Purchaser are entering into a voting agreement, dated as of the date of this Agreement, in substantially the form attached hereto as Exhibit A.

        NOW, THEREFORE, in consideration of the premises and of the representations, warranties, covenants and agreements set forth herein, the parties hereto hereby agree as follows:

ARTICLE I.

THE MERGER

        SECTION 1.1. The Merger. Upon the terms and subject to the conditions set forth in Section 1.2, and in accordance with Section 180.1101 of the Wisconsin business corporation law (“WBCL”), at the Effective Time (as defined below), the Purchaser shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of the Purchaser shall cease, and the Company shall be the surviving corporation of the Merger (the “Surviving Corporation”).

        SECTION 1.2. Closing; Effective Time. The closing of the Merger (the “Closing”) shall take place (a) at the offices of McDermott Will & Emery LLP, Chicago, Illinois, two (2) business days after the satisfaction or, if permissible, waiver of the conditions set forth in Article VII (other than the conditions that can only be satisfied at the Closing) or (b) at such other place, time and date as the parties may agree (the date on which the Closing takes place is referred to herein as the “Closing Date”). At the Closing, the parties hereto shall cause the Merger to be consummated by filing articles of merger (the “Articles of Merger”) with the Department of Financial Institutions of the State of Wisconsin, in such form as is required by, and executed in accordance with, Sections 180.1105 and 180.0120 of the WBCL. The term “Effective Time” means the close of business as of the date of the filing of the Articles of Merger with the Department of Financial Institutions of the State of Wisconsin (or such other time as may be agreed by the parties hereto and specified in the Articles of Merger).

        SECTION 1.3. Effects of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the WBCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, immunities, privileges, powers and franchises of the Company and the Purchaser shall vest in the Surviving Corporation, without further act or deed, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Company and the Purchaser shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation and be enforceable against the Surviving Corporation to the same extent as if the same had been contracted by the Surviving Corporation.

        SECTION 1.4. Articles of Incorporation; Bylaws.

            (a)     At the Effective Time, the Articles of Incorporation of the Surviving Corporation shall be amended and restated in their entirety to read in the form of the Articles of Incorporation of the Purchaser, as in effect immediately prior to the Effective Time, until thereafter amended in accordance with their terms and as provided by applicable Laws (as defined below) and this Agreement, except that, as of the Effective Time, Article I of such Articles of Incorporation shall be amended to read as follows: “The name of the Corporation is Johnson Outdoors Inc.”

            (b)     From and after the Effective Time, the Bylaws of the Purchaser, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended as provided by applicable Laws, the Articles of Incorporation of the Surviving Corporation and such Bylaws.

        SECTION 1.5. Directors and Officers.

            (a)     The directors of the Purchaser immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and shall hold office until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be, in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation and applicable Laws.

            (b)     The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation and shall hold office until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be, in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation and applicable Laws.

        SECTION 1.6. Additional Actions. If, at any time at or after the Effective Time, the Surviving Corporation shall consider or be advised that any further deeds, assignments or assurances in law or any other acts are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its rights, title or interest in, to or under any of the rights, properties or assets of the Company or its subsidiaries, or (b) otherwise carry out the provisions of this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of each of the Company and the Purchaser, all such deeds, assignments or assurances in law and to take all acts necessary, proper or desirable to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Corporation and otherwise to carry out the provisions of this Agreement.

ARTICLE II

CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES; DEPOSIT

        SECTION 2.1. Effect on Capital Stock and Company Stock Options. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of capital stock of the Company or any shares of capital stock of the Purchaser:

            (a)    Cancellation of Certain Company Common Stock. All shares of Class A Common Stock, par value $.05 per share, of the Company (“Class A Common Stock”), and Class B Common Stock, par value $.05 per share of the Company (“Class B Common Stock” and together with the Class A Common Stock, “Company Common Stock”) that are held (i) in the treasury of the Company, (ii) by any wholly-owned subsidiary of the Company or (iii) by the Purchaser or any of the Contributing Shareholders shall be canceled and retired and shall cease to exist without any consideration payable therefor.

            (b)    Conversion of Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to Effective Time (other than Dissenting Shares (as defined below) and shares of the Company Common Stock referred to in Section 2.1(a) above) shall be converted into the right to receive from the Surviving Corporation $20.10 in cash per share of Company Common Stock (the “Merger Consideration”) without interest thereon upon surrender of the certificate previously representing such share of Company Common Stock. As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such share of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration as provided in this Section 2.1(b) and subject to compliance with Section 2.2.

            (c)    Conversion of Common Stock of the Purchaser. Each share of the Purchaser’s common stock (“Purchaser Common Stock”) issued and outstanding immediately prior to the Effective Time shall be converted into and become that certain number of fully paid and nonassessable (subject to Section 180.0622(2)(b) of the WBCL and judicial interpretations thereof) shares of common stock, par value $0.05 per share, of the Surviving Corporation (the “Surviving Corporation Common Stock”) equal to the Conversion Number (as defined below) upon the surrender of the certificates previously representing such share(s) of the Purchaser Common Stock. For purposes of this Agreement, the “Conversion Number” shall equal the total number of Contribution Shares contributed to the Purchaser prior to the Effective Time.

            (d)    Paying Agent. Prior to the Effective Time, the Purchaser shall designate a bank or trust company to act as paying agent in connection with the Merger (the “Paying Agent”).

            (e)    Delivery of Merger Consideration to Paying Agent. At the Effective Time, the Purchaser shall deliver to the Paying Agent, for the benefit of the holders of Company Common Stock entitled to receive the Merger Consideration, the amount of the aggregate Merger Consideration which such holders of Company Common Stock are entitled to receive pursuant to the provisions of Section 2.1(b). From and after the Effective Time, the certificates which immediately prior to the Effective Time represented shares of outstanding Purchaser Common Stock shall be deemed to represent the shares of Surviving Corporation Common Stock into which such shares of Purchaser Common Stock were converted pursuant to the provisions of Section 2.1(c), without any further action on the part of the holders thereof.

            (f)    Payment Procedures. As soon as reasonably practicable after the Effective Time, the Paying Agent shall mail or caused to be mailed to each holder of record of any certificate, which as of immediately prior to the Effective Time represented shares of Company Common Stock and as of the Effective Time represents the right to receive the Merger Consideration (all such certificates, the “Certificates”), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the address specified therein) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the applicable Merger Consideration. Upon surrender of a Certificate to the Paying Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor from the Paying Agent the amount of cash into which the shares of Company Common Stock theretofore represented by such Certificate shall have been converted pursuant to Section 2.1. In the event of a transfer of ownership of the shares of Company Common Stock that is not registered in the transfer records of the Company, payment may be made to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other Taxes (as defined in Section 3.9) required by reason of the payment to a person other than the registered holder of such Certificate or establish to the satisfaction of the Surviving Corporation that such Tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.1(f), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the amount of cash, without interest, into which the shares of Company Common Stock theretofore represented by such Certificate shall have been converted pursuant to Section 2.1. No interest will be paid or will accrue on the cash payable upon the surrender of any Certificate. In the event any Certificate shall have been lost, stolen or destroyed, upon making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed, the Surviving Corporation will pay in exchange for such lost, stolen or destroyed Certificate, the amount of cash into which the shares of Company Common Stock theretofore represented by such certificate have been converted pursuant to Section 2.1, except that when authorizing such payment, the Board of Directors of the Surviving Corporation, may, in its discretion and as a condition precedent to such payment, require the owner of such lost, stolen or destroyed Certificate to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against the Surviving Corporation or the Paying Agent with respect to such Certificate.

            (g)    Withholding Rights. The Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable or issuable pursuant to this Agreement to any holder of Company Common Stock such amount as the Surviving Corporation or the Paying Agent is required to deduct and withhold with respect to such payment or issuance under the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the “Code”), or any provision of state, local or foreign Tax law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Company Common Stock in respect of which such deduction and withholding was made.

            (h)    No Further Ownership Rights in the Shares. All cash paid upon the surrender of Certificates in accordance with the terms of this Section 2.1 shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock theretofore represented by such Certificates. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be canceled and exchanged as provided in this Article II.

            (i)    Return of Funds by Paying Agent; No Liability. At any time following the expiration of 180 days after the Effective Time, the Surviving Corporation shall, in its sole discretion, be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) which had been made available to the Paying Agent and which have not been disbursed to holders of Certificates, and thereafter such holders shall be entitled to look to the Surviving Corporation (subject to any applicable abandoned property, escheat or similar law) only as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Certificates, without any interest thereon. Notwithstanding the foregoing, none of the Purchaser, the Company, the Surviving Corporation or the Paying Agent shall be liable to any person in respect of any cash delivered to a public official or entity pursuant to any applicable abandoned property, escheat or similar law.

        SECTION 2.2. Company Stock Options; Plans.

        (a)     On or as soon as practicable following the date of this Agreement, the Board of Directors (or, if appropriate, any committee administering the Company Stock Plans) shall adopt such resolutions or take such other actions (if any) as may be required to cause each holder of an option to purchase shares of Company Common Stock (each a “Company Stock Option”) granted under any Company plan, arrangement or agreement (collectively, the “Company Stock Option Plans”) and outstanding immediately prior to the Effective Time, whether vested or unvested, to become entitled to receive as promptly as practicable after the Effective Time an amount in cash equal to (i) the excess, if any, of (x) the per share Merger Consideration (as may be adjusted pursuant to Section 2.4 below) over (y) the applicable exercise price per share of Company Common Stock subject to such Company Stock Option, multiplied by (ii) the number of shares of Company Common Stock subject to such Company Stock Option (and for which such Company Stock Option shall not theretofore have been exercised), except in the case of Company Stock Option held by Helen P. Johnson-Leipold and the estate of Samuel C. Johnson (the “Rollover Stock Options”), which shall be converted in accordance with Section 2.2(c) below. The Surviving Corporation shall be entitled to deduct and withhold from the amounts otherwise payable pursuant to this Section 2.2(a) to any holder of Company Stock Options such amounts as the Surviving Corporation is required to deduct and withhold with respect to the making of such payment under the Code (as defined herein), or any provision of state, local or foreign tax law. To the extent that amounts are so deducted and withheld by the Surviving Corporation, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Company Stock Options in respect of which such deduction and withholding was made by the Surviving Corporation.

            (b)     The Company’s Worldwide Key Executive Phantom Share Long Term Incentive Plan (the “Phantom Share Plan”), and all outstanding phantom shares granted thereunder (the “Phantom Shares”), shall be amended in the manner set forth in Appendix I hereto, effective as of the Effective Time.

            (c)     At the Effective Time, the Rollover Stock Options shall be converted into options to acquire an equivalent amount of shares of Surviving Corporation Common Stock pursuant to the terms of a conversion agreement to be entered into by, and in a form acceptable to, the Purchaser, the Company, Helen P. Johnson-Leipold and the estate of Samuel C. Johnson.

            (d)     The Company’s plans, other than the Retirement and Savings Plan, under which employees, officers and/or others may purchase shares of the Company’s capital stock, including without limitation, the Company’s 1987 Employees’ Stock Purchase Plan (the “Employee Stock Purchase Plan”), shall be terminated and/or suspended at or prior to the Effective Time. The Company’s Retirement and Savings Plan shall be amended or modified at or prior to the Effective Time so that following the Effective Time, no participant therein shall have any continuing rights thereunder to acquire any equity securities of the Company, the Surviving Corporation or any subsidiary thereof. The Company shall ensure that (i) as of the date of this Agreement, all payroll deductions under the Company’s Employee Stock Purchase Plan (if any) shall cease; and (ii) no offering periods or payroll deductions shall be initiated, and no shares of Company Common Stock shall be issued, under the Company’s Employee Stock Purchase Plan after the date of this Agreement, except, in each case, for payroll deductions with respect to purchases of shares arranged during offering periods completed prior to the date of this Agreement.

            (e)     Prior to the Effective Time, the Company shall take action (in accordance with that certain no-action letter, dated January 12, 1999, issued by the Securities and Exchange Commission (the “SEC”) to Skadden, Arps, Slate, Meagher & Flom) designed to provide that the treatment of Company Stock Options pursuant to this Section 2.2, will qualify for exemption under Rule 16b-3(d) or (e), as applicable, under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

            (f)     Except as otherwise provided herein or as may otherwise be agreed by the Purchaser and the Company, all other plans, programs or arrangements providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any of its subsidiaries shall terminate as of the Effective Time, and no participant in any such plans, programs or arrangements shall have any continuing rights thereunder to acquire any equity securities of the Company, the Surviving Corporation or any subsidiary thereof.

        SECTION 2.3. Shares of Dissenting Shareholders.

            (a)     Notwithstanding anything in this Agreement to the contrary, any shares of Company Common Stock that are issued and outstanding as of the Effective Time and that are held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has properly exercised his or her appraisal rights (the “Dissenting Shares”) under the WBCL, shall not be converted into the right to receive the Merger Consideration, but shall instead become the right to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to and subject to the requirements of the WBCL, unless and until such holder shall have failed to perfect, or shall have effectively withdrawn or lost, his or her right to dissent from the Merger under the WBCL and to receive such consideration. If, after the Effective Time, any such holder shall have failed to perfect or shall have effectively withdrawn or lost such right, each share of such holder’s Company Common Stock shall thereupon be deemed to have been converted into and to have become, as of the Effective Time, the right to receive, without interest or dividends thereon, the Merger Consideration provided for in Section 2.1(b).

            (b)     The Company shall give the Purchaser (i) prompt notice of any notices or demands for appraisal or payment for shares of Company Common Stock received by the Company and (ii) the opportunity to participate in all negotiations and proceedings with respect to any such demands or notices. Any decision to settle, offer to settle, make any payments or otherwise negotiate, with respect to any such demands, shall be mutually agreeable to the Purchaser and the Company.

        SECTION 2.4. Adjustment of Merger Consideration. In the event that, subsequent to the date of this Agreement but prior to the Effective Time, the outstanding shares of Company Common Stock shall have been changed into a different number of shares or shares of a different class as a result of a stock split, reverse stock split, stock dividend, subdivision, reclassification, split, combination, exchange, recapitalization or other similar transaction, the Merger Consideration shall be appropriately adjusted in order to take into account such change.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        Except as disclosed in the Company’s Annual Report on Form 10-K for the fiscal year ended October 3, 2003 or any report on Form 10-Q or 8-K filed on behalf of the Company with the SEC (as defined below) after the end of such fiscal year and prior to the date hereof, the Company hereby represents and warrants to the Purchaser as follows:

        SECTION 3.1. Organization; Subsidiaries.

            (a)     The Company and each of its subsidiaries identified in Section 3.1(a) of the written disclosure schedule delivered by the Company to the Purchaser on the date of this Agreement (the “Company Disclosure Schedule”) is duly organized, validly existing and in good standing (with respect to jurisdictions which recognize such concept) under the Laws of the jurisdiction in which it is organized and has the requisite corporate power and authority to carry on its business as now being conducted. The Company and each of its subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction (domestic or foreign) in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed would not have a Company Material Adverse Effect (as defined below). Section 3.1(a) of the Company Disclosure Schedule indicates the name and jurisdiction of organization of each subsidiary of the Company and the Company’s direct or indirect equity interest therein. Complete and correct copies of the Articles of Incorporation and Bylaws of the Company and copies of similar governing instruments of each of its subsidiaries currently in effect (collectively, the “Company Charter Documents”) have been made available to the Purchaser.

            (b)     Neither the Company nor any of its subsidiaries owns any capital stock of, or any equity interest of any nature in, any other corporation, partnership, joint venture arrangement or other business entity (other than the subsidiaries identified in Section 3.1(a) of the Company Disclosure Schedule), except for passive investments in equity interests of public companies as part of the cash management program of the Company.

        SECTION 3.2. Company Capitalization.

            (a)     The authorized capital stock of the Company consists solely of (i) 20,000,000 shares of Class A Common Stock, of which there are 7,599,831 shares issued and outstanding as of the date hereof; (ii) 3,000,000 shares of Class B Common Stock of which there are 1,221,715 shares issued and outstanding as of the date hereof; and (iii) 1,000,000 shares of Preferred Stock, $1.00 par value per share, of which no shares are issued and outstanding as of the date hereof.

            (b)     As of the date hereof, (i) 480,766 shares of Class A Common Stock are subject to issuance pursuant to outstanding Company Stock Options to purchase Class A Common Stock under the Company Stock Option Plans and (ii) there are no options or warrants outstanding to purchase shares of Company Common Stock from the Company other than pursuant to the Company Stock Option Plans. Except as set forth in Section 3.2 hereof, there are not now, and at the Effective Time there will not be, any other equity securities, similar ownership interests, subscriptions, options, warrants, calls, rights (including preemptive rights), commitments or agreements of any character to which the Company is a party or by which it is bound obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock, equity interests or similar ownership interests of the Company.

            (c)     All outstanding shares of Company Common Stock are, and all shares of Company Common Stock which may be issued pursuant to the exercise of the Company Stock Options will be, when issued, duly authorized, validly issued, fully paid and nonassessable (subject to Section 180.0622(2)(b) of the WBCL and judicial interpretations thereof) and are not subject to preemptive rights created by statute, the Articles of Incorporation or Bylaws of the Company or any agreement or document to which the Company is a party or by which it is bound. All outstanding shares of Company Common Stock, all outstanding Company Stock Options and all outstanding shares of capital stock of each subsidiary of the Company have been issued and granted in compliance in all material respects with all applicable Laws. For the purposes of this Agreement, “Laws” means any federal, state, local, municipal or foreign law, statute, constitution, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity (as defined below). There are no registration rights granted by the Company with respect to any equity security of any class of the Company or with respect to any equity security, partnership interest or similar ownership interest of any class of any of its subsidiaries.

            (d)     Except as described in Section 3.2(d) of the Disclosure Schedule, there are no outstanding bonds, debentures, notes or other indebtedness or debt securities of the Company which have the right to vote (or are convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of the Company may vote.

        SECTION 3.3. Subsidiary Capitalization.

            (a)     Except as set forth in Section 3.3 of the Company Disclosure Schedule, the Company owns all of the securities of its subsidiaries identified in Section 3.1(a) of the Company Disclosure Schedule free and clear of all Encumbrances (as defined below) other than Permitted Encumbrances (as defined below), and there are no other equity securities, partnership interests or similar ownership interests of any class of equity security of any subsidiary of the Company, or any security exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests, issued, reserved for issuance or outstanding, in any such case issued by any such subsidiary.

            (b)     For purposes of this Agreement, “Encumbrances” means any lien, pledge, mortgage, security interest, claim, levy, easement, encroachment, hypothecation, restriction, right-of-way, charge, possibility of reversion, right of refusal or other encumbrance. For purposes of this Agreement, “Permitted Encumbrances” means any of the following: (i) liens for taxes, assessments and governmental charges or levies not yet due and payable or due and being contested in good faith; (ii) Encumbrances imposed by Laws, such as materialmen’s, mechanics’, carriers’, workmen’s, warehousemen’s and repairmen’s liens and other similar liens arising in the ordinary course of business; (iii) pledges or deposits to secure obligations under workers’ compensation Laws or similar legislation or to secure public or statutory obligations; (iv) restrictions imposed by federal or state securities Laws and, in the case of Wisconsin corporations, provided by Section 180.0622(2)(b) of the WBCL; (v) directors’ qualifying shares (in such non-U.S. jurisdictions where the issuance of such shares is required by applicable Laws); and (vi) minor survey exceptions, reciprocal easement agreements, rights of way, restrictions, covenants, zoning Laws, and other customary encumbrances on title to real property or other similar charges or any other matters of record that (A) were not incurred in connection with any indebtedness for borrowed money and (B) do not, individually or in the aggregate, materially adversely affect the value of or the use of such property for its current and anticipated purposes.

        SECTION 3.4. Authority.

            (a)     The Company has all requisite corporate power and authority to enter into this Agreement and, subject with respect to the consummation of the Merger, to the Company Shareholder Approval (as defined below), to consummate the transactions contemplated hereby. The execution and delivery by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject with respect to the consummation of the Merger, only to the approval of this Agreement by the Company’s shareholders pursuant to the WBCL and the filing of the Articles of Merger pursuant to the WBCL. To the Company’s knowledge, no approval of any holder of any securities of the Company is required pursuant to any agreement among securityholders of the Company (other than the Articles of Incorporation and Bylaws of the Company) to permit the consummation of the Merger. This Agreement has been duly executed and delivered by the Company and, assuming the due and valid authorization, execution and delivery hereof by the other parties hereto, this Agreement constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar Laws affecting the rights of creditors generally and general principles of equity.

            (b)     Neither the Company nor any subsidiary has in effect any shareholder rights plan or similar device or arrangement, commonly or colloquially known as a “poison pill” or “anti-takeover” plan or any similar plan, device or arrangement, and the Board of Directors of the Company has not adopted or authorized the adoption of such a plan, device or arrangement.

        SECTION 3.5. Recommendation of Special Committee and Board of Directors; Opinion of Financial Advisor.

            (a)     The Special Committee has unanimously (i) determined that (A) the Merger is in the best interests of the Company and its shareholders, other than the Contributing Shareholders, and (B) the Merger Consideration is fair to, and in the best interests of, the shareholders of the Company, other than the Contributing Shareholders, and (ii) resolved to recommend that the Board of Directors approve and adopt this Agreement and approve the transactions contemplated hereby.

            (b)     The Board of Directors, acting on the unanimous recommendation of the Special Committee, (i) determined that (A) the Merger is in the best interests of the Company and its shareholders, other than the Contributing Shareholders, and (B) the Merger Consideration is fair to, and in the best interests of, the shareholders of the Company, other than the Contributing Shareholders, (ii) approved and adopted this Agreement and approved the transactions contemplated hereby, and (iii) resolved to recommend approval of this Agreement by the shareholders of the Company. The aforementioned determination, recommendation and approval of the Company’s Board of Directors are each in full force and effect and have not been amended, revoked or revised in any respect.

            (c)     William Blair & Company, L.L.C. has rendered to the Special Committee a written opinion, dated as of October 28, 2004, to the effect that, subject to the assumptions and limitations set forth therein, the Merger Consideration to be received by the holders of Company Common Stock in the Merger is fair from a financial point of view to such holders of Company Common Stock, other than the Contributing Shareholders and the Purchaser, a written copy of which has been delivered to the Purchaser. William Blair & Company, L.L.C. has consented to the inclusion of a copy of its written opinion in its entirety in the Proxy Statement (defined below), and the Schedule 13E-3 (defined below).

        SECTION 3.6. Non-Contravention; Consents.

            (a)     The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, (i) conflict with or violate the Company’s Articles of Incorporation or Bylaws, (ii) conflict with or violate any Laws applicable to the Company or any of its subsidiaries or by which the Company or any of its subsidiaries or any of their respective properties is bound, (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair the Company’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination or acceleration of, or result in the creation of an Encumbrance on any of the properties or assets of the Company or any of its subsidiaries pursuant to, any note, bond, mortgage, indenture, agreement, lease, license, permit, franchise, concession or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or its or any of their respective assets are bound, or (iv) violate any order, writ, injunction, judgment or decree of any court, arbitrator, commission, regulatory board, bureau, agency, or authority or other governmental body, whether federal, state, municipal, county, local or foreign (“Governmental Entity”), except, in the case of clauses (ii), (iii) or (iv), for such conflicts, violations, breaches, defaults, impairments, alterations, terminations, accelerations or Encumbrances or rights which would not have a Company Material Adverse Effect, and except for and subject to the filings and compliance activities referred to in Section 3.6(b) below.

            (b)     No action by or in respect of, or filing with any Governmental Entity or other person, is required to be obtained or made by the Company in connection with the execution and delivery of this Agreement or the consummation by the Company of the transactions contemplated hereby, except (i) as set forth on Section 3.6 of the Company Disclosure Schedule, (ii) as may result from facts or circumstances relating solely to the Purchaser, (iii) for the filing of the Articles of Merger with the Department of Financial Institutions of the State of Wisconsin and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (iv) for compliance with any applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any other applicable securities Laws, whether state or foreign, (v) for compliance with applicable requirements of the Wisconsin Administrative Code, (vi) for such filings required under the delisting or other requirements of The Nasdaq Stock Market, Inc. (“Nasdaq”) and (vii) for such other consents, authorizations, filings, approvals and registrations which if not obtained would not have a Company Material Adverse Effect.

        SECTION 3.7. SEC Filings; Company Financial Statements.

            (a)     The Company has filed all forms, reports and documents required to be filed by the Company with the SEC since January 1, 2000 under Section 13(a) or Section 15(d) of the Exchange Act. All such required forms, reports and documents are referred to herein as the “Company SEC Reports.” As of their respective dates, the Company SEC Reports (i) were prepared in all material respects in accordance with the requirements of the Exchange Act and the rules and regulations of the SEC thereunder applicable to such Company SEC Reports and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent corrected prior to the date of this Agreement by a subsequently filed Company SEC Report. None of the Company’s subsidiaries are required to file any forms, reports or other documents under Section 13(a) or Section 15(d) of the Exchange Act.

            (b)     (i) Each of the consolidated financial statements of the Company (including, in each case, any related notes thereto) contained in the Company SEC Reports (the “Company Financials”), were prepared in accordance with United States generally accepted accounting principles (“GAAP”) as in effect on the date of filing such Company SEC Reports applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC under Forms 10-Q, 8-K or any successor forms under the Exchange Act) and fairly presented, in all material respects, the consolidated financial position of the Company and its subsidiaries as at the respective dates thereof and the consolidated results of the Company’s operations and cash flows for the periods indicated, except that the unaudited interim financial statements may not contain footnotes and were or are subject to normal and recurring year-end adjustments.

                (ii)        The audited consolidated balance sheet as of October 3, 2003 of the Company included in the Company’s Form 10-K filed with the SEC on December 29, 2003 is hereinafter referred to as the “Company Balance Sheet.” Except as disclosed in Section 3.7(b) of the Company Disclosure Schedule, the Company Balance Sheet or in the Company SEC Reports filed, in each case, prior to the date hereof, neither the Company nor any of its subsidiaries has any liabilities or obligations of any nature (absolute, accrued, contingent or otherwise) except for (w) liabilities or obligations incurred since the date of the Company Balance Sheet which would not have a Company Material Adverse Effect, (x) liabilities incurred since the date of the Company Balance Sheet in the ordinary course of business consistent with past practice, (y) liabilities incurred in connection with this Agreement and the transactions contemplated hereby and (z) liabilities, commitments and contingencies not required to be included therein under GAAP.

        SECTION 3.8. Absence of Certain Changes or Events. Since the date of the Company Balance Sheet to the date hereof, the business of the Company and each of its subsidiaries has been conducted in the ordinary course consistent with past practices (other than the transactions contemplated by this Agreement) and there is not and has not been any Company Material Adverse Effect.

        SECTION 3.9. Taxes.

            (a)     The Company and each of its subsidiaries has timely filed or caused to be timely filed, all material Tax Returns (as defined in Section 3.9(b)) required to be filed by it, and has paid, collected or withheld, or caused to be paid, collected or withheld, all material Taxes (as defined in Section 3.9(b)), required to be paid by them (whether or not shown on such Tax Returns as being required to be paid, collected or withheld), other than such Taxes for which specific reserves in the Company Financials have been established or which are being contested in good faith. There are no material written claims or assessments pending against the Company or any of its subsidiaries for any alleged deficiency in any Tax, and the Company has not been notified in writing of any proposed Tax claims or assessments against the Company or its subsidiaries (other than, in each case, claims or assessments for which adequate reserves in the Company Financials have been established or which are being contested in good faith and are set forth in Section 3.9 of the Company Disclosure Schedule or are immaterial in amount). Except as set forth in Section 3.9 of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries is subject to any waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding requests by the Company or any of its subsidiaries for any extension of time within which to file any material Tax Return or within which to pay any material amounts of Taxes shown to be due on any Tax Return. There are no material Encumbrances for Taxes upon the assets of the Company or any of its subsidiaries, other than liens for current Taxes not yet due and payable and liens for Taxes that are being contested in good faith. None of the Company or any subsidiary thereof is a party to any agreement or arrangement that would reasonably be expected to result, separately or in the aggregate, in the actual or deemed payment by the Company or any subsidiary thereof in connection with the Merger of any “excess parachute payments” within the meaning of Section 280G of the Code or that would be nondeductible under Section 162(m) of the Code. None of the Company or any subsidiary thereof has been a United States real property holding corporation within the meaning of Section 897(c) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. All material Taxes required to be withheld, collected or deposited by or with respect to the Company and its subsidiaries have been timely withheld, collected or deposited, as the case may be, and, to the extent required, have been paid to the relevant taxing authority. Neither the Company nor any of its subsidiaries has ever been a member of a group filing a consolidated federal income Tax Return or a combined, consolidated, unitary or other affiliated group Tax Return for state, local or foreign Tax purposes (other than a group the common parent of which was the Company in a Tax period for which the statute of limitations has not expired), and neither the Company nor any of its subsidiaries has any liability for the Taxes of any other person under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign tax law), as a transferee or successor, by contract, or otherwise.

            (b)     For the purposes of this Agreement, “Tax” or “Taxes” refers to (i) any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities relating to taxes, including taxes based upon or measured by gross receipts, gross or net income, capital profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, alternative or add-on minimum, lease, service, license, severance, stamp, occupation premium, environmental, windfall profit, excise and property taxes, customs, duties and other taxes, governmental fees and other like assessments, together with all interest, penalties, additions to tax and additional amounts with respect thereto, (ii) any liability for payment of any amounts of the type described in clause (i) as a result of being a member of an affiliated consolidated, combined or unitary group, and (iii) any liability for amounts of the type described in clauses (i) and (ii) as a result of any express or implied obligation to indemnify another person or as a result of any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity. The term “Tax Returns” as used herein means all returns, declarations, reports, claims for refund, information statements and other documents relating to Taxes filed with any taxing authority, including all schedules and attachments thereto, and including all amendments thereof, and the term “Tax Return” means any one of the foregoing Tax Returns.

        SECTION 3.10. Properties. Except as would not have a Company Material Adverse Effect, the Company and each of its subsidiaries has good and valid title to, or valid leasehold interests in, their respective real and personal properties and assets, free and clear of Encumbrances other than such leasehold interests and Permitted Encumbrances. Each of the Company and its subsidiaries has complied in all material respects with the terms of all leases to which it is a party and under which it is in occupancy, is not in default under any such lease, and all such leases are in full force and effect, except for such instances of noncompliance, defaults or failures to be in full force and effect that would not have a Company Material Adverse Effect.

        SECTION 3.11. Intellectual Property. Except as would not have a Company Material Adverse Effect, the Company or its subsidiaries own, license or otherwise possess legally enforceable rights to use all patents, trademarks, trade names, service marks, copyrights and any applications therefor, technology, know-how, computer software programs or applications, and tangible or intangible proprietary information or material that are used in their business as currently conducted.

        SECTION 3.12. Compliance with Laws.

            (a)     Neither the Company nor any of its subsidiaries is in conflict with, or has violated or is in violation of, any Laws applicable to the Company or any of its subsidiaries or by which the Company or any of its subsidiaries or any of their respective properties is bound, except for conflicts and violations that would not have a Company Material Adverse Effect. To the Company’s knowledge, no investigation or review by any Governmental Entity is pending or has been threatened in a writing delivered to the Company or any of its subsidiaries against the Company or any of its subsidiaries which would have a Company Material Adverse Effect, nor, to the Company’s knowledge, has any Governmental Entity indicated an intention to conduct an investigation of the Company or any of its subsidiaries which would have a Company Material Adverse Effect. There is no judgment, injunction, order or decree binding upon the Company or any of its subsidiaries which would have a Company Material Adverse Effect.

            (b)     The Company and its subsidiaries hold those permits, licenses, easements variances, exemptions, consents, certificates, orders and approvals from Governmental Entities that are material to the operation of the business of the Company and each of its subsidiaries as currently conducted (collectively, the “Company Permits”), and are in compliance with the terms of the Company Permits, except where the failure to hold or be in compliance with such Company Permits would not have a Company Material Adverse Effect.

        SECTION 3.13. Litigation. Except as set forth in Section 3.13 of the Company Disclosure Schedule or as may result from facts, circumstances or actions relating to the Purchaser or the transactions contemplated by this Agreement, there are no claims, suits, actions, arbitrations, investigations or proceedings pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries, before any Governmental Entity or any arbitrator (i) that seeks to restrain or enjoin the consummation of the transactions contemplated by this Agreement, (ii) which would have a Company Material Adverse Effect or (iii) would prevent or materially delay the Company’s ability to consummate the transactions contemplated by this Agreement and perform its obligations hereunder.

        SECTION 3.14. Material Contracts. All contracts of the Company or any subsidiary of the Company that (a) have been filed as an exhibit to any Company SEC Report in compliance with Item 601(a)(10) of Regulation S-K promulgated under the Securities Act, (b) relate to any indebtedness in excess of $1,000,000 or (c) provide for aggregate payments to or from the Company or any of its subsidiaries in excess of $1,000,000 (collectively, the “Material Contracts”) are listed on Section 3.14 of the Company Disclosure Schedule. Each Material Contract is a valid and binding obligation of the Company or one of its subsidiaries, as the case may be, and is in full force and effect, subject to applicable bankruptcy, insolvency or similar Laws relating to creditors’ rights and general principles of equity, except where the failure to be in full force and effect would not have a Company Material Adverse Effect. Neither the Company nor any of its subsidiaries is, to the Company’s knowledge, in material breach or default under any Material Contract. The Company has made available to the Purchaser complete and correct copies of all Material Contracts that are not filed as an exhibit to any Company SEC Report.

        SECTION 3.15. Brokers’ and Finders’ Fees. Neither the Company nor any of its subsidiaries has entered into any contract, arrangement or understanding with any finder, broker or investment banking firm which may result in the obligation of the Company, any of its subsidiaries, the Purchaser, or the Surviving Corporation to pay any finder, brokerage or investment banking fee in connection with this Agreement or the consummation of the transactions contemplated hereby, except that the Special Committee has retained William Blair & Company, L.L.C. as its financial advisor pursuant to an engagement letter dated March 4, 2004, a copy of which has been provided to the Purchaser.

        SECTION 3.16. Employee Benefit Plans.

            (a)     The Company Benefit Plans that are material to the Company and its subsidiaries, taken as a whole, are referred to herein collectively, the “Material Company Benefit Plans”. For purposes hereof, “Company Benefit Plans” shall mean, collectively, each employee benefit plan, program or policy of the Company or any of its subsidiaries providing benefits to any current or former employee, officer or director (or any beneficiary or dependent thereof), or any agent or independent contractor of the Company or any of its subsidiaries, including without limitation any employee welfare benefit plan within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder (“ERISA”) (whether or not such plan is subject to ERISA) and any bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance or fringe benefit arrangement, plan, program or policy.

            (b)     With respect to each Material Company Benefit Plan, the Company has delivered or made available to the Purchaser a true, correct and complete copy of: (i) all plan documents and trust agreements; (ii) the most recent Annual Report (e.g., Form 5500 Series) and accompanying schedule, if any; (iii) the current summary plan description, if any; (iv) the most recent actuarial report or valuation, if any; and (v) the most recent determination letter from the United States Internal Revenue Service (the “IRS”), if any.

            (c)     Except as would not have a Company Material Adverse Effect, the IRS has issued a favorable determination letter with respect to each Company Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code and its related trust.

            (d)     Except as would not have a Company Material Adverse Effect or as set forth on Section 3.16 of the Company Disclosure Schedule, (i) the Company and its subsidiaries have complied, and are now in compliance, with all provisions of ERISA, the Code and all applicable Laws applicable to the Material Company Benefit Plans, and each Material Company Benefit Plan has been administered in all respects in accordance with its terms, and (ii) there are no pending or, to the knowledge of the Company, threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted against the Material Company Benefit Plans which could reasonably be expected to result in any liability of the Company or any of its subsidiaries to any Material Company Benefit Plan participant, the Pension Benefit Guaranty Corporation, the Department of Treasury, the Department of Labor, any Multiemployer Plan (as defined in Section 3(37) of ERISA) or any Material Company Benefit Plan.

            (e)     Except as expressly contemplated herein or as set forth on Section 3.16 of the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, taken alone, will result in, cause the accelerated vesting, funding or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer or director of the Company under any Material Company Benefit Plan.

            (f)     Other than pursuant to the Company’s Retirement and Savings Plan or as set forth in Section 3.16 of the Company Disclosure Schedule, no Material Company Benefit Plan holds Company Common Stock, and the terms of such plans will not prevent the completion of the Merger.

            (g)     Except as set forth in Section 3.16 of the Company Disclosure Schedule, or as would not have a Company Material Adverse Effect, with respect to any Material Company Benefit Plan established or maintained outside the United States of America that is not subject to ERISA, neither the Company nor any of its subsidiaries has incurred any material obligation in connection with the termination or withdrawal from any such Material Company Benefit Plan.

        SECTION 3.17. Environmental Matters.

            (a)     The Company and its subsidiaries are in compliance with all applicable Environmental Laws (as defined below), except where failure to be in compliance would not have a Company Material Adverse Effect. There is no claim with respect to Environmental Laws pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries, except as would not have a Company Material Adverse Effect. Neither the Company nor its subsidiaries has agreed to assume or undertake responsibility for any liability or obligation of any other person arising under or relating to Environmental Laws, including, but not limited to, any obligation for investigation or corrective or remedial action, which would have a Company Material Adverse Effect. Notwithstanding anything to the contrary contained in this Agreement, the representations and warranties in this Section 3.17 are Company’s exclusive representations and warranties with respect to the subject matter contained herein.

            (b)     As used in this Agreement, (i) “Environmental Law” means any Laws now in effect and any judicial or administrative order, consent decree or judgment pertaining to the Company, any of its subsidiaries or any of their properties relating to pollution, health, worker health and safety or protection of the environment, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release, exposure or discharge of Hazardous Substances; and (ii) “Hazardous Substances” means (a) petroleum and petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials and polychlorinated biphenyls, and (b) any other chemicals, materials or substances regulated as toxic or hazardous or as a pollutant, contaminant or waste under any applicable Environmental Law.

        SECTION 3.18. Insurance. Except as set forth in Section 3.18 of the Company Disclosure Schedule or as would not have a Company Material Adverse Effect:

            (a)     all material insurance policies carried by or covering the Company and its subsidiaries with respect to their business, assets and properties are in full force and effect, and, to the knowledge of the Company, no notice of cancellation has been given with respect to any such policy;

            (b)     neither the Company nor any of its subsidiaries has assigned, pledged or transferred any rights under any such insurance policies; and

            (c)     there are no claims by the Company or any subsidiary under any such policy or instrument as to which any insurance company is denying liability or defending under a reservation of rights clause.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

        The Purchaser hereby represents and warrants to the Company as follows:

        SECTION 4.1. Organization, Standing and Power. The Purchaser is a corporation duly organized, and validly existing under the Laws of the State of Wisconsin and has the requisite power and authority to carry on its business as now being conducted.

        SECTION 4.2. Capitalization. The authorized capital stock of the Purchaser consists of 10,000,000 shares of Purchaser Common Stock, of which there are 10 shares issued and outstanding as of the date of this Agreement. All outstanding shares of Purchaser Common Stock are duly authorized, validly issued, fully paid and nonassessable (subject to Section 180.0622(2)(b) of the WBCL and judicial interpretations thereof) and are not subject to preemptive rights created by statute, the Articles of Incorporation or Bylaws of the Purchaser or any agreement or document to which the Purchaser is a party. On the date hereof, the Purchaser and certain of the Contributing Shareholders entered into the Contribution Agreement, a true and correct copy of which is attached as Appendix II hereto.

        SECTION 4.3. Authority; Non-Contravention.

            (a)     The Purchaser has all requisite organizational power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary organizational action on the part of the Purchaser. This Agreement has been duly executed and delivered by the Purchaser and, assuming the due and valid authorization, execution and delivery hereof by the Company, this Agreement constitutes the valid and binding obligation of the Purchaser enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar Laws affecting the rights of creditors generally and general principles of equity.

            (b)     The execution and delivery of this Agreement by the Purchaser does not and the consummation of the transactions contemplated hereby by the Purchaser will not (i) conflict with or violate the Articles of Incorporation or Bylaws of the Purchaser, (ii) conflict with or violate any Laws applicable to the Purchaser or by which the Purchaser or any of its properties is bound, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair the Purchaser’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination or acceleration of, or result in the creation of an Encumbrance on any of the properties or assets of the Purchaser pursuant to, any note, bond, mortgage, indenture, agreement, lease, license, permit, franchise, concession or other instrument or obligation to which Purchaser is a party or by which it is bound or (iv) violate any order, writ, injunction, judgment or decree of any Governmental Entity applicable to the Purchaser, except, in the case of clauses (ii), (iii) and (iv), for such conflicts, violations, breaches, defaults, impairments, alterations, terminations, accelerations or Encumbrances or rights which would not have a Purchaser Material Adverse Effect.

            (c)     No action by or in respect of, or filing with any Governmental Entity or other person, is required to be obtained or made by the Purchaser in connection with the execution and delivery of this Agreement or the consummation by the Purchaser of the transactions contemplated hereby, except (i) as may result from facts or circumstances relating solely to the Company, (ii) for the filing of the Articles of Merger with the Department of Financial Institutions of the State of Wisconsin, (iii) for compliance with any applicable requirements of the Exchange Act, and any other applicable state and federal securities Laws, whether domestic or foreign, (iv) for compliance with applicable requirements of the Wisconsin Administrative Code and (v) for such other consents, authorizations, filings, approvals and registration which if not obtained or made would not have a Purchaser Material Adverse Effect.

        SECTION 4.4. Financing. The Purchaser has received, and provided to the Special Committee a copy of, a fully executed commitment letter from General Electric Capital Corporation dated October 28, 2004 providing for financing necessary to consummate the Merger and describing the terms and conditions upon which such lender will arrange and provide such financing (the “Commitment Letter”). A true and correct copy of the Commitment Letter is included in Section 4.4 of the written disclosure schedule delivered by the Purchaser to the Company on the date of this Agreement. The lender’s obligations to fund the commitments under the Commitment Letter are not subject to any conditions other than as set forth in the Commitment Letter. The Purchaser is not aware of any fact or occurrence existing on the date of this Agreement that (i) makes any of the assumptions or statements set forth in the Commitment Letter inaccurate, (ii) causes the Commitment Letter to be ineffective or (iii) precludes the satisfaction of the conditions set forth in the Commitment Letter.All commitment or other fees required to be paid under the Commitment Letter on or prior to the date hereof have been paid. The aggregate amount of financing committed pursuant to the Commitment Letter, together with the Company’s available cash as contemplated by the Commitment Letter, is sufficient to fund all amounts required to be paid in connection with the consummation of the transactions contemplated by this Agreement and to pay all of the related fees and expenses. The Purchaser believes that, upon the consummation of the transactions contemplated by this Agreement (i) the Surviving Corporation will not be insolvent, (ii) the Surviving Corporation will not be left with unreasonably small capital, and (iii) the Surviving Corporation will not have incurred debts beyond its ability to pay such debts as they mature.

        SECTION 4.5. Knowledge of Company Breach. As of the date hereof, the Purchaser is not aware of any breach of the representations and warranties made by the Company in this Agreement.

        SECTION 4.6. Brokers’ and Finders’ Fees. The Purchaser has not entered into any contract, arrangement or understanding with any finder, broker or investment banking firm, other than Valuemetrics Capital, L.L.C., which may result in the obligation of the Purchaser, the Company, any of its subsidiaries or the Surviving Corporation to pay any finder, brokerage or investment banking fee in connection with this Agreement or the consummation of the transactions contemplated hereby.

ARTICLE V

CONDUCT PRIOR TO THE EFFECTIVE TIME

        SECTION 5.1. Conduct of Business by the Company.

            (a)     Except as set forth in Section 5.1(a) of the Company Disclosure Schedule, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, the Company and each of its subsidiaries shall, except to the extent as permitted by the terms of this Agreement or to the extent that the Purchaser shall otherwise consent in writing (which consent shall not be unreasonably withheld), carry on its business in the ordinary course consistent with past practice.

            (b)     In addition, except as set forth in Section 5.1(b) of the Company Disclosure Schedule or as otherwise permitted by the terms of this Agreement, without the prior written consent of the Purchaser (which consent shall not be unreasonably withheld), during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, the Company shall not do and shall not permit any of its subsidiaries to do any of the following:

                (i)     accelerate, amend or change the period of exercisability or vesting of options or restricted stock, reprice options granted under any employee, consultant, director or other stock plans or authorize cash payments in exchange for any options granted under any of such plans;

                (ii)     grant any increase in compensation or fringe benefits, bonus or severance or termination pay to any director, officer or employee other than in the ordinary course of business, consistent with past practice, except pursuant to written agreements in effect, or policies existing, on the date hereof (or as required by applicable Laws) or adopt or enter into any new severance plan or agreement;

                (iii)     declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of, or redeem or purchase, any capital stock of the Company or split, combine or reclassify any capital stock of the Company or any of its subsidiaries or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, any capital stock of the Company or any of its subsidiaries;

               (iv)     issue, deliver, sell, authorize, pledge or otherwise encumber any shares of capital stock or any securities convertible into shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into shares of capital stock of the Company or any of its subsidiaries, or enter into other agreements or commitments of any character obligating it to issue any such shares or convertible securities (including, without limitation, issuing or committing to issue any shares, convertible securities or options under the Employee Stock Purchase Plan, the Company Stock Option Plans, the Phantom Share Plan or otherwise), other than the issuance, delivery and/or sale of shares of Class A Common Stock pursuant to the Company’s Retirement and Savings Plan or pursuant to the exercise of Company Stock Options outstanding as of October 28, 2004;

                (v)     cause or permit any amendments to the Company Charter Documents;

                (vi)     acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or portion of the assets (outside the ordinary course of business) of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof;

                (vii)     sell, lease, license or otherwise dispose of any material properties or assets of the Company or of any of its subsidiaries other than sales, leases, licenses, or dispositions of assets or properties in the ordinary course of business consistent with past practice;

                (viii)     incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company or any of its subsidiaries, other than in the ordinary course of business consistent with past practice;

                (ix)     create, assume or permit the creation of any Encumbrance on any assets of the Company or any of its subsidiaries, other than Permitted Encumbrances;

                (x)     adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or reorganization;

                (xi)     settle or compromise any litigation (whether or not commenced prior to the date of this Agreement), other than settlements or compromises of litigation that do not provide for injunctive or similar relief and where the amount paid by the Company (after giving effect to insurance proceeds actually received) in settlement or compromise does not exceed $1,000,000,provided that the aggregate amount paid in connection with the settlement or compromise of all such litigation matters shall not exceed $1,500,000; or

                (xii)     agree in writing or otherwise to take (or permit any of its subsidiaries to agree in writing or otherwise to take) any of the actions described in Section 5.1(b)(i) through (xi) above.

ARTICLE VI

ADDITIONAL AGREEMENTS

        SECTION 6.1. Proxy Statement; Shareholder Approval.

            (a)     The Company shall, as soon as reasonably practicable following the date of this Agreement, prepare and file with the SEC the proxy statement relating to the Company Shareholders’ Meeting (as defined below) (such proxy statement as amended or supplemented from time to time being hereinafter referred to as the “Proxy Statement”) in preliminary form (provided that the Purchaser and its counsel shall be given opportunity to review and comment on the Proxy Statement prior to its filing with the SEC), and the Company shall use reasonable efforts to respond as promptly as practicable to any comments of the SEC with respect thereto. The Company shall notify the Purchaser promptly of the receipt of any comments from the SEC and of any request by the SEC for amendments or supplements to the Proxy Statement or the Schedule 13E-3 (as defined below) or for additional information and shall supply the Purchaser with copies of all material correspondence between the Company or any of its representatives, on the one hand, and the SEC, on the other hand, with respect to the Proxy Statement or the Schedule 13E-3. The Purchaser shall cooperate in the preparation of the Proxy Statement and shall as soon as practicable following the date hereof furnish the Company with all information for inclusion in the Proxy Statement as shall reasonably be requested by the Company. The Company shall give the Purchaser and its counsel the opportunity to review all amendments and supplements to the Proxy Statement and all responses to requests for additional information and replies to comments of the SEC prior to their being filed with or sent to the SEC, and the Purchaser shall provide the Company with such information about it as may be required to be included in the Proxy Statement or as may be reasonably required to respond to any comment of the SEC. The Company, on the one hand, and the Purchaser, on the other hand, agree to promptly correct any information provided by either of them for use in the Proxy Statement or the Schedule 13E-3, if any, if and to the extent that it shall have become false or misleading, and the Company further agrees to take all steps reasonably necessary to cause the Proxy Statement and the Schedule 13E-3 as so corrected to be filed with the SEC, as and to the extent required by applicable Laws. The Company shall cause the Proxy Statement to be mailed to record holders of Company Common Stock as promptly as reasonably practicable after clearance by the SEC, as and to the extent required by applicable Laws. The Purchaser shall, as soon as practicable following the date of this Agreement, prepare and, together with the Company, file with the SEC a Disclosure Statement on Schedule 13E-3 (the “Schedule 13E-3”). The Company shall cooperate in the preparation, signing (to the extent required) and filing of the Schedule 13E-3 and shall as soon as practicable following the date hereof furnish the Purchaser with all information for inclusion in the Schedule 13E-3 as shall be reasonably requested by the Purchaser.

            (b)     Subject to the second sentence of this Section 6.1(b), (i) the Proxy Statement shall contain the unanimous recommendation of the Company’s Board of Directors (excluding any director who recuses himself or herself), acting upon the recommendation of the Special Committee, that the shareholders of the Company vote for the approval of this Agreement and (ii) if there shall have been publicly announced an Acquisition Proposal (as hereinafter defined) and if requested to do so by the Purchaser at any time prior to the Company Shareholders’ Meeting, the Company’s Board of Directors, acting upon the recommendation of the Special Committee, shall (x) within a reasonable period of time following such request (and prior to the Company Shareholders’ Meeting) publicly reaffirm its recommendation that the shareholders of the Company vote for the approval of this Agreement and/or (y) publicly announce that it is not recommending that the shareholders of the Company accept an alternative Acquisition Proposal. Notwithstanding the immediately preceding sentence, the Board of Directors or the Special Committee, as the case may be, may at any time prior to shareholder approval of this Agreement decline to make, withdraw, modify or change a recommendation that the shareholders of the Company vote to approve this Agreement to the extent that the Board of Directors or the Special Committee determines in good faith, after consultation with legal counsel, that making such recommendation or the failure to so withdraw, modify or change its recommendation would be inconsistent with its fiduciary duties to the Company’s shareholders (other than the Contributing Shareholders) under applicable Laws (which declinations, withdrawal, modification or change shall not constitute a breach of this Agreement); provided that (i) the Board of Directors or the Special Committee (as the case may be) shall immediately notify the Purchaser of its determination to so decline, withdraw, modify or change its recommendation (including the reasoning therefor) and (ii) such declination, withdrawal, modification or change shall not relieve the Company of its obligations under Sections 6.1(a) and (c) hereof.

            (c)     The Company shall, as soon as reasonably practicable following the date of execution of this Agreement, duly call, give notice of, and convene a meeting of all of its shareholders for the purpose of seeking their approval of this Agreement (the “Company Shareholders’ Meeting”). The Company shall postpone, adjourn and reconvene the Company Shareholders’ Meeting upon the request of the Purchaser to facilitate obtaining the Company Shareholder Approval. The Company shall use its reasonable efforts (through its agents or otherwise) to solicit from the holders of the Company Common Stock proxies in favor of approval of this Agreement. Without limiting the foregoing, the Company shall retain a nationally recognized proxy solicitor, reasonably acceptable to the Purchaser, to solicit proxies in favor of the approval of this Agreement from the holders of the outstanding shares of Company Common Stock as of the record date for the Company Shareholders’ Meeting.

            (d)     The Company agrees, as to information with respect to the Company, its officers, directors, shareholders (other than the Contributing Shareholders) and subsidiaries contained in the Proxy Statement or the Schedule 13E-3, and the Purchaser agrees, as to information with respect to the Contributing Shareholders, the Purchaser and its officers, directors, shareholders, subsidiaries and financing contained in the Proxy Statement or Schedule 13E-3, that such information, at the date the Proxy Statement is mailed and (as then amended or supplemented) at the time of the Company Shareholders’ Meeting, will not be false or misleading with respect to any material fact, or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

        SECTION 6.2. No Solicitation.

            (a)     The Company and its subsidiaries will immediately cease any and all existing discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal (as defined below). Subject to Section 6.2(b) below, from the date hereof until the Effective Time or termination of this Agreement in accordance with Article VIII hereof, whichever is earlier, neither the Company nor any of its subsidiaries shall authorize or permit any of its or their officers, directors, employees, investment bankers, attorneys, accountants, consultants or other agents or advisors to, directly or indirectly, (i) solicit, initiate or encourage any Acquisition Proposal, (ii) enter into, continue or participate in any discussions or negotiations with, furnish any nonpublic information relating to the Company or any of its subsidiaries or afford access to the business, properties, assets, books or records of the Company or any of its subsidiaries to any third party seeking to make, or that has made, an Acquisition Proposal, (iii) approve, endorse or recommend any Acquisition Proposal or (iv) enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to any Acquisition Proposal. In the event the Company receives any Acquisition Proposal, the Company shall as promptly as practicable notify the Purchaser of such receipt and provide the Purchaser with the identity of the third party making such Acquisition Proposal and a copy of such Acquisition Proposal or a reasonably detailed written summary setting forth the material terms and conditions thereof.

            (b)     Notwithstanding the foregoing, nothing in this Section 6.2 shall prohibit the Company, the Board of Directors and/or the Special Committee, as the case may be, directly or indirectly through advisors, agents or other intermediaries, from (i) engaging in negotiations or discussions with any third party (whether or not such third party has had previous discussions or negotiations with the Company) that makes (and may continue such discussions and negotiations until such third party withdraws) a bona fide unsolicited Acquisition Proposal that the Special Committee in good faith determines constitutes a Superior Proposal (as defined below), (ii) furnishing to such third party nonpublic information relating to the Company or any of its subsidiaries or affording access to the business properties, assets, books or records of the Company or any of its subsidiaries to such third party, (iii) taking and disclosing to its shareholders a position contemplated by Rules 14d-9 and 14e-2(a) under the Exchange Act or otherwise making disclosure to them, (iv) following receipt of such an Acquisition Proposal (which the Special Committee determines in good faith constitutes a Superior Proposal), withdrawing or modifying in a manner adverse to the Purchaser its approval or recommendation of this Agreement and the Merger, (v) approving or recommending such an Acquisition Proposal (which the Special Committee determines in good faith constitutes a Superior Proposal) and/or (vi) taking any action ordered to be taken by the Company by any court of competent jurisdiction if, and only if, all of the following conditions are satisfied: (1) the Board of Directors or the Special Committee, as the case may be, determines in good faith (based on the advice of its outside legal counsel) that the failure to take such action would be inconsistent with its fiduciary obligations to the Company’s shareholders (other than the Contributing Shareholders) under applicable Laws, (2) prior to furnishing any nonpublic information to, or entering into any discussions with, such person or group, (x) the Company gives the Purchaser at least two business days advance written notice of the identity of such person or group and, if and when an Acquisition Proposal has been made, all of the material terms and conditions of such Acquisition Proposal and of the Company’s intention to furnish nonpublic information to, or enter into discussions with, such person or group and (y) such third party or group enters into a confidentiality agreement in a form reasonably acceptable to the Board of Directors or the Special Committee, as the case may be, prohibiting the disclosure of such nonpublic information and (3) contemporaneously with furnishing any such nonpublic information to such person or group, the Company furnishes such nonpublic information to the Purchaser (to the extent such nonpublic information has not been previously furnished by the Company to the Purchaser). The Special Committee may recommend any such Superior Proposal, recommend the Company’s entering into an agreement with respect to any such Superior Proposal, approve the solicitation of additional takeover or other investment proposals or cause the Company to exercise its termination rights under Section 8.4, in each case, at any time after the second business day following delivery to Purchaser of notice of its intention to take such action with respect to the Superior Proposal.

            (c)     For purposes of this Agreement, “Superior Proposal” means any bona fide written Acquisition Proposal that the Special Committee determines, in its good faith judgment (after consultation with its financial advisor), would, if consummated, provide greater value from a financial point of view to the Company’s shareholders (other than the Contributing Shareholders) than the transaction contemplated by this Agreement.

            (d)     For purposes of this Agreement, “Acquisition Proposal” shall mean any inquiry, proposal or offer that constitutes, or could reasonably be expected to lead to, (i) a proposal or offer for a merger, consolidation, business combination, reorganization, recapitalization, reclassification, extraordinary joint venture or similar transaction involving the Company; (ii) a sale, lease, license or transfer of substantial assets of the Company and its subsidiaries (other than in the ordinary course of business), (iii) a sale of a significant portion of the shares of capital stock of the Company (including by way of a tender offer) or (iv) any liquidation or dissolution of the Company, in each case, other than the transactions contemplated by this Agreement.

        SECTION 6.3. Access to Information. From the date hereof to the Effective Time, the Company shall, and shall cause its directors, officers, employees, auditors, counsel, financial advisors and other agents, to, upon reasonable notice, to the extent it will not cause a disruption in the business of the Company, (x) allow all designated officers, financial advisors, attorneys, accountants and other representatives of the Purchaser such access as the Special Committee shall determine is reasonable to their officers, agents, employees, offices, records, files, correspondence, audits and properties, as well as to all information relating to its commitments, contracts, titles and financial position, or otherwise pertaining to the business and affairs of the Company and its subsidiaries; (y) furnish to the Purchaser and its aforementioned representatives such financial, operating and other data and other information as the Special Committee has determined such persons may reasonably request; and (z) instruct certain of its employees, counsel, auditors and financial advisors and other agents to cooperate with the Purchaser and its investigation of the business of the Company and its subsidiaries in such ways as the Special Committee shall determine are reasonable. From the date hereof to the Effective Time, the Purchaser shall (a) furnish to the Company, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such persons may reasonably request, and (b) instruct its officers, counsel and financial advisors to cooperate reasonably with the Company in its investigation of the businesses of the Purchaser. Except as may be required (i) by Laws; (ii) in connection with fulfilling its obligations under the terms of this Agreement; (iii) in connection with the defense of or other involvement in any claim or adversarial proceeding relating to the Company, the Purchaser or the transactions contemplated by this Agreement, whether among the Parties or involving any third party; or (iv) as otherwise consented to in writing by the other party, the parties shall, and shall cause their officers, employees, agents, consultants and affiliates to, hold all information obtained pursuant to this Agreement in confidence and in the event of termination of this Agreement for any reason, each party shall promptly return or destroy all nonpublic documents obtained from the other party and any copies made of such documents and all documentation and other material prepared based on written nonpublic information furnished by the other party shall be destroyed. If either party receives a request to disclose all or any part of the information obtained pursuant to this Agreement, that party will (i) promptly notify the other party of the existence, terms and circumstances surrounding such request so that the other party may seek a protective order or other appropriate remedy and (ii) in the event no such protective order or other remedy is obtained and disclosure of such information is required, at the other party’s cost and expense, exercise all commercially reasonable efforts to obtain reliable assurance that confidential treatment will be accorded such portion of the disclosed information that the other party so designates. No information or knowledge obtained in any investigation pursuant to this Section 6.3 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

        SECTION 6.4. Financing Efforts.

            (a)     The Purchaser shall use its commercially reasonable efforts to arrange the financing on the terms and conditions described in the Commitment Letter, including its commercially reasonable efforts to (i) negotiate definitive agreements with respect thereto on terms and conditions contained therein and (ii) to satisfy all conditions applicable to the Purchaser in such definitive agreements that are within its control. In the event any portion of the financing becomes unavailable on the terms and conditions contemplated in the Commitment Letter, the Purchaser shall use its commercially reasonable efforts to arrange to obtain any such portion from alternative sources on comparable or more favorable terms to the Purchaser (the “Alternative Financing”). The Purchaser shall give the Company prompt notice of any material breach by any party of the Commitment Letter or any termination of the Commitment Letter. The Purchaser shall keep the Company informed on a reasonably current basis in reasonable detail of the status of its efforts to arrange the financing and shall not permit any material amendment or modification to be made to, or any waiver of any material provision or remedy under, the Commitment Letter without first consulting the Company.

            (b)     The Company shall provide, and will cause each of its subsidiaries and certain of their respective directors, officers, employees, auditors, counsel, financial advisors and other agents to provide, at reasonable times and to the extent it will not cause a disruption in the business of the Company, such cooperation as the Special Committee shall determine is reasonable in connection with the arrangement of any financing in respect of the transactions contemplated by this Agreement, including, without limitation, participation in meetings, due diligence sessions, road shows, the preparation of any offering memoranda, private placement memoranda, and similar documents, the execution and delivery of any commitment letters, underwriting or placement agreements, loan agreements, pledge and security documents, other definitive financing documents or other requested certificates or documents, including comfort letters of accountants, legal opinions and real estate title documentation as may reasonably be requested by the Purchaser or its advisors.

        SECTION 6.5. Public Disclosure. No party hereto shall make any press release or public announcement with respect to this Agreement, the Merger or the transactions contemplated hereby without the prior written consent of the other parties hereto (which consent shall not be unreasonably withheld); provided, however, that each party hereto may make any disclosure or announcement which such party, in the opinion of its legal counsel, is obligated to make (i) by Laws; (ii) in connection with fulfilling its obligations under the terms of this Agreement; and (iii) in connection with the defense of or other involvement in any claim or adversarial proceeding relating to Company or the transactions contemplated by this Agreement, whether among the parties or involving any third party, in each such case, the party desiring to make the disclosure shall consult with the other party hereto prior to making such disclosure or announcement.

        SECTION 6.6. Reasonable Efforts; Notification.

            (a)     Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including using reasonable efforts to accomplish the following: (i) the taking of all reasonable acts necessary to cause the conditions precedent set forth in Article VII to be satisfied (including in connection with any Assignment of Claims Act matters related to the Company’s government contracts and any filings to obtain guarantees of the Export-Import Bank of the United States for specified indebtedness), (ii) the preparation and filing of the (preliminary and final) Proxy Statement and Schedule 13E-3, (iii) the obtaining of all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from Governmental Entities (including with respect to antitrust matters, if required) and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity, (iv) the obtaining of all necessary consents, approvals or waivers from third parties and consent, in a form reasonably acceptable to the Purchaser, from the holders of all Company Stock Options to the treatment of such Company Stock Options in accordance with Section 2.2(a), (v) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby and thereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (vi) the execution or delivery of any additional instruments necessary to consummate the transactions contemplated by or reasonably necessary to give effect to the terms of this Agreement. The Company shall use its reasonable efforts to obtain such consents as are sought in accordance with clause (iv) with respect to any material lease or other Material Contract without material amendment to the terms and conditions (including amounts payable thereunder) thereof as in effect on the date hereof.

            (b)     Each of the Company on the one hand and the Purchaser on the other hand will give prompt notice to the other of (i) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the transactions contemplated hereby, (ii) any notice or other communication from any Governmental Entity in connection with the transactions contemplated hereby, (iii) any litigation relating to, involving or otherwise affecting the Company, the Purchaser or their respective subsidiaries that relates to the consummation of the transactions contemplated hereby. The Company shall give prompt notice to the Purchaser of any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate, or any failure of the Company to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, such that the conditions set forth in Article VII would not be satisfied, provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement. The Purchaser shall give prompt notice to the Company of any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate, or any failure of the Purchaser to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, such that the conditions set forth in Article VII would not be satisfied, provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

        SECTION 6.7. Indemnification.

            (a)     From and after the Effective Time, the Surviving Corporation shall, to the fullest extent permitted under applicable Laws, indemnify and hold harmless each of the individuals who at any time prior to the Effective Time was a director or officer of the Company or any of its subsidiaries (collectively, the “Indemnified Parties”) from and against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any acts or omissions occurring at or prior to the Effective Time, including, without limitation, acts or omissions relating to the transactions contemplated by this Agreement, and promptly advance all reasonable expenses, including reasonable attorneys’ fees, as incurred by or on behalf of an Indemnified Party, and the Surviving Corporation will cooperate in the defense of any such matter.

            (b)     The rights to indemnification and exculpation from liability existing on the date hereof in favor of the present or former directors and officers of the Company or any of its subsidiaries as provided under applicable Laws and the Company Charter Documents as in effect on the date hereof with respect to matters occurring up to and including the Effective Time shall survive the Merger. The Articles of Incorporation and Bylaws of the Surviving Corporation shall contain the provisions with respect to indemnification and exculpation from liability set forth in the Articles of Incorporation and Bylaws of the Company on the date of this Agreement, which provisions thereafter shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of the Indemnified Parties, unless, and only to the extent, such amendment, repeal or modification is required by applicable Laws. From and after the Effective Time, the Company Charter Documents other than the Articles of Incorporation and Bylaws of the Company shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of the Indemnified Parties, unless, and only to the extent, such amendment, repeal or modification is required by applicable Laws.

            (c)     For a period of six (6) years following the Effective Time, the Surviving Corporation shall cause to be maintained in effect directors’ and officers’ liability insurance with reputable and financially sound carriers covering the Indemnified Parties who are currently covered and any other individuals who are currently covered by the Company’s current directors’ and officers’ liability insurance policies (the “Insured Parties”) with respect to matters occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement) on terms not less favorable to the Insured Parties than those provided under the Company’s directors’ and officers’ liability insurance as of the date of this Agreement.

           (d)     This Section 6.7 is intended to benefit, and shall be enforceable by, the Insured Parties, including the Indemnified Parties, and shall be binding on all successors and assigns of the Surviving Corporation. In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving person of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that such successors, assigns and transferees of the Surviving Corporation assume the obligations set forth in this Section 6.7.

        SECTION 6.8. Treatment of Equity Plans. Company shall cause all Company Stock Option Plans, and all Company Stock Options granted thereunder, all Phantom Share Plans, and all Phantom Shares granted thereunder, the Employee Stock Purchase Plan and the Company’s Retirement and Savings Plan to be treated as set forth in Section 2.2.

        SECTION 6.9. Transfer Tax. The Company and the Purchaser shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees and any similar Taxes which become payable in connection with the transactions contemplated by this Agreement (together with any related interest, penalties or additions to tax, “Transfer Taxes”). All Transfer Taxes shall be the responsibility of the Surviving Corporation.

        SECTION 6.10. SEC Reports. From the date of this Agreement until the earlier of the termination of this Agreement pursuant to Article VIII or the Effective Time, the Company shall use reasonable efforts to file on a timely basis all SEC Reports required to be filed by it with the SEC under the Exchange Act, the Securities Act and the published rules and regulations of the SEC under either of the foregoing applicable to such SEC Reports, which SEC Reports shall comply in all material respects with the requirements of the Exchange Act, the Securities Act and the published rules and regulations of the SEC thereunder, each as applicable to such SEC Reports.

        SECTION 6.11. Delisting. Each of the parties hereto agrees to cooperate with the other party in taking, or causing to be taken, all actions reasonably necessary (i) to delist the Company Common Stock from the Nasdaq and (ii) to terminate the registration of the Company Common Stock under the Exchange Act; provided that such delisting and termination shall not be effective until or after the Effective Time.

        SECTION 6.12. Repatriation of Foreign Cash. The Company shall cooperate with the Purchaser to effectuate the repatriation of the unrestricted cash balances (including any amounts borrowed under the Commitment Letter) from the Company’s direct and indirect foreign subsidiaries for use by the Surviving Corporation to pay a portion of the Merger Consideration at the Effective Time.

        SECTION 6.13. Action by the Purchaser. The Purchaser, its directors, officers or affiliates shall not knowingly or intentionally cause the Company to take action that would reasonably be expected to cause the breach of any Company representation or warranty contained in this Agreement or the failure to fulfill, or the breach of, any covenant, agreement or other obligation of the Company under this Agreement.

ARTICLE VII

CONDITIONS TO THE MERGER

        SECTION 7.1. Conditions to Obligations of Each Party to Effect the Merger. The obligations of the Company and the Purchaser to consummate the Merger are subject to the satisfaction at or prior to the Closing Date of the following conditions (unless waived by the parties in accordance with the provisions of Section 9.4 hereof):

            (a)     No preliminary or permanent injunction or other order, decree, judgment or provision of applicable Laws shall have been entered and remain in effect by any Governmental Entity which prevents the consummation of the Merger.

            (b)     There shall not be pending any suit, action or proceeding by any Governmental Entity seeking to prohibit the consummation of the Merger.

            (c)     The Company and the Purchaser shall have obtained all (i) consents and approvals from Governmental Entities necessary or required for the consummation of the transactions contemplated under this Agreement, the absence of which would have a Company Material Adverse Effect or would prevent the consummation of the Merger or the transactions contemplated hereby, and (ii) the consents and approvals from the third parties identified on Schedule 7.1(c) attached hereto, all on terms and conditions reasonably satisfactory to the Purchaser.

            (d)     The Company shall have obtained the following votes of its shareholders approving this Agreement (collectively, the “Company Shareholder Approval”): (i) the affirmative vote of not less than 80 percent (80%) of the votes entitled to be cast at the Company Shareholders’ Meeting by the outstanding shares of Class A Common Stock and Class B Common Stock, voting together as a single voting group; (ii) the affirmative vote of not less than sixty-six and two-thirds percent (66 2/3%) of the votes entitled to be cast at the Company Shareholders’ Meeting by the holders of the outstanding shares of Class A Common Stock and Class B Common Stock not beneficially owned by the Purchaser, or any of the Contributing Shareholders or otherwise beneficially owned by a significant shareholder that is a party to the Merger or an affiliate or associate thereof (as such terms are used in Section 180.1131 of the WBCL) voting together as a single voting group; (iii) the affirmative vote of not less than a majority of the votes entitled to be cast at the Company Shareholders’ Meeting by the outstanding shares of Class A Common Stock, voting as a separate voting group; and (iv) the affirmative vote of not less than a majority of the votes entitled to be cast at the Company Shareholders’ Meeting by the outstanding shares of Class B Common Stock, voting as a separate voting group, in each case at a duly held meeting of shareholders called for the purpose of voting on this Agreement.

        SECTION 7.2. Conditions to Obligations of the Company to Effect the Merger. The obligation of the Company to effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of the following conditions (unless waived by the Company in accordance with the provisions of Section 9.4 hereof):

            (a)     The Purchaser shall have performed, in all material respects, all of its obligations contained herein that are required to be performed by the Purchaser at or prior to the Closing Date.

            (b)     The representations and warranties of the Purchaser contained in this Agreement (disregarding any qualification contained therein with respect to materiality and material adverse effect) shall be true and correct as of the Closing Date (except those representations and warranties that address matters as of a particular date, which shall remain true and correct as of such date) with only such exceptions as would not have a Purchaser Material Adverse Effect. The Company shall have received a certificate of an executive officer of the Purchaser, dated the Closing Date, certifying to such effect.

            (c)     The Special Committee shall have received (as an addressee) the opinion contemplated by the Commitment Letter of an independent advisor as to solvency of the Surviving Corporation.

        SECTION 7.3. Conditions to Obligations of the Purchaser to Effect the Merger. The obligation of the Purchaser to effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of the following conditions (unless waived by the Purchaser in accordance with the provisions of Section 9.4 hereof):

            (a)     The Company shall have performed, in all material respects, all of its obligations contained herein that are required to be performed by the Company at or prior to the Closing Date, and the Purchaser shall have received a certificate of an executive officer of the Company, dated the Closing Date, certifying to such effect.

            (b)     The representations and warranties of the Company contained in this Agreement (disregarding any qualification contained therein with respect to materiality and material adverse effect) shall be true and correct as of the Closing Date (except those representations and warranties that address matters as of a particular date, which shall remain true and correct as of such date) with only such exceptions as would not have a Company Material Adverse Effect. The Purchaser shall have received a certificate of an executive officer of the Company, dated the Closing Date, certifying to such effect.

            (c)     On or prior to the Closing Date, each member of the Special Committee shall have delivered a written letter of resignation to the Company’s Board of Directors, effective as of the Effective Time.

            (d)     The Purchaser and/or the Surviving Corporation (and/or subsidiaries thereof) shall have received the funding contemplated by the Commitment Letter.

ARTICLE VIII

TERMINATION

        SECTION 8.1. Termination by Mutual Consent. This Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time, as set forth below, notwithstanding approval thereof by the shareholders of the Company, by mutual written consent of the Purchaser and the Company (acting under the direction of the Special Committee) for any reason.

        SECTION 8.2. Termination by Either Party. This Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time, as set forth below, notwithstanding approval thereof by the shareholders of the Company, by either the Company (acting under the direction of the Special Committee) or the Purchaser if:

            (a)     the Merger has not been consummated on or before March 31, 2005 (the “Termination Date”), provided, that this right to terminate this Agreement shall not be available to any party whose failure to fulfill any of its obligations under this Agreement has been the cause of or resulted in the failure to consummate the Merger by the Termination Date;

            (b)     there shall be any Law of any Governmental Entity that makes consummation of the Merger illegal or otherwise prohibited or if a court of competent jurisdiction or Governmental Entity shall have issued a non-appealable final order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger; or

            (c)     at the Company Shareholders’ Meeting (including any adjournment or postponement thereof), the Company Shareholder Approval shall not have been obtained.

        SECTION 8.3. Termination by the Purchaser. This Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time, as set forth below, notwithstanding approval thereof by the shareholders of the Company, by the Purchaser if:

            (a)     the representations and warranties of the Company set forth herein (without giving effect to any materiality limitations contained therein) shall fail to be true and correct on a given date as though made on and as of such date (except for representations and warranties made as of a specified date, which shall fail to be so true and correct as of such date), the failure of such representations and warranties to be so true and correct has, or would reasonably be expected to have, a Company Material Adverse Effect and such failure is not curable or, if curable, is not cured by the earlier of (x) 30 calendar days after written notice of such failure is given by the Purchaser to the Company and (y) the Termination Date;

            (b)     the Company shall have failed to perform or comply in all material respects with its obligations, agreements or covenants contained in this Agreement, which failure is not curable or, if curable, is not cured by the earlier of (x) 30 calendar days after written notice of such failure is given by the Purchaser to the Company and (y) the Termination Date; or

            (c)     (i) the Special Committee or the Board of Directors withdraws, modifies or changes its approval or recommendation of this Agreement in a manner adverse to the Purchaser, or (ii) the Special Committee shall have recommended to the Board of Directors or the Company’s shareholders an Acquisition Proposal other than the Merger, or (iii) the Special Committee or the Board of Directors fails to reconfirm its recommendation of this Agreement to the Company’s shareholders within ten days after a reasonable written request by the Purchaser to do so, or (iv) the Special Committee or the Board of Directors fails to cause the Company to convene and hold the Company Shareholders’ Meeting on or prior to the 10th day prior to the Termination Date, or (v) the Special Committee or the Board of Directors resolves to do any of the foregoing.

        SECTION 8.4. Termination by the Company. This Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time, as set forth below, notwithstanding approval thereof by the shareholders of the Company, by the Company (acting under the direction of the Special Committee) if:

            (a)     the representations and warranties of the Purchaser set forth herein (without giving effect to any materiality limitations contained therein) shall fail to be true and correct on a given date as though made on and as of such date (except for representations and warranties made as of a specified date, which shall fail to be so true and correct as of such date), the failure of such representations and warranties to be so true and correct in the aggregate would have a Purchaser Material Adverse Effect and such failure is not curable or, if curable, is not cured by the earlier of (x) 30 calendar days after written notice of such failure is given by the Company to the Purchaser and (y) the Termination Date;

            (b)     the Purchaser shall have failed to perform or comply in all material respects with its obligations, agreements or covenants contained in this Agreement, which failure is not curable or, if curable, is not cured by the earlier of (x) 30 calendar days after written notice of such failure is given by the Company to the Purchaser and (y) the Termination Date;

            (c)     prior to approval of the Merger at the Company Shareholders’ Meeting, the Board of Directors, acting upon the recommendation of the Special Committee, shall have approved a Superior Proposal, but only if prior to termination under this subsection, the Company shall have complied with the provisions of Section 6.2.

        SECTION 8.5. Effect of Termination. In the event of the termination of this Agreement pursuant to this Article VIII, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination is made, and this Agreement, except as provided in Section 9.1, shall forthwith become void and there shall be no liability on the part of any party hereto or any of its affiliates, directors, officers, shareholders, members or managers, except, subject to Section 9.1, nothing herein shall relieve any party from liability for any intentional breach hereof.

        SECTION 8.6. Expenses.

            (a)     Except as otherwise provided in Section 8.6(b), if the Merger is not consummated, each party will bear its own costs and expenses (including legal, accounting and investment banking fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby. If the Merger is consummated, the Surviving Corporation shall be responsible for all of the parties’ fees and expenses (including legal, accounting and investment banking fees and expenses).

            (b)     Upon the termination of this Agreement (i) by the Company pursuant to Section 8.4(c) or (ii) by the Purchaser pursuant to Section 8.3(b) as a result of the Company’s material breach of its obligations under Sections 6.1 or 6.2 hereof or (iii) by the Purchaser pursuant to Section 8.3(c) to the extent an Acquisition Proposal is outstanding at the time of such termination, then in each such case, the Company shall reimburse the Purchaser for documented out-of-pocket expenses actually and reasonably incurred by the Purchaser and its affiliates in connection with this Agreement and the transactions contemplated by this Agreement (including, but not limited to, fees and expenses of such persons’ counsel, accountants and financial advisors) in an aggregate amount not to exceed $3,000,000 (“Expense Reimbursement”). The payment of the Expense Reimbursement shall be made by wire transfer of immediately available funds to an account designated by the Purchaser or by check if the Purchaser fails to designate an account, in either case (except as otherwise specifically provided herein) within ten (10) days following written demand from the Purchaser to the Company.

            (c)     The Company acknowledges that the agreements contained in this Section 8.6 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Purchaser would not have entered into this Agreement. Accordingly, if the Company fails to pay promptly any amounts due pursuant to Section 8.6, and, in order to obtain such payment, the Purchaser commences a suit which results in a judgment against the Company for the Expense Reimbursement set forth in Section 8.6, the Company shall pay to the Purchaser its documented out-of-pocket expenses actually and reasonably incurred (including attorneys’ fees and expenses) in connection with such suit.

ARTICLE IX

GENERAL PROVISIONS

        SECTION 9.1. Effectiveness of Representations, Warranties and Agreements. The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Article VIII, as the case may be. This Section 9.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time, including any confidentiality obligations contained herein. Notwithstanding anything to the contrary contained in this Agreement except as expressly contemplated by Article VIII, none of the Company, its subsidiaries, or any of their respective affiliates, directors or officers shall have any liability or obligation whatsoever to the Purchaser or any of its respective affiliates or any Contributing Shareholder (a) for any breach or inaccuracy of any representation or warranty made in this Agreement, other than for an intentional breach or misrepresentation or (b) for any breach of or failure to perform any covenant of the Company unless, and then only to the extent, the conduct constituting such breach or such failure to perform was expressly authorized after the date hereof by the Board of Directors or the Special Committee.

        SECTION 9.2. Notices. All notices, claims, demands and other communications hereunder shall be deemed to have been duly given or made, and shall be effective, on the date such notices, claims, demands or other communications, as the case may be, are delivered to the recipient thereof in person, by a commercial delivery service or by facsimile (receipt confirmed) at the following addresses or facsimile numbers:

            (a)     If to the Purchaser:

JO Acquisition Corp. 555 Main Street, Suite 500 Racine, WI 53403-4616 Attn: Helen P. Johnson-Leipold and Roy T. George Tel: (262) 260-2000 Fax: (262) 260-5339

With a copy to:

McDermott Will & Emery LLP 28 State Street Boston, MA 02109 Attn: John B. Steele and Patricia A. Johansen Tel: (617) 535-4000 Fax: (617) 535-3800

            (b)     If to the Company:

Members of the Special Committee of the Board of Directors Johnson Outdoors Inc. 555 Main Street Racine, WI 53403 Attn: Thomas F. Pyle, Jr. Tel: (608) 245-3701 Fax: (608) 245-3717

With a copy to:

Johnson Outdoors Inc. 555 Main Street Racine, WI 53403 Attn: Alisa Swire Tel: (262) 631-6644 Fax: (262) 631-6610

and to:

Skadden, Arps, Slate, Meagher & Flom LLP 333 West Wacker Drive Chicago, IL 60606 Attn: Charles W. Mulaney, Jr. and Susan S. Hassan Tel: (312) 407-0700 Fax: (312) 407-0411

or to such other addresses as the person to whom such notice is given may have previously furnished to the others in writing in the manner set forth above.

        SECTION 9.3. Amendment. This Agreement may be amended by the parties hereto by action taken by each of the Purchaser and the Company (under the direction of the Special Committee in the case of the Company) at any time prior to the Effective Time. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

        SECTION 9.4. Waiver. At any time prior to the Effective Time and to the extent legally permitted, any party hereto may (under the direction of the Special Committee in the case of the Company), with respect to the other parties hereto, (a) extend the time for the performance of any of the obligations or other acts (except to the extent prohibited by law), (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. The failure of any party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

        SECTION 9.5. Interpretation; Certain Defined Terms.

            (a)     When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. References to this Agreement include all Schedules, Appendixes and Exhibits attached hereto.

            (b)     For purposes of this Agreement, the terms “knowledge” or “knows” mean (i) with respect to the Company, with respect to any matter in question, the actual knowledge, after reasonable inquiry of such matter, of Paul A. Lehmann, Jervis B. Perkins and Alisa Swire and (ii) with respect to the Purchaser, with respect to any matter in question, the actual knowledge, after reasonable inquiry of such matter, of Helen P. Johnson-Leipold and Roy T. George.

            (c)     For purposes of this Agreement, the term “Company Material Adverse Effect” means, for all purposes of this Agreement, any effect, circumstance or change that, individually or in the aggregate, is materially adverse to the business, properties, assets, financial condition or results of operations of the Company and its subsidiaries, taken as a whole; providedhowever, that the events, effects, circumstances or changes that are generally applicable to (i) the industries and markets in which the Company and its subsidiaries operate, (ii) the United States or global economy, or (iii) the United States securities markets shall be excluded from the determination of Company Material Adverse Effect; and providedfurther, that any adverse effects, circumstances or changes on the Company or its subsidiaries resulting from the execution of this Agreement and the announcement of this Agreement and the transactions contemplated hereby shall also be excluded from the determination of Company Material Adverse Effect.

            (d)     For purposes of this Agreement, the term “Purchaser Material Adverse Effect” means, for all purposes of this Agreement, any effect, circumstance or change that, individually or in the aggregate, would prevent or materially delay the consummation of the transactions contemplated by this Agreement or otherwise prevent the Purchaser from performing its obligations under this Agreement; provided,however, that the effects, circumstances or changes that are generally applicable to (i) the industries and markets in which the Purchaser and its affiliates operate, (ii) the United States or global economy, or (iii) the United States securities markets shall be excluded from the determination of Purchaser Material Adverse Effect.

            (e)     For purposes of this Agreement, the term “person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

            (f)     For purposes of this Agreement, “subsidiary” of a specified entity will be any corporation, partnership, limited liability company, joint venture or other legal entity of which the specified entity (either alone or through or together with any other subsidiary) owns, directly or indirectly, 50% or more of the stock or other equity or partnership interests, the holders of which are generally entitled to vote for the election of the Board of Directors or other governing body of such corporation or other legal entity.

        SECTION 9.6. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

        SECTION 9.7. Entire Agreement; Third Party Beneficiaries. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Company Disclosure Schedule (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; and (b) are not intended to confer upon any other person any rights or remedies hereunder, except as specifically provided in Section 6.7.

        SECTION 9.8. Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto, unless the parties agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

        SECTION 9.9. Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

        SECTION 9.10. Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Wisconsin, regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws thereof.

        SECTION 9.11. Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

        SECTION 9.12. Assignment. This Agreement shall not be assigned by operation of law or otherwise, except that the Purchaser may assign all or any of its rights hereunder to any of its affiliates provided that no such assignment shall relieve the Purchaser of its obligations hereunder.

* * * * *

        IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement and Plan of Merger to be executed by their duly authorized respective officers as of the date first written above.

JOHNSON OUTDOORS INC.
By: /s/ Paul A. Lehmann
Name: Paul A. Lehmann
Title: Vice President and Chief Financial Officer
JO ACQUISITION CORP.
By: /s/ Helen Johnson-Leipold
Name: Helen Johnson-Leipold
Title: President and Chief Executive Officer

ANNEX B

CONTRIBUTION AGREEMENT

        This CONTRIBUTION AGREEMENT (this “Agreement”), dated as of October 28, 2004 (the “Effective Date”), is made by and between JO Acquisition Corp., a Wisconsin corporation (“Acquisition Corp.”), and each party listed on Schedule I hereto, as such schedule may be amended from time to time to reflect additional persons who become parties hereto (each, a “Beneficial Holder” and collectively, the “Beneficial Holders”).

W I T N E S S E T H:

        WHEREAS, each Beneficial Holder holds, directly or indirectly and either individually or jointly, the voting and dispositive power over the issued and outstanding shares of Class A Common Stock, par value $0.05 per share (the “Class A Common Stock”), and Class B Common Stock, par value $0.05 per share (“Class B Common Stock” and together with the Class A Shares “Company Common Stock”), of Johnson Outdoors Inc., a Wisconsin corporation (the “Company”), set forth opposite such Beneficial Holder’s name on Schedule I hereto (collectively, the “Contribution Shares”); and

        WHEREAS, Acquisition Corp. and the Company are parties to that certain Agreement and Plan of Merger, dated as of October 28, 2004 (the “Merger Agreement”), pursuant to which Acquisition Corp. will merge with and into the Company and the issued and outstanding Company Common Stock, options and other convertible securities of the Company will be cancelled or converted in accordance with the terms of the Merger Agreement (the “Merger”); and

        WHEREAS, as a condition to the Merger Agreement, each Beneficial Holder is entering into this Agreement pursuant to which the Contribution Shares will be contributed to Acquisition Corp. in consideration of the issuance by Acquisition Corp. of an equivalent number of the shares of the common stock of Acquisition Corp. (the “Acquisition Corp. Shares”); and

        WHEREAS, Acquisition Corp. and the Beneficial Holders intend that the transfer of property by the Beneficial Holders to Acquisition Corp. as set forth herein will constitute the transfer of property within the meaning of section 351(a) of the Internal Revenue Code of 1986, as amended.

        NOW, THEREFORE, in consideration of and in reliance upon the covenants, conditions, representations and warranties herein contained, the parties hereto agree as follows:

        1.    Contribution of Company Common Stock.

            (a)     Subject to the terms and conditions set forth in this Agreement and in reliance upon the representations and warranties herein, on the Contribution Date (as defined in Section 2 below), each Beneficial Holder shall, severally and not on behalf of any other Beneficial Holder, contribute, transfer, assign, convey and deliver (or cause to be contributed, transferred, assigned, conveyed and delivered) to Acquisition Corp. those Contribution Shares over which such Beneficial Holder is the record holder or holds sole voting and dispositive power, and shall use his, her or its best efforts to cause to be contributed, transferred, assigned, conveyed and delivered to Acquisition Corp. those Contribution Shares over which such Beneficial Holder has shared or otherwise indirect or shared voting and dispositive power, in each case, in consideration for receipt of Acquisition Corp. Shares by the record holder of such Contribution Shares (such contribution, transfer, assignment, conveyance and delivery of all of the Contribution Shares that are the subject of this Agreement being referred to hereinafter as the “Contribution”) free and clear of any lien, pledge, security interest or other encumbrance (collectively “Liens”) other than Liens in favor of one or more of the other parties hereto, the Company or as provided by Section 180.0622(2)(b) of the Wisconsin business corporation law (“WBCL”).

            (b)     Notwithstanding anything to the contrary set forth herein, transfers of an aggregate of up to 450,000 shares of Class A Common Stock held of record by the Samuel C. Johnson 1988 Trust Number One u/a September 14, 1988, in satisfaction of pecuniary bequests existing on the date hereof, shall not be a breach of this Agreement or deemed to be transfers prohibited hereby, provided that contemporaneously with any such transfer, an amount in cash equal to the product of the number of shares of Class A Common Stock so transferred multiplied by the Merger Consideration (as defined in the Merger Agreement) is contributed to Acquisition Corp.

        2.    Contribution Date. Consummation of the Contribution and the issuance by Acquisition Corp. of the Acquisition Corp. Shares shall take place at the offices of McDermott Will & Emery LLP, Chicago, Illinois, or at such other place as the parties hereto may mutually agree, after the last of the conditions set forth in Article VII of the Merger Agreement has been fulfilled or waived, or at such earlier time as the parties hereto may agree, but in any event prior to the Effective Time (as defined in the Merger Agreement) (the “Contribution Date”).

            (a)    Action by Beneficial Holders. Subject to the terms and conditions set forth herein, on the Contribution Date:

                (i)     each Beneficial Holder shall, severally and not on behalf of any other Beneficial Holder, cause to be delivered to Acquisition Corp. stock certificates representing the Contribution Shares over which such Beneficial Holder is the record holder or holds sole or shared voting and dispositive power, which certificates shall be endorsed in blank or accompanied by stock powers endorsed in blank;

                (ii)     if any Contribution Shares are held in the name of a record holder other than the Beneficial Holder (each, a “Record Holder”), on the Contribution Date, the Beneficial Holder shall use its best efforts to cause such Record Holder to become party to this Agreement by executing a counterpart signature page and joinder agreement hereto, in a form reasonably satisfactory to Acquisition Corp.; and

                (iii)     if any Contribution Shares are held in “street name”, such Beneficial Holder agrees to arrange for appropriate transfer to Acquisition Corp. hereunder.

            (b)    Action by Acquisition Corp. Subject to the terms and conditions herein contained, on the Contribution Date, Acquisition Corp. shall issue and deliver to each Beneficial Holder (or appropriate Record Holder, as the case may be) such documents as the Beneficial Holder may reasonably request, evidencing the Acquisition Corp. Shares issued to the Beneficial Holder (or Record Holder, as the case may be) in consideration of the Contribution.

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        3.    Unwind if Merger Terminated. In the event that the Contribution is consummated but the Merger Agreement is terminated in accordance with its terms, then promptly following such termination, each Beneficial Holder and Record Holder shall assign, transfer, convey and deliver to Acquisition Corp. the number of Acquisition Corp. shares received by him, her or it pursuant to this Agreement and, in exchange therefor, Acquisition Corp. shall assign, transfer, convey and deliver to such Beneficial Holder (or Record Holder, as the case may be) the Contribution Shares so contributed by him, her or it to Acquisition Corp. on the Contribution Date.

        4.    Representations And Warranties of the Parties.

            (a)    Representations of the Beneficial Holders. Each Beneficial Holder and each Record Holder who becomes a party hereto, severally and not jointly, represents and warrants to Acquisition Corp. as follows:

                (i)    Authority. Such Beneficial Holder (or Record Holder, as the case may be) has the capacity, or, in the case of a person other than a natural person acting as an individual, has all necessary power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.

                (ii)    Validity and Enforceability. This Agreement has been duly executed and delivered by such Beneficial Holder (or such Record Holder who becomes a party hereto, as the case may be) and, assuming due authorization, execution and delivery by Acquisition Corp., represents the legal, valid and binding obligation of such Beneficial Holder or such Record Holder enforceable against such Beneficial Holder or Record Holder in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors’ rights, and to general equitable principles. Except as contemplated hereby, no further action on the part of such Beneficial Holder or Record Holder is or will be required in connection with the transactions contemplated hereby.

                (iii)    Title. Such Beneficial Holder (or such Record Holder, as the case may be) has good and marketable title to the number of Contributed Shares set forth opposite such Beneficial Holder’s name on Schedule I hereto (or set forth in the document by which such Record Holder became a party hereto, as the case may be), free and clear of any and all Liens other than as set forth in Section 1(b) or Liens in favor of the Company or one or more of the other parties hereto or as provided by Section 180.0622(2)(b) of the WBCL. Upon the consummation of the transactions contemplated by this Agreement, Acquisition Corp. will acquire good and valid title to the Contributed Shares contributed by such Beneficial Holder or Record Holder, free and clear of all Liens, other than Liens in favor of the Company or one or more of the other parties hereto or as provided by Section 180.0622(2)(b) of the WBCL.

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                (iv)    No Conflict. Except as contemplated hereby, the execution and delivery of this Agreement by such Beneficial Holder or Record Holder does not, and the performance by such Beneficial Holder or Record Holder of his or her obligations under this Contribution Agreement and the consummation of the transactions contemplated hereby will not (A) violate, conflict with or result in a breach or termination of, or otherwise give any person additional rights or compensation under, or the right to terminate or accelerate, or constitute (with notice or lapse of time, or both) a default under the terms of any note, deed, lease, instrument, security agreement, mortgage, commitment, contract, agreement, license or other instrument or oral understanding to which such Beneficial Holder or Record Holder is a party, (B) result in the creation of any Liens upon the Contributed Shares or any of the assets or properties of such Beneficial Holder or Record Holder or (C) require such Beneficial Holder or Record Holder to obtain any consent, approval or action of, make any filing with or give any notice to any person as a result or under the terms of any contract to which such Beneficial Holder or Record Holder is a party or by which any of his or her properties is bound.

                (v)    Consents. No consent, approval or authorization of any person or federal, state, local or foreign government, political subdivision, legislature, court, agency, department, bureau, commission or other governmental regulatory authority, body or instrumentality (each, a “Governmental Entity”) is required in connection with the execution and delivery by such Beneficial Holder or Record Holder of this Agreement or the consummation of the transactions contemplated hereby.

                (vi)    Investment Intent. Such Beneficial Holder (or Record Holder, as the case may be) represents that he, she or it is an “accredited investor” as such term is defined in Rule 501 under the Securities Act of 1933, as amended (the “Securities Act”), that the Acquisition Corp. Shares are being acquired for the account of the Beneficial Holder or the Record Holder, as applicable, for investment only and not with a view to, or any present intention of, effecting a distribution of such securities or any part thereof except pursuant to a registration statement or an available exemption under applicable law. Such Beneficial Holder or Record Holder acknowledges that the Acquisition Corp. Shares have not been registered under the Securities Act or the securities laws of any state or other jurisdiction and cannot be disposed of unless they are subsequently registered under the Securities Act and any applicable state laws or unless an exemption from such registration is available. Such Beneficial Holder or Record Holder (A) has knowledge and experience in financial and business matters so as to be capable of evaluating and understanding the merits and risks of an investment in the Acquisition Corp., (B) has received and reviewed certain information concerning the Acquisition Corp. and has had the opportunity to obtain additional information as desired in order to evaluate the merits and the risks inherent of an investment in the Acquisition Corp. and (C) is able to bear the economic risk of its investment in the Acquisition Corp. and the Acquisition Corp. and in that, among other factors, such Beneficial Holder or Record Holder can afford to hold the Acquisition Corp. for an indefinite period and can afford a complete loss of its investment in the Acquisition Corp.

            (b)    Representations of Acquisition Corp. Acquisition Corp. represents and warrants to each Beneficial Holder and to each Record Holder who becomes a party hereto as follows:

               (i)    Organization; Power and Authority. Acquisition Corp. is a corporation duly organized and validly existing under the laws of the State of Wisconsin. Acquisition Corp. has all necessary power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.

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                (ii)    Validity and Enforceability. This Agreement has been duly executed and delivered by Acquisition Corp. and, assuming due authorization, execution and delivery by each Beneficial Holder and each Record Holder, represents the legal, valid and binding obligation of Acquisition Corp. enforceable against Acquisition Corp. in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors’ rights, and to general equitable principles. No further action on the part of Acquisition Corp. is or will be required in connection with the transactions contemplated hereby.

                (iii)    No Conflict. The execution and delivery of this Agreement by Acquisition Corp. does not, and the performance by Acquisition Corp. of its obligations under this Contribution Agreement and the consummation of the transactions contemplated hereby will not (A) violate or conflict with Acquisition Corp.‘s articles of incorporation or bylaws or any law, order, judgment or decree, applicable to Acquisition Corp. or by which it is bound, (B) violate, conflict with or result in a breach or termination of, or otherwise give any person additional rights or compensation under, or the right to terminate or accelerate, or constitute (with notice or lapse of time, or both) a default under the terms of any note, deed, lease, instrument, security agreement, mortgage, commitment, contract, agreement, license or other instrument or oral understanding to which Acquisition Corp. is a party, or (C) result in the creation of any Liens upon the assets or properties of Acquisition Corp.

                (iv)    Consents. No consent, approval or authorization of any person or Governmental Entity is required in connection with the execution and delivery by Acquisition Corp. of this Agreement or the consummation of the transactions contemplated hereby.

                (v)    Issuance of Acquisition Corp. Shares. As of the Contribution Date, and after giving effect to the transactions contemplated hereby, issuance to the Beneficial Holders and/or the Record Holders, as applicable, of the shares of Acquisition Corp. upon satisfaction of all of the conditions contemplated herein and the consummation of the Contribution will have been duly authorized, and such shares will be validly issued, fully paid and non-assessable(subject to Section 180.0622(2)(b) of the WBCL and judicial interpretations thereof); will have been offered, issued, sold and delivered in compliance in all material respects with applicable federal and state securities laws; and will not be subject to any preemptive rights.

        5.    Assumption of Liabilities and Expenses. As of the date hereof, J Venture Management, Inc. (“JVM”) and certain of the Beneficial Holders have incurred out-of-pocket expenses and other obligations in connection with the investigation, evaluation, offer, negotiation, financing and other actions on behalf of the Beneficial Holders in relation to the Merger, the financing thereof and the transactions contemplated by this Agreement and by the Merger Agreement, including but not limited to the costs and expenses of financial and legal advisors, and JVM and the Beneficial Holders expect to incur additional costs and expenses in order to consummate the Merger and the transactions contemplated by this Agreement and the Merger Agreement (collectively, the “Obligations”). Acquisition Corp. hereby agrees (1) to reimburse the Beneficial Holders and JVM for all of the Obligations, and (2) to assume such Obligations and to indemnify and hold JVM and the Beneficial Holders harmless from and against any and all claims and liabilities arising in connection therewith or resulting therefrom.

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        6.    Fiduciary Duties. Notwithstanding anything in this Agreement to the contrary set forth herein, none of the covenants and agreements contained in this Agreement shall prevent any Beneficial Holder from serving as an officer of the Company or a member of the Company’s Board of Directors, or from taking any action, subject to the applicable provisions of the Merger Agreement, while acting in such capacity as an officer or a director of the Company.

        7.    Miscellaneous Provisions.

            (a)    Beneficial Holder Acting Individually. In executing this Agreement, each Beneficial Holder is acting individually, and not jointly with other similarly situated owners of Company Common Stock.

            (b)    No Shared Voting or Disposition Authority. By entering into this Agreement, the Beneficial Holder does not agree to confer upon any other person or share the power to dispose or vote or direct the disposition or voting of his, her or its Company Common Stock.

            (c)    Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements and understandings of the parties, oral and written, with respect to the subject matter hereof.

            (d)    Amendment; Binding Effect. This Agreement may only be amended by a written instrument executed by Acquisition Corp. and a majority-in-interest of the Beneficial Holders. This Agreement shall inure to the benefit of and bind the respective parties, successors and assigns.

            (e)    Notices. Any notice required to be given hereunder shall be sufficient if in writing, and sent by facsimile transmission or by courier service (with proof of service), or hand delivery, addressed to Acquisition Corp. or to the Beneficial Holder, as the case may be, as set forth on Schedule II hereto.

            (f)    Waiver. The failure of any of the parties hereto to at any time enforce any of the provisions of this Agreement shall not be deemed or construed to be a waiver of any such provision, nor to in any way affect the validity of this Agreement or any provision hereof or the right of any of the parties hereto to thereafter enforce each and every provision of this Agreement. No waiver of any breach of any of the provisions of this Agreement shall be effective unless set forth in a written instrument executed by the party or parties against whom or which enforcement of such waiver is sought; and no waiver of any such breach shall be construed or deemed to be a waiver of any other or subsequent breach.

            (g)    Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the parties further agree that each party will be entitled to an injunction or restraining order to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other right or remedy to which such party may be entitled under this Agreement, at law or in equity.

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            (h)    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Wisconsin, without regard to the principles of conflicts of law thereof.

            (i)    Counterparts. This Agreement may be executed by facsimile and in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

            (j)    Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated herein are not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner.

            (k)    Termination. This Agreement shall terminate upon the termination of the Merger Agreement in accordance with its terms; provided, however, that to the extent Acquisition Corp. receives Expense Reimbursement (as defined in the Merger Agreement) from the Company, then the obligations of Acquisition Corp. under Section 5 shall continue notwithstanding termination.

[Signature page follows.]

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        IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties hereto as of the date set forth below.

JO ACQUISITION CORP.
By: /s/ Helen Johnson-Leipold
Name: Helen Johnson-Leipold
Its: President and Chief Executive Officer

Beneficial Holders:
/s/ Helen P. Johnson-Leipold
Helen P. Johnson-Leipold
/s/ Imogene P. Johnson
Imogene P. Johnson
/s/ Fisk Johnson
H. Fisk Johnson
/s/ S. Curtis Johnson
S. Curtis Johnson
/s/ Winifred J. Marquart
Winifred J. Marquart
JOHNSON BANK
By: /s/ Brian Lucareli
Name: Brian Lucareli
Title: Senior Vice President

Beneficial Holders:
JWA CONSOLIDATED, INC.
By: /s/ Imogene P. Johnson
Name: Imogene P. Johnson
Title: President
SAMUEL C. JOHNSON 1988 TRUST NUMBER ONE U/A SEPTEMBER 14, 1988
By: /s/ Imogene P. Johnson
Name: Imogene P. Johnson
Title: Co-Trustee

Schedule I

Contribution Shares

Beneficial Holder	Contribution Shares
	Sole Voting/ Dispositive Power		Shared Voting/ Dispositive Power[2]
	Class A Common Stock[1]	Class B Common Stock	Class A Common Stock	Class B Common Stock
Helen P. Johnson-Leipold	323,444	0	340,786	1,066,722
Imogene P. Johnson	32,288	0	2,354,529	1,062,330
H. Fisk Johnson	387,596	0	145,679	1,070,114
S. Curtis Johnson	29,009	0	150,886	1,047,330
Winifred J. Marquart	20	0	68,200	19,008
Johnson Bank	71,724	47,780	2,747,964	76,184
JWA Consolidated, Inc.	114,464	0	0	1,037,330
Samuel C. Johnson 1988 Trust
Number One u/a September
14, 1988	0	0	2,354,529	1,062,330

1       Excludes options to acquire shares held of record by Samuel C. Johnson 1988 Trust Number One u/a September 14, 1988.

2       Represents shares over which one or more of the Beneficial Holders together hold 100% of the voting and dispositive power; represents an aggregate total of 2,777,964 shares of Class A Common Stock and 1,123,514 shares of Class B Common Stock.

Schedule II

Beneficial Holder	Address
Helen P. Johnson-Leipold	555 Main St., Racine, WI
Imogene P. Johnson	555 Main St., Racine, WI
H. Fisk Johnson	555 Main St., Racine, WI
S. Curtis Johnson	555 Main St., Racine, WI
Winifred J. Marquart	555 Main St., Racine, WI
Johnson Bank	555 Main St., Racine, WI
JWA Consolidated, Inc.	555 Main St., Racine, WI
Samuel C. Johnson 1988 Trust	555 Main St., Racine, WI
Number One u/a September 14, 1988

CONTRIBUTION AGREEMENT

Counterpart Signature Page and Joinder Agreement

        By executing this page in the space provided, the undersigned investor hereby agrees (i) that it is a [“Beneficial Holder”] [“Record Holder”] as defined in that certain Contribution Agreement dated as of October 28, 2004 and as amended through the date hereof, by and among JO Acquisition Corp. and certain Beneficial Holders identified therein (the “Contribution Agreement”), (ii) that it is a party to the Contribution Agreement for all purposes and (iii) that it is bound by all terms and conditions of the Contribution Agreement.

        Number of shares:    Class A Common Stock ____________________

                                             Class B Common Stock ____________________

        EXECUTED this ___ day of _______________ 200_.

____________________________________
(Print or Type Name)
(Signature)

ANNEX C

VOTING AGREEMENT

by and

among

JO ACQUISITION CORP.

and

THE SHAREHOLDERS NAMED HEREIN

dated as of October 28, 2004

VOTING AGREEMENT

        Voting Agreement, dated as of October 28, 2004 (the “Agreement”), by and among Helen P. Johnson-Leipold, Imogene P. Johnson, H. Fisk Johnson, S. Curtis Johnson, Winifred J. Marquart, JWA Consolidated, Inc., a Delaware corporation, Samuel C. Johnson 1988 Trust Number One u/a September 14, 1988 (the “Trust”) and Johnson Bank, a Wisconsin state bank (collectively, including the Trust, the “Shareholders,” and each individually, a “Shareholder”), and JO Acquisition Corp., a Wisconsin corporation (“Purchaser”).

        WHEREAS, concurrently with the execution of this Agreement, Johnson Outdoors Inc., a Wisconsin corporation (the “Company”) and Purchaser are entering into an Agreement and Plan of Merger (the “Merger Agreement”) (terms used but not defined herein shall have the meanings set forth in the Merger Agreement) pursuant to which Purchaser will be merged with and into the Company (the “Merger”);

        WHEREAS, as of the date hereof, each Shareholder beneficially owns (as such term is defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”)) the number of shares of Class A Common Stock, par value $0.05 per share, of the Company (“Class A Common Stock”) and Class B Common Stock, par value $0.05 per share, of the Company (“Class B Common Stock” and, together with the Class A Common Stock, “Company Common Stock”) set forth opposite such Shareholder’s name on Schedule I hereto (such shares of Company Common Stock, together with any other shares of Company Common Stock, sole or shared voting power over which is acquired by such Shareholder during the period from and including the date hereof through and including the date on which this Agreement is terminated in accordance with its terms, collectively, the “Subject Common Shares”);

        WHEREAS, as a condition to its willingness to enter into the Merger Agreement, Purchaser has required that the Shareholders enter into this Agreement whereby each Shareholder commits to cause the Subject Common Shares over which such Shareholder has sole voting power, and to use its best efforts to cause the Subject Common Shares over which such Shareholder has joint voting power, to be voted in favor of the Merger on the terms and subject to the conditions of this Agreement;

        WHEREAS, as a further condition to the Merger Agreement, the Shareholders and Purchaser are entering into a Contribution Agreement, dated as of the date hereof in substantially the form attached as Appendix II to the Merger Agreement (the “Contribution Agreement”).

        NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements contained in this Agreement and intending to be legally bound, the parties agree as follows:

ARTICLE I
VOTING MATTERS

        Section 1.1 Agreement to Vote. Each Shareholder hereby agrees that, from and after the date hereof until the termination of this Agreement, at any duly called meeting of the shareholders of the Company, and in any action by written consent of the shareholders of the Company, such Shareholder shall, if a meeting is held, appear at the meeting and any adjournment or postponement thereof, in person or by proxy, or otherwise cause the Subject Common Shares over which such Shareholder has sole voting power (and use its best efforts to cause the Subject Common Shares over which such Shareholder has joint voting power) to be counted as present thereat for purposes of establishing a quorum, and such Shareholder shall vote or consent the Subject Common Shares over which such Shareholder has sole voting power (and cause to be voted or consented the Subject Common Shares over which such Shareholder has joint voting power), in person or by proxy, (a) in favor of approving the Merger Agreement, the Merger and each of the other transactions and other matters specifically contemplated by the Merger Agreement, (b) in favor of any proposal to adjourn any such meeting if necessary to permit further solicitation of proxies in the event there are not sufficient votes at the time of such meeting to approve the Merger Agreement, (c) against any action or agreement submitted for approval of the shareholders of the Company that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or of such Shareholder under this Agreement and (d) except as otherwise agreed in writing by the Company, against any action, agreement, transaction or proposal submitted for approval of the shareholders of the Company that would reasonably be expected to result in any of the conditions to the Company’s obligations under the Merger Agreement not being fulfilled or that is intended, or would reasonably be expected, to prevent, impede, interfere with, delay or adversely affect the transactions contemplated by the Merger Agreement. Any vote by such Shareholder that is not in accordance with this Section 1.1 shall be considered null and void. Such Shareholder shall not enter into any agreement or understanding with any person or entity prior to the termination of this Agreement to vote or give instructions in a manner inconsistent with clauses (a), (b) or (c) of this Section 1.1.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS

        Each of the Shareholders hereby severally represents and warrants to the Purchaser as follows with respect to itself only:

        Section 2.1 Corporate Existence; Authorization. If such Shareholder is a business organization, such Shareholder is duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Laws of the jurisdiction of its organization or formation and has all requisite power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated by this Agreement. If such Shareholder is a natural person, such Shareholder has the capacity to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by such Shareholder and, assuming due execution and delivery by each of the other parties hereto, this Agreement constitutes a legal, valid and binding obligation of such Shareholder enforceable against such Shareholder in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general applicability relating to or affecting creditors’ rights, and to general equitable principles.

2

        Section 2.2 No Conflict; Required Filings and Consents.

            (a)     The execution and delivery of this Agreement by such Shareholder does not, and the performance of this Agreement by such Shareholder will not, (i) conflict with or violate the articles of incorporation, limited liability company agreement or equivalent organizational documents, as the case may be, of such Shareholder, (ii) conflict with or violate any Laws applicable to such Shareholder or by which such Shareholder or any of its properties is bound or (iii) result in any breach of or constitute a default (or event that with notice or lapse of time or both would become a default) under, or impair such Shareholder’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination or acceleration of, or result in the creation of an Encumbrance on any Subject Common Shares (other than pursuant to this Agreement) or other properties or assets of such Shareholder pursuant to, any note, bond, mortgage, indenture, agreement, lease, license, permit, franchise, concession or other instrument or obligation to which such Shareholder is a party or by which it is bound (including any trust agreement, voting agreement, shareholders’ agreement or voting trust) or (iv) violate any order, writ, injunction, judgment or decree of any Governmental Entity applicable to such Shareholder, except, in the case of clauses (ii), (iii) or (iv), for such conflicts, violations, breaches, defaults, impairments, alterations, terminations, accelerations or Encumbrances or rights that would not prevent or materially delay the ability of such Shareholder to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement.

            (b)     The execution and delivery of this Agreement by such Shareholder does not, and the performance of this Agreement by such Shareholder shall not, require any consent, approval, authorization or permit of, or filing with, or notification to, any Governmental Entity, except where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or materially delay the ability of such Shareholder to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement.

        Section 2.3 Ownership of Shares. Such Shareholder is the record or beneficial owner of, and has good title to, the Subject Common Shares set forth opposite its name on Schedule I. Such Shareholder, together with its affiliates, if any, or another Shareholder, has sole or shared voting power, and sole or shared power of disposition, with respect to all of such Subject Common Shares, and such Subject Common Shares are free and clear of all Liens, other than as set forth in Section 4.1(b) or any Liens in favor of one or more other Shareholders or created by this Agreement. Such Shareholder has not appointed or granted any proxy inconsistent with this Agreement, which appointment or grant is still effective, with respect to the Subject Common Shares, it being understood and agreed that any proxy granted by a Shareholder to one or more of the other Shareholders shall not be deemed to be inconsistent with this Agreement unless it would result in the voting of Subject Common Shares in a manner inconsistent with Section 1.1 of this Agreement or prevent the voting in accordance with Section 1.1 of this Agreement of Subject Common Shares.

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        Section 2.4 Absence of Litigation. As of the date hereof, there is no suit, action, investigation or proceeding pending or, to the knowledge of such Shareholder, threatened against such Shareholder before or by any Governmental Entity that could impair the ability of Shareholder to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF PURCHASER

        Purchaser hereby represents and warrants to each Shareholder as follows:

        Section 3.1 Corporate Authorization. Purchaser is duly organized and validly existing under the Laws of the State of Wisconsin and has all requisite power and authority to enter into and perform all of its obligations under this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Purchaser, the performance by Purchaser of its obligations hereunder and the consummation by Purchaser of the transactions contemplated hereby have been duly authorized by all requisite action on the part of Purchaser. This Agreement has been duly executed and delivered by Purchaser and, assuming the due and valid authorization, execution and delivery hereof by the other parties hereto, this Agreement constitutes the valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar Laws affecting the rights of creditors generally and general principles of equity.

        Section 3.2 No Conflict; Required Filings and Consents. The execution and delivery of this Agreement by Purchaser does not, and the performance of this Agreement by Purchaser will not, (a) conflict with or violate Purchaser’s articles of incorporation or bylaws, (b) conflict with or violate any Laws applicable to Purchaser or by which Purchaser or any of its properties is bound, (c) result in any breach of or constitute a default (or event that with notice or lapse of time or both would become a default) under, or impair Purchaser’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination or acceleration of, or result in the creation of an Encumbrance on any of the properties or assets of Purchaser pursuant to, any note, bond, mortgage, indenture, agreement, lease, license, permit, franchise, concession or other instrument or obligation to which Purchaser is a party or by which it is bound or (d) violate any order, writ, injunction, judgment or decree of any Governmental Entity, except, in the case of clauses (b), (c) and (d), for such conflicts, violations, breaches, defaults, impairments, alterations, terminations, accelerations or Encumbrances or rights that would not prevent or materially delay the ability of Purchaser to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement. Other than filings required under the Exchange Act, the execution and delivery of this Agreement by Purchaser and the performance of this Agreement by Purchaser do not require any filing with, permit, authorization, notification, consent or approval of, any Governmental Entity.

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ARTICLE IV
COVENANTS OF THE SHAREHOLDERS

        Each Shareholder severally, but not jointly and severally, hereby covenants and agrees as follows with respect to itself only:

        Section 4.1 Restriction on Transfer of Shares.

            (a)     Such Shareholder shall not, directly or indirectly: (i) offer for sale, sell (including short sales), transfer, tender, pledge, encumber, assign or otherwise dispose of (including by gift) or enter into any contract, option, derivative, hedging or other arrangement or understanding (including any profit-sharing arrangement) with respect to or consent to the offer for sale, sale, transfer, tender, pledge, encumbrance, assignment or other disposition of any or all of the Subject Common Shares or any interest therein (any of the foregoing, a “Transfer”), except to any affiliate of such Shareholder or to another Shareholder, provided in the case of a Transfer to an affiliate that such affiliate agrees in writing to be bound by the terms of this Agreement, or Transfers which occur by operation of law, with the Company’s prior written consent or to Purchaser immediately prior to the Effective Time in accordance with the Contribution Agreement, (ii) grant any proxies or powers of attorney (other than to an affiliate of such Shareholder that agrees in writing to be bound by the terms of this Agreement or to another Shareholder or other Shareholders) with respect to the Subject Common Shares, deposit any of the Subject Common Shares into a voting trust or enter into any other voting arrangement (other than with an affiliate of such Shareholder that agrees in writing to be bound by the terms of this Agreement or with another Shareholder or other Shareholders) or permit to exist any other Lien of any nature whatsoever with respect to the Subject Common Shares (other than such other Liens created by or arising under this Agreement or existing by operation of law), (iii) exercise the right to convert any shares of Class B Common Stock into shares of Class A Common Stock or (iv) commit or agree to take any of the foregoing actions.

            (b)     Notwithstanding anything to the contrary set forth herein, transfers of an aggregate of up to 450,000 shares of Class A Common Stock held of record by the Trust in satisfaction of pecuniary bequests existing on the date hereof shall not be a breach of this Agreement or deemed to be transfers prohibited hereby, provided that contemporaneously with any such transfer, an amount in cash equal to the product of the number of shares of Class A Common Stock so transferred multiplied by the Merger Consideration is contributed to Purchaser.

5

        Section 4.2 Contribution Agreement. Such Shareholder agrees to comply with the terms and conditions of the Contribution Agreement.

        Section 4.3 Certain Events. Such Shareholder agrees that this Agreement and the obligations hereunder shall attach to the Subject Common Shares and shall be binding upon any person or entity to which legal or beneficial ownership of the Subject Common Shares shall pass, whether by operation of law or otherwise, including without limitation the Shareholder’s administrators, successors or receivers.

ARTICLE V
MISCELLANEOUS

        Section 5.1 Termination. This Agreement shall automatically terminate, and none of Purchaser or any Shareholder shall have any rights or obligations hereunder and this Agreement shall become null and void and have no further effect, upon the earliest to occur of (a) the mutual consent of all of the parties hereto, (b) the Effective Time and (c) the date of termination of the Merger Agreement in accordance with its terms.

        Section 5.2 Non-Survival of Representations and Warranties. None of the representations and warranties in this Agreement shall survive the termination of this Agreement. This Section 5.2 shall not limit any covenant or agreement of the parties contained herein which by its terms contemplates performance after the termination of this Agreement.

        Section 5.3 Notices. Any notices or other communications required or permitted under, or otherwise in connection with this Agreement shall be in writing and shall be deemed to have been duly given when delivered in person or on receipt after dispatch by registered or certified mail, postage prepaid, addressed, or on receipt if transmitted by national overnight courier, in each case as follows:

If to Purchaser or any Shareholder:

JO Acquisition Corp. 555 Main Street, Suite 500 Racine, WI 53403-4616 Attn: Helen P. Johnson-Leipold and Roy T. George Tel: (262) 260-2000 Fax: (262) 260-5339

6

With a copy to:

McDermott Will & Emery LLP 28 State Street Boston, MA 02109 Attn: John B. Steele and Patricia A. Johansen Tel: (617) 535-4000 Fax: (617) 535-3800

        Section 5.4 Appraisal Rights. To the extent permitted by applicable Laws, each Shareholder hereby waives any rights of appraisal or rights to dissent from the Merger that it may have under applicable Laws.

        Section 5.5 Expenses. All costs and expenses (including legal fees) incurred in connection with this Agreement shall be paid by the party incurring such expenses.

        Section 5.6 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

        Section 5.7 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

        Section 5.8 Entire Agreement. This Agreement constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

        Section 5.9 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other parties, and any attempt to make any such assignment without such consent shall be null and void.

        Section 5.10 Binding Effect. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and assigns.

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        Section 5.11 Mutual Drafting. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing this Agreement to be drafted.

        Section 5.12 Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury.

            (a)     This Agreement shall be governed by and construed in accordance with the Laws of the State of Wisconsin, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

            (b)     Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the courts of the State of Wisconsin in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in such court, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in such court, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in such court, and (iv) waives, to the fullest extent permitted by Laws, the defense of an inconvenient forum to the maintenance of such action or proceeding in such court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Laws. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 5.3. Nothing in this Agreement shall affect the right of any party to this Agreement to serve process in any other manner permitted by Laws.

            (c)     EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT MAY INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (II) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (III) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5.12(c).

        Section 5.13 Amendment: Waiver. No provision of this Agreement may be waived unless in writing signed by all of the parties to this Agreement, and the waiver of any one provision of this Agreement shall not be deemed to be a waiver of any other provision. This Agreement may be amended, supplemented or otherwise modified only by a written agreement executed by all of the parties to this Agreement.

8

        Section 5.14 Stop Transfer Order. In furtherance of this Agreement, each Shareholder shall and does hereby authorize and request that the Company instruct its transfer agent to enter a stop transfer order, consistent with the terms of this Agreement and subject to such transfers as may be permitted by the express terms hereof, with respect to all of the Subject Common Shares beneficially owned by such Shareholder.

        Section 5.15 Further Assurances. From time to time, at the other party’s request and without further consideration, each party hereto shall execute and deliver such additional documents and take all such further action as may be reasonably necessary to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

        Section 5.16 Fiduciary Duties. Notwithstanding anything in this Agreement to the contrary set forth herein, none of the covenants and agreements contained in this Agreement shall prevent any Shareholder from serving as an officer of the Company or a member of the Company’s Board of Directors, or from taking any action, subject to the applicable provisions of the Merger Agreement, while acting in such capacity as an officer or a director of the Company.

        Section 5.17 Specific Performance. The parties hereto agree that irreparable damage would occur in the event any of the provisions of this Agreement were not to be performed in accordance with the terms hereof and that the parties shall be entitled to seek specific performance of the terms hereof in addition to any other remedies at law or in equity.

        Section 5.18 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

[Signature page follows.]

9

        IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement as of the date first above written.

/s/ Helen P. Johnson-Leipold
Helen P. Johnson-Leipold
/s/ Imogene P. Johnson
Imogene P. Johnson
/s/ H. Fisk Johnson
H. Fisk Johnson
/s/ S. Curtis Johnson
S. Curtis Johnson
/s/ Winifred J. Marquart
Winifred J. Marquart
JWA CONSOLIDATED, INC.
By: /s/ Imogene P. Johnson
Name: Imogene P. Johnson
Its: President
SAMUEL C. JOHNSON 1988 TRUST NUMBER ONE U/A SEPTEMBER 14, 1988
By: /s/ Imogene P. Johnson
Name: Imogene P. Johnson
Its: Co-Trustee

JOHNSON BANK
By: /s/ Brian Lucareli
Name: Brian Lucareli
Its: Senior Vice President
JO ACQUISITION CORP.
By: /s/ Helen P. Johnson-Leipold
Name: Helen P. Johnson-Leipold
Its: President and Chief Executive Officer

Schedule I

Subject Common Shares

Shareholder	Subject Common Shares
	Sole Voting/ Dispositive Power		Shared Voting/ Dispositive Power[1]
	Class A Common Stock[2]	Class B Common Stock	Class A Common Stock	Class B Common Stock
Helen P. Johnson-Leipold	323,444	0	340,786	1,066,722
Imogene P. Johnson	32,288	0	2,354,529	1,062,330
H. Fisk Johnson	387,596	0	145,679	1,070,114
S. Curtis Johnson	29,009	0	150,886	1,047,330
Winifred J. Marquart	20	0	68,200	19,008
JWA Consolidated, Inc.	114,464	0	0	1,037,330
Samuel C. Johnson 1988 Trust
Number One u/a September 14,
1988	0	0	2,354,529	1,062,330
Johnson Bank	71,724	47,780	2,747,964	76,184

[1]	Represents an aggregate total of 2,777,964 shares of Class A Common Stock and 1,123,514 shares of Class B Common Stock over which one or more of the Shareholders together hold 100% of the voting and dispositive power.

[2]	Excludes options to acquire shares held of record by Samuel C. Johnson 1988 Trust Number One u/a September 14, 1988.

Appendix I:
Matters Relating to
Johnson Outdoors Inc.
Worldwide Key Executive Phantom Share Long Term Incentive Plan

FIRST AMENDMENT

TO THE JOHNSON OUTDOORS INC.

WORLDWIDE KEY EXECUTIVE PHANTOM

SHARE LONG-TERM INCENTIVE PLAN

        This First Amendment (the “Amendment”), to the Johnson Outdoors Inc. Worldwide Key Executive Phantom Share Long-Term Incentive Plan (the “Plan”) hereby amends the Plan as follows, effective as of the Effective Time, as defined in the Agreement and Plan of Merger dated as of October 28, 2004 by and between Johnson Outdoors Inc. and JO Acquisition Corp.

1.	The last sentence of Section 5(b) shall be deleted and replaced with the following:

“For the purposes of the Plan, the “fair market value” of one share of Common Stock means, on any given date, the fair market value of a share of Common Stock as determined in good faith by the Committee.”

2.	Effectiveness of Plan. Except as expressly amended herein, the Plan shall continue in full force and effect and is hereby ratified and confirmed in all respects as of the date hereof.

        IN WITNESS WHEREOF, this Amendment to the Plan is adopted as of ________, 200_.

Committee, Worldwide Key Executive
Phantom Share Long-Term Incentive Plan
__________________________________
By:
Title:

I-1

ANNEX D

[GRAPHIC OMITTED][WILLIAM BLAIR LOGO]

October 28, 2004

Special Committee of the Board of Directors
Johnson Outdoors Inc.
555 Main Street
Racine, Wisconsin 53403

Gentlemen:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of the outstanding shares of common stock (other than Helen P. Johnson-Leipold, Imogene P. Johnson and the other parties to the Contribution Agreement (as defined in the Merger Agreement) and JO Acquisition Corp. (“Merger Sub”)) (such holders being referred to herein as the “Shareholders”) of Johnson Outdoors Inc. (the “Company”) of the $20.10 per share in cash (the “Merger Consideration”) proposed to be paid to the Shareholders pursuant to the draft Agreement and Plan of Merger dated as of October 26, 2004 (the “Merger Agreement”) by and between Merger Sub and the Company. Pursuant to the terms of and subject to the conditions set forth in the draft Merger Agreement, the Merger Sub will be merged with and into the Company (the “Merger”) and each share of Class A common stock, $0.05 par value per share, and Class B common stock, $0.05 par value per share of the Company held by the Shareholders will be converted into the right to receive the Merger Consideration upon consummation of the Merger.

In connection with our review of the proposed Merger and the preparation of our opinion herein, we have examined: (a) the draft Merger Agreement; (b) certain audited historical financial statements of the Company for the five years ended September 30, 2003; (c) the unaudited financial statements of the Company for the year ended September 30, 2004; (d) certain internal business, operating and financial information and forecasts of the Company (the “Forecasts”), prepared by the senior management of the Company; (e) the financial terms of the Merger compared with publicly available information regarding the financial terms of certain other business combinations we deemed relevant; (f) the financial position and operating results of the Company compared with those of certain other publicly traded companies we deemed relevant; (g) current and historical market prices and trading volumes of the common stock of the Company; and (h) certain other publicly available information about the Company. We have also held discussions with members of the senior management of the Company to discuss the foregoing, have considered other matters which we have deemed relevant to our inquiry and have taken into account such accepted financial and investment banking procedures and considerations as we have deemed relevant. In connection with our engagement, we were not requested to approach, nor did we hold any discussions with, third parties to solicit indications of interest in a possible acquisition of the Company.

In rendering our opinion, we have assumed and relied upon, without independent verification, the accuracy and completeness of all the information examined by or otherwise reviewed or discussed with us for purposes of this opinion, including, without limitation, the Forecasts provided by senior management of the Company. We have assumed that the Company is not aware of any information that might be material to our opinion that has not been provided to us. We have not made or obtained an independent valuation or appraisal of the assets, liabilities or solvency of the Company. We have been advised by the senior management of the Company that the Forecasts examined by us have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the senior management of the Company as to the future results of operations and financial condition of the Company. In that regard, we have assumed, with your consent, that all material assets and liabilities (contingent or otherwise) of the Company are as set forth in the Company’s financial statements or other information made available to us. Our opinion herein is based upon economic, market, financial and other conditions existing on, and other information disclosed to us as of, the date of this letter and our opinion does not predict or take into account any changes which may occur, or information which may become available, after the date hereof. It should be understood that, although subsequent developments may affect this opinion, we do not have any obligation to update, revise or reaffirm this opinion. We have relied as to all legal matters regarding the Merger on advice of counsel to the Special Committee of the Board of Directors of the Company, and have assumed that the Merger will be consummated on the terms described in the draft Merger Agreement, without any amendments thereto and without any waiver of any terms or conditions thereunder. We were not requested to, and did not, participate in the negotiation or structuring of the Merger nor were we asked to consider, and our opinion does not address, the relative merits of the Merger as compared to any alternative business strategies that might exist for the Company or the effect of any other transaction in which the Company might engage. We were not requested to, nor did we, seek alternative participants for the proposed Merger. Consequently, we express no opinion as to whether any alternative transaction might produce consideration for the Shareholders in an amount in excess of the Merger Consideration.

William Blair & Company has been engaged in the investment banking business since 1935. We continually undertake the valuation of investment securities in connection with public offerings, private placements, business combinations, estate and gift tax valuations and similar transactions. In the ordinary course of our business, we may from time to time trade the securities of the Company for our own account and for the accounts of customers, and accordingly may at any time hold a long or short position in such securities. We have acted as the financial advisor to the Special Committee in connection with the Merger and will receive a fee for our services. Our fee is not contingent upon the consummation of the Merger. In addition, the Company has agreed to indemnify us against certain liabilities arising out of our engagement.

Our opinion is being provided for the use and benefit of the Special Committee of the Board of Directors of the Company in connection with its consideration of the transaction contemplated by the draft Merger Agreement. Our opinion is limited to the fairness, from a financial point of view, to the Shareholders of the Merger Consideration to be paid in connection with the Merger, and we do not address the merits of the underlying decision by the Company to engage in the Merger and this opinion does not constitute a recommendation to any Shareholder as to how such Shareholder should vote with respect to the proposed Merger. This letter may not be disclosed, communicated or otherwise referred to, in whole or in part, to any third party without our prior written consent, except that this opinion may be included in its entirety in a proxy statement mailed to the Shareholders by the Company with respect to the Merger. Any reference to us or to our opinion in such proxy statement, however, shall be subject to our prior review and approval.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to the Shareholders.

Very truly yours,
/s/ William Blair & Company, L.L.C.
WILLIAM BLAIR & COMPANY, L.L.C.

ANNEX E

SECTIONS 180.1301 THROUGH 180.1331 OF THE
WISCONSIN BUSINESS CORPORATION LAW

180.1301 Definitions. In ss. 180.1301 to 180.1331:

    (1)        “Beneficial shareholder” means a person who is a beneficial owner of shares held by a nominee as the shareholder.

        (1m)        “Business combination” has the meaning given in s. 180.1130(3).

        (2)        “Corporation” means the issuer corporation or, if the corporate action giving rise to dissenters’ rights under s. 180.1302 is a merger or share exchange that has been effectuated, the surviving domestic corporation or foreign corporation of the merger or the acquiring domestic corporation or foreign corporation of the share exchange.

        (3)        “Dissenter” means a shareholder or beneficial shareholder who is entitled to dissent from corporate action under s. 180.1302 and who exercises that right when and in the manner required by ss. 180.1320 to 180.1328.

        (4)        “Fair value”, with respect to a dissenter’s shares other than in a business combination, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable. “Fair value”, with respect to a dissenter’s shares in a business combination, means market value, as defined in s. 180.1130(9)(a) 1. to 4.

        (5)        “Interest” means interest from the effectuation date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all of the circumstances.

        (6)        “Issuer corporation” means a domestic corporation that is the issuer of the shares held by a dissenter before the corporate action.

History: 1989 a. 303; 1991 a. 16.

180.1302 Right to dissent. (1) Except as provided in sub. (4) and s. 180.1008(3), a shareholder or beneficial shareholder may dissent from, and obtain payment of the fair value of his or her shares in the event of, any of the following corporate actions:

(a) Consummation of a plan of merger to which the issuer corporation is a party if any of the following applies:

1. Shareholder approval is required for the merger by s. 180.1103 or by the articles of incorporation.

2. The issuer corporation is a subsidiary that is merged with its parent under s. 180.1104.

(b) Consummation of a plan of share exchange if the issuer corporation’s shares will be acquired, and the shareholder or the shareholder holding shares on behalf of the beneficial shareholder is entitled to vote on the plan.

(c) Consummation of a sale or exchange of all, or substantially all, of the property of the issuer corporation other than in the usual and regular course of business, including a sale in dissolution, but not including any of the following:

1. A sale pursuant to court order.

2. A sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale.

(cm) Consummation of a plan of conversion.

(d) Except as provided in sub. (2), any other corporate action taken pursuant to a shareholder vote to the extent that the articles of incorporation, bylaws or a resolution of the board of directors provides that the voting or nonvoting shareholder or beneficial shareholder may dissent and obtain payment for his or her shares.

        (2)        Except as provided in sub. (4) and s. 180.1008(3), the articles of incorporation may allow a shareholder or beneficial shareholder to dissent from an amendment of the articles of incorporation and obtain payment of the fair value of his or her shares if the amendment materially and adversely affects rights in respect of a dissenter’s shares because it does any of the following:

(a) Alters or abolishes a preferential right of the shares.

(b) Creates, alters or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares.

(c) Alters or abolishes a preemptive right of the holder of shares to acquire shares or other securities.

(d) Excludes or limits the right of the shares to vote on any matter or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights.

(e) Reduces the number of shares owned by the shareholder or beneficial shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under s. 180.0604.

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        (3)        Notwithstanding sub. (1)(a) to (c), if the issuer corporation is a statutory close corporation under ss. 180.1801 to 180.1837, a shareholder of the statutory close corporation may dissent from a corporate action and obtain payment of the fair value of his or her shares, to the extent permitted under sub. (1)(d) or (2) or s. 180.1803, 180.1813(1)(d) or (2)(b), 180.1815(3) or 180.1829(1)(c).

        (4)        Except in a business combination or unless the articles of incorporation provide otherwise, subs. (1) and (2) do not apply to the holders of shares of any class or series if the shares of the class or series are registered on a national securities exchange or quoted on the National Association of Securities Dealers, Inc., automated quotations system on the record date fixed to determine the shareholders entitled to notice of a shareholders meeting at which shareholders are to vote on the proposed corporate action.

        (5)        Except as provided in s. 180.1833, a shareholder or beneficial shareholder entitled to dissent and obtain payment for his or her shares under ss. 180.1301 to 180.1331 may not challenge the corporate action creating his or her entitlement unless the action is unlawful or fraudulent with respect to the shareholder, beneficial shareholder or issuer corporation.

History: 1959 a. 303; 1991 a. 16; 2001 a. 44.

180.1303 Dissent by shareholders and beneficial shareholders. (1) A shareholder may assert dissenters’ rights as to fewer than all of the shares registered in his or her name only if the shareholder dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf he or she asserts dissenters’ rights. The rights of a shareholder who under this subsection asserts dissenters’ rights as to fewer than all of the shares registered in his or her name are determined as if the shares as to which he or she dissents and his or her other shares were registered in the names of different shareholders.

        (2)        A beneficial shareholder may assert dissenters’ rights as to shares held on his or her behalf only if the beneficial shareholder does all of the following:

(a) Submits to the corporation the shareholder’s written consent to the dissent not later than the time that the beneficial shareholder asserts dissenters’ rights.

(b) Submits the consent under par. (a) with respect to all shares of which he or she is the beneficial shareholder.

History: 1989 a. 303.

180.1320 Notice of dissenters’ rights. (1) If proposed corporate action creating dissenters’ rights under a. 180.1302 is submitted to a vote at a shareholders’ meeting, the meeting notice shall state that shareholders and beneficial shareholders are or may be entitled to assert dissenters’ rights under ss. 180.1301 to 180.1331 and shall be accompanied by a copy of those sections.

        (2)        If corporate action creating dissenters’ rights under s. 180.1302 is authorized without a vote of shareholders, the corporation shall notify, in writing and in accordance with s. 180.0141, all shareholders entitled to assert dissenters’ rights that the action was authorized and send them the dissenters’ notice described in s. 180.1322.

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History: 1989 a. 303.

180.1321 Notice of intent to demand payment. (1) If proposed corporate action creating dissenters’ rights under s. 180.1302 is submitted to a vote at a shareholders’ meeting, a shareholder or beneficial shareholder who wishes to assert dissenters’ rights shall do all of the following:

(a) Deliver to the issuer corporation before the vote is taken written notice that complies with s. 180.0141 of the shareholder’s or beneficial shareholder’s intent to demand payment for his or her shares if the proposed action is effectuated.

(b) Not vote his or her shares in favor of the proposed action.

        (2)        A shareholder or beneficial shareholder who fails to satisfy sub. (1) is not entitled to payment for his or her shares under ss. 180.1301 to 180.1331.

History: 1989 a. 303.

180.1322 Dissenters’ notice. (1) If proposed corporate action creating dissenters’ rights under s. 180.1302 is authorized at a shareholders’ meeting, the corporation shall deliver a written dissenters’ notice to all shareholders and beneficial shareholders who satisfied s. 180.1321.

        (2)        The dissenters’ notice shall be sent no later than 10 days after the corporate action is authorized at a shareholders’ meeting or without a vote of shareholders, whichever is applicable. The dissenters’ notice shall comply with s. 180.0141 and shall include or have attached all of the following:

(a) A statement indicating where the shareholder or beneficial shareholder must send the payment demand and where and when certificates for certificated shares must be deposited.

(b) For holders of uncertificated shares, an explanation of the extent to which transfer of the shares will be restricted after the payment demand is received.

(c) A form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and that requires the shareholder or beneficial shareholder asserting dissenters’ rights to certify whether he or she acquired beneficial ownership of the shares before that date.

(d) A date by which the corporation must receive the payment demand, which may not be fewer than 30 days nor more than 60 days after the date on which the dissenters’ notice is delivered.

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(e) A copy of ss. 180.1301 to 180.1331.

History: 1989 a. 303.

180.1323 Duty to demand payment. (1) A shareholder or beneficial shareholder who is sent a dissenters’ notice described in s. 180.1322, or a beneficial shareholder whose shares are held by a nominee who is sent a dissenters’ notice described in s. 180.1322, must demand payment in writing and certify whether he or she acquired beneficial ownership of the shares before the date specified in the dissenters’ notice under s. 180.1322 (2) (c). A shareholder or beneficial shareholder with certificated shares must also deposit his or her certificates in accordance with the terms of the notice.

        (2)        A shareholder or beneficial shareholder with certificated shares who demands payment and deposits his or her share certificates under sub. (1) retains all other rights of a shareholder or beneficial shareholder until these rights are canceled or modified by the effectuation of the corporate action.

        (3)        A shareholder or beneficial shareholder with certificated or uncertificated shares who does not demand payment by the date set in the dissenters’ notice, or a shareholder or beneficial shareholder with certificated shares who does not deposit his or her share certificates where required and by the date set in the dissenters’ notice, is not entitled to payment for his or her shares under ss. 180.1301 to 180.1331.

History: 1959 a. 303.

180.1324 Restrictions on uncertificated shares. (1) The issuer corporation may restrict the transfer of uncertificated shares from the date that the demand for payment for those shares is received until the corporate action is effectuated or the restrictions released under a. 180.1326.

        (2)        The shareholder or beneficial shareholder who asserts dissenters’ rights as to uncertificated shares retains all of the rights of a shareholder or beneficial shareholder, other than those restricted under sub. (1), until these rights are canceled or modified by the effectuation of the corporate action.

History: 1989 a. 303.

180.1325 Payment. (1) Except as provided in s. 180.1327, as soon as the corporate action is effectuated or upon receipt of a payment demand, whichever is later, the corporation shall pay each shareholder or beneficial shareholder who has complied with s. 180.1323 the amount that the corporation estimates to be the fair value of his or her shares, plus accrued interest.

        (2)        The payment shall be accompanied by all of the following:

(a) The corporation’s latest available financial statements, audited and including footnote disclosure if available, but including not less than a balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year and the latest available interim financial statements, if any.

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(b) A statement of the corporation’s estimate of the fair value of the shares.

(c) An explanation of how the interest was calculated.

(d) A statement of the dissenter’s right to demand payment under s. 180.1328 if the dissenter is dissatisfied with the payment.

(e) A copy of ss. 180.1301 to 180.1331.

History: 1989 a. 303.

180.1326 Failure to take action. (1) If an issuer corporation does not effectuate the corporate action within 60 days after the date set under s. 180.1322 for demanding payment, the issuer corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

        (2)        If after returning deposited certificates and releasing transfer restrictions, the issuer corporation effectuates the corporate action, the corporation shall deliver a new dissenters’ notice under s. 180.1322 and repeat the payment demand procedure.

History: 1989 a. 303.

180.1327 After-acquired shares. (1) A corporation may elect to withhold payment required by s. 180.1325 from a dissenter unless the dissenter was the beneficial owner of the shares before the date specified in the dissenters’ notice under s. 180.1322 (2) (c) as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

        (2)        To the extent that the corporation elects to withhold payment under sub. (1) after effectuating the corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of his or her demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter’s right to demand payment under s. 180.1328 if the dissenter is dissatisfied with the offer.

History: 1989 a. 303.

180.1328 Procedure if dissenter dissatisfied with payment or offer. (1) A dissenter may, in the manner provided in sub. (2), notify the corporation of the dissenter’s estimate of the fair value of his or her shares and amount of interest due, and demand payment of his or her estimate, less any payment received under s. 180.1325, or reject the offer under s. 180.1327 and demand payment of the fair value of his or her shares and interest due, if any of the following applies:

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(a) The dissenter believes that the amount paid under s. 180.1325 or offered under s. 180.1327 is less than the fair value of his or her shares or that the interest due is incorrectly calculated.

(b) The corporation fails to make payment under s. 180.1325 within 60 days after the date set under s. 180.1322 for demanding payment.

(c) The issuer corporation, having failed to effectuate the corporate action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set under s. 180.1322 for demanding payment.

        (2)        A dissenter waives his or her right to demand payment under this section unless the dissenter notifies the corporation of his or her demand under sub. (1) in writing within 30 days after the corporation made or offered payment for his or her shares. The notice shall comply with s. 180.0141.

History: 1989 a. 303.

180.1330 Court action. (1) If a demand for payment under s. 180.1328 remains unsettled, the corporation shall bring a special proceeding within 60 days after receiving the payment demand under s. 180.1328 and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not bring the special proceeding within the 60-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

        (2)        The corporation shall bring the special proceeding in the circuit court for the county where its principal office or, if none in this state, its registered office is located. If the Corporation is a foreign corporation without a registered office in this state, it shall bring the special proceeding in the county in this state in which was located the registered office of the issuer corporation that merged with or whose shares were acquired by the foreign corporation.

        (3)        The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled parties to the special proceeding. Each party to the special proceeding shall be served with a copy of the petition as provided in s. 801.14.

        (4)        The jurisdiction of the court in which the special proceeding is brought under sub. (2) is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. An appraiser has the power described in the order appointing him or her or in any amendment to the order. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

    (5)        Each dissenter made a party to the special proceeding is entitled to judgment for any of the following:

(a) The amount, if any, by which the court finds the fair value of his or her shares, plus interest, exceeds the amount paid by the corporation.

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(b) The fair value, plus accrued interest, of his or her shares acquired on or after the date specified in the dissenter’s notice under s. 180.1322 (2) (c), for which the corporation elected to withhold payment under s. 180.1327.

History: 1989 a. 303.

        Because this section does not provide for different procedures, all procedural mechanisms under chs. 801 to 847 are available in an action under this section. Kohler Co. v. Sogen International Fund, Inc. 2000 WI App 60, 233 Wis. 2d 592, 608 N.W.2d 746.

180.1331 Court costs and counsel fees. (1) (a) Notwithstanding ss. 814.01 to 814.04, the court in a special proceeding brought under s. 180.1330 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court and shall assess the costs against the corporation, except as provided in par. (b).

(b) Notwithstanding ss. 814.01 and 814.04, the court may assess costs against all or some of the dissenters, in amounts that the court finds to be equitable, to the extent that the court finds the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment under s. 180.1328.

        (2)        The parties shall bear their own expenses of the proceeding, except that, notwithstanding ss. 814.01 to 814.04, the court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts that the court finds to be equitable, as follows:

(a) Against the corporation and in favor of any dissenter if the court finds that the corporation did not substantially comply with ss. 180.1320 to 180.1328.

(b) Against the corporation or against a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by this chapter.

        (3)        Notwithstanding ss. 814.01 to 814.04, if the court finds that the services of counsel and experts for any dissenter were of substantial benefit to other dissenters similarly situated, the court may award to these counsel and experts reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

History: 1989 a. 303.

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ANNEX F

Name, business, address, present principal occupation or employment and material five-year employment history of the directors and executive officers of:

Johnson Bank

Richard A. Hansen. Mr. Hansen has a principal place of business at 555 Main Street, Suite 260, Racine, Wisconsin 53403. He is Chairman of the Board of Johnson Bank. He is also President and Chief Executive Officer of Johnson Financial Group, Inc. He has held this position since 1995. He is a Director of the Bank Administration Institute, located at One N. Franklin, Suite 1000, Chicago, IL, 60606. He is a Director of the Puelicher Center for Banking Education at the University of Wisconsin-Madison School of Business, located at 975 University Ave. Madison, WI, 53706. He is a Director of the Wisconsin Foundation for Independent Colleges, Inc., located at 735 N. Water St., Suite 600, Milwaukee, WI, 53202 He is a Director of Johnson Community Development Company. 555 Main St, Suite 400, Racine, WI 53403. He is Vice-Chairman of the Board for All Saints Healthcare System, Inc., located at 3801 Spring Street, Racine Wisconsin, 53405. He is Chairman of the Board of Future Wisconsin, Inc, 2249 Pinehurst Drive, Middleton, WI 53562.

Russell C. Weyers. Mr. Weyers has a principal place of business at 555 Main Street, Suite 260, Racine, Wisconsin 53403. He is President and a Director Johnson Bank, Wisconsin. He is Executive Vice President and Chief Operating Officer of Johnson Financial Group. He has held this position since May 2004. He was Executive Vice President for Strategic Development for Johnson Financial Group. He held this position from December 2001 to May 2004. He was President of Johnson Bank Racine. He held this position from December 1999 to December 2001, located at555 Main Street, Suite 260, Racine, Wisconsin 53403. He is President of Johnson Community Development Corporation, 555 Main St, Suite 400, Racine, WI 53403. He is a Director of Johnson Insurance, located at 555 Main Street, Suite 260, Racine, Wisconsin 53403. He is a Director of Wisconsin Bankers Association, located at 4721 S. Biltmore Lane Madison, Wisconsin 53718. He is Treasurer for the Racine Youth Leadership Academy, located at 725 Lake Avenue Racine, Wisconsin 53403.

Brian L. Lucareli: Mr. Lucareli has a principal business address at 555 Main Street, Suite 260, Racine, Wisconsin 53403. Mr. Lucareli is Senior Vice President/Director of Trust Services for Johnson Bank. Prior to his current position he was Vice President-Regional Market Manager for Johnson Trust. In addition, Mr. Lucareli is the current chairman of the Racine Business Improvement District #1, located at 413 Main Street, Racine, Wisconsin, 53403.

David L. Eberle. Mr. Eberle has a principal place of business at P.O. Box 246 Franksville, Wisconsin 53126. He is a Director of Johnson Bank. He is President of Norco Manufacturing Corporation. He has held this position since December 1, 1986. He is owner of Monjour Properties, P.O. Box 246, Franksville, WI 53126. He is President-elect on the Executive Board of the Racine County Economic Development Corporation, located at 2320 Renaissance Blvd. Sturtevant, Wisconsin 53177.

Jean M. Jacobson. Ms. Jacobson has a principal place of business at 6119 Heg Park Road Wind Lake, Wisconsin 53185. She is a Director of Johnson Bank. She is a Director of Aurora Health Care Southeast Region, 8348 Washington Ave, Racine, WI 53406. She is not currently engaged in any other business activity.

John M. Scroeder. Mr. Schroeder has a principal place of business at, 1525 Howe Street Racine, Wisconsin 53403. He is currently a Consultant to S.C. Johnson & Son, Inc. and Advisor to the Samuel C. Johnson Family. He has held this position since 2000. Prior to his current position he was Senior Vice President and Advisor to the Chairman of S.C. Johnson & Son, Inc. He held this position from 1996 to 2000. He is a Director of Johnson Bank. He is Vice Chairman of the Board of Directors of Johnson Financial Group, Inc., located at 555 Main Street, Suite 260, Racine, Wisconsin 53403. He is a Director of Johnson Asset Management, Inc., located at 555 Main Street, Suite 260, Racine, Wisconsin 53403. He is a Director of Johnson Trust Company, Inc., located at 555 Main Street, Suite 260, Racine, Wisconsin 53403. He is a Director of Johnson Insurance Services, Inc., located at 555 Main Street, Suite 260, Racine, Wisconsin 53403. He is a Director of Johnson Keland Management, Inc. 555 Main St, Suite 500, Racine, WI 53403-4616. He is the Emeritus Board Member of the Dean’s Advisory Board at the University of Wisonsin-Madison School of Business, located at 975 University Avenue Madison, Wisconsin 53706.

Robert O.Walker Mr. Walker has a principal place of business at 4715 Oakdale Avenue, Racine, Wisconsin 53402. He is a Director of Johnson Bank. He a Director of All Saints Healthcare Hospital, located at 3801 Spring Street Racine, Wisconsin 53403. He is a Director of Lincoln Lutheran Home, located at 2000 Dominick Drive Racine, Wisconsin 53403. Mr. Walker is not currently engaged in any other business activity.

Richard C. Gorton Mr. Gorton has a principal place of business at 1836 Oakdale Avenue Racine, Wisconsin 53406.. He is a Director of Johnson Bank. He is Chairman and Treasurer of Gormac Products, located at 1836 Oakdale Avenue Racine, Wisconsin 53406. He has held this position since 1993. He is a Member of the Executive Committee and a Director of the PMPA Educational Foundation 6700 West Snowville Road, Brecksville, OH 44141. He is a Director of Gorton Farms, Racine, WI 53406. He is a Director of Brannum Lumber Co., located at 1720 Taylor Avenue Racine, Wisconsin 53403.

Jerold P. Franke. Mr. Franke has a principal place of business at 301 West Wisconsin Avenue Suite 400 Milwaukee, Wisconsin 53203. He is a Director of Johnson Bank. He is Chairman and Treasurer of Gormac Products, located at, 301 West Wisconsin Avenue Suite 400 Milwaukee, Wisconsin 53203. He has held this position since 2000. Prior to becoming President of Wispark, he was served as Senior Vice President from January 1999 to August 2000. He is a Director of Wispark. He is a Director of the Kenosha Area Business Alliance, located at 600 52nd Street, Suite 120, Kenosha, Wisconsin 53140. He is a Director of the Downtown Racine Corporation, located at 413 Main Street Racine, Wisconsin 53140. He is a Director of the Racine County Economic Development Corporation, located at 2320 Renaissance Blvd. Sturtevant, Wisconsin 53177. He is a Director of Forward Wisconsin, located at 201 West Washington Avenue, Suite 500, Madison, Wisconsin 53703.

W. Lee McCollum. Mr. McCollum has a principal place of business located at 1525 Howe Street Racine, Wisconsin 53403-5011. He is a Director of Johnson Bank. He is Senior Vice President and Chief Financial Officer of S.C. Johnson & Son, Inc., located at 1525 Howe Street Racine, Wisconsin 53403-5011. He has held this position since 1997.

PRELIMINARY COPIES

PROXY

JOHNSON OUTDOORS INC.
SPECIAL MEETING OF SHAREHOLDERS TO BE HELD ____________________, 200___

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
JOHNSON OUTDOORS INC.

The undersigned constitutes and appoints PAUL A. LEHMANN and JERVIS B. PERKINS, and each of them, each with full power to act without the other, and each with full power of substitution, the true and lawful proxies of the undersigned, to represent and vote, as designated below and in their discretion upon such other business as may properly come before the special meeting or any adjournment or postponement thereof, all shares of Class A common stock and Class B common stock of Johnson Outdoors Inc. that the undersigned is entitled to vote at the special meeting of shareholders of such corporation to be held at its headquarters, located at 555 Main Street, Racine, Wisconsin, on ___________________, 200___, at local time, and at any adjournment or postponement thereof:

The Board of Directors recommends a vote FOR Items 1 and 2.

This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR items 1 and 2.

The undersigned acknowledges receipt of the notice of said special meeting and the accompanying proxy statement.

(Continued and to be signed on reverse side)

Vote-by-Internet		Vote-by-Telephone
Log on to the Internet and go to		Call toll-free
http://www.________________	OR	1-877-_______

If you vote over the Internet or by telephone, please do not mail your card.

JOHNSON OUTDOORS INC.
SPECIAL MEETING OF SHAREHOLDERS TO BE HELD _____________, 200___

PLEASE MARK VOTES AS IN THIS EXAMPLE USING DARK INK ONLY.   [ – ]

1.	To approve the Agreement and Plan of Merger, dated as of October 28, 2004, by and between JO Acquisition Corp. and Johnson Outdoors Inc.

FOR	[ ]	AGAINST	[ ]	ABSTAIN	[ ]

2.	To adjourn the special meeting if necessary to permit further solicitation of proxies in the event there are not sufficient votes at the time of the special meeting to approve the Agreement and Plan of Merger referred to in Item 1.

FOR	[ ]	AGAINST	[ ]	ABSTAIN	[ ]

Signature(s): _____________________________________________________          Date: _______________

Note:	Please sign exactly as your name appears on your stock certificate. Joint owners should each sign personally. A corporation should sign full corporate name by duly authorized officers and affix corporate seal, if any. When signing as attorney, executor, administrator, trustee or guardian, give full title as such.

FOLD AND DETACH HERE

YOUR VOTE IS IMPORTANT!

PLEASE VOTE, SIGN, DATE, DETACH AND MAIL THE PROXY CARD
PROMPTLY USING THE ENCLOSED ENVELOPE